Exhibit 10.29

INDENTURE

RAIT CRE CDO I, LTD.,

as Issuer

RAIT CRE CDO I, LLC,

as Co-Issuer

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee, Paying Agent, Calculation Agent, Transfer Agent, Custodian, Backup Advancing

Agent and Note Registrar

RAIT PARTNERSHIP, L.P.,

as Advancing Agent

Dated November 7, 2006

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SCHEDULES

Schedule A	Schedule of Collateral Assets
Schedule B	LIBOR Formula
Schedule C	Recovery Rate Matrices
Schedule D	Auction Procedures
Schedule E	Standard & Poor’s Non-Eligible Notching Asset Types
Schedule F	Standard & Poor’s Eligible Notching Asset Types
Schedule G	List of Authorized Officers of the Collateral Manager
Schedule H	Form of Representations and Warranties Re: Collateral Assets Consisting of Whole Loans
Schedule I	Form of Representations and Warranties Re: Collateral Assets Consisting of B Notes
Schedule J	Form of Representations and Warranties Re: Collateral Assets Consisting of Participations
Schedule K	Form of Representations and Warranties Re: Collateral Assets Consisting of Mezzanine Loans
Schedule L	Form of Representations and Warranties Re: Collateral Assets Consisting of REIT Debt Securities, Rake Bonds, Single Asset Mortgage Securities and Single Borrower Mortgage Securities
Schedule M	Form of Representations and Warranties Re: Collateral Assets Consisting of Preferred Equity Securities
Schedule N	Schedule of Excepted Assets
Schedule O	Exception Schedules to Representations and Warranties

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EXHIBITS

Exhibit A-1	Form of Regulation S Global Note
Exhibit A-2	Form of Restricted Global Note
Exhibit A-3	Form of Definitive Class A-1B Note
Exhibit A-4	Form of Definitive Note
Exhibit B-1	Regulation S Transfer Certificate
Exhibit B-2	Rule 144A Transfer Certificate
Exhibit B-3	Definitive Class A-1B Transfer Certificate
Exhibit C	Form of Trust Receipt
Exhibit D	Request for Release
Exhibit E	Form of Information Request from Beneficial Owners of Notes

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THIS INDENTURE dated as of November 7, 2006 is made among RAIT CRE CDO I, LTD., an exempted company incorporated and existing under the laws of the Cayman Islands (the “Issuer”); RAIT CRE CDO I, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Co-Issuer,” and together with the Issuer, the “Co-Issuers”); RAIT PARTNERSHIP, L.P., as advancing agent (the “Advancing Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as trustee, paying agent, calculation agent, transfer agent, custodian, backup advancing agent and note registrar (herein, together with its permitted successors in the trusts hereunder, called the “Trustee”).

PRELIMINARY STATEMENT

The Co-Issuers are duly authorized to execute and deliver this Indenture to provide for the issuance of the Notes as provided herein. All covenants and agreements made by the Co-Issuers herein are for the benefit and security of the Noteholders, the Hedge Counterparties, the Collateral Manager, the Collateral Administrator and the Trustee (collectively, the “Secured Parties”). The Co-Issuers are entering into this Indenture, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

All things necessary to make this Indenture a valid agreement of the Co-Issuers in accordance with its terms have been done.

GRANTING CLAUSES

The Issuer hereby Grants to the Trustee, for the benefit and security of the Secured Parties, all of its right, title and interest in, to and under, in each case, whether now owned or existing, or hereafter acquired or arising, all accounts, general intangibles, chattel paper, instruments, securities, investment property and any and all other property (other than Excepted Property) of any type or nature owned by it, including (a) the Custodial Account, the Collateral Assets (listed, as of the Closing Date, in the Schedule of Collateral Assets hereto) which the Issuer causes to be delivered to the Trustee (directly or through a Securities Intermediary) herewith, all Collateral Assets which are delivered to the Trustee (directly or through a Securities Intermediary) after the Closing Date pursuant to the terms hereof and all payments thereon or with respect thereto, (b) the Interest Collection Account, the Uninvested Proceeds Account, the Principal Collection Account, the Payment Account, the Expense Account, the Unfunded Commitment Reserve Account, all funds and other property standing to the credit of each such account, Eligible Investments purchased with funds standing to the credit of each such account and all income from the investment of funds therein and the Issuer’s rights in each Hedge Counterparty Collateral Account, (c) the Collateral Management Agreement, the Class A-1B Note Purchase Agreement, the Servicing Agreement, the Collateral Administration Agreement, the Administration Agreement and all agreements relating to each Hedge Agreement, (d) all Cash delivered to the Trustee (directly or through a Securities Intermediary) and (e) all proceeds, accessions, profits, income benefits, substitutions and replacements, whether voluntary or involuntary, of and to any of the property of the Issuer described in the preceding clauses, but excluding Excepted Property (collectively, the “Collateral”). Such Grants are made, however, to the Trustee to hold in trust, to secure the Notes equally and ratably without prejudice, priority or distinction between any Note and any other Note by reason of difference in time of issuance or otherwise, except as expressly provided in this Indenture, and to secure (i) the payment of all amounts due on the Notes and under each Hedge Agreement in accordance with their respective terms, (ii) the payment of all other sums payable under this Indenture (including the Senior Collateral Management Fee and otherwise by reference to any other agreement, including the Collateral Management Agreement) and (iii) compliance with the provisions of this Indenture and each Hedge Agreement, all as provided in this Indenture (collectively, the “Secured Obligations”).

Except to the extent otherwise provided in this Indenture, the Issuer does hereby constitute and irrevocably appoint the Trustee the true and lawful attorney of the Issuer, with full power (in the name of the Issuer or otherwise), to exercise all rights of the Issuer with respect to the Collateral held for the benefit and security of the Secured Parties and to ask, require, demand, receive, settle, compromise, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of any of the Collateral held for the benefit and security of the Secured Parties, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Trustee may deem to be necessary or advisable in the premises. The power of attorney granted pursuant to this Indenture and all authority hereby conferred are granted and conferred solely to protect the Trustee’s interest in the Collateral held for the benefit and security of the Secured Parties and shall not impose any duty upon the Trustee to exercise any power. This power of attorney shall be irrevocable as one coupled with an interest prior to the payment in full of all the obligations secured hereby.

Except to the extent otherwise provided herein, this Indenture shall constitute a security agreement under the laws of the State of New York applicable to agreements made and to be performed therein. Upon the occurrence of any Indenture Event of Default, and in addition to any other rights available under this Indenture or any other instruments included in the Collateral held for the benefit and security of the Secured Parties or otherwise available at law or in equity, the Trustee shall have all rights and remedies of a secured party on default under the laws of the State of New York and other applicable law to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law, to sell or apply any rights and other interests assigned or pledged hereby in accordance with the terms hereof at public or private sale.

It is expressly agreed that anything therein contained to the contrary notwithstanding, the Issuer shall remain liable under any instruments included in the Collateral to perform all the obligations assumed by it thereunder, all in accordance with and pursuant to the terms and provisions thereof, and except as otherwise expressly provided herein, the Trustee shall not have any obligations or liabilities under such instruments by reason of or arising out of this Indenture, nor shall the Trustee be required or obligated in any manner to perform or fulfill any obligations of the Issuer under or pursuant to such instruments or to make any payment, to make any inquiry as to the nature or sufficiency of any payment received by it, to present or file any claim, or to take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

The designation of the Trustee in any transfer document or record is intended and shall be deemed, first, to refer to the Trustee as custodian on behalf of the Issuer and second, to refer to the Trustee as secured party on behalf of the Secured Parties; provided that the Grant made by the Issuer to the Trustee pursuant to the Granting Clauses hereof shall apply to any Collateral bearing such designation.

The Trustee acknowledges such Grants, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the required standard of care set forth herein such that the interests of the Secured Parties may be adequately and effectively protected.

The Trustee on behalf of each of the Secured Parties hereby agrees and acknowledges that none of the Secured Parties shall have any claim on the funds and property from time to time deposited or credited in or to the Preference Share Distribution Account (as defined in the Preference Share Paying Agency Agreement) or the proceeds thereof (other than in its capacity as a Preference Shareholder, if applicable).

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Except as otherwise specified herein or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture. Whenever any reference is made to an amount the determination of which is governed by Section 1.2, the provisions of Section 1.2 shall be applicable to such determination or calculation, whether or not reference is specifically made to Section 1.2, unless some other method of calculation or determination is expressly specified in the particular provision.

“3(c)(7) Notice” has the meaning specified in Section 10.7(b) hereof.

“Accelerated Maturity Date” has the meaning specified in Section 5.5(a) hereof.

“Account” means any of the Interest Collection Account, the Uninvested Proceeds Account, the Principal Collection Account, the Payment Account, the Expense Account, the Custodial Account, the Unfunded Commitment Reserve Account and each Hedge Counterparty Collateral Account. Any Account established hereunder shall include any number of sub-accounts or shall be sub-accounts of other accounts to the extent deemed necessary by the Trustee for convenience in administering the Accounts.

“Account Control Agreement” means the Account Control Agreement dated as of the Closing Date, among the Issuer, the Trustee and the Custodian.

“Accountants’ Report” means a report or agreed upon procedures letter of a firm of Independent certified public accountants of recognized national reputation appointed by the Issuer pursuant to Section 10.9(a), which may be the firm of independent accountants that reviews or performs procedures with respect to the financial reports prepared by the Issuer.

“Act of Noteholders” has the meaning specified in Section 14.2 hereof.

“Additional Reinvestment Conditions” mean the following criteria:

(a) no Indenture Event of Default has occurred or is continuing;

(b) the Aggregate Principal Balance of the Substitute Collateral Asset or Substitute Collateral Assets is no greater than, (A) in the case of Unscheduled Principal Payments, the Aggregate Principal Balance of the Collateral Asset that was the source of such Unscheduled Principal Payments (or, in the case of Unscheduled Principal Payments that are partial prepayments, no greater than the amount of such Unscheduled Principal Payments) or (B) in the case of Sale Proceeds, the Aggregate Principal Balance of the sold Collateral Asset;

(c) the stated maturity of the Substitute Collateral Assets is no greater than, (A) in the case of Unscheduled Principal Payments, the stated maturity of the Collateral Asset that was the source of such Unscheduled Principal Payments or (B) in the case of Sale Proceeds, the stated maturity of the sold Collateral Asset;

(d) (A) in the case of a Collateral Asset purchased with Unscheduled Principal Payments, the Moody’s Rating of the Substitute Collateral Asset is equal to or higher than the Moody’s Rating of the Collateral Asset that was the source of such Unscheduled Principal Payments or (B) in the case of a Collateral Asset purchased with Sale Proceeds, the Moody’s Rating or estimated Moody’s Rating of the Substitute Collateral Asset is equal to or higher than the Moody’s Rating of the Collateral Asset that was the source of such Sale Proceeds of the sold Collateral Asset;

(e) the Average Life of the Substitute Collateral Asset is shorter than (A) in the case of Unscheduled Principal Payments, the Average Life of the Collateral Asset that was the source of such Unscheduled Principal Payments or (B) in the case of Sale Proceeds, the Average Life of the sold Collateral Asset;

(f) each Collateral Quality Test shall be satisfied;

(g) the Coverage Tests are satisfied;

(h) the Class A Notes and the Class B Notes will be rated at least as high by Moody’s as the rating assigned to such Class of Notes on the Closing Date and the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes will be rated no lower than one subcategory below the rating assigned by Moody’s to such Class of Notes on the Closing Date; and

(i) if the Standard & Poor’s CDO Monitor Test is not satisfied, the Standard & Poor’s Rating of the Substitute Collateral Asset or Substitute Collateral Assets is equal to or greater than (A) in the case of Unscheduled Principal Payments, the Standard & Poor’s Rating of the Collateral Asset that was the source of such Unscheduled Principal Payments, or (B) in the case of Sale Proceeds, the Standard & Poor’s Rating of the sold Collateral Asset.

“Administration Agreement” means the Administration Agreement dated the Closing Date between the Administrator and the Issuer.

“Administrative Expenses” means with respect to any Distribution Date (a) Trustee Expenses and (b) all amounts (including indemnities) due or accrued with respect to such Distribution Date and payable by the Issuer or the Co-Issuer to (i) the Administrator in

respect of fees and expenses under the Administration Agreement, (ii) the Independent accountants, agents and counsel of the Issuer for reasonable fees and expenses (including amounts payable in connection with the preparation of tax forms on behalf of the Co-Issuers), (iii) the Collateral Manager in respect of fees, indemnities and expenses pursuant to the Collateral Management Agreement, (iv) any other Person in respect of any governmental fee, registered office fee, charge or tax in relation to the Issuer or the Co-Issuer (in each case as certified by an Authorized Officer of the Issuer or the Co-Issuer to the Trustee), (v) the Placement Agents in respect of amounts payable to each of them under the applicable Placement Agreement, (vi) the Rating Agencies in respect of Rating Agency Expenses, (vii) any other Person in respect of any other fees or expenses permitted under this Indenture and the documents delivered pursuant to or in connection with this Indenture and the Notes, (viii) the Class A-1B Note Agent in respect of the Class A-1B Note Agent Expenses and the Class A-1B Note Agent Fees, (ix) each member of the Advisory Committee under each agreement between such Advisory Committee member and the Issuer and (x) any exchange or any listing agent or paying agent appointed in connection with the listing of the Notes or the Preference Shares on any exchange; provided that Administrative Expenses shall not include (A) except as otherwise provided herein, any amounts due or accrued with respect to the actions taken on or in connection with the Closing Date, (B) amounts payable in respect of the Notes or the Trustee Fee, (C) any Senior Collateral Management Fee payable to the Collateral Manager, (D) amounts payable under any Hedge Agreement and (E) any Class A-1B Commitment Fee.

“Administrator” means Walkers SPV Limited and any successor thereto appointed under the Administration Agreement.

“Advancing Agent” means RAIT Partnership, L.P.

“Advancing Agent Fee” means a per annum fee payable to the Advancing Agent on each Distribution Date in accordance with the Priority of Payments equal to 0.00125% of the outstanding principal amount of the Class A Notes (assuming for the purposes of this calculation that the Class A-1B Notes are fully drawn) and Class B Notes immediately prior to such Distribution Date.

“Affected Class” means, in relation to any Tax Redemption, any Class of Notes that has not received 100% of the aggregate amount of any principal and interest due and payable to such Class of Notes on any Distribution Date in accordance with the Priority of Payments by reason of the occurrence of the Tax Event that is the basis for such Tax Redemption.

“Affiliate” or “Affiliated” means, with respect to any Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer or employee (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding the foregoing, “Affiliate,” with respect to the Issuer, does not include entities that are under common control by virtue of the affiliations of the directors of the Issuer or the Administrator.

“Agent Members” means members of, or participants in, the Depository, Clearstream, Luxembourg or Euroclear.

“Aggregate Notional Amount” means the sum of the Notional Amounts of the Preference Shares.

“Aggregate Outstanding Amount” means, when used with respect to any of the Notes at any time, the aggregate principal amount of such Notes Outstanding at such time; provided that, with respect to any action, consent, vote or waiver by any Class or Classes of Noteholders, the Aggregate Outstanding Amount of the Class A-1B Notes shall include any unfunded Class A-1B Commitments. Except as provided in the foregoing sentence and as otherwise expressly provided herein, the Aggregate Outstanding Amount of the Notes at any time shall not include any unfunded Class A-1B Commitments.

“Aggregate Principal Balance” means, when used with respect to any Pledged Securities or Collateral Assets as of any date of determination, the sum of the Principal Balances on such date of determination of all such Pledged Securities or Collateral Assets.

“Aggregate Undrawn Amount” means, at any time with respect to the Class A-1B Notes, individually or in the aggregate, the unutilized Class A-1B Commitments available for borrowing by the Issuer.

“Applicable Recovery Rate” means, with respect to any Collateral Asset on any Measurement Date, the lower of:

(a) an amount equal to the percentage for such Collateral Asset set forth in the Moody’s recovery rate matrix attached as Part I of Schedule C hereto in (x) the column in such table setting forth the Moody’s Rating of such Collateral Asset as of the date of issuance of such Collateral Asset and (y) the row in such table opposite the ratio (expressed as a percentage) of (i) the Issue of which such Collateral Asset is a part relative to (ii) the total capitalization of (including both debt and equity securities issued by) the relevant issuer of or obligor on such Collateral Asset determined on the original issue date of such Collateral Asset; and

(b) an amount equal to the percentage for such Collateral Asset set forth in the Standard & Poor’s recovery rate matrix attached as Part II of Schedule C hereto.

“Approved Servicer” means a servicer and special servicer on Standard & Poor’s Select Servicer List as a U.S. Commercial Mortgage Master or Primary Servicer and Special Servicer, as applicable, and a servicer that has been approved by Fitch and Moody’s; provided that if the Servicer is a Primary Servicer, the Rating Condition is satisfied and no subservicing is permitted under the Servicing Agreement.

“ARD Loan” means a Loan with an anticipated repayment date that is earlier than its legal maturity date, after which (if not repaid in full by such anticipated repayment date) the loan provides for changes in payments and accrual of interest.

“Auction” has the meaning specified in Section 9.7(a) hereof.

“Auction Call Redemption” has the meaning specified in Section 9.7(b) hereof.

“Auction Date” has the meaning specified in Section 9.7(a) hereof.

“Auction Procedures” has the meaning specified in Section 9.7(a) hereof.

“Auction Purchase Agreement” has the meaning specified in Schedule D hereto.

“Authenticating Agent” means, with respect to the Notes or any Class of the Notes, the Person designated by the Trustee, if any, to authenticate such Notes on behalf of the Trustee pursuant to Section 2.11.

“Authorized Officer” means (i) with respect to the Issuer, any Officer (or attorney-in-fact appointed by the Issuer) of the Issuer or Collateral Manager who is authorized to act for the Issuer in matters relating to, and binding upon, the Issuer, (ii) with respect to the Co-Issuer, any Officer (or attorney-in-fact appointed by the Co-Issuer) who is authorized to act for the Co-Issuer in matters relating to, and binding upon, the Co-Issuer and (iii) with respect to the Trustee or any other bank or trust company acting as trustee of an express trust or as custodian, a Trust Officer. Each party may receive and accept a certification of the authority of any other party as conclusive evidence of the authority of any person to act, and such certification may be considered as in full force and effect until receipt by such other party of written notice to the contrary.

“Available Redemption Funds” has the meaning specified in Section 9.1(b) hereof.

“Average Life” means, on any Measurement Date with respect to any Pledged Collateral Asset, the quotient, as calculated by the Collateral Manager, obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one tenth thereof) from such Measurement Date to the respective dates of each successive Scheduled Distribution of principal of such Pledged Collateral Asset and (b) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Pledged Collateral Asset.

“B Note” means a promissory note secured by a mortgage on commercial real estate property that is subordinate in right of payment to one or more separate promissory notes secured by a direct or beneficial interest in the same property.

“Backup Advancing Agent” means Wells Fargo Bank, National Association solely in its capacity as backup advancing agent hereunder, unless a successor Person shall have become the backup advancing agent pursuant to the applicable provisions of this Indenture, and thereafter Backup Advancing Agent shall mean such successor Person.

“Backup Advancing Agent Fee” means a per annum fee payable to the Backup Advancing Agent on each Distribution Date in accordance with the Priority of Payments equal to 0.00125% of the outstanding principal amount of the Class A Notes (assuming for the purposes of this calculation that the Class A-1B Notes are fully drawn) and Class B Notes immediately prior to such Distribution Date.

“Bad Faith” means, with respect to the conduct or transaction concerned, the absence of “good faith” (as such term is defined in the UCC).

“Balance” means at any time, with respect to Cash or Eligible Investments in any Account at such time, the aggregate of the (i) current balance of Cash, demand deposits, time deposits, certificates of deposit, federal funds and money market funds; (ii) principal amount owing in respect of interest-bearing corporate and government securities, money market accounts, repurchase obligations and reinvestment agreements; and (iii) purchase price (but not greater than the face amount) of non-interest-bearing government and corporate securities and commercial paper.

“Bank” means Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, in its individual capacity and not as Trustee.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11 of the United States Code, as amended or where the context requires, the applicable insolvency provisions of the laws of the Cayman Islands.

“Base Rate” has the meaning specified in Schedule B hereto.

“Base Rate Reference Bank” has the meaning specified in Schedule B hereto.

“Benchmark Rate” means (a) with respect to Collateral Assets that bear interest at a floating rate, the offered rate for Dollar deposits in Europe of one month that appears on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates), as of 11:00 a.m. (London time) on the second London Banking Day preceding the date of acquisition of such Collateral Assets and (b) with respect to Collateral Assets that do not bear interest at a floating rate, the yield reported, as of 10:00 a.m. (New York City time) on the second Business Day preceding the date of acquisition of such Collateral Assets, on the display designated as “Page 678” on the Telerate Access Service (or such other display as may replace Page 678 on Telerate Access Service) for actively traded U.S. Treasury securities having a maturity equal to the Weighted Average Life of such Collateral Assets on such date of acquisition.

“Beneficial Owner” means any Person owning an interest in a Global Note as reflected on the books of the Depositary or on the books of a Depositary Participant or on the books of an indirect participant for which a Depositary Participant of the Depositary acts as agent.

“Benefit Plan Investor” means (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA), that is subject to Title I of ERISA; (b) any plan (including an individual retirement account or a Keogh plan) within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code; or (c) any entity whose underlying assets include “plan assets” under Section 3(42) of ERISA and the Plan Asset Regulations by reason of an employee benefit plan’s or a plan’s investment in the entity.

“Board of Directors” means, with respect to the Issuer, the directors of the Issuer duly appointed in accordance with the Issuer Charter.

“Board Resolution” means, with respect to the Issuer, a resolution of the Board of Directors of the Issuer.

“Business Day” means a day on which commercial banks are open for business in each of New York, New York, London and the city in which the Corporate Trust Office is located and, in the case of the final payment of principal of any Note, the place of presentation of such Note. To the extent that action is required of the Paying Agent in Ireland, Dublin, Ireland will be considered in determining “Business Day” for purposes of determining when such Paying Agent action is required.

“Buy/Sell Interest” means a Collateral Asset for which one of the participants has exercised its right to purchase its corresponding participant’s interest, or sell its interest to such corresponding participant for the same price, in accordance with the related Underlying Instrument.

“Calculation Agent” has the meaning specified in Section 7.15(a) hereof.

“Calculation Amount” means, with respect to any Defaulted Security at any time, the amount obtained by multiplying the Applicable Recovery Rate by the Principal Balance of such Defaulted Security; provided that the “Calculation Amount” of any Mezzanine Loan that has met the definition of “Defaulted Security” for twenty-four consecutive months shall be zero; provided, further, that, at any time when the Aggregate Principal Balance of all “bridge loans” included in the Collateral Assets which have met the definition of “Defaulted Securities” for twenty-four consecutive months is greater than U.S.$75,000,000, the “Calculation Amount” of the portion of such Aggregate Principal Balance in excess of U.S.$75,000,000 shall be zero.

“Cash” means such coin or currency of the United States of America as at the time shall be legal tender for payment of all public and private debts.

“Cash Purchaser” has the meaning specified in Section 9.2(a) hereof.

“CDO Servicers” means, collectively, the CDO Primary Servicer and the CDO Special Servicer.

“CDO Primary Servicer” means Wells Fargo Bank, National Association, solely in its capacity as CDO Primary Servicer under the Servicing Agreement, unless a successor Person shall have become the CDO Primary Servicer pursuant to the applicable provisions of the related Servicing Agreement, and thereafter, the CDO Primary Servicer shall mean such successor Person.

“CDO Special Servicer” means RAIT Partnership, L.P., solely in its capacity as CDO Special Servicer under the Servicing Agreement, unless a successor Person shall have become the CDO Special Servicer pursuant to the applicable provisions of the related Servicing Agreement, and thereafter, the CDO Special Servicer shall mean such successor Person.

“Certificate of Authentication” has the meaning specified in Section 2.3(f) hereof.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” has the meaning specified in the related Class A-1B Note Purchase Agreement.

“Class” means, with respect to the Notes, each of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes.

“Class A Notes” means the Class A-1A Notes, the Class A-1B Notes and the Class A-2 Notes.

“Class A-1 Defaulted Interest Amount” means, collectively, the Class A-1A Defaulted Interest Amount and the Class A-1B Defaulted Interest Amount.

“Class A-1 Notes” means the Class A-1A Notes and the Class A-1B Notes.

“Class A-1A Defaulted Interest Amount” means, with respect to the Class A-1A Notes as of each Distribution Date, the accrued and unpaid amount due to holders of the Class A-1A Notes on account of any interest shortfalls in the payment of Interest Proceeds to the Class A-1A Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful).

“Class A-1A Notes” means the Class A-1A First Priority Senior Secured Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 0.31%.

“Class A-1A/A-1B Pro Rata Allocation” means with respect to any Distribution Date and in the case of a redemption of the Notes in full or the acceleration of the Notes following an Indenture Event of Default, the allocation based on the Aggregate Outstanding Amount of each of the Class A-1A Notes and the Class A-1B Notes as of the related Determination Date.

“Class A-1B Breakage Cost” means, with respect to any Due Period, the amount, as set forth in a certificate of a holder of Class A-1B Notes delivered to the Issuer and the Trustee on or prior to the related Determination Date, of “breakage costs,” if any, incurred by holder of Class A-1B Notes as a result of a failure by the Issuer to effect a Class A-1B Draw on the scheduled date therefor after having submitted a request for a Class A-1B Draw to the Class A-1B Note Agent in accordance with the provisions of a Class A-1B Note Purchase Agreement.

“Class A-1B Commitment” means the maximum aggregate principal amount of advances (whether at the time funded or unfunded) that a Holder of Class A-1B Notes (or the related Liquidity Provider) is obligated to make to the Issuer from time to time under its Class A-1B Note Purchase Agreement.

“Class A-1B Commitment Fee” means a commitment fee, payable in arrears on each Distribution Date which will accrue on the Aggregate Undrawn Amount of each Class A-1B Commitment for each Interest Period at a rate per annum equal to 0.23% (computed on the basis of a 360-day year and the actual number of days elapsed) and will rank pari passu with the payment of interest on the Class A-1B Notes.

“Class A-1B Defaulted Interest Amount” means, with respect to the Class A-1B Notes as of each Distribution Date, the accrued and unpaid amount due to holders of the Class A-1B Notes on account of any interest shortfalls in the payment of Interest Proceeds to the Class A-1B Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful)

“Class A-1B Draw” has the meaning specified in Section 17.1(a) hereof.

“Class A-1B Draw Conditions” has the meaning specified in Section 17.4 hereof.

“Class A-1B Draw Date” has the meaning specified in Section 17.1(a) hereof.

“Class A-1B Eligible Investments” has the meaning specified in Section 17.6(f) hereof.

“Class A-1B Funding Event” means the prepayment of the Class A-1B Notes as permitted under the Class A-1B Note Purchase Agreements or any Class A-1B Draws under the Class A-1B Notes.

“Class A-1B Holder Collateral Account” has the meaning specified in Section 17.6(a) hereof.

“Class A-1B Increased Costs” means, with respect to any Distribution Date, the amount as set forth in a certificate of a Class A-1B Noteholder delivered to the Issuer and the Trustee on or prior to the Calculation Date of the related Distribution Date, necessary to compensate such Noteholder or any Liquidity Provider for (a) any increase in cost to a Liquidity Provider of making or maintaining any loan or asset purchase under the Class A-1B Note Purchase Agreement or such Liquidity Facility (or maintaining its obligation to make any such loan or asset purchase) resulting from a Change in Law applicable to such Liquidity Provider, (b) any reduction in any amount received or receivable by a Liquidity Provider under the Class A-1B Note Purchase Agreement or such Liquidity Facility resulting from a Change in Law applicable to such Liquidity Provider or (c) any reduction in the rate of return on the capital of a Liquidity Provider or its parent/holding company resulting from a Change in Law (other than tax law) applicable to such Liquidity Provider or parent/holding company to a level that is below that which such Liquidity Provider or parent/holding company could have achieved but for such Change in Law. The Class A-1B Note Agent, the Issuer, the Trustee and the Collateral Manager shall in each instance be entitled to rely conclusively (in the absent of manifest error) on any such certificate and all calculations and data therein (and the Class A-1B Note Agent, the Issuer, the Trustee and the Collateral Manager shall have no duty or obligation to investigate, verify or recalculate any information or conclusion set forth therein).

“Class A-1B Note Agent” means Wells Fargo Bank, National Association.

“Class A-1B Note Agent Expenses” means, with respect to any Distribution Date, an amount equal to the sum of all amounts incurred by or otherwise owing to the Class A-1B Note Agent in accordance with the Class A-1B Note Purchase Agreement and herein other than the Class A-1B Note Agent Fee.

“Class A-1B Note Agent Fee” means the monthly fee payable to the Class A-1B Note Agent under the Class A-1B Note Purchase Agreement, which shall be included in and deemed paid in full for any Distribution Date upon payment to the Trustee of the Trustee Fee payable for such Distribution Date; provided that the Class A-1B Note Agent Fee will be payable on each Distribution Date only to the extent that funds are available for such purpose in accordance with the Priority of Payments.

“Class A-1B Note Permitted Uses” has the meaning specified in Section 17.1(a) hereof.

“Class A-1B Note Purchase Agreement” means one or more Class A-1B Note Purchase Agreements, dated as of the Closing Date, by and among the Issuer, the Co-Issuer, the Class A-1B Note Agent and the Holders from time to time of the Class A-1B Notes, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Class A-1B Notes” means the Class A-1B First Priority Senior Secured Revolving Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 0.33%.

“Class A-1B Prepayment” means, prior to the Commitment Termination Time, the prepayment of the Class A-1B Notes on any Business Day at the option of the Issuer upon the written direction of the Collateral Manager.

“Class A-1B Prepayment Conditions” has the meaning specified in Section 17.3 hereof.

“Class A-1B Prepayment Date” means the date of a Class A-1B Prepayment.

“Class A-1B Proportion” means the percentage equivalent of a fraction, (x) the numerator of which is equal to the Maximum Class A-1B Commitment as of the Closing Date and (y) the denominator of which is equal to the sum of the Aggregate Outstanding Amount of the Class A-1A Notes as of the Closing Date and the Maximum Class A-1B Commitment as of the Closing Date.

“Class A-2 Defaulted Interest Amount” means, with respect to the Class A-2 Notes as of each Distribution Date, the accrued and unpaid amount due to holders of the Class A-2 Notes on account of any interest shortfalls in the payment of Interest Proceeds to the Class A-2 Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful).

“Class A-2 Notes” means the Class A-2 Second Priority Senior Secured Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 0.35%.

“Class A/B Coverage Test” means the Class A/B Interest Coverage Test and the Class A/B Overcollateralization Test.

“Class A/B Interest Coverage Ratio” as of any Measurement Date will equal the ratio (expressed as a percentage) obtained by dividing:

(i) the Interest Coverage Amount; by

(ii) an amount equal to (A) the scheduled interest on the Class A-1 Notes (including any Class A-1 Defaulted Interest Amount thereon and any accrued interest on such Class A-1 Defaulted Interest Amount plus the Class A-1B Commitment Fee payable on the Distribution Date immediately following such Measurement Date) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (B) the scheduled interest on the Class A-2 Notes (including any Class A-2 Defaulted Interest Amount thereon and any accrued interest on such Class A-2 Defaulted Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (C) the scheduled interest on the Class B Notes (including any Class B Defaulted Interest Amount thereon and any accrued interest on such Class B Defaulted Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period.

For purposes of calculating the Class A/B Interest Coverage Ratio, expected interest payments on the Collateral Assets and the Eligible Investments will not include any scheduled interest payments which the Collateral Manager has determined in its reasonable business judgment will not be made in cash during the applicable Due Period (including on any assets currently deferring interest unless and until such assets actually pay interest) and amounts scheduled to be received under any Hedge Agreement which the Collateral Manager has determined in its reasonable business judgment will not be made prior to the applicable Measurement Date.

“Class A/B Interest Coverage Test” means a test that shall be deemed satisfied on any Measurement Date prior to the Effective Date and shall be satisfied on any Measurement Date occurring on or after the Effective Date if the Class A/B Interest Coverage Ratio as of such Measurement Date is equal to or greater than (a) during the period to and including the Determination Date in March 2007, 150.0%; (b) 155.0% from the Distribution Date in April 2007 until but excluding the Distribution Date in August 2007; and (c) thereafter, 160.0%.

“Class A/B Overcollateralization Ratio” means, as of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the Net Outstanding Portfolio Collateral Balance on such Measurement Date and the Aggregate Undrawn Amount (without duplication) by (b) the sum of (i) the Aggregate Outstanding Amount of the Class A-1 Notes (assuming for purposes of the calculation that the Class A-1B Notes are fully drawn) plus (ii) the Aggregate Outstanding Amount of the Class A-2 Notes plus (iii) the Aggregate Outstanding Amount of the Class B Notes and any unreimbursed Interest Advances.

“Class A/B Overcollateralization Test” means a test that, for so long as any Class A-1 Notes, Class A-2 Notes or Class B Notes remain Outstanding, shall be deemed satisfied on any Measurement Date prior to the Effective Date and shall be satisfied on any Measurement Date on or after the Effective Date if the Class A/B Overcollateralization Ratio on such Measurement Date is equal to or greater than 136.1%.

“Class B Defaulted Interest Amount” means, with respect to the Class B Notes as of each Distribution Date, the accrued and unpaid amount due to holders of the Class B Notes on account of any interest shortfalls in the payment of Interest Proceeds to the Class B Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful).

“Class B Notes” means the Class B Third Priority Senior Secured Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 0.45%.

“Class Break-Even Loss Rate” means with respect to any Class of Notes, the maximum percentage of defaults (as determined through application of the Standard & Poor’s CDO Monitor) which the Current Portfolio or the Proposed Portfolio, as applicable, can sustain such that, after giving effect to Standard & Poor’s assumptions on recoveries and timing and to the Priority of Payments, will result in sufficient funds remaining for the ultimate payment of principal of such Class of Notes in full by their Stated Maturity and (x) the timely payment of interest on the Class A Notes and or Class B Notes, or (y) the ultimate payment of interest on any Class of Notes (other than the Class A Notes and the Class B Notes).

“Class C Defaulted Interest Amount” means, with respect to the Class C Notes as of each Distribution Date on which no Class A-1 Notes, Class A-2 Notes or Class B Notes are Outstanding, the accrued and unpaid amount due to holders of the Class C Notes (other than the Class C Deferred Interest Amount) on account of any interest shortfalls in the payment of Interest Proceeds to the Class C Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful).

“Class C Deferred Interest Amount” means so long as any Class A-1 Notes, Class A-2 Notes or Class B Notes are Outstanding, any interest due on the Class C Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date.

“Class C Notes” means the Class C Fourth Priority Mezzanine Deferrable Floating Rate Notes due 2046, issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 0.60%.

“Class C/D/E Coverage Test” means the Class C/D/E Interest Coverage Test and the Class C/D/E Overcollateralization Test.

“Class C/D/E Interest Coverage Ratio” as of any Measurement Date will equal the ratio (expressed as a percentage) obtained by dividing:

(i) the Interest Coverage Amount; by

(ii) an amount equal to (A) the scheduled interest on the Class A-1 Notes (including any Class A-1 Defaulted Interest Amount thereon and any accrued interest on such Class A-1 Defaulted Interest Amount plus the Class A-1B Commitment Fee payable on the Distribution Date immediately following such Measurement Date) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (B) the scheduled interest on the Class A-2 Notes (including any Class A-2 Defaulted Interest Amount thereon and any accrued interest on such Class A-2 Defaulted Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (C) the scheduled interest on the Class B Notes (including any Class B Defaulted Interest Amount thereon and any accrued interest on such Class B Defaulted Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (D) the scheduled interest on the Class C Notes (including any Class C Defaulted

Interest Amount thereon and any accrued interest on such Class C Defaulted Interest Amount and any interest accrued on any Class C Deferred Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (E) the scheduled interest on the Class D Notes (including any Class D Defaulted Interest Amount thereon and any accrued interest on such Class D Defaulted Interest Amount and any interest accrued on any Class D Deferred Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (F) the scheduled interest on the Class E Notes (including any Class E Defaulted Interest Amount thereon and any accrued interest on such Class E Defaulted Interest Amount and any interest accrued on any Class E Deferred Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period.

For purposes of calculating the Class C/D/E Interest Coverage Ratio, expected interest payments on the Collateral Assets and the Eligible Investments will not include any scheduled interest payments which the Collateral Manager has determined in its reasonable business judgment will not be made in cash during the applicable Due Period (including on any assets currently deferring interest unless and until such assets actually pay interest) and amounts scheduled to be received under any Hedge Agreement which the Collateral Manager has determined in its reasonable business judgment will not be made prior to the applicable Measurement Date.

“Class C/D/E Interest Coverage Test” means a test that shall be deemed satisfied on any Measurement Date prior to the Effective Date and shall be satisfied on any Measurement Date occurring on or after the Effective Date if the Class C/D/E Interest Coverage Ratio as of such Measurement Date is equal to or greater than (a) during the period to and including the Determination Date in March 2007, 130.0%; (b) 135.0% from the Distribution Date in April 2007 until but excluding the Distribution Date in August 2007; and (c) thereafter, 140.0%.

“Class C/D/E Overcollateralization Ratio” is, as of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the Net Outstanding Portfolio Collateral Balance on such Measurement Date and by (b) the sum of (i) the Aggregate Outstanding Amount of the Class A Notes plus (ii) the Aggregate Outstanding Amount of the Class B Notes plus (iii) the Aggregate Outstanding Amount of the Class C Notes plus (iv) the Aggregate Outstanding Amount of the Class D Notes plus (v) the Aggregate Outstanding Amount of the Class E Notes (in each case, including any Deferred Interest Amounts).

“Class C/D/E Overcollateralization Test” means a test that, for so long as any Class C Notes, Class D Notes or Class E Notes remain Outstanding, shall be deemed satisfied on any Measurement Date prior to the Effective Date and shall be satisfied on any Measurement Date on or after the Effective Date if the Class C/D/E Overcollateralization Ratio on such Measurement Date is equal to or greater than 123.0%.

“Class D Defaulted Interest Amount” means, with respect to the Class D Notes as of each Distribution Date on which no Class A-1 Notes, Class A-2 Notes, Class B Notes or Class C Notes are Outstanding, the accrued and unpaid amount due to holders of the Class D Notes (other than the Class D Deferred Interest Amount) on account of any interest shortfalls in the payment of Interest Proceeds to the Class D Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful).

“Class D Deferred Interest Amount” means so long as any Class A-1 Notes, Class A-2 Notes, Class B Notes or Class C Notes are Outstanding, any interest due on the Class D Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date.

“Class D Notes” means the Class D Fifth Priority Mezzanine Deferrable Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 0.70%.

“Class E Defaulted Interest Amount” means, with respect to the Class E Notes as of each Distribution Date on which no Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes or Class D Notes are Outstanding, the accrued and unpaid amount due to holders of the Class E Notes (other than the Class E Deferred Interest Amount) on account of any interest shortfalls in the payment of Interest Proceeds to the Class E Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful).

“Class E Deferred Interest Amount” means so long as any Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes or Class D Notes are Outstanding, any interest due on the Class E Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date.

“Class E Notes” means the Class E Sixth Priority Mezzanine Deferrable Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 0.85%.

“Class F Defaulted Interest Amount” means, with respect to the Class F Notes as of each Distribution Date on which no Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are Outstanding, the accrued and unpaid amount due to holders of the Class F Notes (other than the Class F Deferred Interest Amount) on account of any interest shortfalls in the payment of Interest Proceeds to the Class F Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful).

“Class F Deferred Interest Amount” means so long as any Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are Outstanding, any interest due on the Class F Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date.

“Class F Notes” means the Class F Seventh Priority Subordinate Deferrable Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 1.30%.

“Class F/G/H Coverage Test” means the Class F/G/H Interest Coverage Test and the Class F/G/H Overcollateralization Test.

“Class F/G/H Interest Coverage Ratio” as of any Measurement Date will equal the ratio (expressed as a percentage) obtained by dividing:

(i) the Interest Coverage Amount; by

(ii) an amount equal to (A) the scheduled interest on the Class A-1 Notes (including any Class A-1 Defaulted Interest Amount thereon and any accrued interest on such Class A-1 Defaulted Interest Amount plus the Class A-1B Commitment Fee payable on the Distribution Date immediately following such Measurement Date) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (B) the scheduled interest on the Class A-2 Notes (including any Class A-2 Defaulted Interest Amount thereon and any accrued interest on such Class A-2 Defaulted Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (C) the scheduled interest on the Class B Notes (including any Class B Defaulted Interest Amount thereon and any accrued interest on such Class B Defaulted Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (D) the scheduled interest on the Class C Notes (including any Class C Defaulted Interest Amount thereon and any accrued interest on such Class C Defaulted Interest Amount and any interest accrued on any Class C Deferred Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (E) the scheduled interest on the Class D Notes (including any Class D Defaulted Interest Amount thereon and any accrued interest on such Class D Defaulted Interest Amount and any interest accrued on any Class D Deferred Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (F) the scheduled interest on the Class E Notes (including any Class E Defaulted Interest Amount thereon and any accrued interest on such Class E Defaulted Interest Amount and any interest accrued on any Class E Deferred Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (G) the scheduled interest on the Class F Notes (including any Class F Defaulted Interest Amount thereon and any accrued interest on such Class F Defaulted Interest Amount and any interest accrued on any Class F Deferred Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (H) the scheduled interest on the Class G Notes (including any Class G Defaulted Interest Amount thereon and any accrued interest on such Class G Defaulted Interest Amount and any interest accrued on any Class G Deferred Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period plus (I) the scheduled interest on the Class H Notes (including any Class H Defaulted Interest Amount thereon and any accrued interest on such Class H Defaulted Interest Amount and any interest accrued on any Class H Deferred Interest Amount) payable on the Distribution Date immediately following such Measurement Date relating to such Due Period.

For purposes of calculating the Class F/G/H Interest Coverage Ratio, expected interest payments on the Collateral Assets and the Eligible Investments will not include any scheduled interest payments which the Collateral Manager has determined, in its reasonable business judgment, will not be made in cash during the applicable Due Period (including on any assets currently deferring interest unless and until such assets actually pay interest) and amounts scheduled to be received under any Hedge Agreement which the Collateral Manager has determined, in its reasonable business judgment, will not be made prior to the applicable Measurement Date.

“Class F/G/H Interest Coverage Test” means a test that shall be deemed satisfied on any Measurement Date prior to the Effective Date and shall be satisfied on any Measurement Date occurring on or after the Effective Date if the Class F/G/H Interest Coverage Ratio as of such Measurement Date is equal to or greater than (a) during the period to and including the Determination Date in March 2007, 110.0%; (b) 115.0% from the Distribution Date in April 2007 until but excluding the Distribution Date in August 2007; and (c) thereafter, 120.0%.

“Class F/G/H Overcollateralization Ratio” is, as of any Measurement Date, the number (expressed as a percentage) calculated by dividing (a) the Net Outstanding Portfolio Collateral Balance on such Measurement Date by (b) the sum of (i) the Aggregate Outstanding Amount of the Class A Notes plus (ii) the Aggregate Outstanding Amount of the Class B Notes plus (iii) the Aggregate Outstanding Amount of the Class C Notes plus (iv) the Aggregate Outstanding Amount of the Class D Notes plus (v) the Aggregate Outstanding Amount of the Class E Notes plus (vi) the Aggregate Outstanding Amount of the Class F Notes plus (vii) the Aggregate Outstanding Amount of the Class G Notes plus (viii) the Aggregate Outstanding Amount of the Class H Notes (in each case, including any Deferred Interest Amounts).

“Class F/G/H Overcollateralization Test” means a test that, for so long as any Class F Notes, Class G Notes or Class H Notes remain Outstanding, shall be deemed satisfied on any Measurement Date prior to the Effective Date and shall be satisfied on any Measurement Date on or after the Effective Date if the Class F/G/H Overcollateralization Ratio on such Measurement Date is equal to or greater than 116.2%.

“Class G Defaulted Interest Amount” means, with respect to the Class G Notes as of each Distribution Date on which no Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are Outstanding, the accrued and unpaid amount due to holders of the Class G Notes (other than the Class G Deferred Interest Amount) on account of any interest shortfalls in the payment of Interest Proceeds to the Class G Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful).

“Class G Deferred Interest Amount” means so long as any Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are Outstanding, any interest due on the Class G Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date.

“Class G Notes” means the Class G Eighth Priority Subordinate Deferrable Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 1.70%.

“Class H Defaulted Interest Amount” means, with respect to the Class H Notes as of each Distribution Date on which no Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes or Class G Notes are Outstanding, the accrued and unpaid amount due to holders of the Class H Notes (other than the Class H Deferred Interest Amount) on account of any interest shortfalls in the payment of Interest Proceeds to the Class H Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued thereon (to the extent lawful).

“Class H Deferred Interest Amount” means so long as any Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes or Class G Notes are Outstanding, any interest due on the Class H Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date.

“Class H Notes” means the Class H Ninth Priority Subordinate Deferrable Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 2.25%.

“Class J Defaulted Interest Amount” means, with respect to the Class J Notes of each Distribution Date on which no Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes are Outstanding, the accrued and unpaid amount due to holders of the Class J Notes (other than the Class J Deferred Interest Amount) on account of any interest shortfalls in the payment of Interest Proceeds to the Class J Notes with respect to any preceding Distribution Date or Distribution Dates, together with interest accrued interest thereon (to the extent lawful).

“Class J Deferred Interest Amount” means so long as any Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes are Outstanding, any interest due on the Class J Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date.

“Class J Notes” means the Class J Tenth Priority Subordinate Deferrable Floating Rate Notes due 2046 issued by the Co-Issuers on the Closing Date in respect of which the Holders are entitled to receive interest at a floating rate per annum equal to LIBOR plus 3.00%.

“Class Loss Differential” means with respect to any Class of Notes, at any time, the rate calculated by subtracting the Class Scenario Default Rate at such time from the Class Break-Even Loss Rate at such time.

“Class Scenario Default Rate” means with respect to any Class of Notes, an estimate of the cumulative default rate for the Current Portfolio or the Proposed Portfolio, as applicable, consistent with Standard & Poor’s then-current rating of such Class of Notes, determined by application of the Standard & Poor’s CDO Monitor at such time.

“Clean-up Call” has the meaning specified in Section 9.1(a) hereof.

“Clean-up Call Date” has the meaning specified in Section 9.1(a) hereof.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” has the meaning specified in Section 8-102(a)(5) of the UCC.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

“Closing Date” means November 7, 2006.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Co-Issuer” means RAIT CRE CDO I, LLC, a limited liability company organized under the laws of the State of Delaware, unless a successor Person shall have become the Co-Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Co-Issuer” shall mean such successor Person.

“Co-Issuers” means the Issuer and Co-Issuer.

“Collateral” has the meaning specified in the Granting Clauses.

“Collateral Administration Agreement” means the Collateral Administration Agreement dated as of the Closing Date among the Issuer, the Collateral Manager and the Collateral Administrator relating to certain functions performed by the Collateral Administrator for the Issuer with respect to this Indenture and the Collateral Assets, as amended from time to time.

“Collateral Administrator” means Wells Fargo Bank, National Association and any successor appointed as Collateral Administrator pursuant to the Collateral Administration Agreement.

“Collateral Asset” means any (i) Loan, (ii) REIT Debt Security or (iii) Preferred Equity Security owned by the Issuer.

“Collateral Manager” means RAIT Partnership, L.P., unless a successor Person shall have become Collateral Manager pursuant to the applicable provisions of the Collateral Management Agreement.

“Collateral Manager Securities” has the meaning specified in the Collateral Management Agreement.

“Collateral Manager Servicing Standard” means, with respect to the Collateral Manager, to manage the Collateral Assets that such Person is obligated to service and administer pursuant to this Indenture and the Collateral Management Agreement (i) in accordance with (A) the higher of the following standards of care: (1) customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own assets comparable to the Collateral Assets and (2) the same manner in which, and with the same care, skill, prudence and diligence with which, the Collateral Manager manages assets comparable to the Collateral Assets for its own account; (B) applicable law and (C) the terms of this Indenture, the Collateral Management Agreement and the terms of each such Collateral Asset and the related Underlying Instruments and (ii) without regard to (A) any relationship, including as lender on any other debt, that the Collateral Manager or any Affiliate of the Collateral Manager, may have with the underlying borrower, or any Affiliate of the borrower, or any other party to this Indenture (or any agreements relating to this Indenture); (B) the identity of the party that will be required to fund any Cure Advance, (C) the election by the Collateral Manager whether or not to make Cure Advances from time to time; (D) the right of the Collateral Manager or any Affiliate thereof, to receive compensation or reimbursement of costs hereunder generally or with respect to any particular transaction (including, without limitation, any transaction related to the Collateral Management Agreement); (E) the ownership, servicing or management for others of any security not subject to this Indenture by the Collateral Manager or any Affiliate thereof or the obligation of any Affiliate of the Collateral Manager to repurchase the Collateral Asset; and (F) the ownership of any Notes by the Collateral Manager or any Affiliate thereof.

“Collateral Management Agreement” means an agreement entered into between the Issuer and the Collateral Manager as of the Closing Date, as amended from time to time.

“Collateral Quality Test Modification” shall have the meaning set forth in Section 8.1 hereof.

“Collateral Quality Tests” will consist of the following requirements:

(i)	the Aggregate Principal Balance of Collateral Assets (on a look-through basis) (other than REIT Debt Securities) backed or otherwise invested in properties located in any single U.S. state does not exceed 20.0% of the Net Outstanding Portfolio Collateral Balance, except that 25.0% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets (on a look-through basis) (other than REIT Debt Securities) backed or otherwise invested in properties located in the State of Texas and 25.0% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets (on a look-through basis) (other than REIT Debt Securities) backed or otherwise invested in properties located in the State of Florida;

(ii)	the Aggregate Principal Balance of Mezzanine Loans and Preferred Equity Securities does not exceed 40.0% of the Net Outstanding Portfolio Collateral Balance;

(iii)	the Aggregate Principal Balance of Whole Loans is not less than 60.0% of the Net Outstanding Portfolio Collateral Balance;

(iv)	the Aggregate Principal Balance of REIT Debt Securities does not exceed 15.0% of the Net Outstanding Portfolio Collateral Balance;

(v)	the Aggregate Principal Balance of Preferred Equity Securities does not exceed 10.0% of the Net Outstanding Portfolio Collateral Balance;

(vi)	the Aggregate Principal Balance of all Collateral Assets issued by any single issuer does not exceed 7.5% of the Net Outstanding Portfolio Collateral Balance (provided that, for avoidance of doubt, with respect to any Loan, the issuer of such Loan shall be deemed to be the borrower of such Loan);

(vii)	the Aggregate Principal Balance of all Collateral Assets with periodic payments of interest less frequently than monthly (where such frequency is not hedged) does not exceed 5.0% of the Aggregate Principal Balance;

(viii)	the Aggregate Principal Balance of Collateral Assets (on a look-through basis) that are collateralized or backed by interests on any single Property Type does not exceed 15.0% of the Net Outstanding Portfolio Collateral Balance; provided that (A) 50.0% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets that are collateralized or backed by interests on any Office Property; (B) 65.0% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets that are collateralized or backed by interests on any Multi-Family Properties; (C) 40.0% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets that are collateralized or backed by interests on Retail Properties; (D) 15.0% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets that are collateralized or backed by interests on Hospitality Properties; (E) 20.0% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets that are collateralized or backed by interests on Industrial Properties; (F) 2.5% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets that are collateralized or backed by interests on Land; (G) 10.0% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets that are collateralized or backed by interests on Condo Conversion Properties; and (H) 20.0% of the Net Outstanding Portfolio Collateral Balance may consist of Collateral Assets that are collateralized or backed by interests on Hospitality Properties and Condo Conversion Properties in the aggregate;

(ix)	the Aggregate Principal Balance of Floating Rate Securities that bear interest based upon a floating rate index other than LIBOR and that are not subject to Deemed Floating Rate Hedge Agreements does not exceed 10.0% of the Net Outstanding Portfolio Collateral Balance;

(x)	the Aggregate Principal Balance of Fixed Rate Assets that are not subject to Deemed Floating Rate Hedge Agreements does not exceed 10.0% of the Net Outstanding Portfolio Collateral Balance;

(xi)	the Aggregate Principal Balance of Interest-Only Securities does not exceed 5.0% of the Net Outstanding Portfolio Collateral Balance;

(xii)	the Moody’s Maximum Tranched Rating Factor Test is satisfied;

(xiii)	the Moody’s Weighted Average Extended Maturity Test is satisfied;

(xiv)	the Moody’s Recovery Test is satisfied;

(xv)	the Diversity Test is satisfied;

(xvi)	the Weighted Average Coupon Test is satisfied;

(xvii)	the Weighted Average Spread Test is satisfied;

(xviii)	the Weighted Average Life Test is satisfied;

(xix)	the Standard & Poor’s CDO Monitor Test is satisfied;

(xx)	the Standard & Poor’s Recovery Test is satisfied;

(xxi)	the Fitch Loan Diversity Index Test is satisfied; and

(xxii)	the Fitch Poolwide Expected Loss Test is satisfied.

“Collateralization Event” means, in respect of any Hedge Counterparty, the failure by such Hedge Counterparty to satisfy the Hedge Counterparty Ratings Requirements and the occurrence of any event defined in the applicable Hedge Agreement as a “Collateralization Event” thereunder.

“Collection Accounts” means the Interest Collection Account and the Principal Collection Account.

“Commitment Termination Time” means the date on which any of the following first occurs: (i) the date on which the Unfunded Collateral Commitment Amounts are reduced to zero and the Collateral Manager has notified the Trustee in writing that it will not cause the Issuer to acquire any further Delayed Draw Term Loans; (ii) the date on which the Aggregate Outstanding Amount of each of the Class A-1A Notes, the Class A-1B Notes and the Class A-2 Notes has been paid in full; (iii) the occurrence of the Mandatory Class A-1B Draw Date (immediately after the mandatory draw required on such date); or (iv) the Redemption Date.

“Common Prepayment/Class A-1B Draw Conditions” means with respect to any Class A-1B Funding Event, each of the following conditions, as determined by the Collateral Manager:

(a) at the time of and immediately after giving effect to a Class A-1B Funding Event, no Indenture Event of Default has occurred and is continuing or would result therefrom;

(b) at the time of and immediately after giving effect to such Class A-1B Funding Event, each of the Coverage Tests is satisfied (or, if such Class A-1B Funding Event is a Class A-1B Draw, all or a portion of the proceeds of such Class A-1B Draw are to be used to (i) during the Initial Investment Period, purchase one or more additional Collateral Assets, (ii) prior to the Commitment Termination Time, purchase one or more Substitute Collateral Assets and (iii) to fund any Unfunded Collateral Commitment Amount as permitted herein and, with respect to each of clauses (i) and (ii) above, if immediately prior to such Class A-1B Draw one or more Coverage Tests was not satisfied, (A) such Coverage Test that was not satisfied will be either maintained or improved by such purchase and (B) each Coverage Test that was satisfied immediately prior to such Class A-1B Draw continues to be satisfied); and

(c) the representations and warranties of the Co-Issuers in the Class A-1B Note Purchase Agreements are true and correct in all material respects (both before and after giving effect to such Class A-1B Funding Event).

“Controlling Class” means the Class A-1 Notes or, if there are no Class A-1 Notes Outstanding, then the Class A-2 Notes or, if there are no Class A-2 Notes Outstanding, then the Class B Notes or, if there are no Class B Notes Outstanding, then the Class C Notes or, if there are no Class C Notes Outstanding, then the Class D Notes or, or if there are no Class D Notes Outstanding, then the Class E Notes or, if there are no Class E Notes Outstanding, then the Class F Notes or, if there are no Class F Notes Outstanding, then the Class G Notes or, if there are no Class G Notes Outstanding, then the Class H Notes or, if there are no Class H Notes Outstanding, then the Class J Notes.

“Corporate Trust Office” means the designated corporate trust office of the Trustee, currently located at (i) for Note transfer purposes, Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 Attention: Corporate Trust Services – RAIT CRE CDO I, Ltd. and (ii) for all other purposes, 9062 Old Annapolis Road, Columbia, Maryland 21405 Attention: CDO Trust Services – RAIT CRE CDO I, Ltd., telephone number 410-884-2000, fax number 410-715-3748, or, in each case, such other address as the Trustee may designate from time to time by notice to the Noteholders, the Collateral Manager, each Hedge Counterparty and the Co-Issuers, or the principal corporate trust office of any successor Trustee.

“Coverage Test” means, collectively, the Class A/B Overcollateralization Test, the Class A/B Interest Coverage Test, the Class C/D/E Overcollateralization Test, the Class C/D/E Interest Coverage Test, the Class F/G/H Overcollateralization Test and the Class F/G/H Interest Coverage Test.

“Coverage Test Modification” shall have the meaning set forth in Section 8.1 hereof.

“Credit Improved Security” means any Collateral Asset that, in the Collateral Manager’s reasonable business judgment, has significantly improved in credit quality or value.

“Credit Risk Security” means any Collateral Asset that, in the Collateral Manager’s reasonable business judgment, has a significant risk of declining in credit quality or, with a lapse of time, becoming a Defaulted Security.

“Cumulative Deferred Senior Collateral Management Fee” means, the aggregate amount of any Current Deferred Senior Collateral Management Fees with respect to the current Interest Period and any prior Interest Period minus any Current Deferred Senior Collateral Management Fees that have been paid.

“Cure Advance” means an advance by the Collateral Manager, in connection with the exercise of a cure right by the Issuer, as controlling holder or directing holder or other similar function, with respect to a Collateral Asset.

“Current Deferred Senior Collateral Management Fee” means, all or any portion of the Senior Collateral Management Fee accrued with respect to the current Interest Period that the Collateral Manager, in its sole discretion, has elected to defer (which, for the avoidance of doubt, will not accrue interest).

“Current Portfolio” means the portfolio (measured by Principal Balance) of Pledged Collateral Assets and Specified Assets existing immediately prior to the sale, maturity or other disposition of a Collateral Asset or immediately prior to the acquisition of a Collateral Asset, as the case may be.

“Custodial Account” means a custodial account at the Custodian, established in the name of the Trustee.

“Custodian” has the meaning specified in Section 3.3(a) hereof.

“Deemed Fixed Rate Asset” means a Floating Rate Security the interest rate of which is hedged into a Fixed Rate Asset pursuant to the terms of a Deemed Fixed Rate Hedge Agreement.

“Deemed Fixed Rate Hedge Agreement” means, with respect to a Floating Rate Asset, an agreement consisting of an ISDA Master Agreement and Schedule and an interest rate swap confirmation with a Hedge Counterparty having a notional amount (or scheduled notional amounts) equal to the principal amount (as it may be reduced by expected amortization) of such Floating Rate Security the interest rate of which is hedged into a Fixed Rate Asset pursuant to the terms thereof.

“Deemed Fixed/Floating Rate Hedge Agreement” means a Deemed Fixed Rate Hedge Agreement or a Deemed Floating Rate Hedge Agreement.

“Deemed Floating Rate” means, with respect to a Deemed Floating Rate Security, the coupon received on the Fixed Rate Asset in excess of the fixed rate that the Issuer agrees to pay to the relevant Hedge Counterparty under a Deemed Floating Rate Hedge Agreement.

“Deemed Floating Rate Hedge Agreement” means, with respect to a Deemed Floating Rate Security, an agreement consisting of an ISDA Master Agreement and Schedule and an interest rate swap confirmation with a Hedge Counterparty having a notional amount (or scheduled notional amounts) equal to the principal amount (as it may be reduced by expected amortization) of (x) the related Fixed Rate Asset the interest rate of which is hedged into a Floating Rate Security pursuant to the terms thereof or (y) the related Floating Rate Security that bears interest on a floating rate index other than LIBOR.

“Deemed Floating Rate Security” means (x) a Fixed Rate Asset the interest rate of which is hedged into a Floating Rate Security pursuant to the terms of a Deemed Floating Rate Hedge Agreement or (y) a Floating Rate Security that bears interest on a floating rate index other than LIBOR.

“Default” means any Indenture Event of Default or any occurrence that, with notice or the lapse of time or both, would become an Indenture Event of Default.

“Defaulted Interest” means the Class A-1A Defaulted Interest Amount, Class A-1B Defaulted Interest Amount, Class A-2 Defaulted Interest Amount, Class B Defaulted Interest

Amount, Class C Defaulted Interest Amount, Class D Defaulted Interest Amount, Class E Defaulted Interest Amount, Class F Defaulted Interest Amount, Class G Defaulted Interest Amount, Class H Defaulted Interest Amount or Class J Defaulted Interest Amount, as applicable, in accordance with Section 5.1(a). For the avoidance of doubt, any interest due on the Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes, Class H Notes or Class J Notes, as applicable, so long as a Senior Class of Notes is Outstanding, which is not paid as a result of the operation of the Priority of Payments on any Distribution Date shall not be considered “Defaulted Interest.”

“Defaulted Security” means any Collateral Asset or any other security included in the collateral:

(i) with respect to a Preferred Equity Security, (1) with respect to which there has occurred and is continuing a payment default (after giving effect to any applicable grace period but without giving effect to any waiver); provided, however, that notwithstanding the foregoing, a Preferred Equity Security shall not be deemed to be a Defaulted Security as a result of (A) the related issuer’s failure to pay dividends or distributions on the initial due date therefor, if the Collateral Manager or the Issuer consents to extend the due date when such dividend or distribution is due and payable, and such dividend or distribution is paid on or before such extended due date (provided that such dividend or distribution is paid not more than 60 days (or if the due date for such dividend or distribution was previously so extended, not more than 30 days) after the initial date that it was due), or (B) the failure of the issuer or affiliate of the issuer of the Preferred Equity Security to redeem or purchase such Preferred Equity Security on the date when such redemption or purchase is required pursuant to the terms of the agreement setting forth the rights of the holder of that Preferred Equity Security (after giving effect to all extensions of such redemption or purchase date that the issuer or affiliate of the issuer of the Preferred Equity Security had the right to elect and did elect under the terms of the agreement setting forth the rights of the holder of that Preferred Equity Security), if the Collateral Manager or the Issuer consents to extend such redemption or purchase date; provided that such consent does not extend the redemption or purchase date by more than two (2) years after the redemption or purchase date required under such agreement (that is, the original redemption or purchase date under such agreement as extended by all extensions of such date that the issuer or affiliate of the issuer of the Preferred Equity Security had the right to elect and did elect under the terms of such agreement) and the amount required to be paid in connection with such redemption or purchase is paid on or before such extended redemption or purchase date, or (2) with respect to which there is known to the Issuer or the Collateral Manager a default (other than any payment default) which default entitles the holders thereof to accelerate the maturity of all or a portion of the principal amount of such obligation; provided, however, in each case, if such default is cured or waived then such asset shall no longer be a Defaulted Security or (3) with respect to which there is known to the Collateral Manager (A) any bankruptcy, insolvency or receivership proceeding has been initiated in connection with the obligor of such Collateral Asset, or (B) there has been proposed or effected any distressed exchange or other debt restructuring where the obligor of such Collateral Asset has offered the debt holders a new security or package of securities that either (x) amounts to a diminished financial obligation or (y) has the purpose of helping the obligor to avoid default, or (4) that has been rated “CC,” “D” or

“SD” or below by Standard & Poor’s or (5) there is known to the Collateral Manager that the issuer thereof is in default (without giving effect to any applicable grace period or waiver) as to payment of principal and/or interest on another obligation (and such default has not been cured or waived) which is senior or pari passu in right of payment to such Collateral Asset, except that a Collateral Asset will not constitute a “Defaulted Security” under this clause (5) if each of the Rating Agencies has confirmed in writing that such event shall not result in the reduction, qualification or withdrawal of any rating of the Notes;

(ii) with respect to a Loan (other than a Single Asset Mortgage Security, a Single Borrower Mortgage Security or a Rake Bond), if a foreclosure or default (whether or not declared) with respect to the related commercial mortgage loan has occurred; provided, however, that notwithstanding the foregoing, a Loan shall not be deemed to be a Defaulted Security as a result of (1) the related borrower’s failure to pay interest on such Loan or on the related commercial mortgage loan on the initial due date therefor, if the related lender or holder of such Loan or the related commercial mortgage loan consents to extend the due date when such interest is due and payable, and such interest is paid on or before such extended due date (provided that such interest is paid not more than 60 days (or if the due date for such interest was previously so extended, not more than 30 days) after the initial date that it was due), or (2) the related borrower’s failure to pay principal on such Loan or the related commercial mortgage loan on the original maturity date thereof (as defined below), if the related lender or holder of such Loan or the related commercial mortgage loan consents to extend such maturity date (so long as the Maturity Extension Requirements are met) and such principal is paid on or before such extended maturity date, or (3) the occurrence of any default other than a payment default with respect to such Loan or the related commercial mortgage loan, unless and until the earlier of (A) declaration of default and acceleration of the maturity of the Loan by the lender or holder thereof and (B) the continuance of such default uncured for 60 days after such default became known to the Issuer or the Collateral Manager or, subject to the satisfaction of the Rating Condition, such longer period as the Collateral Manager determines. As used herein, the term “original maturity date” means the maturity date of a Loan or the related commercial mortgage loan as extended by all extensions thereof which the related borrower had the right to elect and did elect under the terms of the instruments and agreements relating to such Loan or the related commercial mortgage loan, but before taking into account any additional extensions thereof that are consented to by the lender or holder of such Loan or the related commercial mortgage loan; and

(iii) with respect to a REIT Debt Security, a Single Asset Mortgage Security, a Single Borrower Mortgage Security or a Rake Bond (1) as to which there has occurred and is continuing a principal payment default (without giving effect to any applicable grace period or waiver) or (2) as to which there is known to the Issuer or the Collateral Manager a default (other than any payment default) which default entitles the holders thereof to accelerate the maturity of all or a portion of the principal amount of such obligation; provided, however, in each case, if such default is cured or waived then such asset shall no longer be a Defaulted Security or (3) as to which there is known to the Collateral Manager (A) any bankruptcy, insolvency or receivership proceeding has been initiated in connection with the obligor of such REIT Debt Security, or (B) there has been proposed or effected any distressed exchange or other debt restructuring where the obligor of such REIT Debt Security has offered the debt holders a new security or package of securities that either (x) amounts to a diminished financial obligation or (y) has the purpose of helping the obligor to avoid default, or (4) that has been rated “CC,” “D” or “SD” or below by Standard & Poor’s or “CC” or below by Fitch or “Ca” or “C” by Moody’s, or the obligor of which has a credit rating of “D” or “SD” or as to which Standard & Poor’s has withdrawn its rating or (5) as to which there is known to the Collateral Manager that the issuer thereof is in default (without giving effect to any applicable grace period or waiver) as to payment of principal and/or interest on another obligation (and such default has not been cured or waived) which is senior or pari passu in right of payment to such REIT Debt Security, except that a REIT Debt Security will not constitute a “Defaulted Security” under this clause (iii) if each of the Rating Agencies has confirmed in writing that such event shall not result in the reduction, qualification or withdrawal of any rating of the Notes; or (6) (A) as to which there has been a failure to pay interest in whole or in part for the lesser of (x) six months or (y) three payment periods (if such REIT Debt Security is rated (or privately rated for purposes of the issuance of the Securities) below “Baa3” by Moody’s or “BBB” by Standard & Poor’s); provided, however, if the Rating Condition for such REIT Debt Security is satisfied with respect to Standard & Poor’s and Moody’s, the Collateral Manager may choose not to treat such REIT Debt Security as a Defaulted Security or (B) as to which there has been a failure to pay interest in whole or in part for the lesser of (x) one year or (y) six consecutive payment periods (if such REIT Debt Security is rated (or privately rated for purposes of the issuance of the Securities) “BBB” or higher by Standard & Poor’s, or “Baa3” or higher by Moody’s) even if by its terms it provides for the deferral and capitalization of interest thereon; provided that any Collateral Asset which has sustained a write down of principal balance in accordance with its terms will not necessarily be considered a Defaulted Security solely due to such write down.

For purposes of calculating the Overcollateralization Tests, an appraisal reduction of a Collateral Asset will be assumed to result in an implied reduction of principal balance for such Collateral Asset only if such appraisal reduction is intended to reduce the interest payable on such Collateral Asset and only in proportion to such interest reduction. For purposes of the Overcollateralization Tests, any Collateral Asset that has sustained an implied reduction of principal balance due to an appraisal reduction will not be considered a Defaulted Security solely due to such implied reduction. The Collateral Manager will notify the Trustee of any appraisal reductions of Collateral Assets if the Collateral Manager has actual knowledge thereof.

For purposes of the definition of “Defaulted Security,” the “Maturity Extension Requirements” will be satisfied with respect to any extension if the maturity date is extended (i) in the case of Loans other than ARD Loans, to a new maturity date that is (A) not more than two (2) years after the original maturity date and (B) not less than ten years prior to the Stated Maturity and (ii) in the case of ARD Loans, such that (A) the anticipated repayment date will not be less than 20 years prior to the Stated Maturity and (B) the new maturity date is not less than 3 years prior to the Stated Maturity; provided, however, that notwithstanding the requirements in the foregoing clauses (i) and (ii), “Maturity Extension Requirements” will be deemed satisfied with respect to any extensions as to which the Rating Condition has been satisfied.

“Deferred Interest Amount” means the Class C Deferred Interest Amount, Class D Deferred Interest Amount, Class E Deferred Interest Amount, Class F Deferred Interest Amount, Class G Deferred Interest Amount, Class H Deferred Interest Amount or Class J Deferred Interest Amount, as applicable.

“Deferred Senior Collateral Management Fee” means any Senior Collateral Management Fee that the Collateral Manager elects to defer that otherwise would have been paid in accordance with the Priority of Payments

“Deferred Senior Collateral Management Fee Interest” means the interest that will accrue on any Deferred Senior Collateral Management Fee for each Interest Period at a per annum rate of LIBOR.

“Deferred Termination Payment” means a termination payment due to a Subordinated Termination Event.

“Definitive Class A-1B Note” has the meaning in Section 2.1(c) hereof.

“Definitive Note” has the meaning specified in Section 2.1(d) hereof.

“Delayed Draw Term Loan” means any Loan that is fully committed on the initial funding date of such Loan but is required to be fully funded in one or more installments and which, once all such installments have been made, has the characteristics of a term loan; provided that no Loan with respect to which the additional funding obligation is held separately outside the Issuer by an affiliate of the Seller or by an unaffiliated third party shall be deemed to be a “Delayed Draw Term Loan” under this Indenture; provided, further, for purposes of the Coverage Tests and the Collateral Quality Tests, the principal balance of a Delayed Draw Term Loan, as of any date of determination, refers to the sum of (a) the outstanding principal balance of such Delayed Draw Term Loan and (b) the amounts on deposit in the Unfunded Commitment Reserve Account in respect of the unfunded portion of such Delayed Draw Term Loan.

“Depositary” means, with respect to the Offered Notes (other than the Class A-1B Notes) issued in the form of one or more Global Notes, the Person designated as Depositary pursuant to Section 2.2(f) hereof or any successor thereto appointed pursuant to the applicable provisions of this Indenture.

“Depositary Participant” means a broker, dealer, bank or other financial institution or other Person for whom from time to time the Depositary effects book-entry transfers and pledges of Notes deposited with the Depositary.

“Designated Maturity” has the meaning specified in Schedule B hereto.

“Determination Date” means the last day of a Due Period.

“Distribution” means any payment of principal, interest or fee or any dividend or premium payment made on, or any other distribution in respect of, an obligation or security. For the avoidance of doubt, any Collateral Assets received in connection with an Offer or distressed (or other) exchange shall not constitute a Distribution.

“Distribution Date” means, in each calendar month commencing in December 2006, the 20th day of such calendar month; provided that (i) the final Distribution Date with respect to the Notes will be the Stated Maturity, (ii) if a Distribution Date would otherwise fall on a day that is not a Business Day, the relevant Distribution Date will be the first following day that is a Business Day and (iii) the Accelerated Maturity Date shall be a Distribution Date. The “Due Period” relating to any Distribution Date shall be the Due Period that immediately precedes such Distribution Date.

“Diversity Test” means a test that will be satisfied if on any Measurement Date the Herfindahl Score for the Collateral Assets is equal to or greater than 30. In the event that cash has been received in respect of Principal Proceeds of the Collateral Assets since the immediately preceding Measurement Date but has not been reinvested in additional Collateral Assets as of the current Measurement Date, the Diversity Test also will be deemed satisfied on the current Measurement Date notwithstanding a Herfindahl Score of 30 or less if (i) the Diversity Test was satisfied or deemed satisfied on the immediately preceding Measurement Date and (ii) the reason for the failure on the current Measurement Date is the existence of such cash. Similarly, if the Diversity Test was not satisfied or deemed satisfied on the immediately preceding Measurement Date and the Herfindahl Score has worsened as of the current Measurement Date, the Herfindahl Score as of the immediately preceding Measurement Date will be deemed to have been maintained on the current Measurement Date to the extent that the reason for such worsened Herfindahl Score is the existence of such cash.

“Dollar,” “U.S.$” or “$” means a dollar or other equivalent unit in such coin or currency of the United States as at the time shall be legal tender for all debts, public and private.

“DTC” means The Depository Trust Company, a New York corporation.

“Due Date” means each date on which a Distribution is due on a Pledged Security.

“Due Period” means with respect to any Distribution Date, each period from, but excluding, the thirteenth (13th) day of the calendar month that ends immediately prior to the immediately preceding Distribution Date to, and including, the thirteenth (13th) day of the calendar month that ends immediately prior to the month in which such Distribution Date occurs or, if such date is not a Business Day, the immediately following Business Day (and if the last day of a Due Period is so adjusted, the succeeding Due Period shall commence on the day immediately following the last day of such Due Period), except that (a) the initial Due Period will commence on, and include, the Closing Date and (b) the final Due Period will end on, and include, the day preceding the Stated Maturity of the Notes. Amounts that would otherwise have been payable in respect of a Pledged Collateral Asset on the last day of a Due Period but for such day’s not being a designated business day in the Underlying Instruments or a Business Day under this Indenture shall be considered included in collections received during such Due Period; provided that such amounts are received no later than the Business Day immediately following the last day of the related Due Period. The “Distribution Date” relating to any Due Period shall be the Distribution Date that next succeeds the last day of such Due Period.

“Eligibility Criteria” has the meaning specified in Section 12.2(a) hereof.

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“Eligible Investments” include any Dollar-denominated investment that is one or more of the following (and may include investments for which the Trustee and/or its Affiliates or the Collateral Manager and/or its Affiliates provides services or receives compensation):

(a) Cash;

(b) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States;

(c) demand and time deposits in, certificates of deposit of, bankers’ acceptances payable within 183 days of issuance issued by, or Federal funds sold by any depository institution or trust company incorporated under the laws of the United States (including the Bank) or any state thereof and subject to supervision and examination by Federal and/or state banking authorities so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have a credit rating of not less than “Aa2” by Moody’s (and, if such rating is “Aa2,” such rating is not on watch for possible downgrade by Moody’s) and not less than “AA+” by Standard & Poor’s in the case of long-term debt obligations, or “P-1” by Moody’s (and such rating is not on watch for possible downgrade by Moody’s), “F1+” by Fitch and “A-1+” by Standard & Poor’s (or “A-1” with respect to overnight investments offered or managed by the Bank, for so long as the Bank is the Trustee) in the case of commercial paper and short-term debt obligations including time deposits; provided that (i) in each case, the obligor thereof must have at the time of such investment a long-term credit rating of not less than “A1” by Moody’s (and, if such rating is “A1,” such rating is not on watch for possible downgrade by Moody’s) and (ii) in the case of commercial paper and short-term debt obligations with a maturity of longer than 91 days, the obligor thereof must also have at the time of such investment a long-term credit rating of not less than “AA+” by Standard & Poor’s, not less than “AA-” by Fitch and not less than “Aa2” by Moody’s (and, if such rating is “Aa2,” such rating is not on watch for possible downgrade by Moody’s);

(d) unleveraged repurchase obligations with respect to (i) any security described in clause (b) above or (ii) any other Registered obligation issued or guaranteed by an agency or instrumentality of the United States (in each case without regard to the Stated Maturity of such security), in either case entered into with a U.S. Federal or state depository institution or trust company (acting as principal) described in clause (c) above or entered into with a corporation (acting as principal) whose long-term rating is not less than “Aa2” by Moody’s (and, if such rating is “Aa2,” such rating is not on watch for possible downgrade by Moody’s) and not less than “AA+” by Standard & Poor’s or whose short-term credit rating is “P-1” by Moody’s (and such rating is not on watch for possible downgrade by Moody’s), “F1+” by Fitch and “A-1+” by Standard & Poor’s at the time of such investment; provided that (i) in each case, the obligor thereof must have at the time of such investment a long-term credit rating of not less than “Aa2” by Moody’s (and, if such rating is “Aa2,” such rating is not on watch for possible downgrade by Moody’s) and (ii) if such security has a maturity of longer than 91 days, the obligor thereof must also have at the time of such investment a long-term credit rating of not less than “AA+” by Standard & Poor’s and not less than “AA-” by Fitch;

(e) Registered debt securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state thereof that have a credit rating of not less than “Aa2” by Moody’s (and, if such rating is “Aa2,” such rating is not on watch for possible downgrade by Moody’s), not less than “AA-”by Fitch and not less than “AA+” by Standard & Poor’s; provided that, if such security has a maturity of shorter than 30 days, the obligor thereof must also have at the time of such investment a short-term credit rating of not less than “F1” by Fitch, if such security has a maturity of longer than 30 days, the obligor thereof must also have at the time of such investment a short-term credit rating of not less than “F1+” by Fitch, and if such security has a maturity of longer than 365 days the obligor thereof must also have at the time of such investment a long-term credit rating of not less than “AAA” by Fitch;

(f) commercial paper or other short-term obligations with a maturity of not more than 183 days from the date of issuance and having at the time of such investment a credit rating of “P-1” by Moody’s (and such rating is not on watch for possible downgrade by Moody’s), “F1+” by Fitch and “A-1+” by Standard & Poor’s; provided that if such security has a maturity of longer than 91 days, the obligor thereof must also have at the time of such investment a long-term credit rating of not less than “AA+” by Standard & Poor’s, not less than “AA-” by Fitch and not less than “Aa2” by Moody’s (and, if such rating is “Aa2,” such rating is not on watch for possible downgrade by Moody’s);

(g) Registered reinvestment agreement issued or unconditionally guaranteed by any bank, or a Registered reinvestment agreement issued or unconditionally guaranteed by any insurance company or a Registered reinvestment agreement issued or unconditionally guaranteed by any other corporation or entity (if treated as debt by the obligor), in each case, that (i) has a credit rating of “P-1” by Moody’s (and such rating is not on watch for possible downgrade by Moody’s), “F1+” by Fitch and “A-1+” by Standard & Poor’s or (ii) if such security has a maturity of longer than 91 days, has at the time of such investment a long-term credit rating of not less than “AA+” by Standard & Poor’s, not less than “AA-” by Fitch and not less than “Aa2” by Moody’s (and, if such rating is “Aa2,” such rating is not on watch for possible downgrade by Moody’s); provided that, if such security has a maturity of shorter than 30 days, the obligor thereof must also have at the time of such investment a short-term credit rating of not less than “F1” by Fitch, if such security has a maturity of longer than 30 days, the obligor thereof must also have at the time of such investment a short-term credit rating of not less than “F1+” by Fitch, and if such security has a maturity of longer than 365 days the obligor thereof must also have at the time of such investment a long-term credit rating of not less than “AAA” by Fitch; and

(h) interests in any money market fund or similar investment vehicle having at the time of investment therein the highest credit rating assigned by Moody’s and a rating of “AAAm” by Standard & Poor’s; provided that such fund or vehicle is formed and has its principal office within the United States; provided, further, that, if such security has a maturity of shorter than 30 days, the obligor thereof must also have at the time of such investment a short-term credit rating of not less than “F1” by Fitch (if rated by Fitch), if such security has a maturity of longer than 30 days, the obligor thereof must also have at the time of such investment a short-term credit rating of not less than “F1+” by Fitch (if rated by Fitch), and if such security has a maturity of longer than 365 days the obligor thereof must also have at the time of such investment a long-term credit rating of not less than “AAA” by Fitch (if rated by Fitch);

and, in each case (other than clause (a) or (h)), with a Stated Maturity or, in the case of clause (g), a withdrawal date (in each case giving effect to any applicable grace period) no later than the Business Day immediately preceding the Distribution Date next following the Due

Period in which the date of investment occurs; provided that Eligible Investments may not include (i) any mortgaged-backed security, (ii) any security that does not provide for payment or repayment of a stated principal amount in one or more installments, (iii) any security purchased at a price in excess of 100% of the par value thereof, (iv) any investment the income from or proceeds of disposition of which is or will be subject to reduction for or on account of any withholding or similar tax, (v) any security the acquisition (including the manner of acquisition), ownership, enforcement or disposition of which will subject the Issuer to net income tax in any jurisdiction, (vi) any Floating Rate Security (other than the time deposits described in clause (c) above) whose interest rate is inversely or otherwise not proportionately related to an interest rate index or is calculated as other than the sum of an interest rate index plus or minus a spread, (vii) any security whose rating by Standard & Poor’s includes the subscript “r,” “t,” “p,” “pi” or “q,” (viii) any security that is subject to an Offer, (ix) any security that the Collateral Manager determines (in accordance with the Collateral Management Agreement) to be subject to substantial non-credit-related risk, (x) any Interest-Only Securities or (xi) the acquisition, ownership, enforcement and disposition of any interest that will cause the Issuer to fail to be treated as a Qualified REIT Subsidiary; provided further that, if any of the rating requirements set forth in clauses (c), (d), (e), (f) or (g) above are not satisfied, such investment will qualify as an Eligible Investment upon satisfaction of the Rating Condition with respect to the applicable Rating Agency. Eligible Investments may be obligations of, and may be purchased from, the Trustee and its Affiliates, and may include obligations for which the Trustee or an Affiliate thereof receives compensation for providing services. Notwithstanding the foregoing, except in the case of clauses (e) and (h), such obligation shall have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change.

“Entitlement Holder” has the meaning specified in Section 8-102(a)(7) of the UCC.

“Entitlement Order” has the meaning specified in Section 8-102(a)(8) of the UCC.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

“Excel Default Model Input File” means an electronic spreadsheet file in Microsoft Excel format to be provided to Standard & Poor’s, which file shall include the following information with respect to each Collateral Asset: (a) the name and country of domicile of the issuer thereof and the particular issue held by the Issuer, (b) the CUSIP or other applicable identification number associated with such Collateral Asset, (c) the par value of such Collateral Asset, (d) the type of issue (including, by way of example, whether such Collateral Asset is a bond, loan or asset-backed security), using such abbreviations as may be selected by the Trustee, (e) a description of the index or other applicable benchmark upon which the interest payable on such Collateral Asset is based (including, by way of examples, fixed rate, step-up rate, zero coupon and LIBOR), (f) the coupon (in the case of a Fixed Rate Asset) or the spread over the applicable index (in the case of a Floating Rate Security), (g) the Standard & Poor’s Industry Classification Group for such Collateral Asset, (h) the stated maturity date of such Collateral Asset, (i) the Standard & Poor’s Rating of such Collateral Asset or the issuer thereof, as applicable, (j) the priority category assigned by Standard & Poor’s to such Collateral Asset, if available, (k) the balance of Cash and Eligible Investments in each Account and (l) such other information as the Trustee may determine to include in such file.

“Excepted Asset” means each Closing Date Collateral Asset and each of the assets listed on Schedule N.

“Excepted Property” means (a) the U.S.$250 of capital contributed by the owners of the Issuer’s ordinary shares in accordance with the Preference Share Documents and U.S.$250 representing a profit fee to the owners of the Issuer’s ordinary shares, together with, in each case, any interest accruing thereon and the bank account in which such Cash is held and (b) the Preference Share Distribution Account.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expense Account” means the Securities Account designated the “Expense Account” and established in the name of the Trustee pursuant to Section 10.4 hereof.

“Expense Year” means each 12-month period commencing on the Business Day following a November Distribution Date (or in the case of the first Expense Year, the Closing Date) and ending on the following November Distribution Date.

“Extended Maturity Date” means, with respect to any Collateral Asset, the maturity date of such Collateral Asset, assuming the exercise of all extension options (if any) that are exercisable at the option of the related borrower under the terms of such Collateral Asset.

“Extended Weighted Average Maturity” means, as of any Measurement Date with respect to the Collateral Assets (other than Defaulted Securities), the number obtained by (i) summing the products obtained by multiplying (a) the remaining term to maturity (in years, rounded to the nearest one-tenth thereof, and based on the Extended Maturity Date) of each Collateral Asset (other than Defaulted Securities) by (b) the outstanding Principal Balance at such time of such Collateral Asset and (ii) dividing the sum by the aggregate Principal Balance at such time of all Collateral Assets (other than Defaulted Securities).

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statement” means a financing statement relating to the Collateral naming the Issuer as debtor and the Trustee on behalf of the Secured Parties as secured party.

“Fitch” means, collectively, Fitch, Inc., Fitch Ratings, Ltd. and their subsidiaries including Derivative Fitch, Inc. and Derivative Fitch Ltd. and any successor or successors thereto.

“Fitch Loan Diversity Index Score” means, except as provided below, the amount, determined by the Collateral Manager on any Measurement Date, by the sum of the series of products obtained for each Collateral Asset, by squaring the quotient of (x) the Principal Balance on such Measurement Date of each such Collateral Asset and (y) the Aggregate Principal Balance of all Collateral Assets on such Measurement Date, multiplied by 10,000. In the event that cash has been received in respect of Principal Proceeds since the immediately preceding Measurement Date but has not been reinvested in additional Collateral Assets as of the current Measurement Date, the aggregate amount then held in cash will be divided into one or more “Cash Security Exposures.” Each Cash Security Exposure will be sized in an amount equal to the result obtained by averaging the Principal Balance of all Collateral Assets on such Measurement Date; provided that, if the cash position as of such Measurement Date is less than such average, or it there is cash remaining in an amount less than such average, the Cash Security Exposure or the additional Cash Security Exposure, as applicable, represented thereby will be sized in the actual amount of such cash position. “Fitch Loan Diversity Index Score” will then mean the amount, determined by the Collateral Manager on any Measurement Date, by the sum of the series of products obtained for each Collateral Asset, by squaring the quotient of (x) the Principal Balance on such Measurement Date of each such Collateral Asset and each Cash Security Exposure and (y) the Aggregate Principal Balance of all Collateral Assets and all Cash Security Exposures on such Measurement Date, multiplied by 10,000.

“Fitch Loan Diversity Index Test” means a test that will be satisfied on any Measurement Date if the Fitch Loan Diversity Index Score for the Collateral Assets is less than or equal to 333.

“Fitch Poolwide Expected Loss” means the output generated using Fitch’s modified commercial mortgage-backed securities multi-borrower model as applied to all Collateral Assets that are Loans.

“Fitch Poolwide Expected Loss Test” means a test that will be satisfied on any Measurement Date if the Fitch Poolwide Expected Loss (determined as provided in this Indenture) of the Collateral Assets is equal to or less than 38.375%.

“Fitch Rating” of any Collateral Asset will be determined as follows:

(A) if such Collateral Asset is rated by Fitch, the Fitch Rating will be such rating;

(B) if such Collateral Asset is not rated by Fitch and a rating is published by both Standard & Poor’s and Moody’s, the Fitch Rating will be the lower of such ratings; and, except with respect to any Loan, if a rating is published by only one of Standard & Poor’s and Moody’s, the Fitch Rating will be that published rating by Standard & Poor’s or Moody’s, as the case may be; or

(C) if the Fitch Rating cannot be assigned in accordance with clauses (A) or (B) above, the Issuer or the Collateral Manager (on behalf of the Issuer) will apply to Fitch for a credit assessment which thereafter will be the Fitch Rating;

provided that (x) if such Collateral Asset has been put on rating watch negative for possible downgrade by any Rating Agency, then the rating used to determine the Fitch Rating under either of clauses (A) or (B) above will be one rating subcategory below such rating by that Rating Agency, and (y) if such Collateral Asset has been put on rating watch positive for possible upgrade by any Rating Agency, then the rating used to determine the Fitch Rating under either of clauses (A) or (B) above will be one rating subcategory above such rating by that Rating Agency, and (z) notwithstanding the rating definition described above, Fitch reserves the right to issue a rating estimate for any Collateral Asset at any time.

“Fixed Rate Asset” means any Collateral Asset other than (i) a Floating Rate Security and (ii) a Deemed Floating Rate Security.

“Fixed Rate Excess” means, as of any Measurement Date, a fraction (expressed as a percentage) the numerator of which is equal to the product of (a) the greater of zero and the excess, if any, of the Weighted Average Coupon for such Measurement Date over 7.15% and (b) the Aggregate Principal Balance of all Collateral Assets that are Fixed Rate Assets (excluding all Defaulted Securities) and the denominator of which is the Aggregate Principal Balance of all Collateral Assets that are Floating Rate Securities (excluding all Defaulted Securities).

“Floating Rate Security” means any Collateral Asset (other than a Deemed Fixed Rate Asset) that is expressly stated to bear interest based on a floating rate index for Dollar denominated obligations commonly used as a reference rate in the United States or the United Kingdom.

“Flow-Through Investment Vehicle” means any entity (i) that would be an investment company but for the exception in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act and the amount of whose investment in the Securities (including its investment in all Classes of the Notes and Preference Shares) exceeds 40% of its total assets (determined on a consolidated basis with its subsidiaries), (ii) as to which any Person owning any equity or similar interest in the entity has the ability to control any investment decision of such entity or to determine, on an investment-by-investment basis, the amount of such Person’s contribution to any investment made by such entity, (iii) that was organized or reorganized for the specific purpose of acquiring a Note or Preference Share or (iv) as to which any Person owning an equity or similar interest in which was specifically solicited to make additional capital or similar contributions for the purpose of enabling such entity to purchase a Note or Preference Share.

“Form-Approved Hedge Agreement” means a Hedge Agreement relating to a specific Hedge Counterparty with respect to which (a) the related Collateral Assets could be purchased by the Issuer without any required action by the Rating Agencies and (b) the documentation of which conforms in all material respects to a form for which Rating Confirmation was previously obtained (as certified to the Trustee by the Collateral Manager) for use of such form by the Issuer; provided, that (i) such Form-Approved Hedge Agreement shall not provide for any upfront payments to be made to any Hedge Counterparty, (ii) any revised Form-Approved Hedge Agreement shall be approved by each of the Rating Agencies prior to the initial use thereof as evidenced by receipt of Rating Confirmation, (iii) any Rating Agency may withdraw its consent to the use of a particular Form-Approved Hedge Agreement by written notice to the Trustee, the Collateral Manager and the relevant Hedge Counterparty (provided that such withdrawal of consent shall not affect any existing Hedge Agreement entered into with such Hedge Counterparty) and (iv) the Issuer (or the Collateral Manager on its behalf) shall deliver to the Trustee and each Rating Agency a copy of each Form-Approved Hedge Agreement upon receipt of Rating Confirmation with respect thereto, and the Trustee’s records (when taken together with any correspondence received from the Rating Agencies pursuant to clause (ii)) shall be conclusive evidence of such form.

“Global Notes” means the Regulation S Global Notes and the Restricted Global Notes.

“Grant” means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, grant and create a security interest in and right of set-off against, deposit, set over and confirm. A Grant of the Pledged Securities, or of any other security or instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, without limitation, the immediate continuing right to claim, collect, receive and take receipt for principal, interest and fee payments in respect of the Pledged Securities or such other instruments, and all other Cash payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Hedge Agreement” means any interest rate protection agreement consisting of any fixed rate for floating rate interest rate swap, basis swap, floating rate for floating rate swap or timing swap and any interest rate cap entered into between the Issuer and the Initial Hedge Counterparty on the Closing Date, any Deemed Floating Rate Hedge Agreement, any Deemed Fixed Rate Hedge Agreement and any other interest rate swaps, basis swaps, floating rate for floating rate swap or timing swap or caps between the Issuer and any Hedge Counterparty entered into on or after the Closing Date, in each case as amended from time to time, and any replacement hedge agreement on substantially identical terms (or such other terms satisfying the Rating Condition) entered into pursuant to Section 16.1 hereof. Except as provided in Section 16.1(j) hereof, each Hedge Agreement shall provide that any amount payable to the Hedge Counterparty thereunder shall be subject to the Priority of Payments.

“Hedge Counterparty” means (a) the Initial Hedge Counterparty, (b) each counterparty under each Deemed Fixed Rate Hedge Agreement and each Deemed Floating Rate Hedge Agreement or (c) any other counterparty under a replacement for the Initial Hedge Agreement or under a Hedge Agreement entered into subsequent to the Closing Date, in each case, which counterparty satisfies the Rating Condition or, in each case, any permitted assignee or successor under the Hedge Agreement, which assignee or successor satisfies the Rating Condition.

“Hedge Counterparty Collateral Account” means each Securities Account designated a “Hedge Counterparty Collateral Account” and established in the name of the Trustee pursuant to Section 16.1(d) hereof.

“Hedge Counterparty Ratings Requirement” means, (a) either (i) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of the related Hedge Rating Determining Party are rated at least “A-1” by Standard & Poor’s, or (ii) if no short-term debt obligations of such Hedge Rating Determining Party are rated by Standard & Poor’s, the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of such Hedge Rating Determining Party are rated at least “A+” by Standard & Poor’s; (b) either (i) (x) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of such Hedge Rating Determining Party are rated at least “P-1” by Moody’s (and such rating is not on watch for possible downgrade) and (y) the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of such Hedge Rating Determining Party are rated higher than “A1” by Moody’s or are rated “A1” by Moody’s (and such rating is not on watch for possible downgrade) or (ii) if there is no such short-term debt rating by Moody’s, the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of such Hedge Rating Determining Party are rated higher than “Aa3” by Moody’s or are rated at least “Aa3” by Moody’s (and such rating is not on watch for possible downgrade); and (c) either (i) the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of the related Hedge Rating Determining Party are rated at least “F1” by Fitch, or (ii) if no short-term debt obligations of such Hedge Rating Determining Party are rated by Fitch, the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of such Hedge Rating Determining Party are rated at least “A+” by Fitch. The “Hedge Counterparty Ratings Requirement” with respect to any Hedge Counterparty under any Deemed Floating Rate Hedge Agreement or Deemed Fixed Rate Hedge Agreement shall be as set forth above, subject to any amendments to the relevant ratings set forth herein which the Rating Agencies may require, and the Issuer shall seek confirmation as to the level of such ratings from each of the Rating Agencies prior to entering into any Deemed Floating Rate Hedge Agreement or Deemed Fixed Rate Hedge Agreement.

“Hedge Rating Determining Party” means, with respect to a Hedge Agreement, (a) unless clause (b) applies with respect to such Hedge Agreement, the related Hedge Counterparty or any transferee thereof or (b) any affiliate of the related Hedge Counterparty or any transferee thereof that unconditionally guarantees (with such form of guarantee satisfying Standard & Poor’s then-published criteria with respect to guarantees) the obligations of such Hedge Counterparty or such transferee, as the case may be, under such Hedge Agreement or such other party as specified in the relevant Hedge Agreement. For the purpose of this definition, no direct or indirect recourse against one or more shareholders of such Hedge Counterparty or any such transferee (or against any person in control of, or controlled by, or under common control with, any such shareholder) shall be deemed to constitute a guarantee, security or support of the obligations of the Hedge Counterparty or any such transferee unless a written guarantee is issued.

“Herfindahl Score” means the amount determined by the Collateral Manager on any Measurement Date, by dividing (i) one by (ii) the sum of the series of products obtained for each Collateral Asset, by squaring the quotient of (x) the Principal Balance on such Measurement Date of each such Collateral Asset and (y) the Aggregate Principal Balance of all Collateral Assets on such Measurement Date.

“Highest Auction Price” means, with respect to an Auction Call Redemption, the greater of (a) the highest price bid by any Listed Bidder for all of the Collateral Assets and (b) the sum of the highest prices bid by one or more Listed Bidders for each Subpool. In each case, the price bid by a Listed Bidder shall be the Dollar amount which the Collateral Manager certifies to the Trustee is based on the Collateral Manager’s review of the bids, which certification shall be binding and conclusive.

“Holder” or “Securityholder” means, with respect to any Note, the Person in whose name such Note is registered in the Note Register and with respect to any Preference Share, the Person in whose name such Preference Share is registered in the register maintained by the Share Registrar.

“Holder Subaccount” has the meaning specified in Section 17.6(a) hereof.

“Indenture” means this instrument and, if from time to time supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

“Indenture Event of Default” has the meaning specified in Section 5.1 hereof.

“Independent” means, as to any Person, any other Person (including, in the case of an accountant, or lawyer, a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions and (iii) if required to deliver an opinion or certificate to the Trustee pursuant to this Indenture, states in such opinion or certificate that the signer has read this definition and that the signer is Independent within the meaning hereof. “Independent” when used with respect to any accountant may include an accountant who performs agreed upon procedures on the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person under Interpretation 101-11 of Rule 101 of the Rules of Conduct of the Code of Professional Conduct of the American Institute of Certified Public Accountants.

“Initial Hedge Agreement” means the ISDA Master Agreement, Schedule and Confirmation (as defined therein), each dated as of the Closing Date, between the Issuer and the Initial Hedge Counterparty, as amended from time to time.

“Initial Hedge Counterparty” means UBS AG, London Branch.

“Initial Investment Period” means the period from (and including) the Closing Date to (but excluding) the earlier to occur of (i) August 20, 2007 and (ii) the date on which the Collateral Manager, on behalf of the Issuer, notifies the Trustee that the Issuer has purchased (or entered into binding commitments to purchase) Collateral Assets with an Aggregate Principal Balance of at least U.S.$1,000,000,000 (including for this purpose the aggregate unfunded portion of each Delayed Draw Term Loan owned by the Issuer).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Advance” has the meaning specified in Section 10.12(a) hereof.

“Interest Collection Account” means the Securities Account designated the “Interest Collection Account” and established in the name of the Trustee pursuant to Section 10.2(a) hereof.

“Interest Coverage Amount” means an amount equal to the sum, without duplication, of (i) the Scheduled Distributions of interest due (in each case regardless of whether the due date for any such interest payment has yet occurred) in the Due Period in which such Measurement Date occurs on (x) the Collateral Assets and (y) all Eligible Investments purchased with the Interest Proceeds held in the Collection Accounts plus (ii) any fees actually received by the Issuer during such Due Period which constitute Interest Proceeds plus (iii) Interest Advances, if any, advanced by the Advancing Agent or the Backup Advancing Agent, with respect to the related Distribution Date plus (iv) the amount, if any, scheduled to be paid to the Issuer by the Hedge Counterparty under the Hedge Agreement on the Distribution Date relating to such Due Period minus (v) the amount, if any, scheduled to be paid to the Hedge Counterparty by the Issuer under the Hedge Agreement on the Distribution Date relating to such Due Period minus (vi) the amount, if any, scheduled to be paid to the payment of taxes and filing and registration fees (including annual return fees) owed by the Issuers on the Distribution Date relating to such Due Period minus (vii) the amount, if any, scheduled to be applied on the Distribution Date relating to such Due Period (a) to the payment to the Trustee, the Collateral Administrator, the Advancing Agent, the Preference Share Paying Agent, the Preference Share Transfer Agent, the Share Registrar and the Administrator of accrued and unpaid fees and expenses owing to them under this Indenture, the Collateral Administration Agreement, the Preference Share Paying and Agency Agreement and the Administration Agreement and (b) to the payment of other accrued and unpaid administrative expenses of the Issuers (excluding the Senior Collateral Management Fee and principal and interest on the Notes), minus (viii) the amount, if any, scheduled to be paid to the payment to the Collateral Manager of any accrued and unpaid Senior Collateral Management Fee minus (ix) any scheduled distribution of interest accrued on Collateral Assets to the date of acquisition thereof and acquired with Principal Proceeds or Uninvested Proceeds after the Effective Date minus (x) any amounts paid by the Issuer prior to the Distribution Date, or if not yet paid, scheduled to be paid pursuant to clause (2) of the Interest Proceeds Waterfall.

“Interest Distribution Amount” means, with respect to any Class of Notes and any Distribution Date, the sum of (a) the aggregate amount of interest accrued at the annual rate at which interest accrues on the Notes of such Class applicable for the Interest Period relating to such Class during the period from, and including, the immediately preceding Distribution Date to, but excluding, such Distribution Date, on the Aggregate Outstanding Amount of the Notes of such Class on the first day of such Interest Period (after giving effect to any redemption of the Notes of such Class or other payment of principal of the Notes of such Class on any preceding Distribution Date) plus (b) any Defaulted Interest in respect of the Notes of such Class and accrued interest thereon.

“Interest-Only Security” means any Collateral Asset that does not provide for the repayment of a stated principal amount in one or more installments.

“Interest Period” means in the case of any Class of Notes, (i) the period from, and including, the Closing Date to, but excluding, the first Distribution Date and (ii) thereafter, the period from, and including, the Distribution Date immediately following the last day of the immediately preceding Interest Period to, but excluding, the next succeeding Distribution Date, provided that if the nominal Distribution Date is not a Business Day and the Distribution Date has been deemed to be the next succeeding Business Day, with respect to the Notes, interest shall accrue for the period beginning on the nominal Distribution Date and ending on the deemed Distribution Date.

“Interest Proceeds” means, with respect to any Distribution Date, (A) the sum (without duplication) of (1) all cash payments of interest (including any amount representing the accreted portion of a discount from the face amount of an Eligible Investment) or dividends and other distributions (but excluding distributions on Preferred Equity Securities attributable to the return of capital by their governing documents) received during the related Due Period on all Collateral Assets other than Defaulted Securities (net of the Servicing Fee and other amounts payable in accordance with the Servicing Agreement) and Eligible Investments, including, in the

Collateral Manager’s commercially reasonable discretion (exercised as of the trade date), the accrued interest received in connection with a sale of such Collateral Assets or Eligible Investments (to the extent such accrued interest was not applied to the purchase of Substitute Collateral Assets), in each case, excluding any accrued interest included in Principal Proceeds pursuant to clause (A)(4), (5) or (7) of the definition of Principal Proceeds, (2) all make whole premiums, yield maintenance or any interest amount paid in excess of the stated interest amount of a Collateral Asset received during the related Due Period, (3) all amendment and waiver fees, late payment fees, commitment fees, exit fees, extension fees and other fees and commissions received by the Issuer during such Due Period in connection with such Collateral Assets and Eligible Investments (other than, in each such case, fees and commissions received in connection with the restructuring of a Defaulted Security or default of Collateral Assets and Eligible Investments and, for the avoidance of doubt, any origination fees paid by a related borrower), (4) all payments pursuant to any Hedge Agreement for the Distribution Date immediately following such Due Period (excluding any amounts payable upon a termination under any Hedge Agreement during such Due Period), (5) funds in the Uninvested Proceeds Account designated as Interest Proceeds by the Collateral Manager in accordance with Section 10.5 hereof, (6) funds in the Expense Account designated as Interest Proceeds by the Collateral Manager in accordance with Section 10.4 hereof, (7) funds remaining on deposit in the Expense Account upon redemption of the Notes in whole, as described in accordance with Section 10.4 hereof, (8) except for distributions on Preferred Equity Securities attributable to the return of capital by their governing documents and other than as specified in item (1) above, all proceeds received in respect of equity features, if any, of the Collateral Assets, (9) with respect to any Defaulted Security sold by the Issuer during the related Due Period, the excess, if any, of the amount received by the Issuer in connection with such sale and the par amount of such Defaulted Security, and (10) all payments of principal on Eligible Investments purchased with proceeds of items (A)(1), (2) and (3) of this definition; provided that Interest Proceeds will in no event include any payment or proceeds specifically defined as “Principal Proceeds” in the definition thereof, minus (B)(1) the aggregate amount of any Nonrecoverable Advances that were previously reimbursed to the Advancing Agent or the Backup Advancing Agent, and the aggregate amount of any Nonrecoverable Cure Advances reimbursed to the Collateral Manager during the related Due Period from Interest Proceeds and (2) the aggregate amount of any amounts payable by the Issuer under the related Hedge Agreement that were previously paid to the applicable Hedge Counterparty from Interest Proceeds during the related Due Period. For the avoidance of doubt, “Interest Proceeds” shall not include the Servicing Fee (which is netted against the amounts described in clause (A)(1) above.

“Interest Proceeds Waterfall” has the meaning specified in Section 11.1(a)(i) hereof.

“Interest Shortfall” has the meaning specified in Section 10.12(a) hereof.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and the rules thereunder.

“Irish Listing Agent” means McCann FitzGerald Listing Services Limited, in its capacity as listing agent with respect to the Notes in Ireland, together with its successors in such capacity.

“Irish Paying Agent” means Custom House Administration and Corporate Services Limited in Dublin, Ireland, in its capacity as paying agent with respect to the Notes in Ireland, together with its successors in such capacity.

“Irish Stock Exchange” means the Irish Stock Exchange Limited.

“IRR” means, with respect to each Distribution Date, the rate of return on the Preference Shares that would result in a net present value of zero, assuming (a) the original Aggregate Notional Amount of the Preference Shares is an initial negative cash flow on the Closing Date and all distributions, if any, to the Preference Share Paying Agent (for distribution to the Preference Shareholders) on such Distribution Date and each preceding Distribution Date are positive cash flows, (b) the initial date for the calculation is the Closing Date, (c) the number of days to each subsequent Distribution Date from the Closing Date is calculated on the basis of a 360-day year consisting of twelve 30-day months and (d) the calculation is made on an annual compounding basis.

“Issue” of Collateral Assets means Collateral Assets issued by the same issuer, secured by the same collateral pool.

“Issuer” means RAIT CRE CDO I, Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands, unless a successor Person shall have become the Issuer pursuant to the applicable provisions of this Indenture, and thereafter “Issuer” shall mean such successor Person.

“Issuer Charter” means the Memorandum and Articles of Association of the Issuer, filed under The Companies Law (2004 Revision) of the Cayman Islands, as modified and supplemented and in effect from time to time.

“Issuer Order” and “Issuer Request” mean, respectively, a written order or a written request (which may be in the form of a standing order or request), in each case dated and signed in the name of the Issuer by an Authorized Officer of the Issuer and (if appropriate) the Co-Issuer or by an Authorized Officer of the Collateral Manager (on behalf of the Issuer) where permitted pursuant to this Indenture or the Collateral Management Agreement, as the context may require or permit.

“LIBOR” has the meaning specified in Schedule B hereto.

“LIBOR Business Day” has the meaning specified in Schedule B hereto.

“LIBOR Determination Date” has the meaning specified in Schedule B hereto.

“Listed Bidders” has the meaning specified in Schedule D hereto.

“Liquidity Facility” means, for any entity, a liquidity loan agreement, a liquidity asset purchase agreement or other arrangement through which credit or liquidity support is provided (a copy of which is delivered to the Class A-1B Note Agent, the Issuer and each Rating Agency) and that, generally, subject to the particular requirements of the related Class A-1B Note Purchase Agreement, provides for the several commitments of the Liquidity Providers party thereto to make loans to, purchase assets from, or otherwise provide credit or liquidity support to, such entity in an aggregate principal amount at any one time outstanding equal to or greater than the Class A-1B Commitment of such entity.

“Liquidity Provider” means one or more banks or other financial institutions providing a Liquidity Facility that meets the Rating Criteria.

“Loan” means any U.S. Dollar denominated interest in a senior secured or senior unsecured or senior or junior subordinated term loan (including, without limitation, a mortgage loan, a Whole Loan, a Subordinate Whole Loan, an ARD Loan, a Delayed Draw Term Loan, or a B Note (or other interest in a split loan structure)) or any Participation interest therein, or any Mezzanine Loan, Single Asset Mortgage Security, Single Borrower Mortgage Security or Rake Bond.

“Majority” means, with respect to any Class or Classes of Notes, the Holders of more than 50% of the Aggregate Outstanding Amount of the Notes of such Class or Classes of Notes, as the case may be.

“Majority-in-Interest of Preference Shareholders” means, at any time, Preference Shareholders whose aggregate Voting Percentages at such time exceed 50% of all Preference Shareholders’ Voting Percentages at such time.

“Make Whole Fee” means the amount payable in connection with an Optional Redemption of any Class A-1B Note on any date prior to the Distribution Date in November 2011 equal to the present value (discounted to the Redemption Date on a quarterly basis as of each Distribution Date on the basis of a year of 360 days of twelve 30-day months) of the remaining payments of the Class A-1B Commitment Fee on the Class A-1B Notes at a rate per annum equal to 0.23% through the Distribution Date in November 2011, calculated in accordance with generally accepted financial principles assuming a discount factor equal to the yield to maturity (calculated as of the 15th day preceding such Redemption Date) on the USD-ISDA-Swap Rate with a maturity no longer than the period of time between such Optional Redemption Date and the Distribution Date occurring in November 2011, plus 0.32% and a constant Aggregate Undrawn Amount equal to the related Class A-1B Commitment as of such Redemption Date.

“Mandatory Class A-1B Draw Date” means, the earliest to occur of the following: (i) the last day of the Reinvestment Period; (ii) the occurrence of an Indenture Event of Default described in Section 5.1(d), (f) or (g) herein; and (iii) the date on which the Notes are accelerated following any other Indenture Event of Default.

“Mandatory Redemption” has the meaning specified in Section 9.6 hereof.

“Margin Stock” means “margin stock” as defined under Regulation U issued by the Board of Governors of the Federal Reserve System.

“Master Agreement” means the 1992 ISDA Master Agreement published by the International Swaps and Derivatives Association, Inc.

“Maturity” means, with respect to any Note, the date on which all Outstanding unpaid principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Maximum Class A-1B Commitment” means, the maximum aggregate Class A-1B Commitments, which shall equal U.S.$275,000,000 on the Closing Date; as such amount may be decreased as a result of Mandatory Redemptions, Special Amortizations or redemptions in connection with Rating Confirmation Failures as described in Section 17.1(e).

“Measurement Date” means any of the following: (a) the Closing Date; (b) any date on which the Issuer disposes of a Collateral Asset or on which a Collateral Asset becomes a Defaulted Security; (c) each Determination Date; (d) any date during the Reinvestment Period on which the Issuer acquires a Collateral Asset; and (e) with reasonable prior notice to the Issuer, the Collateral Manager and the Trustee, any other Business Day that any Rating Agency or Holders of more than 50% of the Aggregate Outstanding Amount of any Class of Notes requests to be a “Measurement Date;” provided that if any such date would otherwise fall on a day that is not a Business Day, the relevant Measurement Date will be the next succeeding day that is a Business Day.

“Mezzanine Loan” means a Loan secured by one or more direct or indirect ownership interests in a company, partnership or other entity owning, operating or controlling, directly or through subsidiaries or affiliates, one or more commercial properties.

“Minimum Class A-1B Commitment” means, as of any date, the excess, if any, of (i) the Unfunded Collateral Commitment Amount over (ii) the amount then on deposit in the Unfunded Commitment Reserve Account.

“Minimum Ramp-Up Amount” means $1,000,000,000.

“Minnesota Collateral” has the meaning specified in Section 3.3(a)(v) hereof.

“Monthly Report” has the meaning specified in Section 10.7(a) hereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor or successors thereto.

“Moody’s Maximum Tranched Rating Factor Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Moody’s Rating Factor does not exceed 5500.

“Moody’s Post-Acquisition Compliance Test” means a test that will be satisfied if the Moody’s Maximum Tranched Rating Factor Test is satisfied.

“Moody’s Post-Acquisition Failure” has the meaning specified in Section 12.2(c) hereof.

“Moody’s Rating” of any Collateral Asset will be determined as follows:

(i)(x) if such Collateral Asset is publicly rated by Moody’s, the Moody’s Rating will be such rating, or (y) if such Collateral Asset is not publicly rated by Moody’s, then the Moody’s Rating of such Collateral Asset shall be deemed to be the rating thereof as may be assigned by Moody’s upon the request of the Issuer or the Collateral Manager, provided that the Collateral Manager may, consistent with Moody’s published criteria for underwriting and tranching of commercial real estate loans, use its estimated tranched ratings for Collateral Assets representing up to 20% of the Net Outstanding Portfolio Collateral Balance; provided that the Collateral Manager shall submit such Collateral Assets to the Collateral Administrator for a Moody’s estimated rating within 30 days of acquisition;

(ii) with respect to a REIT Debt Security, if such REIT Debt Security is not rated by Moody’s, then the Moody’s Rating of such REIT Debt Security may be determined using any one of the methods below:

(A) with respect to any REIT Debt Security not publicly rated by Moody’s that is a REIT Debt Securities—Diversified; REIT Debt Securities—Health Care; REIT Debt Securities—Hotel; REIT Debt Securities—Industrial; REIT Debt Securities—Multi-Family; REIT Debt Securities—Office; REIT Debt Securities—Residential; REIT Debt Securities—Retail; or REIT Debt Securities—Storage, if such REIT Debt Security is publicly rated by Standard & Poor’s, then the Moody’s Rating thereof will be (1) one subcategory below the Moody’s equivalent rating assigned by Standard & Poor’s if the rating assigned by Standard & Poor’s is “BBB” or greater and (2) two rating subcategories below the Moody’s equivalent rating assigned by Standard & Poor’s if the rating assigned by Standard & Poor’s is below “BBB;” and

(B) with respect to any other type of REIT Debt Securities of a Specified Type not referred to in clause (A) above, will be determined pursuant to subclause (y) of clause (i) above;

(iii) with respect to corporate guarantees on REIT Debt Securities, if such corporate guarantees are not publicly rated by Moody’s but another security or obligation of the guarantor or obligor (an “other security”) is publicly rated by Moody’s, and no rating has been assigned in accordance with clause (i) above, the Moody’s Rating of such Collateral Asset will be determined as follows:

(A) if the corporate guarantee is a senior secured obligation of the guarantor or obligor and the other security is also a senior secured obligation, the Moody’s Rating of such Collateral Asset will be the rating of the other security;

(B) if the corporate guarantee is a senior unsecured obligation of the guarantor or obligor and the other security is a senior secured obligation, the Moody’s Rating of such Collateral Asset will be one rating subcategory below the rating of the other security;

(C) if the corporate guarantee is a subordinated obligation of the guarantor or obligor and the other security is a senior secured obligation that is: (1) rated “Ba3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be three rating subcategories below the rating of the other security; or (2) rated “B1” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will be two rating subcategories below the rating of the other security;

(D) if the corporate guarantee is a senior secured obligation of the guarantor or obligor and the other security is a senior unsecured obligation that is: (1) rated “Baa3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be the rating of the other security; or (2) rated “Ba1” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory above the rating of the other security;

(E) if the corporate guarantee is a senior unsecured obligation of the guarantor or obligor and the other security is also a senior unsecured obligation, the Moody’s Rating of such corporate guarantee will be the rating of the other security;

(F) if the corporate guarantee is a subordinated obligation of the guarantor or obligor and the other security is a senior unsecured obligation that is: (1) rated “B1” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be two rating subcategories below the rating of the other security; or (2) rated “B2” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory below the rating of the other security;

(G) if the corporate guarantee is a senior secured obligation of the guarantor or obligor and the other security is a subordinated obligation that is: (1) rated “Baa3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory above the rating of the other security; (2) rated below “Baa3” but not rated “B3” by Moody’s, the Moody’s Rating of such corporate guarantee will be two rating subcategories above the rating of the other security; or (3) rated “B3” by Moody’s, the Moody’s Rating of such corporate guarantee will be “B2;”

(H) if the corporate guarantee is a senior unsecured obligation of the guarantor or obligor and the other security is a subordinated obligation that is: (1) rated “Baa3” or higher by Moody’s, the Moody’s Rating of such corporate guarantee will be one rating subcategory above the rating of the other security; or (2) rated “Ba1” or lower by Moody’s, the Moody’s Rating of such corporate guarantee will also be one rating subcategory above the rating of the other security; and

(I) if the REIT Debt Security is a subordinated obligation of the guarantor or obligor and the other security is also a subordinated obligation, the Moody’s Rating of such corporate guarantee will be the rating of the other security; or

(iv) if such Collateral Asset is a Mezzanine Loan, no notching is permitted and the Moody’s Rating will be the rating so assigned by Moody’s;

provided that (x) the rating of either Standard & Poor’s or Fitch used to determine the Moody’s Rating pursuant to any of clauses (ii) or (iii) above will be (a) a public rating that addresses the obligation of the obligor (or guarantor, where applicable) to pay principal of and interest on the relevant Collateral Asset in full and is monitored on an ongoing basis by the relevant Rating Agency or (b) if no such public rating is available, a rating determined pursuant to a method determined by Moody’s on a case-by-case basis and (y) the Aggregate Principal Balance of Collateral Assets the Moody’s Rating of which is based on an Standard & Poor’s rating or a Fitch Rating may not exceed 20% of the Aggregate Principal Balance of all Collateral Assets; provided, further, that for the Moody’s Rating of any Collateral Asset will be reduced one subcategory to the extent it is on credit watch with negative implications and increased one subcategory to the extent it is on credit watch with positive implications.

“Moody’s Rating Factor” means, with respect to any Collateral Asset, the number set forth in the table below opposite the Moody’s Rating of such Collateral Asset:

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720
A2	120	B3	3,490
A3	180	Caa1	4,770
Baa1	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

For purposes of the Moody’s Maximum Tranched Rating Factor Test, if a Collateral Asset does not have a Moody’s Rating at the date of acquisition thereof, the Moody’s Rating Factor with respect to such Collateral Asset shall be 10,000 for a period of 90 days from the acquisition of such Collateral Asset. After such 90 day period, if such Collateral Asset is not rated by Moody’s and no other security or obligation of the issuer thereof or obligor thereon is rated by Moody’s and the Issuer or the Collateral Manager seeks to obtain an estimate of a Moody’s Rating Factor, then the Moody’s Rating Factor of such Collateral Asset will be deemed to be such estimate thereof as may be assigned by Moody’s upon the request of the Issuer or the Collateral Manager.

“Moody’s Recovery Rate” means, with respect to any Collateral Asset as of any Measurement Date, the rate specified in Part I of Schedule C.

“Moody’s Recovery Test” means a test that will be satisfied as of any Measurement Date, if the Moody’s Weighted Average Recovery Rate is greater than or equal to 33%.

“Moody’s Special Amortization Pro Rata Condition” means a condition that will be satisfied with respect to any Distribution Date if either (i) (a) the aggregate balance of the Collateral Assets as of the related Measurement Date is greater than an amount equal to 50% of the Aggregate Principal Balance of the Collateral Assets on the Effective Date, (b) no Indenture Event of Default is occurring and continuing and (c) clauses (xii), (xiii), (xiv) and (xv) of the Collateral Quality Tests are satisfied as of the related Determination Date or (ii) the Rating Condition with respect to Moody’s has been satisfied.

“Moody’s Weighted Average Extended Maturity Test” means a test that will be satisfied on any Measurement Date if the Extended Weighted Average Maturity of the Collateral Assets as of such Measurement Date is 7.0 years or less.

“Moody’s Weighted Average Recovery Rate” means the number obtained as of any Measurement Date by summing the products obtained by multiplying the Principal Balance of each Collateral Asset (other than a Defaulted Security) by its Moody’s Recovery Rate, dividing such sum by the Aggregate Principal Balance of all such Collateral Assets and rounding up to the first decimal place.

“Net Outstanding Portfolio Collateral Balance” means as of any Measurement Date, an amount equal to (a) the Aggregate Principal Balance as of such Measurement Date of all Pledged Collateral Assets (other than any Defaulted Securities) plus (b) the aggregate amount of all Principal Proceeds and Uninvested Proceeds held as Cash and the Aggregate Principal Balance of all Eligible Investments purchased with Principal Proceeds or Uninvested Proceeds and any amount on deposit at such time in the Principal Collection Account or the Uninvested Proceeds Account (without duplication) plus (c) for each Defaulted Security, the Calculation Amount with respect to such Defaulted Security (or, in the case of the calculation of the Trustee Fee, the principal balance of such Defaulted Security). For purposes of showing compliance with clauses (i) and (vi) through (xi) of the “Collateral Quality Tests” in the Note Reports, the Net Outstanding Portfolio Collateral Balance will at all times equal U.S.$1,000,000,000.

“Non-Advancing Collateral Asset” means any Collateral Asset, other than a REIT Debt Security, with respect to which no servicer or other party is required under the terms of the Underlying Instruments governing such Collateral Asset to make any liquidity advances to ensure the timely receipt of interest by and for the benefit of the holder of such Collateral Asset.

“Nonrecoverable Advance” means any Interest Advance previously made or proposed to be made which, in the judgment of the Advancing Agent or the Backup Advancing Agent, as applicable, will not be ultimately recoverable from subsequent payments or collections with respect to the Collateral. Any determination of recoverability by the Advancing Agent or the Backup Advancing Agent, as applicable, shall be subject to the standard set forth in Section 10.12 hereof.

“Nonrecoverable Cure Advance” means any Cure Advance previously made or proposed to be made pursuant to Section 16.2 hereof with respect to any Collateral Asset that the Collateral Manager has determined, exercised in good faith (subject to the applicable provisions of the Servicing Agreement), that the amount so advanced or proposed to be advanced will not be ultimately recoverable from collections from the specific Collateral Asset with respect to which such Cure Advance was made or proposed to be made.

“Note Interest Rate” means, with respect to the Notes of any Class for any Interest Period, the annual rate at which interest accrues on the Notes of such Class for such Interest Period, as specified in Section 2.2 hereof.

“Note Register” and “Note Registrar” have the respective meanings specified in Section 2.4(a) hereof.

“Note Reports” means, collectively, the monthly reports and remittance reports prepared in connection with each Measurement Date.

“Note Valuation Report” has the meaning specified in Section 10.7(b) hereof.

“Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Notes” means the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes authorized by, and authenticated and delivered under, this Indenture.

“Notional Amount” means, with respect to each Preference Share, U.S.$1,000.

“Offer” means, with respect to any security, (a) any offer by the issuer of such security or by any other Person made to all of the holders of such security to purchase or otherwise acquire such security (other than pursuant to any redemption in accordance with the terms of the related Underlying Instruments) or to convert or exchange such security into or for Cash, securities or any other type of consideration or (b) any solicitation by the issuer of such security or any other Person to amend, modify or waive any provision of such security or any related Underlying Instrument.

“Offered Notes” means the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes.

“Offering” means the offering of the Offered Notes under the Offering Circular.

“Offering Circular” means the final Offering Circular, dated November 5, 2006, prepared and delivered in connection with the offer and sale of the Offered Notes, as amended or supplemented.

“Officer” means (a) with respect to the Issuer, the Co-Issuer and any corporation, the chairman of the Board of Directors (or, with respect to the Issuer, any director), the president, any vice president, the secretary, an assistant secretary, the treasurer or an assistant treasurer of such entity; (b) with respect to any bank or trust company acting as trustee of an express trust or as custodian, any Trust Officer and (c) with respect to any limited liability company, any managing member thereof or any person to whom the rights and powers of management thereof are delegated in accordance with the limited liability company agreement of such limited liability company.

“Opinion of Counsel” means a written opinion addressed to the Trustee and each Rating Agency in form and substance reasonably satisfactory to the Trustee, each Rating Agency (and each Hedge Counterparty, if applicable, pursuant to the provisions below), of an attorney at law admitted to practice before the highest court of any state of the United States or the District of Columbia (or the Cayman Islands, in the case of an opinion relating to the laws of the Cayman Islands), which attorney may, except as otherwise expressly provided in this Indenture, be counsel for the Issuer, and which attorney shall be reasonably satisfactory to the Trustee. Whenever an Opinion of Counsel is required hereunder, such Opinion of Counsel may rely on opinions of other counsel who are so admitted and so satisfactory which opinions of other counsel shall accompany such Opinion of Counsel and shall either be addressed to the Trustee and each Rating Agency or shall state that the Trustee and each Rating Agency shall be entitled to rely thereon; provided, however, that such Opinion of Counsel shall be addressed to each Hedge Counterparty (or each Hedge Counterparty may rely on such Opinion of Counsel) to the extent that such Opinion of Counsel relates to or affects the interests of each Hedge Counterparty.

“Optional Redemption” has the meaning specified in Section 9.1(b) hereof.

“Other Administrative Expenses” means all Administrative Expenses, but excluding Trustee Expenses, Rating Agency Expenses and Administrative Expenses of the Collateral Manager.

“Outstanding” means, (a) with respect to the Notes or a particular Class of the Notes, as of any date of determination, all of (x) the Notes or (y) the Notes of such Class, as the case may be, theretofore authenticated and delivered under this Indenture as of such date except:

(i)	Notes theretofore canceled by a Note Registrar or delivered to a Note Registrar for cancellation;

(ii)	Notes or portions thereof for whose payment or redemption funds in the necessary amount have been theretofore irrevocably deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes; provided that, if such Notes or portions thereof are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii)	Notes issued in exchange for, or in lieu of, other Notes which have been authenticated and delivered pursuant to this Indenture, unless proof satisfactory to the Trustee is presented that any such Notes are held by a holder in due course; and

(iv)	Notes alleged to have been mutilated, destroyed, lost or stolen for which replacement Notes have been issued as provided in Section 2.5 hereof; and

(b) with respect to the Preference Shares, as of any date of determination, any and all Preference Shares theretofore issued and allotted under the Preference Share Documents and indicated in the share register for the Preference Shares as outstanding;

provided, in each case, that in determining whether the Holders of the requisite Aggregate Outstanding Amount of any Notes or Class of Notes or the Holders of the requisite percentage of Preference Shares have given any request, demand, authorization, direction, notice, consent or waiver hereunder, (1) Notes and Preference Shares beneficially owned by the Issuer or the Co-Issuer shall be disregarded and deemed not to be Outstanding and (2) in relation to any assignment or termination of any of the express rights of the Collateral Manager under the Collateral Management Agreement, this Indenture (including the exercise of any right to remove the Collateral Manager or terminate the Collateral Management Agreement, but excluding any right to select a replacement Collateral Manager), or any amendment or other modification of the Collateral Management Agreement, this Indenture increasing the rights or decreasing the obligations of the Collateral Manager, Notes and Preference Shares that are Collateral Manager Securities shall be disregarded and deemed not to be Outstanding; provided that, except as otherwise provided in the Collateral Management Agreement with respect to Collateral Manager Securities, the Collateral Manager and its Affiliates will be entitled to vote Notes and Preference Shares owned or controlled by them, or by accounts managed by them, with respect to all other matters; except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes that a Trust Officer of the Trustee actually knows to be beneficially owned in the manner indicated in clause (2) above shall be so disregarded. Notes and Preference Shares owned in the manner indicated in clause (2) above that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee, the pledgee’s right so to act with respect to such Notes and Preference Shares and that the pledgee is not the Issuer, the Co-Issuer, the Collateral Manager or any other obligor upon the Notes or any Affiliate of the Issuer, the Co-Issuer, the Collateral Manager or such other obligor or an account for which the Collateral Manager or an Affiliate of the Collateral Manager acts as investment adviser (and for which the Collateral Manager or such Affiliate has discretionary authority).

“Partially Deferred Loan” means a Loan which by its terms provides for the payment of interest in two components, one of which is payable currently on each due date under the Loan and the other of which is either deferred or capitalized until maturity.

“Participation” means one or more participation interests in a mortgage loan secured by a mortgage on a commercial real estate property which participation may be senior to, pari passu with or subordinate to other interests in such loan and which may be further participated into sub-participations.

“Paying Agent” means Wells Fargo Bank, National Association or any other Person authorized by the Issuer to pay the principal of, and interest on, Notes on behalf of the Issuer as specified in Section 7.2 hereof.

“Payment Account” means the Securities Account designated the “Payment Account” and established in the name of the Trustee pursuant to Section 10.3 hereof.

“Person” means an individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Placement Agent” means Cohen & Company Securities, LLC and/or UBS Investment Bank, as applicable.

“Placement Agreement” means an agreement dated as of the Closing Date among the Co-Issuers and the Placement Agents, relating to the placement of the Offered Notes.

“Plan Asset Regulation” means the plan asset regulations of the U.S. Department of Labor, 29 C.F.R. Section 2510.3-101(f).

“Pledged Collateral Asset” means as of any date of determination, any Collateral Asset that has been Granted to the Trustee and has not been released from the lien of this Indenture pursuant to Section 10.8 hereof.

“Pledged Securities” means on any date of determination, (a) the Collateral Assets and Eligible Investments that have been Granted to the Trustee and (b) all non-Cash proceeds thereof, in each case, to the extent not released from the lien of this Indenture pursuant hereto.

“Post-Acceleration Distribution Date” means any Distribution Date following the occurrence of an Indenture Event of Default and the declaration of the Notes as due and payable pursuant to Section 5.2 hereof (unless such Indenture Event of Default is no longer continuing or such acceleration of the Notes has been rescinded).

“Preference Share Distribution Account” has the meaning given to such term in the Preference Share Paying Agency Agreement.

“Preference Share Documents” means the Issuer Charter and related resolutions, the Preference Share Paying Agency Agreement and certain resolutions passed by the Issuer’s Board of Directors concerning the Preference Shares.

“Preference Share Paying Agency Agreement” means the preference share paying agency agreement dated as of the Closing Date among the Issuer, the Preference Share Paying Agent and the Preference Share Registrar.

“Preference Share Paying Agent” means Wells Fargo Bank, National Association (or any successor thereto), in its capacity as preference share paying agent for the Preference Shares under the Preference Share Paying Agency Agreement, or any Person authorized by the Issuer from time to time to make payments on the Preference Shares and to deliver notices to the Preference Shareholders on behalf of the Issuer.

“Preference Share Redemption Date Amount” means the amount required (after taking into account any payments of interest, principal, Redemption Price, dividends or other distributions made or to be made to the holders of the Preference Shares on the applicable Distribution Date and all prior Distribution Dates in accordance with the Priority of Payments) to ensure that, after distribution of such amount to the Preference Share Paying Agent for distribution to the Preference Shareholders, the IRR on the Preference Shares, in the aggregate, is not less than (i) 10.0% for the period from the Closing Date to such Distribution Date, with respect to any Distribution Date on or after the Distribution Date in November 2016 and on or prior to the Distribution Date in October 2018, (ii) 0% for the period from the Closing Date to such Distribution Date, with respect to any Distribution Date on or after the Distribution Date in November 2018. For the avoidance of doubt, the calculation of the IRR will take into account all of the distributions made on the Preference Shares from the Closing Date to (and including) the applicable Redemption Date, regardless of when a Preference Shareholder first purchased its Preference Shares.

“Preference Share Registrar” means Walkers SPV Limited (on behalf of the Issuer) and any successor thereto.

“Preference Shareholders” means Persons in whose names the Preference Shares are registered in the members register relating to the Preference Shares maintained by the Preference Share Registrar.

“Preference Shares” means the 165,000 preference shares, par value U.S.$0.01 per share, in the capital of and issued by the Issuer concurrently with the issuance of the Notes by the Co-Issuers.

“Preferred Equity Security” means a security, excluding trust preferred securities, providing for regular payments of dividends or other distributions, representing an equity interest in an entity (including, without limitation, a partnership or a limited liability company) that is a borrower under a mortgage loan secured by commercial properties (or in an entity operating or controlling, directly or through affiliates, such commercial properties), which is generally senior with respect to the payments of dividends and other distributions, redemption rights and rights upon liquidation to such entity’s common equity.

“Principal Balance” or “par” means, with respect to any Pledged Security or Collateral Asset, as of any date of determination, the outstanding principal amount of such Collateral Asset or Eligible Investment; provided that

(a) the Principal Balance of a Collateral Asset received upon acceptance of an Offer for another Collateral Asset, which Offer expressly states that failure to accept such Offer may result in a default under the Underlying Instruments, shall be deemed to be the Calculation Amount of such other Collateral Asset until such time as Interest Proceeds and Principal Proceeds, as applicable, are received when due with respect to such other Collateral Asset;

(b) the Principal Balance of any Eligible Investment that does not pay Cash interest on a current basis will be the accreted value thereof;

(c) the Principal Balance of any Collateral Asset that permits the capitalization or deferral of any interest payable thereon in accordance with the terms of its Underlying Instruments will be deemed to exclude any deferred or capitalized interest;

(d) the Principal Balance of any Preferred Equity Security will be equal to the component of the liquidation price thereof that is attributable to the return of capital by its governing documents;

(e) the Principal Balance of a Principal-Only Security will be the Aggregate Amortized Cost of such Principal-Only Security; and

(f) the Principal Balance of an Interest-Only Security will be deemed to be zero.

“Principal Collection Account” means the Securities Account designated the “Principal Collection Account” and established in the name of the Trustee pursuant to Section 10.2(c) hereof.

“Principal-Only Security” means any debt security that does not provide for the periodic payment of interest or provides that all payments of interest will be deferred until the final maturity thereof.

“Principal Proceeds” means, with respect to any Distribution Date, (A) the sum (without duplication) of (1) all principal payments (including prepayments and Unscheduled Principal Payments) received during the related Due Period (excluding those previously reinvested or designated by the Collateral Manager for reinvestment in Collateral Assets) on (a) Eligible Investments (other than Eligible Investments purchased with Interest Proceeds, Eligible Investments in the Expense Account, Eligible Investments in the Uninvested Proceeds Account designated as Interest Proceeds by the Collateral Manager with respect to the Effective Date and Eligible Investments in the Unfunded Commitment Reserve Account and any amount representing the accreted portion of a discount from the face amount of an Eligible Investment) and (b) Collateral Assets as a result of (i) a maturity, scheduled amortization, mandatory prepayment or mandatory sinking fund payment on a Collateral Asset, (ii) optional redemptions, prepayments, exchange offers or tender offers made at the option of the issuer thereof, (iii) recoveries on Defaulted Securities or (iv) any other principal payments with respect to Collateral Assets (not included in Sale Proceeds), (2) all distributions on Preferred Equity Securities attributable to the return of capital by their governing documents, (3) all fees and commissions received during such Due Period in connection with Eligible Investments and the restructuring or default of such Eligible Investments, (4) any interest received during such Due Period on such Collateral Assets or Eligible Investments to the extent such interest constitutes proceeds from accrued interest purchased with Principal Proceeds other than accrued interest purchased by the Issuer on or prior to the Effective Date and interest included in clause (A)(1) of the definition of Interest Proceeds, (5) Sale Proceeds received during such Due Period in respect of sales (excluding those previously reinvested or currently being reinvested in Collateral Assets in accordance with the Transaction Documents and excluding accrued interest included in Sale Proceeds (unless such accrued interest was purchased with Principal Proceeds) that are designated by the Collateral Manager as Interest Proceeds in accordance with clause (A)(1) of the definition of Interest Proceeds), (6) all cash payments of interest or dividends received during such Due Period on Defaulted Securities, (7) any proceeds resulting from (a) the termination (in whole or in part) of any Hedge Agreement during such Due Period to the extent such proceeds are received from the related Hedge Counterparty and, to the extent such proceeds exceed the cost of entering into a replacement Hedge Agreement in accordance with the requirements set forth in this Indenture, (b) payments received from a replacement Hedge Counterparty to the extent such proceeds exceed the amount owed to a previous Hedge Counterparty in connection with the termination of the related Hedge Agreement and (c) all amounts transferred from each hedge termination account, if any, (8) during the Reinvestment Period, the Special Amortization Amount, if any, (9) on the first Distribution Date following the Effective Date, if a Rating Confirmation Failure has not occurred, funds in the Uninvested Proceeds Account to the extent the Collateral Manager has not designated such amounts as Interest Proceeds pursuant to clause (5) of the definition of Interest Proceeds, (10) funds transferred to the Principal Collection Account from the Unfunded Commitment Reserve Account in respect of amounts previously held on deposit in respect of unfunded commitments for Delayed Draw Term Loans that have been sold or otherwise disposed before such commitments thereunder have been drawn or as to which excess funds remain in accordance with Section 10.5 hereof, (11) all amounts received during such Due Period in respect of Defaulted Securities (other than any amounts included in the definition of “Interest Proceeds” pursuant to item (9) of the definition thereof), (12) any payments received in respect of Interest-Only Securities to the extent they were purchased with Principal Proceeds, (13) cash and Eligible Investments contributed to the Issuer by the Preference Shareholders pursuant to the terms of this Indenture during the related Due Period and (14) all other payments received in connection with the Collateral Assets and Eligible Investments that are not included in Interest Proceeds; provided that in no event will Principal Proceeds include any proceeds from the Excepted Assets, minus (B) the aggregate amount of any Nonrecoverable Advances that were previously reimbursed to the Advancing Agent or the

Backup Advancing Agent, and the aggregate amount of any Nonrecoverable Cure Advances reimbursed to the Collateral Manager from Principal Proceeds during the related Due Period.

“Principal Proceeds Waterfall” has the meaning specified in Section 11.1(a)(ii) hereof.

“Priority of Payments” has the meaning specified in Section 11.1(a) hereof.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Proposal” has the meaning specified in Section 7.20(b) hereof.

“Proposed Portfolio” means the portfolio (measured by Principal Balance) of Pledged Collateral Assets and Specified Assets resulting from the sale, maturity or other disposition of a Collateral Asset or a proposed acquisition of a Collateral Asset, as the case may be.

“Property Type” means each of the following types of property: (i) Condo Conversion Properties (ii) Diversified Properties (iii) Health Care Properties, (iv) Hospitality Properties, (v) Industrial Properties, (vi) Mortgaged Properties, (vii) Multi Family Properties, (viii) Office Properties, (ix) Retail Properties, (x) Self Storage Properties, (xi) Mixed Use Properties, (xii) Warehouse Properties, (xiii) Land and (xiv) Other Properties.

The following are the meaning of various property types specified in the definition of “Property Type” above:

(i) “Condo Conversion Properties” means properties that have been, or are expected to be, converted to condominium form of ownership for the purpose of redevelopment as, in whole or in part, residential condominium apartments or time share units;

(ii) “Diversified Properties” means properties used by businesses for diverse purposes and other similar property interests;

(iii) “Healthcare Properties” means hospitals, clinics, sports clubs, spas and other health care facilities and other similar real property interests used in one or more similar businesses (but excluding medical offices);

(iv) “Hospitality Properties” means hotels, motels, youth hostels, bed and breakfasts and other similar real property interests used in one or more similar businesses;

(v) “Industrial Properties” means factories, refinery plants, breweries and other similar real property interests used in one or more similar businesses;

(vi) “Mixed Use Properties” means real estate property used by businesses for diverse business purposes and any similar property interests;

(vii) “Mortgaged Property” means mortgages and real estate property interests;

(viii) “Multi-Family Properties” means multi family dwellings such as apartment blocks, condominiums and cooperative owned buildings;

(ix) “Retail Properties” means retail stores, restaurants, bookstores, clothing stores and other similar real property interests used in one or more similar businesses;

(x) “Self Storage Properties” means self storage facilities and other similar real property interests used in one or more similar businesses;

(xi) “Office Properties” means office buildings (including medical offices), conference facilities and other similar real property interests used in the commercial real estate business in urban areas and suburban areas;

(xiii) “Warehouse Properties” means warehouse facilities and other similar real property interests;

(xiv) “Land” means undeveloped real estate intended to be developed into commercial, multi-family or condominium property; and

(xv) “Other Properties” means any property other than Diversified Properties, Hospitality Properties, Industrial Properties, Multi Family Properties, Urban Office Properties, Suburban Office Properties, Retail Properties, Self Storage Properties, Healthcare Properties, Mixed Use Properties, Warehouse Properties, Land and Mortgaged Properties.

“Pro Rata Principal Coverage Ratio” means, as of any Measurement Date, the ratio (expressed as a percentage) based on the ratio of (x) to (y), where (x) is the Net Outstanding Portfolio Collateral Balance as of such Measurement Date and (y) is the sum of the Aggregate Outstanding Amount (assuming for purposes of the calculation that the Class A-1B Commitments are fully drawn) of the Class A Notes and Class B Notes as of such Measurement Date.

“Pro Rata Principal Coverage Test” means a test that shall be met as of any Measurement Date if the Pro Rata Principal Coverage Ratio as of such Measurement Date is greater than or equal to 136.1%.

“Pro Rata Special Amortization Modification”: The meaning specified in Section 8.1 hereof.

“Qualified Bidder List” means a list of not less than three and not more than eight Persons that are Independent from one another and the Issuer prepared by the Collateral Manager and delivered to the Trustee, as it may be amended and supplemented from time to time upon written notice to the Trustee; provided that any such notice shall only be effective on any Auction Date if it was received by the Trustee at least two Business Days prior to such Auction Date.

“Qualified Bidders” means the Persons whose names appear from time to time on the Qualified Bidder List and the Collateral Manager.

“Qualified Institutional Buyer” has the meaning given in Rule 144A under the Securities Act.

“Qualified Purchaser” means (i) a “qualified purchaser” as defined in the Investment Company Act, (ii) a “knowledgeable employee” with respect to the Issuer within the meaning of Rule 3c-5 of the Investment Company Act or (iii) a company beneficially owned exclusively by one or more such “qualified purchasers” and/or “knowledgeable employees.”

“Qualified REIT Subsidiary” means a corporation that, for U.S. Federal income tax purposes, is wholly owned by a real estate investment trust under Section 856(i)(2) of the Internal Revenue Code of 1986, as amended.

“Qualifying Investment Vehicle” means an entity as to which all of the beneficial owners of any securities issued by such entity have made, and as to which (in accordance with the document pursuant to which such entity was organized or the agreement or other document governing such securities) each such beneficial owner must require any transferee of any such security to make, to the Issuer or the Co-Issuers, as the case may be, and the Note Registrar (or, with respect to the Preference Shares, the Preference Share Registrar) each of the representations set forth herein and in (a) the Offering Circular, (b) the Preference Share Documents (in the case of the Preference Shares) or (c) the transfer certificate pursuant to which Notes or Preference Shares were transferred to such entity (in each case, with appropriate modifications to reflect the indirect nature of their interests in the Notes or the Preference Shares and including any modification permitting an initial beneficial owner of securities issued by such entity to represent that, in the case of the Preference Shares, it is a Permitted Equity Investor).

“RAIT Investment Trust” is a Maryland real estate investment trust.

“RAIT Partnership, L.P.” or “RAIT” is a Delaware limited partnership.

“RAIT Preferred Holdings I, LLC” is a Delaware limited liability company and a wholly-owned subsidiary of RAIT Investment Trust.

“Rake Bond” means a loan specific commercial mortgage pass through certificate or similar security backed by only one of the mortgage loans included in a pooled securitization transaction, typically representing a non pooled component of the related mortgage loan that is subordinate to the pooled component with respect to the right to receive distributions of collections on such mortgage loan.

“Rating Agency” means each of Moody’s, Standard & Poor’s and Fitch and any successor thereto, or, with respect to Pledged Securities generally, if at any time Moody’s, Standard & Poor’s or Fitch or any such successor ceases to provide rating services with respect to the Notes or certificates similar to the Notes, any other nationally recognized investment rating agency selected by the Issuer and reasonably satisfactory to each Hedge Counterparty and a Majority of the Notes voting as a single Class. In the event that at any time Moody’s, Standard & Poor’s or Fitch ceases to be a Rating Agency, references to rating categories of Moody’s, Standard & Poor’s or Fitch in this Indenture shall be deemed instead to be references to the equivalent categories of such other rating agency as of the most recent date on which such other rating agency and Moody’s, Standard & Poor’s or Fitch published ratings for the type of security in respect of which such alternative rating agency is used; provided that, for purpose of Schedule F, any such deemed references shall not be effective without satisfaction of the Rating Condition with respect to Standard & Poor’s.

“Rating Agency Expenses” means, with respect to any Distribution Date, all amounts due or accrued with respect to such Distribution Date and payable by the Issuer or the Co-Issuer to the Rating Agencies for fees and expenses in connection with any rating (including the annual fee and any surveillance fees payable with respect to the monitoring of any rating and any credit estimate fees and amendment fees) of the Notes, including fees and expenses due or accrued in connection with any rating of the Collateral Assets not payable by the issuer thereof.

“Rating Condition” means, with respect to any action taken or to be taken hereunder or under any other transaction document, a condition that is satisfied when each of Standard & Poor’s and Moody’s (or if this Indenture expressly so specifies in respect of such action, the specified Rating Agency) has confirmed in writing to the Trustee and the Collateral Manager that such action will not result in the withdrawal, reduction or other adverse action with respect to any then-current rating (including any private or confidential rating) by such Rating Agency of any Class of Notes; provided, however, that for purposes of this definition, “Rating Agencies” shall not be deemed to include Fitch unless the proposed action or matter relates to any amendment or modification, or any proposed amendment or modification, to any transaction document.

“Rating Confirmation” has the meaning specified in Section 7.20(b) hereof.

“Rating Confirmation Failure” has the meaning specified in Section 7.20(b) hereof.

“Rating Criteria” means criteria that will be satisfied (a) (i) with respect to any initial Holder of the Class A-1B Notes (or a guarantor who, pursuant to a guarantee which complies with the then-current Standard and Poor’s criteria regarding guarantees, unconditionally and irrevocably guarantees the obligations of such Noteholder) if the short-term debt, deposit or similar obligations of such Noteholder (or such guarantor) are on such date rated “P-1” by Moody’s, at least “F1+” by Fitch and at least “A-1” by Standard and Poor’s (or, if any such Holder (or such guarantor) shall not have a short-term debt rating by a Rating Agency, the long-term debt, deposit or similar obligations of such Holder (or such guarantor) are on such date rated “Aaa” by Moody’s, “AAA” by Fitch and “AAA” by Standard and Poor’s), (ii) with respect to any transferee (or a guarantor who, pursuant to a guarantee which complies with the then-current Standard and Poor’s criteria regarding guarantees, unconditionally and irrevocably guarantees the obligations of such transferee) of a Class A-1B Note if on the date of such transfer, the long-term debt, deposit or similar obligations of such transferee (or such guarantor) are on such date rated at least “A2” by Moody’s, at least “A+” by Fitch and at least “A+” by Standard and Poor’s and the short-term debt, deposit or similar obligations of such transferee (or such guarantor) are on such date rated “P-1” by Moody’s, at least “F1” by Fitch and at least “A-1” by Standard and Poor’s (or, if any such transferee (or such guarantor) shall not have a short-term debt rating by a Rating Agency, the long-term debt, deposit or similar obligations of such transferee (or such guarantor) are on such date rated “Aaa” by Moody’s, “AAA” by Fitch and “AAA” by Standard and Poor’s) and (iii) with respect to any transferee who is a conduit holding Class A-1B Notes, such Person is then entitled under a Liquidity Facility to incur indebtedness (or, in any manner, otherwise obtain funds) from, or sell assets to, one or more Liquidity Providers provided the short-term debt, deposits or similar obligations of each such Liquidity Provider are on such date rated “P-1” by Moody’s (and, if so rated by Moody’s, such rating is not on watch for possible downgrade), at least “F1+” by Fitch and at least “A-1” by Standard and Poor’s; (b) in connection with any initial Holder of Class A-1B Notes (or a guarantor who, pursuant to a guarantee which complies with the then-current Standard and Poor’s criteria regarding guarantees, unconditionally and irrevocably guarantees the obligations of such Holder of Class A-1B Notes) or any transferee (or a guarantor who, pursuant to a guarantee which complies with the then-current Standard and Poor’s criteria regarding guarantees, unconditionally and irrevocably guarantees the obligations of such transferee) of a Class A-1B Note becoming a Defaulting Holder (as defined in the Class A-1B Note Purchase Agreement) if such Person is a Holder of Class A-1B Notes, such Person, in order to secure its obligation to make advances under the Class A-1B Note Purchase Agreement has deposited cash with the Trustee in an aggregate amount equal to the full amount of such Noteholder’s unfunded Class A-1B Commitment or (c) in connection with a Person making a Downgrade Advance (as defined in the Class A-1B Note Purchase Agreement) if such Person is a Holder of Class A-1B Notes, such Person (x) has transferred all of its rights and obligations in respect of the Class A-1B Notes to another entity that meets the Rating Criteria, (y) subject to satisfaction of the Rating Condition, has its funding obligations guaranteed by another entity meeting the Rating Criteria, or (z) made a Downgrade Advance (as defined in the respective Class A-1B Note Purchase Agreement).

“Ratings Event” means, with respect to any Hedge Agreement, the occurrence of any event specified in the applicable Hedge Agreement as a “Ratings Event.” With respect to the Initial Hedge Agreement, a “Ratings Event” means any of the following events: (A) if the Hedge Rating Determining Party has a long-term unsecured debt rating from Moody’s (and not a short-term unsecured debt rating), the long-term senior unsecured debt rating of the Hedge Rating Determining Party from Moody’s is withdrawn, suspended or falls below “A2” (or is “A2” and on watch for possible downgrade); (B) if the Hedge Rating Determining Party has both a long-term unsecured debt rating and a short unsecured debt rating from Moody’s, the long-term senior unsecured debt rating of the Hedge Rating Determining Party from Moody’s is withdrawn, suspended or falls below “A3” (or is “A3” and on watch for possible downgrade)or the short-term senior unsecured debt rating of the Hedge Rating Determining Party falls below “P 2” (or is “P-2” and on watch for possible downgrade); (C) the long-term senior unsecured debt rating of the Hedge Rating Determining Party from Standard & Poor’s is withdrawn, suspended or falls below “BBB-;” (D) if the Hedge Rating Determining Party has a short-term unsecured debt rating from Fitch (and not a short-term unsecured debt rating), the short-term senior unsecured debt rating of the Hedge Rating Determining Party from Fitch is withdrawn, suspended or falls below “F1” (or is “F1” and on watch for possible downgrade) or (E) if the Hedge Rating Determining Party has a long-term unsecured debt rating from Fitch (and not a short-term unsecured debt rating), the long-term senior unsecured debt rating of the Hedge Rating Determining Party from Fitch is withdrawn, suspended or falls below “A” (or is “A” and on watch for possible downgrade).

“Record Date” means the date on which the Holders of Notes entitled to receive a payment in respect of principal or interest on the succeeding Distribution Date or Redemption Date are determined, such date as to any Distribution Date or Redemption Date being the 15th day (whether or not a Business Day) prior to such Distribution Date or Redemption Date.

“Redemption Date” means any date set for a redemption of Notes pursuant to Section 9.1 or 9.7 hereof or, if such date is not a Business Day, the next following Business Day.

“Redemption Date Statement” has the meaning specified in Section 10.7(c) hereof.

“Redemption Price” means, with respect to any Note to be redeemed pursuant to Section 9.1 hereof or Section 9.7 hereof, an amount (determined without duplication) equal to (i) the Aggregate Outstanding Amount of such Note being redeemed plus (ii) accrued interest thereon (including Defaulted Interest and accrued, unpaid and uncapitalized interest on Defaulted Interest, if any) plus (iii) upon an Optional Redemption on or prior to the Distribution Date in November 2011 only, in the case of any Class A-1B Note, the Make Whole Fee; provided that, in the case of a Tax Redemption where the Holders of 100% of the Aggregate Outstanding Amount of an Affected Class of Notes elect to receive less than 100% of the portion of the Total Senior Redemption Amount that would otherwise be payable to the Holders of such Affected Class, the Redemption Price as to such Affected Class is the amount agreed upon by such Affected Class (and the Total Senior Redemption Amount will be reduced accordingly).

“Reference Banks” has the meaning specified in Schedule B hereto.

“Reference Dealers” has the meaning specified in Schedule B hereto.

“Reg Y Institution” means any Preference Shareholder that is, or is controlled by a person that is, subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System of the United States (12 C.F.R. Part 225) or any successor to such regulation, but excludes, in any event, (a) any “qualifying foreign banking organization” within the meaning of Regulation K of the Board of Governors of the Federal Reserve System (12 C.F.R. Section 211.23) that has booked its investment in the Preference Shares outside the United States and (b) any financial holding company or subsidiary of a financial holding company authorized to engage in merchant banking activities pursuant to Section 4(k)(4)(H) of the Bank Holding Company Act of 1956, as amended.

“Registered” means in registered form for U.S. Federal tax purposes and issued after July 18, 1984; provided that a certificate of interest in a trust that is treated as a grantor trust for U.S. Federal tax purposes shall not be treated as Registered unless each of the obligations or securities held by the trust were issued after that date.

“Registered Form” has the meaning specified in Section 8-102(a)(13) of the UCC.

“Registered Securities” has the meaning specified in Section 3.3(a)(iii) hereof.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Definitive Note” has the meaning specified in Section 2.4(b)(i)(F) hereof.

“Regulation S Global Note” has the meaning specified in Section 2.1(a) hereof.

“Regulation S Note” has the meaning specified in Section 2.1(a) hereof.

“Regulation S Transfer Certificate” has the meaning set forth in Section 2.4(b)(i)(B) hereof.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 221, or any successor regulation.

“Reimbursement Interest” means interest accrued on the amount of any Interest Advance made by the Advancing Agent or the Backup Advancing Agent, for so long as it is outstanding, at the Reimbursement Rate.

“Reimbursement Rate” means a per annum rate equal to the “prime rate” as published in the “Money Rates” section of the Wall Street Journal, as such “prime rate” may change from time to time.

“Reinvestment Criteria” mean the following Criteria:

(a) the Collateral Quality Tests are satisfied, or, if any Collateral Quality Test was not satisfied immediately prior to such reinvestment, the extent of compliance with such Collateral Quality Test will be maintained or improved following such reinvestment, except as otherwise specified in the Reinvestment Criteria below;

(b) the Coverage Tests are satisfied (or, except with respect to sale proceeds from Defaulted Securities and scheduled Principal Proceeds, if not satisfied, are maintained or improved);

(c) if immediately prior to such reinvestment the Standard & Poor’s CDO Monitor Test or the Standard & Poor’s Recovery Test was not satisfied, such test result is maintained or improved after giving effect to such reinvestment; and

(d) no Indenture Event of Default has occurred and is continuing.

“Reinvestment Period” means the period beginning on the Closing Date and ending on the earlier of (i) the Distribution Date in November 2011 or (ii) the date on which an Indenture Event of Default has occurred.

“REIT Debt Securities” means REIT Debt Securities—Diversified, REIT Debt Securities—Health Care, REIT Debt Securities—Hotel, REIT Debt Securities—Industrial, REIT Debt Securities—Mortgage, REIT Debt Securities—Multi Family, REIT Debt Securities—Office, REIT Debt Securities—Retail and REIT Debt Securities—Storage.

“REIT Debt Securities—Diversified” means Collateral Assets issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Assets) of mortgages on a portfolio of diverse real property interests; provided that (a) any Collateral Asset falling within this definition will be excluded from the definition of each other Specified Type of Collateral Asset and (b) any Collateral Asset falling within any other REIT Debt Security description set forth herein will be excluded from this definition.

“REIT Debt Securities—Health Care” means Collateral Assets issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Assets) of mortgages on hospitals, clinics, sport clubs, spas and other health care facilities and other similar real property interests used in one or more similar businesses; provided that any Collateral Asset falling within this definition will be excluded from the definition of each other Specified Type of Collateral Asset.

“REIT Debt Securities—Hotel” means Collateral Assets issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Assets) of mortgages on hotels, motels, youth hostels, bed and breakfasts and other similar real property interests used in one or more similar businesses; provided that any Collateral Asset falling within this definition will be excluded from the definition of each other Specified Type of Collateral Asset.

“REIT Debt Securities—Industrial” means Collateral Assets issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Assets) of mortgages on factories, refinery plants, breweries and other similar real property interests used in one or more similar businesses; provided that any Collateral Asset falling within this definition will be excluded from the definition of each other Specified Type of Collateral Asset.

“REIT Debt Securities—Mortgage” means Collateral Assets issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Assets) of mortgages, commercial mortgage backed securities, collateralized mortgage obligations and other similar mortgage related securities (including Collateral Assets issued by a hybrid form of such trust that invests in both commercial real estate and commercial mortgages); provided that any Collateral Asset falling within this definition will be excluded from the definition of each other Specified Type of Collateral Asset.

“REIT Debt Securities—Multi Family” means Collateral Assets issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Assets) of residential mortgages on multi family dwellings such as apartment blocks, condominiums and co operative owned buildings; provided that any Collateral Asset falling within this definition will be excluded from the definition of each other Specified Type of Collateral Asset.

“REIT Debt Securities—Office” means Collateral Assets issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Assets) of mortgages on office buildings, conference facilities and other similar real property interests used in the commercial real estate business; provided that any Collateral Asset falling within this definition will be excluded from the definition of each other Specified Type of Collateral Asset.

“REIT Debt Securities—Retail” means Collateral Assets issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Assets) of mortgages on retail stores, restaurants, bookstores, clothing stores and other similar real property interests used in one or more similar businesses; provided that any Collateral Asset falling within this definition will be excluded from the definition of each other Specified Type of Collateral Asset.

“REIT Debt Securities—Storage” means Collateral Assets issued by a real estate investment trust (as defined in Section 856 of the Code or any successor provision) whose assets consist (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the Collateral Assets) of storage facilities and other similar real property interests used in one or more similar businesses; provided that any Collateral Asset falling within this definition will be excluded from the definition of each other Specified Type of Collateral Asset.

“Related Security” means, with respect to a Deemed Fixed Rate Hedge Agreement, the related Deemed Fixed Rate Asset, and, with respect to a Deemed Floating Rate Hedge Agreement, the related Deemed Floating Rate Security.

“Relevant Jurisdiction” means, as to any obligor on any Collateral Asset, any jurisdiction (a) in which the obligor is incorporated, organized, managed and controlled or considered to have its seat, (b) where an office through which the obligor is acting for purposes of the relevant Collateral Asset is located, (c) in which the obligor executes Underlying Instruments or (d) in relation to any payment, from or through which such payment is made.

“Relevant Persons” has the meaning specified in Section 2.7 hereof.

“Repository” means the internet-based password protected electronic repository of transaction documents relating to privately offered and sold collateralized debt obligation securities located at www.cdolibrary.com.

“Repurchase Price” has the meaning specified in Section 16.4(c) hereof.

“Restricted Definitive Note” has the meaning set forth in Section 2.4(b)(i)(F) hereof.

“Restricted Global Note” has the meaning set forth in Section 2.1(b) hereof.

“Restricted Note” has the meaning set forth in Section 2.1(b) hereof.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 144A Information” means such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto).

“Rule 144A Transfer Certificate” has the meaning in Section 2.4(b)(i)(C) hereof.

“Sale” has the meaning specified in Section 5.17(a) hereof.

“Sale Proceeds” means all proceeds received as a result of the sale of Collateral Assets and Eligible Investments pursuant to Section 12.1(a), 12.1(b) or 12.1(c) hereof or an Auction or otherwise which shall be calculated net of any reasonable out-of-pocket expenses of the Issuer, the Collateral Manager or the Trustee in connection with any such sale.

“Schedule of Collateral Assets” means the list of Collateral Assets securing the Notes that is attached hereto as Schedule A, which Schedule shall include the principal balance, coupon or spread and stated maturity of each Collateral Asset.

“Scheduled Distribution” means, with respect to any Pledged Security, for each Due Date, the scheduled payment in Cash of principal and/or interest and/or fee or other scheduled payment due on such Due Date with respect to such Pledged Security, determined in accordance with the assumptions specified in Section 1.2 hereof.

“Second Currency” has the meaning specified in Section 14.14 hereof.

“Secured Parties” has the meaning specified in the Preliminary Statement of this Indenture.

“Securities Account” has the meaning specified in Section 8-501(a) of the UCC.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Intermediary” has the meaning specified in Section 8-102(a)(14) of the UCC.

“Security” has the meaning specified in Section 8-102(a)(15) of the UCC.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Seller” means RAIT Preferred Holdings I, LLC.

“Senior Collateral Management Fee” means the fee payable to the Collateral Manager in arrears on each Distribution Date pursuant to the Collateral Management Agreement, in an amount equal to 0.15% per annum of the Net Outstanding Portfolio Collateral Balance (but net of any Servicing Fees payable to the Collateral Manager in its capacity as subservicer to the CDO Primary Servicer or as CDO Primary Servicer under the Servicing Agreement on such Distribution Date); provided that the Senior Collateral Management Fee will be payable on each Distribution Date only to the extent of funds available for such purpose in accordance with the Priority of Payments as described herein.

“Servicing Agreement” means the servicing agreement, dated as of the Closing Date, between the Issuer RAIT Partnership, L.P. and Wells Fargo Bank, National Association, pursuant to which Wells Fargo Bank, National Association will act as primary servicer with respect to all Whole Loans and Mezzanine Loans included in the Collateral Assets and RAIT Partnership, L.P. will act as special servicer with respect to Loans that become “specially serviced” loans (generally loans which have suffered credit events or other defaults).

“Servicing Fee” means, with respect to each Due Period, the sum of (i) the aggregate amount of all servicing fees payable to (A) the CDO Primary Servicer pursuant to the Servicing Agreement and any backup servicer named therein or in any backup servicing agreement to which the Issuer is a party and (B) any other primary servicer under any other servicing agreements to which the Issuer is a party and (ii) the aggregate amount of all special servicing fees in respect of serviced loans payable to the Special Servicer pursuant to the Servicing Agreement, in each case during such Due Period.

“Servicing Standard” has the meaning specified in the Servicing Agreement.

“Similar Law” means any federal, state or local law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

“Single Asset Mortgage Security” means any commercial mortgage pass-through certificate or similar security backed primarily by a single mortgage loan on one or more commercial properties included in a property specific securitization transaction.

“Single Borrower Mortgage Security” means any commercial mortgage pass-through certificate or similar security backed primarily by one or more mortgage loans to the same borrower (or affiliated borrowers) on one or more commercial properties included in a securitization.

“Special Amortization” has the meaning specified in Section 9.8 hereof.

“Special Amortization Amount” has the meaning specified in Section 9.8(b) hereof.

“Special Amortization Notice” has the meaning specified in Section 9.8 hereof.

“Special-Majority-in-Interest of Preference Shareholders” means, at any time, Preference Shareholders whose aggregate Voting Percentages at such time exceed 66 2/3% of all Preference Shareholders’ Voting Percentages at such time.

“Special Purpose Purchaser” means a transferee of all the ordinary shares of the Issuer and all of the limited liability company interests of the Co-Issuer which is both (A) either (X) a Qualified REIT Subsidiary of RAIT Investment Trust (or a subsidiary thereof that is a disregarded entity for U.S. Federal income tax purposes) whose organizational documents contain, in the reasonable judgment of counsel to the Issuer, substantially similar bankruptcy remoteness provisions to those in the organizational documents of RAIT Preferred Holdings I, LLC as of the Closing Date including that (i) such entity must have at least one independent trustee or independent director, as applicable, (ii) without the affirmative vote of such independent trustee or director, such entity shall not file a voluntary petition for relief under the United States Bankruptcy Code or similar law, consent to the institution of insolvency or bankruptcy proceedings against such entity or otherwise institute insolvency or bankruptcy proceedings with respect to such entity or take any company action in furtherance of any such filing or institution of a proceeding, (iii) without the affirmative vote of the independent trustee or director, such entity shall not convert, merge or consolidate with any other person or sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other person, (iv) without the affirmative vote of the independent trustee or director, such entity shall not execute any dissolution, liquidation or winding up of such entity, (v) such entity shall not consent, approve or authorize the voluntary winding up of the Issuer for so long as any Notes are outstanding, (vi) such entity’s sole purpose is to hold the ordinary shares of the Issuer and the limited liability company interests of the Co-Issuer and (vii) such entity shall not transfer (a) the ordinary shares of the Issuer to any Person other than another Special Purpose Purchaser or (b) the limited liability company interests of the Co-Issuer to any Person other than another Special Purpose Purchaser or (Y) an entity as to which nationally recognized bankruptcy counsel shall have delivered to the Trustee, the Issuer and the Rating Agencies an opinion to the effect that, in the event of the insolvency of such entity, the assets and liabilities of the Issuer would be legally isolated from and would not be consolidated with the assets and liabilities of such entity, and (B) either a Qualified Institutional Buyer.

“Specified Assets” means, at any time, (a) Principal Proceeds or Uninvested Proceeds held as Cash and (b) Eligible Investments purchased with Principal Proceeds or Uninvested Proceeds.

“Specified Currency” has the meaning specified in Section 14.14 hereof.

“Specified Person” has the meaning specified in Section 2.5 hereof.

“Specified Place” has the meaning specified in Section 14.14 hereof.

“Specified Type” means any Loans, REIT Debt Securities and Preferred Equity Securities.

“Spread Excess” means, as of any Measurement Date, a fraction (expressed as a percentage), the numerator of which is equal to the product of (a) the greater of zero and the excess, if any, of the Weighted Average Spread for such Measurement Date over 1.70% and (b) the Aggregate Principal Balance of all Collateral Assets that are Floating Rate Securities (excluding all Defaulted Securities) and the denominator of which is the Aggregate Principal Balance of all Collateral Assets that are Fixed Rate Assets (excluding all Defaulted Securities).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor or successors thereto.

“Standard & Poor’s CDO Monitor” means the dynamic, analytical computer model (including all written instructions and assumptions necessary for running the model) provided by Standard & Poor’s to the Issuer, the Collateral Manager and the Collateral Administrator for the purpose of estimating the default risk of Collateral Assets, as such model may be amended by Standard & Poor’s from time to time.

“Standard & Poor’s CDO Monitor Test” means a test satisfied on any Measurement Date if after giving effect to the sale of a Collateral Asset or the purchase of a Collateral Asset (or both), as the case may be, on such Measurement Date each Class Loss Differential of the Proposed Portfolio is positive or if any Class Loss Differential of the Proposed Portfolio is negative prior to giving effect to such sale or purchase, the extent of compliance is improved after giving effect to the sale or purchase of a Collateral Asset.

“Standard & Poor’s Post-Acquisition Compliance Test”: A test that will be satisfied if the Standard & Poor’s CDO Monitor Test is satisfied.

“Standard & Poor’s Post-Acquisition Failure”: The meaning specified in Section 12.2(c) hereof.

“Standard & Poor’s Rating” of any Collateral Asset will be determined as follows:

(i) if Standard & Poor’s has assigned a rating to such Collateral Asset either publicly or privately (in the case of a private rating, with the appropriate consents for the use of such private rating), the Standard & Poor’s Rating will be the rating assigned thereto by Standard & Poor’s (or, in the case of a REIT Debt Security, the issuer credit rating assigned by Standard & Poor), provided, that, notwithstanding the foregoing, if any Collateral Asset will, at the time of its purchase by the Issuer, be listed for a possible upgrade or downgrade on Standard & Poor’s then current credit rating watch list, then the Standard & Poor’s Rating of such Collateral Asset will be one subcategory above or below, respectively, the rating then assigned to such item by Standard & Poor, as applicable; provided that if such Collateral Asset is removed from such list at any time, it will be deemed to have its actual rating by Standard & Poor’s;

(ii) if such Collateral Asset is not rated by Standard & Poor’s but the Issuer or the Collateral Manager on behalf of the Issuer has requested that Standard & Poor’s assign a rating to such Collateral Asset, the Standard & Poor’s Rating will be the rating so assigned by Standard & Poor’s; provided that, unless otherwise assigned a rating pursuant to clause (iv) below, pending receipt from Standard & Poor’s of such rating, if such Collateral Asset is of a type listed on Schedule F hereto or is not eligible for notching in accordance with Schedule E hereto, such Collateral Asset will have an Standard & Poor’s Rating of “CCC-,” otherwise such Standard & Poor’s Rating will be the rating assigned according to Schedule F hereto until such time as Standard & Poor’s will have assigned a rating thereto;

(iii) if any Collateral Asset is a Collateral Asset that has not been assigned a rating by Standard & Poor’s and is not a Collateral Asset listed in Schedule E hereto, as identified by the Collateral Manager, the Standard & Poor’s Rating will be the rating assigned according to Schedule F hereto; provided, that if any Collateral Asset will, at the time of its purchase by the Issuer, be listed for a possible upgrade or downgrade on either Moody’s or Fitch’s then current credit rating watch list, then the Standard & Poor’s Rating of such Collateral Asset will be one subcategory above or below, respectively, the rating then assigned to such item in accordance with Schedule F hereto; provided, further, that the Aggregate Principal Balance of Collateral Assets that may be given a rating based on this paragraph (iii) may not exceed 20% of the Aggregate Principal Balance of all Collateral Assets; or

(iv) notwithstanding anything to the contrary contained in clauses (ii) and (iii) above, the Collateral Manager may apply for an estimated rating from Standard and Poor’s within ten (10) Business Days after the date on which the Issuer purchases a Collateral Asset and use its estimated rating of such Collateral Asset until Standard and Poor’s assigns a rating to such security; provided that the Aggregate Principal Balance of Collateral Assets that may be given a rating based on this paragraph (iv) may not exceed 20% of the Aggregate Principal Balance.

“Standard & Poor’s Recovery Rate” means, as of any Measurement Date, the number (expressed as a percentage rounded up to the first decimal place) obtained by (a) summing the products obtained by multiplying the Principal Balance of each Collateral Asset on such Measurement Date by its Applicable Recovery Rate (determined for purposes of this definition pursuant to clause (b) of the definition of “Applicable Recovery Rate”) and (b) dividing such sum by the Aggregate Principal Balance of all Collateral Assets on such Measurement Date.

“Standard & Poor’s Recovery Test” will be satisfied if, on any Measurement Date, the Standard & Poor’s Recovery Rate as of such Measurement Date for each specified Class of Notes is equal to, or greater than 40.0%.

“Standard & Poor’s Special Amortization Pro Rata Condition” means a condition that will be satisfied with respect to any Distribution Date if (A) the Aggregate Principal Balance of the Collateral Assets as of the related Measurement Date is greater than an amount equal to 50% of the Aggregate Principal Balance of the Collateral Assets on the Effective Date and each of the Coverage Tests was satisfied as of the related Measurement Date and (B) (1) the Pro Rata Principal Coverage Test has been satisfied on the related and each prior Measurement Date, or (2) if the Pro Rata Principal Coverage Test has failed to be satisfied on any previous Measurement Date, subsequent to such failure, (x) the Pro Rata Principal Coverage Ratio as of the related Measurement Date equals or exceeds the Pro Rata Principal Coverage Ratio in existence on the Effective Date or (y) the Pro Rata Principal Coverage Test is satisfied as of the related Measurement Date without applying Principal Proceeds on any previous Distribution Date; provided that, if any Class of Offered Notes rated investment grade or higher by Standard & Poor’s as of the Closing Date is downgraded by two or more subcategories after the Closing Date, such condition shall not be satisfied until such time as the Standard & Poor’s rating of such Class of Offered Notes is restored to a rating equal to or higher than the rating of such Class of Offered Notes on the Closing Date.

“Stated Maturity” means, with respect to (a) any security (other than a Note), the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, (b) any repurchase obligation, the repurchase date thereunder on which the final repurchase obligation thereunder is due and payable, and (c) any Note, the Distribution Date in November 2046, or, in each case, if such date is not a Business Day, the next following Business Day.

“Step-Down Bond” means a security which by the terms of the related Underlying Instrument provides for a decrease, in the case of a Fixed Rate Asset, in the per annum interest rate on such security or, in the case of a Floating Rate Security, in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that a Step-Down Bond shall not include any such security providing for payment of a constant rate of interest, or constant spread over the applicable index or benchmark rate, at all times after the date of acquisition by the Issuer. In calculating any Collateral Quality Test by reference to the spread (in the case of a floating rate Step-Down Bond) or coupon (in the case of a fixed rate Step-Down Bond) of a Step-Down Bond, the spread or coupon on any date shall be deemed to be the lowest spread or coupon, respectively, scheduled to apply to such Step-Down Bond on or after such date.

“Step-Up Bond” means a security which by the terms of the related Underlying Instrument provides for an increase, in the case of a Fixed Rate Asset, in the per annum interest rate on such security or, in the case of a Floating Rate Security, in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that a Step-Up Bond shall not include any such security providing for payment of a constant rate of interest, or constant spread over the applicable index or benchmark rate, at all times after the date of acquisition by the Issuer. In calculating the Class A/B Interest Coverage Test, Class C/D/E Interest Coverage Test, Class F/G/H Interest Coverage Test or Collateral Quality Test by reference to the spread (in the case of a floating rate Step-Up Bond) or coupon (in the case of a fixed rate Step-Up Bond) of a Step-Up Bond, the spread or coupon on any date shall be deemed to be the spread or coupon stated to be payable in Cash and in effect on such date.

“Subordinate Interests” mean the Class A-2 Subordinate Interests, the Class B Subordinate Interests, the Class C Subordinate Interests, the Class D Subordinate Interests, the Class E Subordinate Interests, the Class F Subordinate Interests, the Class G Subordinate Interests, the Class H Subordinate Interests and/or the Class J Subordinate Interests, as the context may require.

“Subordinated Termination Event”: means an “event of default” as to which any Hedge Counterparty is the sole defaulting party or a “termination event” (other than “illegality” or “tax event” (as such terms are defined in the Hedge Agreement)) as to which the Hedge Counterparty is the sole “affected party” (with all such terms to have the definitions set forth in the Hedge Agreement).

“Subordinate Whole Loan” means a whole loan secured by a second-lien mortgage or second-lien deed of trust on commercial real estate property or a senior interest therein.

“Subpool” means each of the groups of Collateral Assets designated by the Collateral Manager in accordance with the Auction Procedures on which Listed Bidders may provide a separate bid in an Auction.

“Subsequent Collateral Asset” means any Collateral Asset that is acquired after the Closing Date.

“Substitute Collateral Asset” means a Collateral Asset acquired by or on behalf of the Issuer with Principal Proceeds that are reinvested in accordance with the provisions of this Indenture.

“Tax Event” means an event that occurs if (i) any obligor is, or on the next scheduled payment date under any Collateral Asset any obligor will be, required to deduct or withhold from any payment under any Collateral Asset to the Issuer for or on account of any tax for whatever reason, and such obligor is not, or will not be, required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of taxes, whether assessed against such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding occurred, (ii) any jurisdiction imposes net income, profits or a similar tax on the Issuer, (iii) the Issuer is required to deduct or withhold from any payment under a Hedge Agreement for or on account of any tax and the Issuer is obligated to make a gross up payment (or otherwise pay additional amounts) to the Hedge Counterparty, or (iv) a Hedge Counterparty is required to deduct or withhold from any payment under a Hedge Agreement for or on account of any tax for whatever reason and such Hedge Counterparty is not required to pay to the Issuer such additional amount as is necessary to ensure that the net amount actually received by the Issuer (free and clear of taxes, whether assessed against such obligor or the Issuer) will equal the full amount that the Issuer would have received had no such deduction or withholding been required.

“Tax Materiality Condition” means a condition that will be satisfied during any 12-month period if the sum of the following exceeds U.S.$1,000,000: (i) the aggregate amount deducted or withheld for or on account of any tax by all obligors from any payment under any Collateral Asset (net of any gross-up payment made by such obligor to the Issuer), (ii) the aggregate amount of any net income, profits or similar tax imposed on the Issuer and (iii) the aggregate of any amounts of any “gross up” payments required to be paid by the Issuer on account of tax under a Hedge Agreement and the deficiencies in the amounts received by the Issuer as a result of any deduction or withholding for or on account of any tax with respect to any payment by the Issuer or any Hedge Counterparty under a Hedge Agreement.

“Tax Redemption” has the meaning specified in Section 9.1(c) hereof.

“Total Senior Redemption Amount” means, as of any Distribution Date, the aggregate amount required (without duplication) (a) to make all payments of accrued and unpaid amounts referred to in clauses (1) through (28) of the Interest Proceeds Waterfall and clauses (1) through (29) of the Principal Proceeds Waterfall, to pay all amounts payable as of such date (including any termination payments and any accrued interest thereon) by the Issuer to the Hedge Counterparty pursuant to any Hedge Agreement (assuming for these purposes that any such Hedge Agreement has been terminated by reason of an event of default or termination event as to which the Issuer is the sole defaulting or affected party) and to pay any fees and expenses incurred by the Trustee or the Collateral Manager in connection with the sale of Collateral Assets, but excluding payments to the Preference Share Paying Agent for distribution to the Preference Shareholders, (b) to redeem all the Notes on the scheduled Redemption Date at the applicable Redemption Prices, together with all accrued and unpaid interest to (but excluding) the date of redemption and (c) solely in the case of an Auction Call Redemption, to make payments to the Preference Share Paying Agent for distribution to the Preference Shareholders, in an aggregate amount equal to the Preference Share Redemption Date Amount, if any. In addition, upon an Optional Redemption on or prior to the Distribution Date in November 2011, the Make Whole Fee will be payable to the holders of the Class A-1B Notes.

“Trading Suspension” has the meaning specified in Section 12.3(e) hereof.

“Transfer Agent” means the Person or Persons, which may be the Issuer, authorized by the Issuer to exchange or register the transfer of Notes. Wells Fargo Bank, National Association shall be appointed as the initial Transfer Agent.

“Trust Officer” means, when used with respect to the Trustee, any officer within the CDO Trust Services Group in the Corporate Trust Office (or any successor group of the Trustee) authorized to act for and on behalf of the Trustee, including any vice president, assistant vice president or other officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such Officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this Indenture.

“Trustee” means Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States, solely in its capacity as trustee hereunder, unless a successor Person shall have become the Trustee pursuant to the applicable provisions of this Indenture, and thereafter Trustee shall mean such successor Person.

“Trustee Expenses” means, with respect to any Distribution Date, all expenses and indemnified amounts (other than fees) due or accrued with respect to such Distribution Date and payable by the Issuer or the Co-Issuer to (i) the Note Registrar pursuant to Section 2.4(a) hereof and the Trustee pursuant to Section 6.8 hereof or any co-trustee appointed pursuant to Section 6.13 hereof, (ii) the Collateral Administrator pursuant to the Collateral Administration Agreement, (iii) the Preference Share Paying Agent pursuant to the Preference Share Paying Agency Agreement and (iv) the Custodian pursuant to the Account Control Agreement.

“Trustee Fee” means, the fee payable, in accordance with the Priority of Payments, to the Bank in its capacities (or any successor to it in such capacities) as (i) Note Registrar and Trustee hereunder, (ii) Collateral Administrator under the Collateral Administration Agreement, (iii) Custodian under the Account Control Agreement and (iv) Preference Share Paying Agent under the Preference Share Paying Agency Agreement, in an amount for (i), (ii), (iii) and (iv) above combined equal to, for each Distribution Date, 0.008% per annum of the Net Outstanding Portfolio Collateral Balance for the related Due Period, subject to a minimum annual fee of U.S.$25,000.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Underlying Instruments” means this indenture or other agreement pursuant to which a Collateral Asset, Eligible Investment or Preferred Equity Security has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Asset, Eligible Investment or Preferred Equity Security or of which holders of such Collateral Asset, Eligible Investment or Preferred Equity Security are the beneficiaries.

“Unfunded Collateral Commitment Amount” means, with respect to any Delayed Draw Term Loan and any Determination Date, any future advance amount not yet funded (by the Issuer or any other entity) pursuant to the terms of such Delayed Draw Term Loan.

“Unfunded Commitment Reserve Account” has the meaning specified in Section 10.2(k) hereof.

“Uninvested Proceeds” means at any time, the net proceeds received by the Issuer on the Closing Date from the initial issuance of the Notes and the Preference Shares, to the extent that such proceeds (i) have not been deposited in the Expense Account or (ii) are not subject to a binding commitment to invest, or have not been invested in, Collateral Assets, in each case in accordance with this Indenture.

“Uninvested Proceeds Account” has the meaning specified in Section 10.5(a) hereof.

“United States” and “U.S.” mean the United States of America, including the States thereof and the District of Columbia.

“Unpaid Amounts” has the meaning given to such term in any Hedge Agreement.

“Unregistered Securities” has the meaning specified in Section 5.17(c) hereof.

“Unscheduled Principal Payment” means any principal payment received by the Issuer during the Due Period on Collateral Assets with respect to redemptions, optional redemptions (in whole but not in part), exchange offers, tender offers, or other unscheduled payments made at the option of the obligor thereof prior to the Stated Maturity of such Collateral Asset.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56 (2001).

“U.S. Person” has the meaning given in Regulation S under the Securities Act.

“Voting Factor” means, at any time, a number obtained by (a) calculating the percentage obtained by multiplying 4.99% by the number of Reg Y Institutions (provided that such Reg Y Institution has identified itself as such in writing to the Trustee) (each, a “Voting Constrained Shareholder”) as to which the ratio (expressed as a percentage) of the number of Preference Shares held by such Reg Y Institution at such time divided by the aggregate number of Preference Shares held by all Preference Shareholders at such time exceeds 4.99% (or would, after giving effect to the calculation of the “Voting Factor” for each Preference Shareholder, exceed 4.99% in the absence of (x) this parenthetical and (y) the provision in the definition of “Voting Percentage” limiting the Voting Percentage of a Reg Y Institution to 4.99%), (b) subtracting the percentage obtained in clause (a) above from 100% and (c) dividing the percentage obtained in clause (b) above by the percentage obtained by dividing (i) the aggregate number of Preference Shares held by all Preference Shareholders other than Voting Constrained Shareholders by (ii) the aggregate number of Preference Shares held by all Preference Shareholders; provided that, for the purposes of this definition and the definitions of “Voting Percentage” and “Voting Preference Shares,” any Preference Shares owned by the Issuer, the Co-Issuer or any other obligor upon the Notes or any Affiliate thereof will be disregarded and deemed not to be Outstanding.

“Voting Percentage” means, in respect of a Preference Shareholder at any time, (a) for any Preference Shareholder which is a Reg Y Institution, the lesser of (i) 4.99% and (ii) a percentage equal to the number of Preference Shares held by such Reg Y Institution at such time multiplied by the Voting Factor at such time divided by the aggregate number of Preference Shares held by all Preference Shareholders at such time and (b) for any Preference Shareholder other than a Reg Y Institution, a percentage equal to the number of Preference Shares held by such Preference Shareholder at such time multiplied by the Voting Factor at such time divided by the aggregate number of Preference Shares held by all Preference Shareholders at such time.

“Voting Preference Shares” means, at any time, the number of Preference Shares equal to the Voting Percentage of such Preference Shareholder at such time multiplied by the aggregate number of Preference Shares held by all Preference Shareholders at such time.

“Weighted Average Coupon” means, as of any Measurement Date, (a) the number obtained (rounded up to the next 0.001%) by (i) summing the products obtained by multiplying (x) the current interest rate on each Collateral Asset that is a Fixed Rate Asset (excluding all Defaulted Securities) by (y) the Principal Balance of each such Collateral Asset and (ii) dividing such sum by the Aggregate Principal Balance of all Collateral Assets that are Fixed Rate Assets (excluding all Defaulted Securities) plus (b) if the amount obtained pursuant to clause (a) is less than 7.15%, the Spread Excess, if any, as of such Measurement Date.

“Weighted Average Coupon Test” means a test that will be satisfied on any Measurement Date if the Weighted Average Coupon for Collateral Assets is greater than or equal to 7.15%.

“Weighted Average Life” means, as of any Measurement Date with respect to the Collateral Assets (other than Defaulted Securities), the number obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each Collateral Asset (other than Defaulted Securities) by (b) the Principal Balance of such Collateral Asset and (ii) dividing such sum by the Aggregate Principal Balance at such time of all Collateral Assets (other than Defaulted Securities).

“Weighted Average Life Test” means, with respect to any Collateral Assets, a test that will be satisfied as of any Measurement Date if the Weighted Average Life of such Collateral Assets as of such Measurement Date is less than or equal to 7.0 years.

“Weighted Average Moody’s Rating Factor” means an amount determined by summing the products obtained by multiplying the Principal Balance of each Collateral Asset (excluding Defaulted Securities) and Eligible Investment by its Moody’s Rating Factor, dividing such sum by the aggregate outstanding Principal Balance of all such obligations and rounding the result up to the nearest whole number.

“Weighted Average Spread” means, as of any Measurement Date, (a) the number obtained (rounded up to the next 0.001%), by (i) summing the products obtained by multiplying (x) the stated spread above LIBOR (or the Deemed Floating Rate for Deemed Floating Rate Securities) at which interest accrues on each Collateral Asset that is a Floating Rate Security (other than a Defaulted Security) as of such date by (y) the Principal Balance of such Collateral Asset as of such date, and (ii) dividing such sum by the Aggregate Principal Balance of all Collateral Assets that are Floating Rate Securities (excluding all Defaulted Securities) plus (b) if the amount obtained pursuant to clause (a) is less than 1.70% the Fixed Rate Excess, if any, as of such Measurement Date. For purposes of this definition, a Fixed Rate Asset that is a Deemed Floating Rate Security will be deemed to be a Floating Rate Security.

“Weighted Average Spread Test” means a test that is satisfied if, on any Measurement Date, the Weighted Average Spread as of such Measurement Date is equal to or greater than 1.70%.

“Whole Loan” means a whole loan secured by, among other things, a first-lien mortgage or a first-lien deed of trust on commercial real estate property or a senior interest therein (including any pari passu or senior participation in a senior mortgage loan).

Section 1.2 Assumptions as to Collateral Assets, Etc.

(a) The provisions set forth in this Section 1.2 hereof shall be applied in connection with all calculations required to be made pursuant to this Indenture with respect to Scheduled Distributions on any Pledged Security, or any payments on any other assets included in the Collateral, and with respect to the income that can be earned on Scheduled Distributions on such Pledged Securities and on any other amounts that may be received for deposit in the Collection Accounts.

(b) All calculations with respect to Scheduled Distributions on the Pledged Securities securing the Notes, and any determination of the Average Life of any Collateral Asset or of the rate at which interest accrues on any Pledged Security, shall be made by the Collateral Manager on behalf of the Issuer using (in the case of the Collateral Assets) the assumptions that (i) no Pledged Security defaults or is sold, (ii) prepayment of any Pledged Security during any month occurs at a rate equal to the average rate of prepayment (expressed as a percentage of the applicable pricing prepayment curve calculated as of the last Determination Date) during the period of six consecutive months immediately preceding the current month (or, with respect to any Pledged Security that has not been outstanding for at least six consecutive calendar months, at the rate of prepayment assumed at the time of issuance of such Pledged Security), (iii) any clean-up call with respect to a Pledged Security will be exercised when economically advantageous to the Person or Persons entitled to exercise such call and (iv) no other optional redemption of any Pledged Security will occur except for those that have actually occurred or as to which irrevocable notice thereof shall have been given. To the extent they are not manifestly in error, any information or report received by the Collateral Manager with respect to a Collateral Asset may be conclusively relied upon in making such calculations.

(c) Solely for the purposes of determining compliance with the Coverage Tests, except as otherwise specified in the Coverage Tests, there shall be excluded all payments in respect of Defaulted Securities and all other scheduled payments (whether of principal, interest, fees or other amounts) including payments to the Issuer under any Hedge Agreement, as to which the Trustee has actual knowledge will not be made in Cash or will not be received when due.

(d) For each Due Period, the Scheduled Distribution on any Pledged Security (other than a Defaulted Security which, except as otherwise provided herein, shall be assumed to have a Scheduled Distribution of zero) shall be the sum of (x) the total amount of payments and collections in respect of such Pledged Security that, if paid as scheduled, will be available in the Collection Accounts at the end of the Due Period (or, if expressly provided, available prior to the related Distribution Date) for payment on the Notes and of certain expenses of the Issuer and the Co-Issuer plus (y) any such amounts received in prior Due Periods that were not disbursed on a previous Distribution Date (provided that such sum shall be computed without regard to any amounts excluded from the determination of compliance with the Coverage Tests pursuant to Section 1.2(c) hereof).

(e) Subject to Section 1.2(c) hereof, each Scheduled Distribution receivable with respect to a Pledged Security shall be assumed to be received on the applicable Due Date, and each such Scheduled Distribution shall be assumed to be immediately deposited in the Interest Collection Account or the Principal Collection Account, as the case may be. All such funds shall be assumed to continue to earn interest until the date on which they are required to be available in the Collection Accounts for transfer to the Payment Account and application, in accordance with the terms hereof, to payments of principal of, and interest on, the Notes or other amounts payable pursuant to this Indenture.

(f) With respect to any Collateral Asset as to which any interest or other payment thereon is subject to withholding tax of any Relevant Jurisdiction, each Distribution thereon shall, for purposes of the Coverage Tests and the Collateral Quality Tests, be deemed to be payable net of such withholding tax except to the extent that the issuer thereof or obligor thereon is required to make additional payments sufficient on an after tax basis to cover any withholding tax imposed on payments to the Issuer with respect thereto. On any date of determination, the amount of any Scheduled Distribution due on any future date shall be assumed to be made net of any such uncompensated withholding tax based upon withholding tax rates in effect on such date of determination.

(g) Any reference in the definition of “Senior Collateral Management Fee” in Section 1.1 to an amount calculated with respect to a period at a per annum rate shall be computed on the basis of a 360-day year of twelve 30-day months.

(h) For the purpose of determining any payment to be made on any Distribution Date pursuant to any applicable paragraph of Section 11.1(a) hereof, the Coverage Tests referred to in such paragraph shall be calculated as of the relevant Distribution Date after giving effect to all payments to be made on such Distribution Date prior to such payment in accordance with Section 11.1(a)(i) hereof.

(i) The fees of the Trustee or the Preference Share Paying Agent shall be computed on the basis of a 360-day year comprised of twelve 30-day months; provided that for purposes of determining the amount of such fees that are due in respect of any period longer or shorter than a calendar month, such fees shall be pro-rated on the basis of the actual number of days elapsed in each period longer or shorter than one calendar month, subject to the Trustee’s minimum annual fee.

(j) All calculations required to be made and all reports which are to be prepared pursuant to this Indenture with respect to the Pledged Securities, shall be made on the basis of the settlement date for the acquisition, purchase, sale, disposition, liquidation or other transfer of an asset.

(k) All calculations of interest hereunder that are made with respect to the Notes shall be made on the basis of the actual number of days in the Interest Period divided by 360.

(l) Unless otherwise specified, test calculations that evaluate to a percentage will be rounded to the nearest ten-thousandth, and test calculations that evaluate to a number or decimal will be rounded to the nearest one hundredth.

Section 1.3 Rules of Construction.

Unless the context otherwise clearly requires:

(i) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(ii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;”

(iv) the word “will” shall be construed to have the same meaning and effect as the word “shall;”

(v) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(vi) any reference herein to any Person, or to any Person in a specified capacity, shall be construed to include such Person’s successors and assigns or such Person’s successors in such capacity, as the case may be; and

(vii) all references in this instrument to designated “Sections,” “clauses” and other subdivisions are to the designated Sections, clauses and other subdivisions of this instrument as originally executed, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Section, clause or other subdivision.

ARTICLE II

THE NOTES

Section 2.1 Forms Generally.

(a) Offered Notes (other than the Class A-1B Notes) offered and sold in reliance on Regulation S (each, a “Regulation S Note”) shall be issued in fully Registered Form without interest coupons substantially in the form of the Note attached as Exhibit A-1 (each, a “Regulation S Global Note”) with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture and such legends as may be applicable thereto, which shall be deposited with the Trustee as custodian for DTC, and registered in the name of DTC or a nominee of DTC, for the accounts of Euroclear and/or Clearstream, Luxembourg, duly executed by the Co-Issuers and authenticated by the Trustee or the Authenticating Agent as hereinafter provided. The Aggregate Outstanding Amount of each Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as the case may be.

(b) Offered Notes (other than the Class A-1B Notes) offered and sold in the United States pursuant to an exemption from the registration requirements of the Securities Act (“Restricted Notes”) shall be issued in fully Registered Form without interest coupons substantially in the form of the Note attached as Exhibit A-2 (each, a “Restricted Global Note”), with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture and such legends as may be applicable thereto, which shall be deposited with the Trustee, as custodian for DTC and registered in the name of DTC or a nominee of DTC, duly executed by the Co-Issuers and authenticated by the Trustee or the Authenticating Agent as hereinafter provided. The Aggregate Outstanding Amount of each Restricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as the case may be.

(c) The Class A-1B Notes offered (A) in the United States in reliance upon Rule 144A to Qualified Institutional Buyers and Qualified Purchasers and (B) in reliance upon Regulation S which will be sold to persons that are not U.S. Persons in offshore transactions, will be represented by physical certificates in fully definitive form (the “Definitive Class A-1B Notes”) registered in the name of the beneficial owner thereof unless otherwise authorized by the Issuer on the date of issuance. Accordingly, as set forth in each Class A-1B Note Purchase Agreement, the Class A-1B Notes may be transferred only upon receipt by the Trustee of a written certification (in the form provided herein) to the effect that the transfer is being made (a) to a non-U.S. Person and in accordance with Regulation S or (b) to a Qualified Institutional Buyer within the meaning of Rule 144A who is a Qualified Purchaser and in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

(d) Regulation S Global Notes and Restricted Global Notes may also be exchanged under the limited circumstances set forth in Section 2.4 hereof for Notes in definitive fully Registered Form without interest coupons, substantially in the form of the certificated note attached as Exhibit A-4 (each a “Definitive Note”), which may be either a Regulation S Definitive Note or a Restricted Definitive Note, with such legends as may be applicable thereto, which shall be duly executed by the Issuer and the Co-Issuer and authenticated by the Trustee or the Authenticating Agent as hereinafter provided.

(e) The Class J Notes initially sold in the United States to RAIT Preferred Holdings I, LLC pursuant to a transaction exempt from the registration requirements of the Securities Act shall be issued as Definitive Notes with the applicable legend set forth in Exhibit A-4, duly executed by the Issuer and authenticated by the Trustee or Authenticating Agent as hereinafter provided. No Class J Note shall be issued in the form of a Global Note.

(f) The Co-Issuers in issuing the Notes may use “CUSIP” or “private placement” numbers (if then generally in use), and, if so, the Trustee will indicate the “CUSIP” or “private placement” numbers of the Notes in notices of redemption and related materials as a convenience to Noteholders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and related materials.

Section 2.2 Authorized Amount; Note Interest Rate; Stated Maturity; Denominations. The Aggregate Outstanding Amount of Notes which may be issued under this Indenture may not exceed U.S.$853,000,000 excluding Notes issued upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.4, 2.5 or 8.5 hereof.

(b) The Notes shall be divided into eleven Classes having designations, original principal amounts, original Note Interest Rates and Stated Maturities as follows:

Designation	Aggregate Original Principal Amount		Note Interest Rate	Note Stated Maturity
Class A-1A Notes	U.S.$	200,000,000	LIBOR + 0.31%	November 20, 2046
Class A-1B Notes[1]	U.S.$	275,000,000	LIBOR + 0.33%	November 20, 2046
Class A-2 Notes	U.S.$	90,000,000	LIBOR + 0.35%	November 20, 2046
Class B Notes	U.S.$	110,000,000	LIBOR + 0.45%	November 20, 2046
Class C Notes	U.S.$	41,500,000	LIBOR + 0.60%	November 20, 2046
Class D Notes	U.S.$	25,000,000	LIBOR + 0.70%	November 20, 2046
Class E Notes	U.S.$	16,000,000	LIBOR + 0.85%	November 20, 2046
Class F Notes	U.S.$	22,000,000	LIBOR + 1.30%	November 20, 2046
Class G Notes	U.S.$	20,500,000	LIBOR + 1.70%	November 20, 2046
Class H Notes	U.S.$	18,000,000	LIBOR + 2.25%	November 20, 2046
Class J Notes	U.S.$	35,000,000	LIBOR + 3.00%	November 20, 2046

[1]	Assumes full funding of the Class A-1B Notes. As noted herein, the Class A-1B Notes will not be fully funded on the Closing Date.

The Notes will be issuable in a minimum denomination of U.S.$250,000 and will be offered only in such minimum denomination or an integral multiple of U.S.$1,000 in excess thereof; provided that, after issuance, a Note may fail to be in compliance with the minimum denomination requirement as a result of the repayment of principal thereof in accordance with the Priority of Payments.

(c) The Class A-1B Notes are a revolving Class of Notes. The Class A-1B Notes will be funded on the relevant Class A-1B Draw Dates in accordance with the procedures set forth in the Class A-1B Note Purchase Agreement. Class A-1B Draws under the Class A-1B Notes must be applied to a Class A-1B Note Permitted Use. The Issuer shall notify the Class A-1B Note Agent and the Trustee of any funding by delivering to the Class A-1B Note Agent and the Trustee a notice (with a copy to each Holder of Class A-1B Notes) substantially in the form of Exhibit A-5 to the Class A-1B Note Purchase Agreement, specifying the amount of the Class A-1B Draw. Upon receipt of such notice, the Trustee shall promptly annotate the Class A-1B Note Register to reflect the funding of such amount. Each Holder of Class A-1B Notes will be required to satisfy the Rating Criteria.

(d) Interest shall accrue on the Aggregate Outstanding Amount of each Class of Notes (determined as of the first day of each applicable Interest Period and after giving effect to any payment of principal occurring on such day) (i) in the case of the initial Interest Period, for the period from and including the Closing Date to but excluding the first applicable Distribution Date and (ii) thereafter, for the period from and including the Distribution Date immediately following the immediately preceding Interest Period, to but excluding the next succeeding Distribution Date, until such Notes are paid in full and will be payable monthly in arrears on each Distribution Date. To the extent lawful and enforceable, interest shall accrue on Defaulted Interest in respect of any Note at the Note Interest Rate applicable to such Note until such Defaulted Interest is paid in full.

(e) The Notes shall be redeemable as provided in Articles IX and XII.

(f) The Depositary for the Global Notes shall initially be DTC.

(g) The Notes shall be numbered, lettered or otherwise distinguished in such manner as may be consistent herewith, determined by the Authorized Officers of the Co-Issuers executing such Notes as evidenced by their execution of such Notes.

(h) All of the Notes will be issued on the Closing Date.

Section 2.3 Execution, Authentication, Delivery and Dating.

(a) The Notes shall be executed on behalf of the Co-Issuers by an Authorized Officer of each of the Co-Issuers. The signatures of such Authorized Officers on the Notes may be manual or facsimile (including in counterparts).

(b) Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of either of the Co-Issuers shall bind such Person, notwithstanding the fact that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes.

(c) At any time and from time to time after the execution and delivery of this Indenture, the Co-Issuers may deliver Notes executed by the Co-Issuers to the Trustee or the Authenticating Agent for authentication, and the Trustee or the Authenticating Agent, upon Issuer Order, shall authenticate and deliver such Notes as provided in this Indenture and not otherwise.

(d) Each Note authenticated and delivered by the Trustee or the Authenticating Agent to or upon Issuer Order on the Closing Date shall be dated as of the Closing Date. All other Notes that are authenticated after the Closing Date for any other purpose under this Indenture shall be dated the date of their authentication.

(e) Notes issued upon transfer, exchange or replacement of other Notes shall be issued in authorized denominations reflecting the original aggregate principal amount of the Notes so transferred, exchanged or replaced, but shall represent only the current Aggregate Outstanding Amount of the Notes so transferred, exchanged or replaced. In the event that any Note is divided into more than one Note in accordance with this Article II, the original principal amount of such Note shall be proportionately divided among the Notes delivered in exchange therefor and shall be deemed to be the original aggregate principal amount of such subsequently issued Notes.

(f) No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication (the “Certificate of Authentication”), substantially in the form provided for herein, executed by the Trustee or by the Authenticating Agent by the manual signature of one of their Authorized Officers, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 2.4 Registration, Transfer and Exchange of Notes.

(a) Registration of Notes. The Trustee is hereby appointed as the registrar of the Notes (the “Note Registrar”). The Trustee is hereby appointed as a Transfer Agent with respect to the Notes. The Note Registrar shall keep, on behalf of the Issuer, a register (the “Note Register”) for the Classes of Notes for which it is the Note Registrar in its Corporate Trust Office in which, subject to such reasonable regulations as it may prescribe, the Note Registrar shall provide for the registration of and the registration of transfers of Notes. Upon any resignation or removal of the Note Registrar, the Issuer shall promptly appoint a successor or, in the absence of such appointment, assume the duties of the Note Registrar.

Subject to this Section 2.4 hereof, upon surrender for registration of transfer of any Notes at the office or agency of the Co-Issuers to be maintained as provided in Section 7.2 hereof, the Co-Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denomination and of a like aggregate principal amount.

At the option of the Noteholder, Notes may be exchanged for Notes of like terms, in any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Note is surrendered for exchange, the Co-Issuers shall execute and the Trustee shall authenticate and deliver the Notes that the Noteholder making the exchange is entitled to receive.

All Notes issued and authenticated upon any registration of transfer or exchange of Notes shall be the valid obligations of the Co-Issuers evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Co-Issuers and the Note Registrar duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge shall be made to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith and expenses of delivery (if any) not made by regular mail.

(b) Transfers of Notes.

(i) Subject to Section 2.4(b)(iv) hereof, exchanges or transfers of beneficial interests in a Global Note may be made only in accordance with the rules and regulations of the Depositary and the transfer restrictions contained in the legend on such Global Note and exchanges or transfers of interests in a Global Note may be made only in accordance with the following:

(A) Subject to clauses (B) through (F) of this Section 2.4(b)(i) hereof, transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

(B) The Trustee shall cause the exchange or transfer of any beneficial interest in a Restricted Global Note for a beneficial interest in a Regulation S Global Note upon provision to the Trustee and the Co-Issuers of a written certification substantially in the form of Exhibit B-1 (a “Regulation S Transfer Certificate”).

(C) The Trustee shall cause the exchange or transfer of any beneficial interest in a Regulation S Global Note for a beneficial interest in a Restricted Global Note upon provision to the Trustee and the Co-Issuers of a written certification in the form of Exhibit B-2 (a “Rule 144A Transfer Certificate”).

(D) An owner of a beneficial interest in a Regulation S Global Note may transfer such interest in the form of a beneficial interest in such Regulation S Global Note without the provision of written certification; provided that (1) such transfer is not made to a U.S. Person or for the account or benefit of a U.S. Person and is effected through Euroclear or Clearstream, Luxembourg in an offshore transaction as required by Regulation S and (2) any transfer not effected in an offshore transaction in accordance with Rule 904 of Regulation S may be made only upon provision to the Trustee, the Co-Issuers and the Note Registrar of a Rule 144A Transfer Certificate.

(E) An owner of a beneficial interest in a Class A-2 Note, Class B Note, Class C Note, Class D Note, Class E Note, Class F Note, Class G Note or Class H Note in the form of a Restricted Global Note may transfer such interest in the form of a beneficial interest in such Restricted Global Note without the provision of written certification if the transferee is both a Qualified Institutional Buyer and a Qualified Purchaser.

(F) In the event Definitive Notes (other than Class A-1B Notes) are issued pursuant to Section 2.4(b)(v) hereof, the Trustee shall cause the transfer of (i) any beneficial interest in a Global Note for a Definitive Note that is a Regulation S Note (a “Regulation S Definitive Note”), upon provision to the Trustee and the Co-Issuers of a Regulation S Transfer Certificate or (ii) any beneficial interest in a Global Note for a Definitive Note that is a Restricted Note (a “Restricted Definitive Note”), upon provision to the Trustee, the Co-Issuers and the Note Registrar of a Rule 144A Transfer Certificate.

(G) Subject to the restrictions on transfer set forth in this Indenture, the Class A-1B Note Purchase Agreement, and Exhibit B-3 hereto, Holders of the Class A-1B Notes may transfer or exchange such Class A-1B Notes in whole or in part (in a principal amount equal to any authorized denomination) by surrendering such Class A-1B Notes in accordance with Section 2.4(a) at the office of the Note Registrar with a written instruction of transfer in the form attached to the Class A-1B Note, duly executed by such Noteholder or by its attorney duly authorized in writing, accompanied by a copy of an assignment and acceptance agreement (in substantially the form required under the Class A-1B Note Purchase Agreement), duly completed and executed by the transferee (and in connection therewith all such transferees shall be deemed to make to the Co-Issuers and the Trustee the applicable representations and warranties set forth in the Class A-1B Note Purchase Agreement) and delivered to the Issuer, the Note Registrar and the Class A-1B Note Agent. Following such transfer or exchange, any remaining principal amount of the transferor’s interest in the Class A-1B Note shall either equal zero or meet the required minimum denominations. In exchange for any Definitive Class A-1B Note properly presented for transfer with all necessary accompanying documentation, the Trustee within five (5) Business Days of such request if made at the Corporate Trust Office of the Trustee, or within ten (10) Business Days if made at the office of a transfer agent, will deliver at the Corporate Trust Office of the Trustee or the office of the transfer agent, as the case may be, to the transferee or send by first-class mail at the risk of the transferee to such address as the transferee may request, a Definitive Class A-1B Note for a like principal amount as may be requested. The presentation for transfer of any Definitive Class A-1B Note will not be valid unless made at the Corporate Trust Office of the Trustee or at the office of a transfer agent by the registered holder in Person, or by a duly authorized attorney-in-fact. The holder of a Definitive Class A-1B Note will not be required to bear the costs and expenses of effecting any transfer or registration of transfer, except that the relevant Holder will be required to bear (i) the expenses of delivery by other than regular mail (if any) and (ii) if the Issuer so requires, the payment of a sum sufficient to cover any duty, stamp tax or governmental charge or insurance charges that may be imposed in relation thereto.

(ii) (A) Subject to Section 2.4(b)(iv) hereof, in the event Definitive Notes are issued pursuant to Section 2.4(b)(v) hereof, the Trustee shall cause the transfer of (i) any Definitive Note for a beneficial interest in a Regulation S Global Note, upon provision to the Trustee and the Co-Issuers of a Regulation S Transfer Certificate or (ii) any Definitive Note for a beneficial interest in a Restricted Global Note, upon provision to the Trustee and the Co-Issuers of a Rule 144A Transfer Certificate.

(B) Subject to satisfaction of the conditions set forth in subparagraph (D) of this Section 2.4(b)(ii), a Class J Note represented by a Definitive Note may be transferred to a Qualified Institutional Buyer in the form of a Definitive Note upon receipt by the Trustee, as Note Registrar, of a certificate substantially in the form of Exhibit A-4 hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee acquiring such interest in a Restricted Global Note is a Qualified Institutional Buyer and a Qualified Purchaser, is obtaining such beneficial interest in a transaction pursuant to Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction. In connection with any such transfer, such prospective transferee shall be deemed to have complied with the applicable transfer restrictions.

(C) Subject to satisfaction of the conditions set forth in subparagraph (D) of this Section 2.4(b)(ii), a Class J Note represented by a Definitive Note may be transferred to a Person other than a U.S. Person in the form of a Definitive

Note upon receipt by the Trustee, as Note Registrar, of a certificate substantially in the form of Exhibit B-3 hereto given by the prospective transferee of such beneficial interest and stating, among other things, that such transferee acquiring such interest in a Regulation S Global Note is not a U.S. Person and that such transfer is being made pursuant to Rule 903 or 904 under Regulation S. In connection with any such transfer, such prospective transferee shall be deemed to have complied with the applicable transfer restrictions.

(D) Notwithstanding anything contained in this Indenture to the contrary, as long as any Class of Offered Notes is Outstanding, no wholly-owned and disregarded, direct or indirect, subsidiary of RAIT Investment Trust may sell or otherwise transfer any Class J Note to any other Person that is not a wholly-owned and disregarded, direct or indirect, subsidiary of RAIT Investment Trust unless the Issuer and the Trustee shall have received an appropriate opinion by nationally recognized counsel experienced in such matters to the effect that the Class J Notes will be treated as debt for U.S. federal income tax purposes at the time of such sale or transfer. No financing of the Class J Notes shall be permitted unless the Issuer has received an appropriate opinion, which assumes no material facts regarding this transaction or any proposed financing, by nationally recognized tax counsel experienced in such matters to the effect that following such proposed financing the Issuer will be treated as a qualified REIT subsidiary, within the meaning on section 856(i) of the Code, and as a disregarded entity of RAIT Investment Trust. Prior to any such financing of the Class J Notes, all Collateral Assets owned by the Issuer are required to be in Registered form. To the extent that a Loan is not in Registered form (each such Loan, a “Non-Registered Loan”), prior to any financing of the Class J Notes, such Non-Registered Loan will be deposited into a newly formed trust (individually or collectively, as the context may require, the “Underlying Trust”) which trust will be created under a grantor trust agreement. The Underlying Trust will issue one or more Trust Certificates, each representing an interest in the Non-Registered Loan.

(iii) Upon acceptance for exchange or transfer of a beneficial interest in a Global Note for a Definitive Note, or upon acceptance for exchange or transfer of a Definitive Note for a beneficial interest in a Global Note, each as provided herein, the Trustee shall approve the instruction at the Depositary to adjust the principal amount of such Global Note on its records to evidence the date of such exchange or transfer and the change in the principal amount of such Global Note. Upon acceptance for exchange or transfer of a beneficial interest in a Regulation S Global Note for a beneficial interest in a Restricted Global Note, or upon acceptance for exchange or transfer of a beneficial interest in a Restricted Global Note for a beneficial interest in a Regulation S Global Note, each as provided herein, the Trustee shall approve the instruction at the Depositary to adjust the principal amount of each Global Note on its records to evidence the date of such exchange or transfer and the changes in the respective principal amounts of such Global Notes.

(iv) Subject to the restrictions on transfer and exchange set forth in this Section 2.4 hereof and to any additional restrictions on transfer or exchange specified in the Definitive Notes, the Holder of any Definitive Note may transfer or exchange the same in whole or in part (in a principal amount equal to the minimum authorized denomination or any larger authorized amount) by surrendering such Definitive Note at the office of any Transfer Agent, together with (x) in the case of any transfer, an executed instrument of assignment and (y) in the case of any exchange, a written request for exchange. Following a proper request for transfer or exchange, the Trustee shall (provided it has available in its possession an inventory of Definitive Notes), within 15 Business Days authenticate and make available at the office of such Transfer Agent to the transferee (in the case of transfer) or Noteholder (in the case of exchange) or send by first class mail (at the risk of the transferee in the case of transfer or Noteholder in the case of exchange) to such address as the transferee or Noteholder, as applicable, may request, a Definitive Note or Definitive Notes, as the case may require, for a like aggregate principal amount and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Definitive Note shall not be valid unless made at the office of a Transfer Agent by the registered Noteholder in person, or by a duly authorized attorney-in-fact. Beneficial interests in Global Notes shall be exchangeable for Definitive Notes only under the limited circumstances described in Section 2.4(b)(v) hereof.

(v) Interests in a Global Note deposited with or on behalf of the Depositary pursuant to Section 2.1 hereunder shall be transferred to the owners of such interests in the form of Definitive Notes only if such transfer otherwise complies with this Section 2.4 (including clauses (b)(i) and (b)(ii)) and (1) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Notes or (2) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed by the Issuer within 90 days.

(vi) If interests in any Global Note are to be transferred to the Beneficial Owners thereof in the form of Definitive Notes pursuant to Section 2.4(b)(v) hereof, such Global Note shall be surrendered by the Depositary, or its custodian on its behalf, at the office of the Transfer Agent and the Trustee shall authenticate and deliver without charge, subject to Section 2.4(e) hereof, upon such transfer of interests in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. The Definitive Notes transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in the denominations specified in Section 2.2(b) hereof and registered, in the case of a transfer pursuant to Section 2.4(b)(v) hereof, in such names as the Depositary shall direct in writing.

(vii) For so long as one or more Global Notes are Outstanding:

(A) the Trustee and its directors, Officers, employees and agents may deal with the Depositary for all purposes (including the making of distributions on, and the giving of notices with respect to, the Global Notes);

(B) unless otherwise provided herein, the rights of Beneficial Owners shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such Beneficial Owners and the Depositary;

(C) for purposes of determining the identity of and principal amount of Notes beneficially owned by a Beneficial Owner, the records of the Depositary shall be conclusive evidence of such identity and principal amount and the Trustee may conclusively rely on such records when acting hereunder;

(D) the Depositary will make book-entry transfers among the Depositary Participants of the Depositary and will receive and transmit distributions of principal of, and interest on, the Global Notes to such Depositary Participants; and

(E) the Depositary Participants of the Depositary shall have no rights under this Indenture under or with respect to any of the Global Notes held on their behalf by the Depositary, and the Depositary may be treated by the Trustee and its agents, employees, Officers and directors as the absolute owner of the Global Notes for all purposes whatsoever.

(c) Transfers of Definitive Class A-1B Notes. Each person who becomes an owner of the Definitive Class A-1B Notes will be required to make the representations set forth in Exhibit B-3 and to further represent and agree as follows:

(i) the owner is one of the following:

(1) (A) a Qualified Purchaser, (B) a Qualified Institutional Buyer, (C) is aware that the sale of the Definitive Class A-1B Notes to it is being made in reliance on the exemption from registration provided by Rule 144A, (D) is acquiring the Definitive Class A-1B Notes for its own account or for one or more accounts, each of which is a Qualified Institutional Buyer who is a Qualified Purchaser, and as to each of which the owner exercises sole investment discretion, and (E) is acquiring the Definitive Class A-1B Notes in a minimum principal amount of not less than U.S.$250,000 for each such account; or

(2) (A) is not a U.S. Person, (B) is aware that the sale of the Definitive Class A-1B Notes to it is being made in reliance on the exemption from registration provided by Regulation S; and

(ii) before any interest in a Definitive Class A-1B Note may be offered, resold, pledged or otherwise transferred, the transferee and transferor shall be required to provide the Trustee, with a written certification substantially in the form of Exhibit B-3 hereto as to compliance with the transfer restrictions and the owner must inform a prospective transferee of the transfer restrictions.

(d) Denominations; Flow-Through Investment Vehicles; Qualified Purchaser Status; Forced Sale. No Person may hold a beneficial interest in any Note except in a denomination authorized for the Notes of such Class under Section 2.2(b) hereof. No transfer of a Note may be made to a Flow-Through Investment Vehicle other than a Qualifying Investment Vehicle. Any purported transfer that is not in compliance with this Section 2.4 will be void and shall not be given effect for any purpose hereunder.

If, notwithstanding the restrictions set forth in this Section 2.4, either of the Co-Issuers determines that any Beneficial Owner or Holder of (A) a Regulation S Note (or any interest therein) is a U.S. Person or (B) a Restricted Note (or any interest therein) is not both a Qualified Institutional Buyer and a Qualified Purchaser, then either of the Co-Issuers (or the Collateral Manager on its behalf) shall require, by notice to such Beneficial Owner or Holder, as the case may be, that such Beneficial Owner or Holder sell all of its right, title and interest to such Note (or any interest therein) to a Person that (1) is not a U.S. Person (in the case of a Regulation S Global Note) or (2) in the case of a Person holding its interest through a Restricted Note, is both (I) a Qualified Institutional Buyer and (II) a Qualified Purchaser, with such sale to be effected within 30 days after notice of such sale requirement is given. If such Beneficial Owner or Holder fails to effect the transfer required within such 30-day period, (i) upon written direction from the Issuer (or the Collateral Manager on its behalf), the Trustee shall, on behalf of and at the expense of the Issuer, and is hereby irrevocably authorized by such Beneficial Owner or Holder, as the case may be, to, cause its interest in such Note to be transferred in a commercially reasonable sale (conducted by an investment bank selected by the Trustee and approved by the Issuer in accordance with Section 9-610(b) of the UCC as in effect in the State of New York as applied to securities that are sold on a recognized market or that may decline speedily in value) to a Person that certifies to the Trustee and the Co-Issuers, in connection with such transfer, that such Person (X) is not a U.S. Person (in the case of a Person holding its interest through a Regulation S Note) or (Y) is both (1) a Qualified Institutional Buyer and (2) a Qualified Purchaser (in the case of a Person holding its interest through a Restricted Note) and (ii) pending such transfer, no further payments will be made in respect of such Note (or beneficial interest therein) held by such Holder or Beneficial Owner and such Note shall be deemed not to be Outstanding for the purpose of any vote or consent of the Noteholders.

If, notwithstanding the restrictions set forth in this Section 2.4, either of the Co-Issuers determines that any Beneficial Owner or holder of any interest in a Class A-1B Note is not (a) both a Qualified Purchaser and a Qualified Institutional Buyer or (b) a non-U.S. Person who acquired its interest in an offshore transaction in reliance on Regulation S at the time of acquisition of such interest, then the Co-Issuers may demand that such holder sell such interest to a holder who is either (i) both a Qualified Purchaser and a Qualified Institutional Buyer or (ii) a non-U.S. Person who acquired its interest in an offshore transaction in reliance on Regulation S and, if the holder does not comply with such demand within 30 days thereof, the Issuer may sell such holder’s interest in the Class A-1B Note.

(e) Legends. Any Note issued upon the transfer, exchange or replacement of Notes shall bear such applicable legend set forth in the relevant Exhibit hereto unless there is delivered to each of the Trustee, the Note Registrar, the Issuer and the Co-Issuer such satisfactory evidence, which may include an Opinion of Counsel, as may be reasonably required by any of the Trustee, the Note Registrar, the Issuer and the Co-Issuer to the effect that neither such applicable legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S, as applicable, and to ensure that neither of the Co-Issuers nor the pool of Collateral becomes an investment company required to be registered under the Investment Company Act and to ensure that the transfers thereof comply with the applicable provisions of ERISA. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer and the Co-Issuer, shall authenticate and deliver Notes that do not bear such applicable legend.

(f) Expenses; Acknowledgment of Transfer. Transfer, registration and exchange shall be permitted as provided in this Section 2.4 without any charge to the Noteholder except for a sum sufficient to cover any tax or other governmental charge payable in connection therewith or the expenses of delivery (if any) not made by regular mail. Registration of the transfer of a Note by the Trustee shall be deemed to be the acknowledgment of such transfer on behalf of the Co-Issuers.

(g) Surrender upon Final Payment. Upon final payment due on the Maturity of a Note, the Holder thereof shall present and surrender such Note at the office of any Transfer Agent.

(h) Repurchase and Cancellation of Notes. The Co-Issuers will not purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the Outstanding Notes except upon the redemption of the Notes in accordance with the terms of this Indenture and the Notes. The Co-Issuers will promptly cancel all Notes acquired by them pursuant to any payment, purchase, redemption, prepayment or other acquisition of Notes pursuant to any provision of this Indenture and no Notes may be issued in substitution or exchange for any such Notes.

(i) Compliance with Transfer Restrictions. Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Note Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act, applicable state securities laws, the rules of any Depositary, ERISA, the Code or the Investment Company Act; provided that, except as provided in the following sentence, if a certificate is specifically required by the express terms of this Section 2.4 to be delivered to the Trustee or the Note Registrar by a purchaser or transferee of a Note, the Trustee or the Note Registrar, as the case may be, shall be under a duty to receive and examine the same to determine whether the certificate substantially complies on its face with the express terms of this Indenture and shall promptly notify the party delivering the same if such transfer does not comply with such terms. To the extent applicable to the Issuer, the Issuer shall impose additional transfer restrictions necessary to comply with the USA PATRIOT Act, and any such transfer restrictions shall be binding on each Noteholder. The Issuer shall notify the Trustee and the Note Registrar of the imposition of any such transfer restrictions.

(j) ERISA. In the case of a purchaser of a Note, either (a) it is not (and for so long as it holds any such Note or any interest therein will not be) a Benefit Plan Investor or governmental or church plan subject to Similar Law, or (b) its purchase and ownership of such Note will not constitute a non-exempt prohibited transaction in violation of Section 406 of ERISA or Section 4975 of the Code or a non-exempt violation of a Similar Law.

(k) Physical Notes. The Co-Issuers will promptly make available to the Trustee without charge a reasonable supply of Definitive Notes in definitive, fully Registered Form, without interest coupon.

(l) Transfers Null and Void. Any purported transfer of a Note not in accordance with this Section 2.4 shall be null and void and shall not be given effect for any purpose hereunder.

Section 2.5 Mutilated, Defaced, Destroyed, Lost or Stolen Notes.

If (a) any mutilated or defaced Note is surrendered to a Transfer Agent, or if there shall be delivered to the Co-Issuers, the Trustee and the Transfer Agent (each, a “Specified Person”) evidence to their reasonable satisfaction of the destruction, loss or theft of any Note, and (b) there is delivered to the Specified Persons such security or indemnity as may reasonably be required by them to save each of them harmless then, in the absence of notice to the Specified Persons that such Note has been acquired by a bona fide purchaser, the Co-Issuers shall execute and shall direct the Trustee to authenticate, and upon Issuer Request the Trustee shall authenticate and deliver, in lieu of any such mutilated, defaced, destroyed, lost or stolen Note, a new Note of the same Class as such mutilated, defaced, destroyed, lost or stolen Note, of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, dated the date of its authentication, bearing interest from the date to which interest has been paid on the mutilated, defaced, destroyed, lost or stolen Note and bearing a number not contemporaneously outstanding.

If, after delivery of such new Note, a bona fide purchaser of the predecessor Note presents for payment, transfer or exchange such predecessor Note, the Specified Persons shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Specified Persons in connection therewith.

In case any such mutilated, defaced, destroyed, lost or stolen Note has become due and payable, the Co-Issuers in their discretion may, instead of issuing a new Note, pay such Note without requiring surrender thereof except that any mutilated Note shall be surrendered.

Upon the issuance of any new Note under this Section 2.5, the Co-Issuers, the Trustee or any Transfer Agent may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.5 in lieu of any mutilated, defaced, destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Co-Issuers and such new Note shall be entitled, subject to the second paragraph of this Section 2.5, to all the benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.5 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, defaced, destroyed, lost or stolen Notes.

Section 2.6 Payment of Principal and Interest; Rights Preserved. Each Class of Secured Notes shall accrue interest during each Interest Period applicable to such Class at the applicable Note Interest Rate specified in Section 2.2(b) hereof. In addition, the Class A-1B Notes shall accrue the Class A-1 Commitment Fee in accordance with the definition of such term. Interest on each Class of Secured Notes shall be due and payable on each Distribution Date; provided that (i) payment of interest on the Class A-2 Notes is subordinated to the payment on each Distribution Date of the interest due and payable on the Class A-1A Notes and the Class A-1B Notes (including the Class A-1A Defaulted Interest Amount and the Class A-1B Defaulted Interest Amount, if any) and payment on the Class A-1B Commitment Fee on each Distribution Date, (ii) payment of interest on the Class B Notes is subordinated to the payment on each Distribution Date of the interest due and payable on the Class A-1 Notes and Class A-2 Notes (including the Class A-1 Defaulted Interest Amount and the Class A-2 Defaulted Interest Amount, if any) and payment on the Class A-1B Commitment Fee, (iii) payment of interest on the Class C Notes is subordinated to the payment on each Distribution Date of the interest due and payable on the Class A-1 Notes, Class A-2 Notes and Class B Notes (including the Class A-1 Defaulted Interest Amount, the Class A-2 Defaulted Interest Amount and the Class B Defaulted Interest Amount, if any) and payment on the Class A-1B Commitment Fee, (iv) payment of interest on the Class D Notes is subordinated to the payment on each Distribution Date of the interest due and payable on the Class A-1 Notes, Class A-2 Notes, Class B Notes and Class C Notes (including the Class A-1 Defaulted Interest Amount, the Class A-2 Defaulted Interest Amount, the Class B Defaulted Interest Amount and the Class C Defaulted Interest Amount, if any) and payment on the Class A-1B Commitment Fee on each Distribution Date, (v) payment of interest on the Class E Notes is subordinated to the payment on each Distribution Date of the interest due and payable on the Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes and Class D Notes (including the Class A-1 Defaulted Interest Amount, the Class A-2 Defaulted Interest Amount, the Class B Defaulted Interest Amount, the Class C Defaulted Interest Amount and the Class D Defaulted Interest Amount, if any) and payment on the Class A-1B Commitment Fee on each Distribution Date, (vi) payment of interest on the Class F Notes is subordinated to the payment on each Distribution Date of the interest due and payable on the Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes and Class E Notes (including the Class A-1 Defaulted Interest Amount, the Class A-2 Defaulted Interest Amount, the Class B Defaulted Interest Amount, the Class C Defaulted Interest Amount, the Class D Defaulted Interest Amount and the Class E Defaulted Interest Amount, if any) and payment on the Class A-1B Commitment Fee on each Distribution Date, (vii) payment of interest on the Class G Notes is subordinated to the payment on each Distribution Date of the interest due and payable on the Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes and Class F Notes (including the Class A-1 Defaulted Interest Amount, the Class A-2 Defaulted Interest Amount, the Class B Defaulted Interest Amount, the Class C Defaulted Interest Amount, the Class D Defaulted Interest Amount, the Class E Defaulted Interest Amount and the Class F Defaulted Interest Amount, if any) and payment on the Class A-1B Commitment Fee on each Distribution Date, (viii) payment of interest on the Class H Notes is subordinated to the payment on each Distribution Date of the interest due and payable on the Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes and Class G Notes (including the Class A-1 Defaulted Interest Amount, the Class A-2 Defaulted Interest Amount, the Class B Defaulted Interest Amount, the Class C Defaulted Interest Amount, the Class D Defaulted Interest Amount, the Class E Defaulted Interest Amount, the Class F Defaulted Interest Amount and the Class G Defaulted Interest Amount, if any) and payment on the Class A-1B Commitment Fee on each Distribution Date, (ix) payment of interest on the Class J Notes is subordinated to the payment on each Distribution Date of the interest due and payable on the Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes and Class H Notes (including the Class A-1 Defaulted Interest Amount, the Class A-2 Defaulted Interest Amount, the Class B Defaulted Interest Amount, the Class C Defaulted Interest Amount, the Class D Defaulted Interest Amount, the Class E Defaulted Interest Amount, the Class F

Defaulted Interest Amount, Class G Defaulted Interest Amount and the Class H Defaulted Interest Amount, if any) and payment on the Class A-1B Commitment Fee on each Distribution Date and (x) payments of interest on all Notes are subordinated to the payment on each Distribution Date of other amounts payable prior thereto in accordance with the Priority of Payments. For so long as any Class A-1A Notes, Class A-1B Notes, Class A-2 Notes or Class B Notes are Outstanding, any interest due on the Class C Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date (any such interest, “Class C Deferred Interest Amount”) shall be deferred and added to the Aggregate Outstanding Amount of the Class C Notes and shall not be considered “due and payable” for the purposes of Section 5.1(a) hereof until the Distribution Date on which such Class C Deferred Interest Amount is available to be paid in accordance with the Priority of Payments; provided that no accrued interest on the Class C Notes shall become Class C Deferred Interest Amount unless Class A-1A Notes, Class A-1B Notes, Class A-2 Notes or Class B Notes are then Outstanding. Class C Deferred Interest Amount accrued to any Distribution Date shall bear interest equal to 0.60% per annum and shall be payable on the first Distribution Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. Upon the payment of Class C Deferred Interest Amount, the Aggregate Outstanding Amount of the Class C Notes will be reduced by the amount of such payment.

(c) For so long as any Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes or Class C Notes are Outstanding, any interest due on the Class D Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date (any such interest, “Class D Deferred Interest Amount”) shall be deferred and added to the Aggregate Outstanding Amount of the Class D Notes and shall not be considered “due and payable” for the purposes of Section 5.1(a) hereof until the Distribution Date on which such Class D Deferred Interest Amount is available to be paid in accordance with the Priority of Payments; provided that no accrued interest on the Class D Notes shall become Class D Deferred Interest Amount unless Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes or Class C Notes are then Outstanding. Class D Deferred Interest Amount accrued to any Distribution Date shall bear interest equal to 0.70% per annum and shall be payable on the first Distribution Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. Upon the payment of Class D Deferred Interest Amount, the Aggregate Outstanding Amount of the Class D Notes will be reduced by the amount of such payment.

(d) For so long as any Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes or Class D Notes are Outstanding, any interest due on the Class E Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date (any such interest, “Class E Deferred Interest Amount”) shall be deferred and added to the Aggregate Outstanding Amount of the Class E Notes and shall not be considered “due and payable” for the purposes of Section 5.1(a) hereof until the Distribution Date on which such Class E Deferred Interest Amount is available to be paid in accordance with the Priority of Payments; provided that no accrued interest on the Class E Notes shall become Class E Deferred Interest Amount unless Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes or Class D Notes are then Outstanding. Class E Deferred Interest Amount accrued to any Distribution Date shall bear interest equal to 0.85% per annum and shall be payable on the first Distribution Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. Upon the payment of Class E Deferred Interest Amount, the Aggregate Outstanding Amount of the Class E Notes will be reduced by the amount of such payment.

(e) For so long as any Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are Outstanding, any interest due on the Class F Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date (any such interest, “Class F Deferred Interest Amount”) shall be deferred and added to the Aggregate Outstanding Amount of the Class F Notes and shall not be considered “due and payable” for the purposes of Section 5.1(a) hereof until the Distribution Date on which such Class F Deferred Interest Amount is available to be paid in accordance with the Priority of Payments; provided that no accrued interest on the Class F Notes shall become Class F Deferred Interest Amount unless Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are then Outstanding. Class F Deferred Interest Amount accrued to any Distribution Date shall bear interest equal to 1.30% per annum and shall be payable on the first Distribution Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. Upon the payment of Class F Deferred Interest Amount, the Aggregate Outstanding Amount of the Class F Notes will be reduced by the amount of such payment.

(f) For so long as any Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are Outstanding, any interest due on the Class G Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date (any such interest, “Class G Deferred Interest Amount”) shall be deferred and added to the Aggregate Outstanding Amount of the Class G Notes and shall not be considered “due and payable” for the purposes of Section 5.1(a) hereof until the Distribution Date on which such Class G Deferred Interest Amount is available to be paid in accordance with the Priority of Payments; provided that no accrued interest on the Class G Notes shall become Class G Deferred Interest Amount unless Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are then Outstanding. Class G Deferred Interest Amount accrued to any Distribution Date shall bear interest equal to 1.70% per annum and shall be payable on the first Distribution Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. Upon the payment of Class G Deferred Interest Amount, the Aggregate Outstanding Amount of the Class G Notes will be reduced by the amount of such payment.

(g) For so long as any Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes or Class G Notes are Outstanding, any interest due on the Class H Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date (any such interest, “Class H Deferred Interest Amount”) shall be deferred and added to the Aggregate Outstanding Amount of the Class H Notes and shall not be considered “due and payable” for the purposes of Section 5.1(a) hereof until the Distribution Date on which such Class H Deferred Interest Amount is available to be paid in accordance with the Priority of Payments; provided that no accrued interest on the Class H Notes shall become Class H Deferred Interest Amount unless Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes or Class G Notes are then Outstanding. Class H Deferred Interest Amount accrued to any Distribution Date shall bear interest equal to 2.25% per annum and shall be payable on the first Distribution Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. Upon the payment of Class H Deferred Interest Amount, the Aggregate Outstanding Amount of the Class H Notes will be reduced by the amount of such payment.

(h) For so long as any Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes are Outstanding, any interest due on the Class J Notes which is not paid as a result of the operation of the Priority of Payments on any Distribution Date (any such interest, “Class J Deferred Interest Amount”) shall be deferred and added to the Aggregate Outstanding Amount of the Class J Notes and shall not be considered “due and payable” for the purposes of Section 5.1(a) hereof until the Distribution Date on which such Class J Deferred Interest Amount is available to be paid in accordance with the Priority of Payments; provided that no accrued interest on the Class J Notes shall become Class J Deferred Interest Amount unless Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes are then Outstanding. Class J Deferred Interest Amount accrued to any Distribution Date shall bear interest equal to 3.00% per annum and shall be payable on the first Distribution Date on which funds are permitted to be used for such purpose in accordance with the Priority of Payments. Upon the payment of Class J Deferred Interest Amount, the Aggregate Outstanding Amount of the Class J Notes will be reduced by the amount of such payment.

(i) For the avoidance of doubt, among the Class A Notes, among the Class A-1 Notes, the payment of interest on the Class A-1A Notes in the amount and manner described herein will be pari passu with the payment of interest on the Class A-1B Notes and the payment of the Class A-1B Commitment Fee.

(j) The principal of each Note shall be payable no later than the Stated Maturity thereof unless the unpaid principal of such Note becomes due and payable at an earlier date by declaration of acceleration, call for redemption or otherwise.

(k) As a condition to the payment of principal of and interest on any Note without the imposition of U.S. withholding tax, each of the Co-Issuers, the Trustee or any Paying Agent shall require certification acceptable to it to enable each of the Co-Issuers, the Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Note or the Holder of such Note under any present or future law or regulation of the Cayman Islands or the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. Such certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner), IRS Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms). In addition, each of the Co-Issuers, the Trustee or any Paying Agent may require certification acceptable to it to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets. Each Holder agrees to provide any certification requested pursuant to this paragraph and to update or replace such form or certification in accordance with its terms or its subsequent amendments.

(l) The Issuer shall not be obligated to pay any additional amounts to the Holders of the Notes as a result of deduction for, or an account of, any present or future taxes, duties, assessments or governmental charges with respect to the Notes.

(m) Payments in respect of principal of and interest on the Notes shall be payable by wire transfer in immediately available funds to a Dollar account maintained by the Noteholders in accordance with wire transfer instructions received by any Paying Agent on or before the Record Date or, if no wire transfer instructions are received by a Paying Agent on or before the Record Date, by a Dollar check drawn on a bank in the United States mailed by first class mail to the address of such Noteholder as it appears on the Note Register at the close of business on the Record Date for such payment.

(n) The principal of and interest on any Note that is payable on a Redemption Date or in accordance with the Priority of Payments on a Distribution Date and is punctually paid or duly provided for on such Redemption Date or Distribution Date shall be paid to the Person in whose name that Note (or one or more predecessor Notes) is registered at the close of business on the Record Date for such payment. All such payments that are mailed or wired and returned to the Paying Agent shall be held for payment as herein provided at the office or agency of the Co-Issuers to be maintained as provided in Section 7.2 hereof.

Payments to Holders of the Notes of each Class shall be made in the proportion that the Aggregate Outstanding Amount of the Notes of such Class registered in the name of each such Holder on the Record Date for such payment bears to the Aggregate Outstanding Amount of all Notes of such Class on such Record Date.

(o) Payment of any Defaulted Interest may be made in any other lawful manner in accordance with the Priority of Payments if notice of such payment is given by the Trustee to the Co-Issuers and the Noteholders, and such manner of payment shall be deemed practicable by the Trustee.

(p) All reductions in the principal amount of a Note (or one or more predecessor Notes) effected by payments of installments of principal made on any Distribution Date or Redemption Date shall be binding upon all future Holders of such Note and of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, whether or not such payment is noted on such Note.

(q) Notwithstanding any other provision to the contrary, the obligations of the Co-Issuers under the Notes and this Indenture are limited-recourse obligations of the Co-Issuers payable solely from the Collateral in accordance with the Priority of Payments and following realization of the Collateral, any claims of the Noteholders, the other Secured Parties or any third party beneficiary of this Indenture shall be extinguished and shall not thereafter be revived. This provision shall survive termination of this Indenture for any reason whatsoever. No recourse shall be had against any Officer, member, director, manager, employee, security holder or incorporator of the Co-Issuers, the Trustee, the Collateral Manager, Collateral Administrator, the Administrator, any Rating Agency, the Placement Agents or any of their respective successors or assigns for the payment of any amounts payable under the Notes or this Indenture. It is understood that the foregoing provisions of this Section 2.6(q) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Notes or secured by this Indenture until such Collateral has been realized, whereupon any outstanding indebtedness or obligation shall be extinguished. It is further understood that the foregoing provisions of this Section 2.6(p) shall not limit the right of any Person to name the Issuer or the Co-Issuer as a party defendant in any action or suit or in the exercise of any other remedy under the Notes or this Indenture, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Person or entity.

(r) Subject to the foregoing provisions of this Section 2.6 and the provisions of Sections 2.4 and 2.5 hereof, each Note delivered under this Indenture and upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights of unpaid interest and principal that were carried by such other Note.

(s) For so long as any Class of Offered Notes (other than the Class A-1B Notes) is listed on the Irish Stock Exchange, the Issuer or, upon Issuer Request, the Trustee, in the name and at the expense of the Issuer will cause the Irish Paying Agent to (i) inform the Irish Stock Exchange if any such listed Class did not receive scheduled payments of principal or interest on such Distribution Date and (ii) inform the Irish Stock Exchange if the ratings assigned to any listed Class are reduced or withdrawn.

(t) Payments in respect of the Preference Shares as contemplated by Sections 11.1(a)(i)(29) and 11.1(a)(ii)(30) shall be made by the Trustee to the Preference Share Paying Agent.

Section 2.7 Persons Deemed Owners.

The Co-Issuers, the Trustee and any agent of any of them (collectively, the “Relevant Persons”) shall treat the Person in whose name any Note on the Note Register is registered as the owner of such Note on the applicable Record Date for the purpose of receiving payments of principal of and interest on such Note and on any other date for all other purposes whatsoever (whether or not such Note is overdue), and no Relevant Person shall be affected by notice to the contrary; provided, however, that the Depository, or its nominee, shall be deemed the owner of the Global Notes, and owners of beneficial interests in Global Notes will not be considered the owners of any Notes for the purpose of receiving notices. With respect to the Preference Shares, on any Distribution Date, the Trustee shall deliver to the Preference Share Paying Agent the distributions thereon for distribution to the Preference Shareholders.

Section 2.8 Cancellation.

All Notes surrendered for payment, registration of transfer, exchange or redemption, or deemed lost or stolen, shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee, shall promptly be canceled by it and may not be reissued or resold. No Notes shall be authenticated in lieu of or in exchange for any Notes canceled as provided in this Section 2.8, except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be destroyed or held by the Trustee in accordance with its standard policy unless the Co-Issuers shall direct by an Issuer Order that they be returned to it prior to such Notes’ cancellation and destruction. Any Notes purchased by the Co-Issuers shall be immediately delivered to the Trustee for cancellation.

Section 2.9 Global Notes; Temporary Notes.

(a) In the event that the Depository notifies the Issuer and the Co-Issuer that it is unwilling or unable to continue as Depository for a Global Note or if at any time such Depository ceases to be a “Clearing Agency” registered under the Exchange Act and a successor depository is not appointed by the Issuer within ninety (90) days of such notice, the Global Notes deposited with the Depository pursuant to Section 2.1 hereof shall be transferred to the beneficial owners thereof subject to the procedures and conditions set forth in this Section 2.9.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to Section 2.9(a) above shall be surrendered by the Depository to the Trustee’s Corporate Trust Office together with necessary instruction for the registration and delivery of Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes and Class H Notes in definitive registered form without interest coupons to the beneficial owners (or such owner’s nominee) holding the ownership interests in such Global Note. Any such transfer shall be made, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of the same Class and authorized denominations. Any Definitive Notes delivered in exchange for an interest in a Global Note shall bear the applicable legend set forth in Exhibit B and shall be subject to the transfer restrictions referred to in such applicable legend. The Holder of each such registered individual Global Note may transfer such Global Note by surrendering it at the Corporate Trust Office of the Trustee, or at the office of the Paying Agent or Irish Paying Agent.

(c) Subject to the provisions of Section 2.9(b) above, the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of either of the events specified in Section 2.9(a) above, the Issuer and the Co-Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes.

Pending the preparation of Definitive Notes pursuant to this Section 2.9, the Issuer and the Co-Issuer may execute and, upon Issuer Order, the Trustee shall authenticate and deliver, temporary Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes Class G Notes or Class H Notes that are printed, lithographed, typewritten, mimeographed or otherwise reproduced, in any authorized denomination, substantially of the tenor of the Definitive Notes in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the Officers executing such Definitive Notes may determine, as conclusively evidenced by their execution of such Definitive Notes.

If temporary Definitive Notes are issued, the Issuer and the Co-Issuer shall cause permanent Definitive Notes to be prepared without unreasonable delay. The Definitive Notes shall be printed, lithographed, typewritten or otherwise reproduced, or provided by any combination thereof, or in any other manner permitted by the rules and regulations of any applicable notes exchange, all as determined by the Officers executing such Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the applicable temporary Class A-2 Notes, Class B Notes,

Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes at the office or agency maintained by the Issuer and the Co-Issuer for such purpose, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes, the Issuer and the Co-Issuer shall execute, and the Trustee shall authenticate and deliver, in exchange therefor the same aggregate principal amount of Definitive Notes of authorized denominations. Until so exchanged, the temporary Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes shall in all respects be entitled to the same benefits under this Indenture as Definitive Notes.

Section 2.10 U.S. Tax Treatment of Notes.

(a) The purchaser acknowledges that it is its intent and that it understands it is the intent of the Issuer that, for purposes of U.S. federal income, state and local income and franchise tax and any other income taxes, for so long as RAIT Preferred Holdings I, LLC or a direct or indirect wholly-owned subsidiary of RAIT Investment Trust owns 100% of the Class J Notes, Preference Shares and Ordinary Shares, the Issuer will be treated as a “qualified REIT subsidiary” of RAIT Investment Trust and the Notes will be treated as indebtedness solely of the Issuer and the Preference Shares will be treated as equity of the Issuer; the purchaser agrees to such treatment and agrees to take no action inconsistent with such treatment.

(b) The purchaser understands that each of the Co-Issuers, the Trustee or any Paying Agent will require certification acceptable to it (i) as a condition to the payment of principal of and interest on any Offered Note without, or at a reduced rate of, U.S. withholding or backup withholding tax, and (ii) to enable each of the Co-Issuers, the Trustee and any Paying Agent to determine their duties and liabilities with respect to any taxes or other charges that they may be required to pay, deduct or withhold from payments in respect of such Offered Note or the holder or beneficial owner of such Offered Note under any present or future law or regulation of the Cayman Islands or the United States or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation. Such certification may include U.S. federal income tax forms (such as IRS Form W-8BEN (Certification of Foreign Status of Beneficial Owner), Form W-8IMY (Certification of Foreign Intermediary Status), IRS Form W-9 (Request for Taxpayer Identification Number and Certification), or IRS Form W-8ECI (Certification of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with Conduct of a U.S. Trade or Business) or any successors to such IRS forms). In addition, each of the Co-Issuers, the Trustee or any Paying Agent may require certification acceptable to it to enable the Issuer to qualify for a reduced rate of withholding in any jurisdiction from or through which the Issuer receives payments on its assets. Each purchaser agrees to provide any certification requested pursuant to this paragraph and to update or replace such form or certification in accordance with its terms or its subsequent amendments.

(c) No Offered Note may be purchased by a purchaser unless the purchaser, if not a “United States person” (as defined in Section 7701(a)(30) of the Code), either: (A) is not a bank (within the meaning of Section 881(c)(3)(A) of the Code), (B) if such purchaser is a bank (within the meaning of Section 881(c)(3)(A) of the Code) has provided an IRS Form W-8ECI representing that all payments received or to be received by it from the Issuer are effectively connected with the conduct of a trade or business in the United States, or (C) if such purchaser is a bank, is eligible for benefits under an income tax treaty with the United States that eliminates

U.S. federal income taxation of U.S. source interest not attributable to a permanent establishment in the United States and the Issuer is treated as a fiscally transparent entity (as defined in Treasury regulations section 1.894-1(d)(3)(iii)) under the laws of the purchaser’s jurisdiction with respect to payments made on the Collateral Assets.

Section 2.11 Authenticating Agents.

Upon the request of the Issuer and the Co-Issuer, the Trustee shall, and if the Trustee so chooses the Trustee may, pursuant to this Indenture, appoint one or more Authenticating Agents with power to act on its behalf and subject to its direction in the authentication of Notes in connection with issuance, transfers and exchanges under Sections 2.3, 2.4, 2.5 and 8.5 hereof, as fully to all intents and purposes as though each such Authenticating Agent had been expressly authorized by such Sections to authenticate such Notes. For all purposes of this Indenture, the authentication of Notes by an Authenticating Agent pursuant to this Section 2.11 shall be deemed to be the authentication of Notes by the Trustee.

Any corporation or banking association into which any Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, consolidation or conversion to which any Authenticating Agent shall be a party, or any corporation succeeding to the corporate trust business of any Authenticating Agent, shall be the successor of such Authenticating Agent hereunder, without the execution or filing of any further act on the part of the parties hereto or such Authenticating Agent or such successor corporation. Any Authenticating Agent may at any time resign by giving written notice of resignation to the Trustee, the Issuer and the Co-Issuer. The Trustee may at any time terminate the agency of any Authenticating Agent by giving written notice of termination to such Authenticating Agent, the Issuer and the Co-Issuer. Upon receiving such notice of resignation or upon such a termination, the Trustee shall promptly appoint a successor Authenticating Agent and shall give written notice of such appointment to the Issuer.

The Trustee agrees to pay to each Authenticating Agent appointed by it from time to time reasonable compensation for its services, and reimbursement for its reasonable expenses relating thereto and the Trustee shall be entitled to be reimbursed for such payments, subject to Section 6.7 hereof. The provisions of Sections 2.8, 6.5 and 6.6 hereof shall be applicable to any Authenticating Agent.

Section 2.12 Book-Entry Provisions.

This Section 2.12 shall apply only to Global Notes deposited with or on behalf of the Depository.

Each of the Issuer and Co-Issuer shall execute and the Trustee shall, in accordance with this Section 2.12, authenticate and deliver initially one or more Global Notes that shall be (i) registered in the name of the nominee of the Depository for such Global Note or Global Notes and (ii) delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee’s agent as custodian for the Depository.

Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Trustee, as custodian for the Depository or under the Global Note, and the Depository may be treated by the Issuer, the Co-Issuer, the Trustee, and any agent of the Issuer, the Co-Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Co-Issuer, the Trustee, or any agent of the Issuer, the Co-Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Global Note.

Section 2.13 No Gross Up.

The Issuer shall not be obligated to pay any additional amounts to the Holders or beneficial owners of the Notes as a result of any withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 General Provisions.

The Notes may be executed by the Co-Issuers and delivered to the Trustee for authentication and thereupon the same shall be authenticated and delivered by the Trustee (or an Authenticating Agent on its behalf) upon Issuer Request, upon receipt by the Trustee of the following:

(a) (i) an Officer’s certificate of the Issuer, (A) evidencing the authorization by Board Resolution of the execution and delivery of, and the performance of the Issuer’s obligations under, this Indenture, the Collateral Administration Agreement, the Administration Agreement, the Account Control Agreement, the Preference Share Paying Agency Agreement, the Servicing Agreement, the Collateral Management Agreement, the Hedge Agreements and the Placement Agreements, in each case as may be amended on or prior to, and as in effect on, the Closing Date, and the execution, authentication and delivery of the Notes and the issuance of the Preference Shares and specifying the Stated Maturity, the principal amount and the Note Interest Rate with respect to each Class of Notes to be authenticated and delivered, and (B) certifying that (1) the attached copy of such Board Resolution is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date, (3) the Officers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon and (4) at least U.S.$165,000,000 of proceeds on account of the sale on the Closing Date of the Preference Shares shall have been received; and

(ii) an Officer’s certificate of the Co-Issuer (A) evidencing the authorization by resolutions adopted by the sole member of the Co-Issuer of the execution and delivery of, and the performance of the Co-Issuer’s obligations under, this Indenture, as may be amended on or prior to, and as in effect on, the Closing Date, and the execution, authentication and delivery of the Notes and specifying the Stated Maturity, the principal amount and Note Interest Rate of each Class of Notes to be authenticated and delivered, and (B) certifying that (1) the attached copy of such resolutions is a true and complete copy thereof, (2) such resolutions have not been rescinded and are in full force and effect on and as of the Closing Date and (3) the Managers authorized to execute and deliver such documents hold the offices and have the signatures indicated thereon;

(b) (i) either (A) a certificate of the Issuer, or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel to the Issuer, satisfactory in form and substance to the Trustee and on which the Trustee is entitled to rely, to the effect that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes and the Preference Shares, or (B) Opinions of Counsel to the Issuer to the effect that no such authorization, approval or consent of any governmental body is required under the laws of the Cayman Islands, the laws of the State of New York or the Federal laws of the United States for the valid issuance of the Notes and the Preference Shares except as may have been given; and

(ii) either (A) a certificate of the Co-Issuer or other official document evidencing the due authorization, approval or consent of any governmental body or bodies, at the time having jurisdiction in the premises, together with an Opinion of Counsel to the Co-Issuer, satisfactory in form and substance to the Trustee and on which the Trustee is entitled to rely, to the effect that no other authorization, approval or consent of any governmental body is required for the valid issuance of the Notes, or (B) an Opinion of Counsel to the Co-Issuer to the effect that no such authorization, approval or consent of any governmental body is required under the laws of the State of New York or the Federal laws of the United States for the valid issuance of the Notes except as may have been given;

(c) (i) opinions of Cadwalader, Wickersham & Taft LLP, special U.S. counsel to the Co-Issuers (which opinions may be limited to the laws of the State of New York and the federal law of the United States and may assume, among other things, the correctness of the representations and warranties made or deemed made by the owners of Notes in the applicable transfer certificates), dated the Closing Date;

(ii) an opinion of Walkers, Cayman Islands counsel to the Issuer, dated the Closing Date;

(iii) an opinion of Kennedy Covington Lobdell & Hickman, L.L.P., counsel to the Trustee, dated as of the Closing Date;

(iv) opinions of Weil, Gotshal & Manges LLP, counsel to the Collateral Manager, dated as of the Closing Date; and

(v) opinions of Ledgewood, a professional corporation, (i) special tax counsel to RAIT Investment Trust regarding its qualification and taxation as a REIT, (ii) special counsel to RAIT Partnership, L.P., as the Seller, dated the Closing Date, and (iii) special counsel to the Advancing Agent, dated the Closing Date;

(vi) an opinion of in-house counsel to the Initial Hedge Counterparty, dated as of the Closing Date.

(d) an Officer’s certificate given on behalf of the Issuer and without personal liability, stating that the Issuer is not in Default under this Indenture and that the issuance of the Notes and the Preference Shares will not result in a breach of any of the terms, conditions or provisions of, or constitute a Default under, the Issuer Charter, any indenture or other agreement or instrument to which the Issuer is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which the Issuer is a party or by which it may be bound or to which it may be subject; that no Indenture Event of Default shall have occurred and be continuing; that all of the representations and warranties contained herein are true and correct as of the Closing Date; that all conditions precedent provided in this Indenture and the Preference Share Documents relating to the authentication and delivery of the Notes and the delivery of the Preference Shares applied for (including in Section 3.2 hereof) have been complied with; and that all expenses due or accrued with respect to the Offering or relating to actions taken on or in connection with the Closing Date have been paid;

(e) an Officer’s certificate of the Co-Issuer stating that the Co-Issuer is not in Default under this Indenture and that the issuance of the Notes will not result in a breach of any of the terms, conditions or provisions of, or constitute a Default under, the certificate of formation or limited liability company agreement of the Co-Issuer, any indenture or other agreement or instrument to which the Co-Issuer is a party or by which it is bound, or any order of any court or administrative agency entered in any Proceeding to which the Co-Issuer is a party or by which it may be bound or to which it may be subject; that no Indenture Event of Default shall have occurred and be continuing; that all of the representations and warranties contained herein are true and correct as of the Closing Date; that all conditions precedent provided in this Indenture relating to the authentication and delivery of the Notes applied for have been complied with; and that all expenses due or accrued with respect to the Offering or relating to actions taken on or in connection with the Closing Date have been paid;

(f) an Accountants’ Report (A) confirming the information specified in such Accountant’s Report with respect to (i) each Collateral Asset set forth on the Schedule of Collateral Assets attached hereto as Schedule A (not including information relating to the ratings, balance or price of such Collateral Asset) by reference to such sources as shall be specified therein (and allowing for such exceptions due to scope limitations as may be acceptable to the Co-Issuers and each of the Placement Agents, in each case in their sole discretion) (ii) the Weighted Average Coupon, the Weighted Average Spread, the Weighted Average Life, the Herfindahl Score, the Moody’s Weighted Average Extended Maturity Test, the Standard and Poor’s Recovery Test, the Moody’s Maximum Tranched Rating Factor Test and the Moody’s Recovery Test and (B) specifying the procedures undertaken by them to review data and computations relating to the foregoing statements;

(g) an Officer’s Certificate from the Collateral Manager (i) confirming that each Collateral Asset set forth on Schedule A attached hereto meets the Eligibility Criteria and that Schedule A correctly lists the Collateral Assets to be Granted to the Trustee on the Closing Date, and (ii) stating the Aggregate Principal Amount of the Collateral Assets;

(h) an executed copy of each of the Collateral Administration Agreement, the Account Control Agreement, the Collateral Management Agreement, the Placement Agreements and the Administration Agreement;

(i) an executed copy of the Initial Hedge Agreement and each document to be delivered on the Closing Date pursuant thereto;

(j) a copy of the Financing Statement in form for filing with the Recorder of Deeds in the District of Columbia;

(k) a copy of the form of register of mortgages and charges specifying the particulars of the security interests granted in favor of the Trustee hereunder to be entered on the register of mortgages and charges maintained by the Issuer in accordance with The Companies Law (2004 Revision) of the Cayman Islands on or promptly following the Closing Date;

(l) an executed copy of the Preference Share Paying Agency Agreement; and

(m) an Issuer Order executed by the Issuer and the Co-Issuer directing the Trustee to (a) authenticate the Notes specified therein, in the amounts set forth therein and registered in the name(s) set forth therein and (b) deliver the authenticated Notes to the Issuer to hold on behalf of the Co-Issuer or as otherwise directed by the Issuer or the Co-Issuer.

Section 3.2 Security for the Notes.

Prior to the issuance of the Notes on the Closing Date, the Issuer shall cause the following conditions to be satisfied:

(a) Grant of Security Interest; Delivery of Collateral Assets. The Grant pursuant to the Granting Clauses of this Indenture of all of the Issuer’s right, title and interest in and to the Collateral and the transfer of all Collateral Assets purchased by the Issuer on the Closing Date to the Trustee shall be effected in the manner provided in Section 3.3(b) hereof.

(b) Certificate of the Issuer. The delivery to the Trustee of a certificate of an Authorized Officer of the Issuer given on behalf of the Issuer and without personal liability, dated as of the Closing Date, to the effect that, in the case of each Collateral Asset pledged to the Trustee for inclusion in the Collateral on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i) the Issuer is the owner of such Collateral Asset free and clear of any liens, claims or encumbrances of any nature whatsoever except for those that are being released on the Closing Date;

(ii) the Issuer has acquired its ownership in such Collateral Asset in good faith without notice of any adverse claim (within the meaning given to such term by Section 8-102(a)(1) of the UCC), except as described in clause (i) above;

(iii) the Issuer has not assigned, pledged or otherwise encumbered any interest in such Collateral Asset (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to (or permitted under) this Indenture;

(iv) the Issuer has full right to Grant a security interest in and assign and pledge all of its right, title and interest in such Collateral Asset to the Trustee;

(v) the information set forth with respect to such Collateral Asset in the Schedule of Collateral Assets hereto is correct;

(vi) each Collateral Asset included in the Collateral satisfies the requirements of the definition of “Eligibility Criteria” and is transferred to the Trustee as required by Section 3.2(a) hereof;

(vii) each Collateral Asset was acquired in accordance with all applicable requirements of Section 12.2 hereof; and

(viii) the Grant pursuant to the Granting Clauses of this Indenture shall result in a first priority security interest in favor of the Trustee for the benefit of the Holders of the Notes and each Hedge Counterparty in all of the Issuer’s right, title and interest in and to the Collateral Assets pledged to the Trustee for inclusion in the Collateral on the Closing Date.

(c) Rating Letters. The delivery to the Trustee of an Officer’s certificate of the Issuer, to the effect that (i) attached thereto are true and correct copies of (A) one or more letters signed by Moody’s confirming that the Class A-1A Notes have been rated “Aaa” by Moody’s, that the Class A-1B Notes have been rated “Aaa” by Moody’s, that the Class A-2 Notes have been rated “Aaa” by Moody’s, that the Class B Notes have been rated at least “Aa2” by Moody’s, that the Class C Notes have been rated at least “A1” by Moody’s, that the Class D Notes have been rated at least “A2” by Moody’s, that the Class E Notes have been rated at least “A3” by Moody’s, that the Class F Notes have been rated at least “Baa1” by Moody’s, that the Class G Notes have been rated at least “Baa2” by Moody’s, that the Class H Notes have been rated at least “Baa3” by Moody’s and that the Class J Notes have been rated at least “Ba2” by Moody’s; (B) a letter signed by Standard & Poor’s confirming that the Class A-1A Notes have been rated “AAA” by Moody’s, that the Class A-1B Notes have been rated “AAA” by Standard & Poor’s, that the Class A-2 Notes have been rated “AAA” by Standard & Poor’s, that the Class B Notes have been rated at least “AA” by Standard & Poor’s, that the Class C Notes have been rated at least “A+” by Standard & Poor’s, that the Class D Notes have been rated at least “A” by Standard & Poor’s, that the Class E Notes have been rated at least “A-” by Standard & Poor’s, that the Class F Notes have been rated at least “BBB+” by Standard & Poor’s, that the Class G Notes have been rated at least “BBB” by Standard & Poor’s, that the Class H Notes have been rated at least “BBB-” by Standard & Poor’s and that the Class J Notes have been rated at least “BB” by Standard & Poor’s; and (C) a letter signed by Fitch confirming that the Class A-1A Notes have been rated “AAA” by Fitch, that the Class A-1B Notes have been rated “AAA” by Fitch, that the Class A-2 Notes have been rated “AAA” by Fitch, that the Class B Notes have been rated at least “AA” by Fitch, that the Class C Notes have been rated at least “A+” by Fitch, that the Class D Notes have been rated at least “A” by Fitch, that the Class E Notes have been rated at least “A-” by Fitch, that the Class F Notes have been rated at least “BBB+” by Fitch, that the Class G Notes have been rated at least “BBB” by Fitch, that the Class H Notes have been rated at least “BBB-” by Fitch and that the Class J Notes have been rated at least “BB” by Fitch and (ii) each such rating is in full force and effect on the Closing Date.

(d) Accounts. The delivery by the Trustee of evidence of the establishment of the Payment Account, the Interest Collection Account, the Principal Collection Account, the Expense Account, the Uninvested Proceeds Account, the Custodial Account, the Unfunded Commitment Reserve Account, the Preference Share Distribution Account (as defined in the Preference Share Paying Agency Agreement) and each Hedge Counterparty Collateral Account to be established on the Closing Date.

Section 3.3 Transfer of Pledged Securities.

(a) Wells Fargo Bank, National Association is hereby appointed as Securities Intermediary (in such capacity, the “Custodian”) to hold all Pledged Securities delivered to it in physical form at its office in Minneapolis, Minnesota. Any successor to such Securities Intermediary shall be a U.S. state or national bank or trust company that is not an Affiliate of the Issuer or the Co-Issuer and has capital and surplus of at least U.S.$100,000,000. Subject to the limited right to relocate Pledged Securities set forth in Section 7.5(b), the Custodian, as a Securities Intermediary, shall hold all Collateral Assets in the Custodial Account and Eligible Investments and other investments purchased in accordance with this Indenture in the respective Accounts in which the funds used to purchase such investments are held in accordance with Article X, and, in respect of each Account (other than the Payment Account), the Trustee shall have entered into an agreement with the Securities Intermediary (the “Account Control Agreement”) providing, inter alia, that the establishment and maintenance of such Account will be governed by a law satisfactory to the Issuer, the Trustee and the Custodian. To the maximum extent feasible, Pledged Securities shall be transferred to the Trustee as Security Entitlements in the manner set forth in clause (i) below. In the event that the measures set forth in clause (i) below cannot be taken as to any Pledged Securities, such Pledged Security may be transferred to the Trustee in the manner set forth in clauses (ii) through (vii) below, as appropriate. The security interest of the Trustee in Pledged Securities shall be perfected and otherwise evidenced as follows:

(i) in the case of such Pledged Securities consisting of Security Entitlements by (A) the Issuer causing the Custodian, in accordance with the Account Control Agreement, to indicate by book entry that a Financial Asset has been credited to the Custodial Account and (B) the Issuer causing the Custodian to agree pursuant to the Account Control Agreement that it will comply with Entitlement Orders originated by the Trustee with respect to each such Security Entitlement without further consent by the Issuer;

(ii) in the case of Pledged Securities that are “uncertificated securities” (as such term is defined in the UCC) to the extent that any such uncertificated securities do not constitute Financial Assets forming the basis of Security Entitlements by the Trustee pursuant to clause (i) (the “Uncertificated Securities”), by the Issuer (A) causing the issuer(s) of such Uncertificated Securities to register on their respective books the Trustee as the registered owner thereof upon original issue or transfer thereof or (B) causing another Person, other than a Securities Intermediary, either to become the registered owner of such Uncertificated Securities on behalf of the Trustee, or such Person having previously become the registered owner, to acknowledge that it holds such Uncertificated Securities for the Trustee;

(iii) in the case of Pledged Securities consisting of Certificated Securities in registered form to the extent that any such Certificated Securities do not constitute Financial Assets forming the basis of Security Entitlements acquired by the Trustee pursuant to clause (i) (the “Registered Securities”), by the Issuer (A) causing (1) the Trustee to obtain possession of such Registered Securities in the State of Minnesota or (2) another Person, other than a Securities Intermediary, either to acquire possession of such Registered Securities on behalf of the Trustee, or having previously acquired such Registered Securities, in either case, in the State of Minnesota to acknowledge that it holds such Registered Securities for the Trustee and (B) causing (1) the endorsement of such Registered Securities to the Trustee by an effective endorsement; or (2) the registration of such Registered Securities in the name of the Trustee by the issuer thereof upon its original issue or registration of transfer;

(iv) in the case of Pledged Securities consisting of Certificated Securities in bearer form to the extent that any such Certificated Securities do not constitute Financial Assets forming the basis of Security Entitlements acquired by the Trustee pursuant to clause (i) (the “Bearer Securities”), by the Issuer causing (A) the Trustee to obtain possession of such Bearer Securities in the State of Minnesota or (B) another Person, other than a Securities Intermediary, either to acquire possession of such Bearer Securities on behalf of the Trustee or, having previously acquired possession of such Bearer Securities, in either case, in the State of Minnesota to acknowledge that it holds such Bearer Securities for the Trustee;

(v) in the case of Pledged Securities that consist of Money or Instruments (the “Minnesota Collateral”), to the extent that any such Minnesota Collateral does not constitute a Financial Asset forming the basis of a Security Entitlement acquired by the Trustee pursuant to clause (i), by the Issuer causing (A) the Trustee to acquire possession of such Minnesota Collateral in the State of Minnesota or (B) another Person (other than the Issuer or a Person controlling, controlled by, or under common control with, the Issuer) (1) to (x) take possession of such Minnesota Collateral in the State of Minnesota and (y) authenticate a record acknowledging that it holds such possession for the benefit of the Trustee or (2) to (x) authenticate a record acknowledging that it will hold possession of such Minnesota Collateral for the benefit of the Trustee and (y) take possession of such Minnesota Collateral in the State of Minnesota;

(vi) in the case of Pledged Securities that consist of UCC Accounts or General Intangibles (“Accounts Receivable”), by the Issuer (A) notifying, or causing the notification of, the account debtors (as such term is defined in Section 9-102(a) of the UCC) for such Accounts Receivable of the security interest of the Trustee in such Accounts Receivable and causing the Securities Intermediary to credit such Accounts Receivable to the Custodial Account and to treat such Accounts Receivable as Financial Assets within the meaning of Article 8 of the UCC and (B) to the extent that doing so would be effective to perfect a security interest in such Accounts Receivable under the UCC as in effect at the time of transfer of such Accounts Receivable to the Trustee hereunder, filing or causing the filing of a UCC financing statement that encompasses such Accounts Receivable with the Recorder of Deeds of the District of Columbia and such other offices as applicable; and

(vii) to the maximum extent reasonably possible, in the case of any Loans, Preferred Equity Securities or Participations that are not evidenced by Instruments, Certificated Securities or Uncertificated Securities, by the Issuer (A) taking all steps necessary (including obtaining any necessary consents to the transfer of the Loan, Participation or Preferred Equity Security, as applicable) to make the Custodian the registered owner thereof, (B) causing the Custodian to credit such Loans, Participations or Preferred Equity Securities, as applicable, to the Custodial Account and to treat such Loans, Participations or Preferred Equity Securities, as applicable, as Financial Assets within the meaning of Article 8 of the UCC and (C) to the extent that doing so would be effective to perfect a security interest in such Loans, Participations or Preferred Equity Securities, as applicable, under the UCC as in effect at the time of transfer of such Loans,

Participations or Preferred Equity Securities to the Trustee hereunder, filing or causing the filing of a UCC financing statement that encompasses such Loans, Participations or Preferred Equity Securities, as applicable, with the Recorder of Deeds of the District of Columbia and such other offices as applicable.

(b) The Issuer hereby authorizes the filing of UCC financing statements describing as the collateral covered thereby “all of the debtor’s personal property and assets,” or words to that effect, notwithstanding that such wording may be broader in scope than the Collateral described in this Indenture.

(c) Without limiting the foregoing, the Issuer and the Trustee on behalf of the Bank agree, and the Bank shall cause the Custodian, to take such different or additional action as the Trustee may reasonably request in order to maintain the perfection and priority of the security interest of the Trustee in the event of any change in applicable law or regulation, including Articles 8 and 9 of the UCC and Treasury Regulations governing transfers of interests in Government Items (it being understood that the Trustee shall be entitled to rely upon an Opinion of Counsel, including an Opinion of Counsel delivered in accordance with Section 3.1(c), as to the need to file any financing statements or continuation statements, the dates by which such filings are required to be made and the jurisdictions in which such filings are required to be made).

(d) Without limiting any of the foregoing,

(i) in connection with each Grant of a Collateral Asset hereunder, the Issuer shall deliver (or cause to be delivered by the applicable Seller) to the Custodian (A) the original of any note (or a copy of such note together with a lost note affidavit), certificate or other instrument constituting or evidencing such Collateral Asset and any other Underlying Instrument related to such Collateral Asset the delivery of which is necessary in order to perfect the security interest of the Trustee in such Collateral Asset granted pursuant to this Indenture and (B) copies of the other Underlying Instruments then in possession of the Issuer;

(ii) from time to time upon the request of the Trustee or Collateral Manager, the Issuer shall deliver (or cause to be delivered) to the Custodian any Underlying Instrument in the possession of the Issuer and not previously delivered hereunder (including originals of Underlying Instruments not previously required to be delivered as originals) and as to which the Trustee or Collateral Manager, as applicable, shall have reasonably determined to be necessary or appropriate for the administration of such Collateral Asset hereunder or under the Collateral Management Agreement or for the protection of the security interest of the Trustee under this Indenture;

(iii) in connection with any delivery of documents to the Custodian pursuant to clauses (i) and (ii) above, the Trustee shall deliver to the Collateral Manager, on behalf of the Issuer, a Trust Receipt in the form of Exhibit C acknowledging the receipt of such documents by the Custodian and that it is holding such documents subject to the terms of this Indenture;

(iv) from time to time upon request of the Collateral Manager, the Custodian shall, upon delivery by the Collateral Manager of a duly completed Request for Release in the form of Exhibit D hereto, release to the Collateral Manager such of the Underlying Instruments then in its custody as the Collateral Manager reasonably so requests. By submission of any such Request for Release, the Collateral Manager shall be deemed to have represented and warranted that it has determined, in accordance with the Collateral Manager Servicing Standard, that the requested release is necessary for one or more of the purposes described in clause (ii) above. The Collateral Manager shall return to the Custodian each Underlying Instrument released from custody pursuant to this clause (iv) within twenty (20) Business Days of receipt thereof (except such Underlying Instruments as are released in connection with a sale, exchange or other disposition, in each case only as permitted under this Indenture, of the related Collateral Asset that is consummated within such 20-day period). Notwithstanding the foregoing provisions of this clause (iv), (A) any note, certificate or other instrument evidencing a Pledged Collateral Asset shall be released only for the purpose of (1) a sale, exchange or other disposition of such Pledged Collateral Asset that is permitted in accordance with the terms of this Indenture or (2) presentation, collection, renewal or registration of transfer of such Collateral Asset and (B) the Custodian may refuse to honor any Request for Release following the occurrence of an Indenture Event of Default under this Indenture.

(e) As of the Closing Date (with respect to the Collateral) and each date on which Collateral is acquired (only with respect to the Collateral so acquired) the Issuer represents and warrants as follows:

(i) this Indenture creates a valid and continuing security interest (as defined in the UCC) in the Collateral in favor of the Trustee for the benefit of the Noteholders and each Hedge Counterparty, which security interest is prior to all other liens, and is enforceable as such against creditors of and purchasers from the Issuer;

(ii) the Issuer owns and has good and marketable title to such Collateral free and clear of any lien, claim or encumbrance of any Person;

(iii) in the case of each Collateral, the Issuer has acquired its ownership in such Collateral in good faith without notice of any adverse claim as defined in Section 8-102(a)(1) of the UCC as in effect on the date hereof;

(iv) other than the security interest granted to the Trustee for the benefit of the Noteholders and each Hedge Counterparty pursuant to this Indenture, the Issuer has not, pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral;

(v) the Issuer has not authorized the filing of and is not aware of any financing statements against the Issuer that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to the Trustee for the benefit of the Noteholders and each Hedge Counterparty hereunder or that has been terminated; the Issuer is not aware of any judgment or Pension Benefit Guarantee Corporation lien and tax lien filings against the Issuer;

(vi) the Issuer has received all consents and approvals required by the terms of each Collateral and the Underlying Instruments to grant to the Trustee its interest and rights in such Collateral hereunder;

(vii) the Issuer has caused or will have caused, within ten (10) days, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Trustee for the benefit of the Noteholders and each Hedge Counterparty hereunder;

(viii) each Collateral is an Instrument, a General Intangible or a Certificated Security or Uncertificated Security or has been and will have been credited to a Securities Account;

(ix) the Custodian has agreed to treat all assets credited to the Securities Account as Financial Assets;

(x) the Issuer has delivered a fully executed Account Control Agreement pursuant to which the Custodian has agreed to comply with all instructions originated by the Trustee relating to the Custodial Account without further consent of the Issuer; the Custodial Account is not in the name of any person other than the Issuer or the Trustee; the Issuer has not consented to the Securities Intermediary of the Custodial Account to comply with Entitlement Orders of any person other than the Trustee;

(xi) (A) all original executed copies of each promissory note or other writings that constitute or evidence any pledged obligation that constitutes Instruments have been delivered to the Custodian for the benefit of the Trustee, (B) the Issuer has received a written acknowledgement from the Custodian that the Custodian is acting solely as agent of the Trustee and (C) none of the promissory notes or other writings that constitute or evidence such collateral has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed by the Issuer to any Person other than the Trustee;

(xii) each Account is a Securities Account.

(f) The Trustee shall only invest in Eligible Investments which the applicable Custodian agrees to credit to the applicable account. To the extent any Eligible Investment shall not be delivered to the Trustee by causing the Custodian to create a Security Entitlement in the Securities Account in favor of the Trustee, the Issuer shall deliver an Opinion of Counsel to the Trustee to the effect that any other delivery will effect a first priority security interest in favor of the Trustee in such Eligible Instrument.

ARTICLE IV

SATISFACTION AND DISCHARGE

Section 4.1 Satisfaction and Discharge of Indenture.

This Indenture shall be discharged and shall cease to be of further effect with respect to the Collateral securing the Notes and the Issuer’s obligations under each Hedge Agreement except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Notes, (iii) rights of Noteholders to receive payments of principal thereof and interest thereon and in the case of the Class A-1B

Commitments, the Class A-1B Commitment Fee thereon, as provided herein, (iv) the rights, obligations and immunities of the Trustee hereunder, (v) the rights and immunities of the Collateral Manager hereunder and (vi) the rights of the Noteholders as beneficiaries hereof with respect to the property deposited with the Trustee and payable to all or any of them; and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(a) either:

(i) all Notes theretofore authenticated and delivered (other than (A) Notes which have been mutilated, defaced, destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.5 hereof and (B) Notes for whose payment Cash has theretofore irrevocably been deposited in trust and thereafter repaid to the Issuer or discharged from such trust, as provided in Section 7.3 hereof) have been delivered to the Trustee for cancellation; or

(ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at their Stated Maturity within one year, or (C) are to be called for redemption pursuant to Section 9.1 or 9.7 hereof under an arrangement satisfactory to the Trustee for the giving of notice of redemption by the Co-Issuers pursuant to Section 9.4 hereof and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in trust for such purpose, Cash or noncallable direct obligations of the United States in an amount sufficient, as verified by a firm of nationally recognized Independent certified public accountants, to pay and discharge the entire indebtedness on all Notes not theretofore delivered to the Trustee for cancellation, including all principal and interest (including Deferred Interest Amount, Defaulted Interest and interest on Defaulted Interest, if any) accrued to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or the Redemption Date, as the case may be; provided that (x) such obligations are entitled to the full faith and credit of the United States and (y) this subclause (ii) shall not apply if an election to act in accordance with the provisions of Section 5.5(a) hereof shall have been made and not rescinded;

(b) (i) the Issuer has paid or caused to be paid or provided for all other sums payable hereunder and under the Collateral Administration Agreement, the Administration Agreement, the Preference Share Paying Agency Agreement and the Collateral Management Agreement and (ii) all Hedge Agreements then in effect have been terminated and the Issuer has paid all amounts, including payments due and payable in connection with such termination and has paid all other outstanding amounts, including any outstanding payments due and payable for any previously terminated Hedge Agreement; and

(c) the Co-Issuers have delivered to the Trustee Officer’s certificates and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the rights and obligations of the Co-Issuers, the Trustee, the Collateral Manager, the Hedge Counterparties and, if applicable, the Noteholders, as the case may be, under Sections 2.6, 4.2, 5.4(d), 5.9, 5.18, 6.7, 6.8, 7.1 and 7.3 hereof shall survive.

Section 4.2 Application of Trust Cash.

All Cash deposited with the Trustee pursuant to Section 4.1 hereof for the payment of principal of and interest on the Notes, and amounts payable pursuant to the Hedge Agreements, the Administration Agreement, the Collateral Administration Agreement, the Preference Share Paying Agency Agreement and the Collateral Management Agreement shall be held in trust and applied by it in accordance with the provisions of the Notes, the Preference Share Paying Agency Agreement and this Indenture, in each case subject to the Priority of Payments, for the payment either directly or through any Paying Agent, as the Trustee may determine, to the Person entitled thereto of the respective amounts in respect of which such Cash has been deposited with the Trustee; but such Cash need not be segregated from other funds held by the Trustee except to the extent required herein or required by law.

Section 4.3 Repayment of Cash Held by Paying Agent.

In connection with the satisfaction and discharge of this Indenture with respect to the Notes, all Cash then held by any Paying Agent other than the Trustee under the provisions of this Indenture shall, upon demand of the Co-Issuers, be paid to the Trustee to be held and applied pursuant to Section 7.3 hereof and in accordance with the Priority of Payments and thereupon such Paying Agent shall be released from all further liability with respect to such Cash.

ARTICLE V

EVENTS OF DEFAULT; REMEDIES

Section 5.1 Indenture Events of Default.

“Indenture Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Indenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) a default in the payment of any accrued interest, (a) on any Class A-1A Note, any Class A-1B Note, any Class A-2 Note or any Class B Note when the same becomes due and payable, or (b) if no Class A Notes or Class B Notes are outstanding, the Class C Notes or, if no Class A Notes, Class B Notes or Class C Notes are outstanding, the Class D Notes or, if no Class A Notes, Class B Notes, Class C Notes or Class D Notes are outstanding, the Class E Notes or, if no Class A Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are outstanding, the Class F Notes or, if no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are outstanding, the Class G Notes or, if no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes or Class G Notes are outstanding, the Class H Notes or, if no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes are outstanding, the Class J Notes, in each case which default continues for a period of five (5) Business Days or (c) absent a default by the holders of the Class A-1B Notes with respect to the Class A-1B Commitments, a default in a payment of the Class A-1B Commitment Fee, which default continues for a period of five (5) Business Days (or, in the case of a failure to make such payment resulting solely from an administrative error or omission by the Trustee, five (5) Business Days);

(b) a default in the payment of principal of any Note when the same becomes due and payable at its Stated Maturity or Redemption Date (and, in the case of a default in payment resulting solely from an administrative error or omission by the Trustee, the Administrator, a Paying Agent (other than the Preference Share Paying Agent) or the Note Registrar, such default continues for a period of five (5) Business Days);

(c) the failure on any Distribution Date to disburse amounts available in the Interest Collection Account or Principal Collection Account in accordance with the order of priority set forth under Section 11.1(a) hereof (other than a default in payment described in clause (a) or (b) of this Section 5.1), which failure continues for a period of three Business Days (or, in the case of a default in payment resulting solely from an administrative error or omission by the Trustee, the Administrator, a Paying Agent (other than the Preference Share Paying Agent) or the Note Registrar, such default continues for a period of five (5) Business Days after any of the Issuer, the Co-Issuer or the Collateral Manager has actual knowledge thereof or after notice thereof (x) to the Issuer and the Collateral Manager by the Trustee, (y) to the Issuer and the Trustee by the Collateral Manager or (z) to the Issuer, the Collateral Manager and the Trustee by the holders of at least 25% in Aggregate Outstanding Amount of Notes of the Controlling Class or by a Hedge Counterparty, in each case specifying such default or breach and requiring it to be remedied and stating that it is a “notice of default” under this Indenture;

(d) either of the Co-Issuers or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(e) a default in the performance, or breach, of any other covenant or other agreement (it being understood that a failure to satisfy a Collateral Quality Test, any Coverage Test, the Standard & Poor’s CDO Monitor Test or the Eligibility Criteria is not a default or breach) of the Issuer or the Co-Issuer under this Indenture or any representation or warranty of the Issuer or the Co-Issuer made in this Indenture or in any certificate or other writing delivered pursuant hereto or in connection herewith proves to be incorrect in any material respect when made (which breach, violation, default or incorrect representation or warranty is reasonably expected to have a material and adverse effect on the interest of any of the Noteholders) and the continuation of such default, breach or incorrectness for a period of 30 consecutive days (or, if such default, breach or incorrectness has an adverse effect on the validity, perfection or priority of the security interest granted hereunder or thereunder, 15 consecutive days) after any of the Issuer, the Co-Issuer or the Collateral Manager has actual knowledge thereof or after notice thereof (x) to the Issuer and the Collateral Manager by the Trustee, (y) to the Issuer and the Trustee by the Collateral Manager or (z) to the Issuer, the Collateral Manager and the Trustee by the Holders of at least 25% in Aggregate Outstanding Amount of Notes of the Controlling Class or by any Hedge Counterparty, in each case specifying such default or breach and requiring it to be remedied and stating that it is a “notice of default” under this Indenture;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) winding up, liquidation, reorganization or other relief in respect of the Issuer or the Co-Issuer or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or the

Co-Issuer or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days; or an order or decree approving or ordering any of the foregoing shall be entered; or the Issuer or its assets shall become subject to any event that, under the applicable laws of the Cayman Islands, has an analogous effect to any of the foregoing;

(g) the Issuer or the Co-Issuer shall (i) voluntarily commence any proceeding or file any petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 5.1(f) hereof, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or the Co-Issuer or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or the Issuer shall cause or become subject to any event with respect to the Issuer that, under the applicable laws of the Cayman Islands, has an analogous effect to any of the foregoing;

(h) the Issuer is not treated as a Qualified REIT Subsidiary, unless (A) the Issuer has received (1) an opinion of tax counsel of nationally recognized standing in the United States experienced in such matters to the effect that, notwithstanding the Issuer’s loss of Qualified REIT Subsidiary status, the Issuer is not, and has not been, an association (or publicly traded partnership) taxable as a corporation, or is not, and has not been, and will not be treated as a foreign corporation that is engaged in a trade or business in the United States or is otherwise subject to U.S. federal income tax on a net basis, payments of interest on the Collateral will not be subject to withholding or other taxes, fees or assessments, and the Holders of the Notes are not otherwise materially adversely affected by the loss of Qualified REIT Subsidiary status or (2) an amount from the Preference Shareholders sufficient to discharge in full the amounts then due and unpaid on the Notes and amounts and expenses described in clauses (1) through (5), (25), (27) and (28) under Section 11.1(a)(i) in accordance with the Priority of Payments or (B) all Classes of the Notes are subject to a Tax Redemption announced by the Issuer in compliance with this Indenture, and such redemption has not been rescinded; or

(i) the Class A/B Overcollateralization Ratio on any Measurement Date is less than 100%.

If either of the Co-Issuers shall obtain knowledge or have reason to believe that an Indenture Event of Default shall have occurred and be continuing, the Issuer or the Co-Issuer, as the case may be, shall promptly notify the Trustee, the Noteholders, each Hedge Counterparty, the Collateral Manager, the Preference Share Paying Agent, the Preference Shareholders, each Rating Agency and, for so long as any Offered Notes (other than the Class A-1B Notes) are listed on the Irish Stock Exchange, the Irish Paying Agent in writing of such Indenture Event of Default.

Section 5.2 Acceleration of Maturity; Rescission and Annulment.

(a) If an Indenture Event of Default occurs and is continuing (other than an Indenture Event of Default specified in Section 5.1(f), 5.1(g) or 5.1(h) hereof), (i) the Trustee (at the direction of the Holders of a Majority of Notes of the Controlling Class by notice to the Co-Issuers) or (ii) Holders of a Majority of Notes of the Controlling Class, by notice to the

Co-Issuers, the Hedge Counterparty and the Trustee, may declare the principal of and accrued and unpaid interest on all of the Notes to be immediately due and payable, and upon any such declaration such principal, together with all accrued and unpaid interest thereon (and in the case of the Class A-1B Notes, the Class A-1B Commitment Fee), and other amounts payable hereunder, shall become immediately due and payable. If an Indenture Event of Default specified in Section 5.1(f), 5.1(g) or 5.1(h) hereof occurs, all unpaid principal, together with all accrued and unpaid interest thereon (and in the case of the Class A-1B Notes, the Class A-1B Commitment Fee), of all the Notes, and other amounts payable hereunder, shall automatically become due and payable without any declaration or other act on the part of the Trustee or any Noteholder. Notwithstanding the foregoing, if an Indenture Event of Default specified in Section 5.1(a), 5.1(b) or 5.1(h) hereof occurs and is continuing solely with respect to a default in the payment of any principal of or interest on Notes of a Class other than the Controlling Class, neither the Trustee nor the Holders of such non-Controlling Class shall have the right to declare such principal and other amounts to be immediately due and payable. If an Indenture Event of Default occurs and is continuing during the Reinvestment Period, the Reinvestment Period shall terminate automatically without any declaration or other action on the part of the Trustee or the Noteholders. If an Indenture Event of Default shall occur and be continuing, no Class A-1B Draw may be made except with respect to Class A-1B Draws to be applied to Unfunded Collateral Commitment Amounts related to Delayed Draw Term Loans; provided, however, that if an Indenture Event of Default specified in Section 5.1(f), 5.1(g) or 5.1(h) occurs, the Aggregate Undrawn Amount shall terminate automatically without need for further action. The Trustee shall provide notice of any such default to the Class A-1B Note Agent. If the Notes are accelerated (excluding any such acceleration pursuant to Section 5.1(f), 5.1(g) or 5.1(h)), the Issuer (or the Collateral Manager on its behalf) shall take the actions described in Section 17.1(c) herein. Immediately following such draw, the Class A-1B Commitments shall terminate.

(b) At any time after such a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the Cash due has been obtained by the Trustee as hereinafter provided in this Article V, a Majority of the Controlling Class, by written notice to the Co-Issuers, the Hedge Counterparty and the Trustee, may rescind and annul such declaration and its consequences if:

(i) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue installments of principal of and interest on the Notes (including the Class A-1B Commitment Fees, the Class C Deferred Interest Amount, the Class D Deferred Interest Amount, the Class E Deferred Interest Amount, the Class F Deferred Interest Amount, the Class G Deferred Interest Amount, the Class H Deferred Interest Amount, Class J Deferred Interest Amount, any Defaulted Interest Amount and interest on any Defaulted Interest Amount, if any);

(B) all accrued and unpaid taxes and Administrative Expenses and other sums paid by the Trustee hereunder and the reasonable compensation, expenses and disbursements of the Trustee, its agents and counsel;

(C) any accrued and unpaid amounts (including termination payments, if any, other than Deferred Termination Payments) payable by the Issuer pursuant to any Hedge Agreements; and

(D) any accrued and unpaid Senior Collateral Management Fees and Deferred Senior Collateral Management Fee (including any Deferred Senior Collateral Management Fee Interest).

(ii) the Trustee has determined that all Events of Default of which a Trust Officer has actual knowledge, other than the nonpayment of the principal of or interest on the Notes that have become due solely by such acceleration, have been cured and a Majority of the Controlling Class by written notice to the Trustee has agreed with such determination or waived as provided in Section 5.14 hereof; and

(iii) any Hedge Agreement in effect immediately prior to the declaration of such acceleration shall remain in effect or, if such Hedge Agreement shall have become subject to early termination after the declaration of such acceleration, the Issuer shall have entered into a replacement Hedge Agreement for a terminated Hedge Agreement pursuant to Section 16.1 hereof.

At any such time as the Trustee shall rescind and annul such declaration and its consequences, the Trustee shall preserve the Collateral in accordance with the provisions of Section 5.5 hereof; provided that, if such preservation of the Collateral is rescinded pursuant to Section 5.5 hereof, the Notes may be accelerated pursuant to Section 5.2(a), notwithstanding any previous rescission and annulment of a declaration of acceleration pursuant to this Section 5.2(b) hereof.

No such rescission and annulment shall affect any subsequent Default or impair any right consequent thereon.

(c) The Issuer shall not terminate any Hedge Agreement in effect immediately prior to a declaration of acceleration unless the liquidation of the Collateral has begun and such declaration is no longer capable of being rescinded or annulled.

Section 5.3 Collection of Indebtedness and Suits for Enforcement by Trustee. The Co-Issuers covenant that if a Default shall occur in respect of (a) the payment of any principal of or interest on any Class A-1A Note, Class A-1B Note and payment of the Class A-1B Commitment Fee, the payment of principal of or interest on any Class A-2 Note (but with respect to interest, only after the Class A-1A Notes, Class A-1B Notes, the Class A-1B Commitment Fee and all interest accrued thereon have been paid in full), (b) the payment of principal of or interest, if any, on any Class B Note (but with respect to interest, only after the Class A-1A Notes, Class A-1B Notes, the Class A-1B Commitment Fee and Class A-2 Notes and all interest accrued thereon have been paid in full), (c) the payment of principal of or interest, if any, on any Class C Note (but with respect to interest, only after the Class A-1A Notes, Class A-1B Notes, the Class A-1B Commitment Fee, Class A-2 Notes and Class B Notes and all interest accrued thereon have been paid in full), (d) the payment of principal of or interest, if any, on any Class D Note (but with respect to interest, only after the Class A-1A Notes, Class A-1B Notes, the Class A-1B Commitment Fee, Class A-2 Notes, Class B Notes and Class C Notes and all interest accrued thereon have been paid in full), (e) the payment of principal of or interest, if any, on any Class E Note (but with respect to interest, only after the Class A-1A Notes, Class A-1B Notes, the Class A-1B Commitment Fee, Class A-2 Notes, Class B Notes, Class C Notes and Class D Notes and all interest accrued thereon have been paid in full), (f) the payment of principal of or interest, if any, on any Class F Note (but with respect to interest, only after the Class A-1A Notes, Class A-1B Notes, the Class A-1B Commitment

Fee, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes and Class E Notes and all interest accrued thereon have been paid in full), (g) the payment of principal of or interest, if any, on any Class G Note (but with respect to interest, only after the Class A-1A Notes, Class A-1B Notes, the Class A-1B Commitment Fee, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes and Class F Notes and all interest accrued thereon have been paid in full), (h) the payment of principal of or interest, if any, on any Class H Note (but with respect to interest, only after the Class A-1A Notes, Class A-1B Notes, the Class A-1B Commitment Fee, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes and Class G Notes and all interest accrued thereon have been paid in full) and (i) the payment of principal of or interest, if any, on any Class J Note (but with respect to interest, only after the Class A-1A Notes, Class A-1B Notes, the Class A-1B Commitment Fee, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes and Class H Notes and all interest accrued thereon have been paid in full), the Co-Issuers will upon demand by the Trustee or any affected Noteholder, pay to the Trustee, for the benefit of the Holder of such Note, the whole amount, if any, then due and payable on such Note for principal, interest with interest upon the overdue principal and, to the extent that payments of such interest shall be legally enforceable, upon overdue installments of interest at the applicable Note Interest Rate and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses and disbursements of the Trustee and such Noteholder and their respective agents and counsel.

If the Issuer or the Co-Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may, and shall, upon the direction by a Majority of the Controlling Class, prosecute such Proceeding to judgment or final decree, and may enforce the same against the Co-Issuers or any other obligor upon the Notes and collect the Cash adjudged or decreed to be payable in the manner provided by law out of the Collateral.

If an Indenture Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Secured Parties by such appropriate Proceedings as shall be deemed most effectual (if no direction by a Majority of the Controlling Class is received by the Trustee) or as the Trustee may be directed by a Majority of the Controlling Class, to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy or legal or equitable right vested in the Trustee by this Indenture or by law.

In case there shall be pending Proceedings relative to the Issuer or the Co-Issuer or any other obligor upon the Notes under the Bankruptcy Code or any other applicable bankruptcy, insolvency, reorganization or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuer, the Co-Issuer or their respective property or such other obligor or its property, or in case of any other comparable Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Notes, or the creditors or property of the Issuer, the Co-Issuer or such other obligor, the Trustee, regardless of whether the principal of any Notes shall then be due and payable as therein expressed or by declaration or otherwise and regardless of whether the Trustee shall have made any demand pursuant to the provisions of this Section 5.3 hereof, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(a) to file and prove a claim or claims for the whole amount of principal and interest owing and unpaid in respect of the Notes upon direction by a Majority of the Controlling Class and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, by the Trustee and each predecessor Trustee) and of the Noteholders allowed in any Proceedings relative to the Issuer, the Co-Issuer or other obligor upon the Notes or to the creditors or property of the Issuer, the Co-Issuer or such other obligor;

(b) unless prohibited by applicable law and regulations, to vote on behalf of the Holders of the Notes, upon the direction of such Holders, in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency Proceedings or person performing similar functions in comparable Proceedings; and

(c) to collect and receive any Cash or other property payable to or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Noteholders and of the Trustee on behalf of the Noteholders and the Trustee; and any trustee, receiver or liquidator, custodian or other similar official is hereby authorized by each of the Noteholders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Noteholders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other reasonable expenses and liabilities incurred, by the Trustee and each predecessor Trustee except as a result of negligence or Bad Faith.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

In any Proceedings brought by the Trustee on behalf of the Holders, the Trustee shall be held to represent, subject to Section 6.16 hereof, all the Secured Parties, if applicable, pursuant to Section 6.16.

Notwithstanding anything in this Section 5.3 to the contrary, the Trustee may not sell or liquidate the Collateral or institute Proceedings in furtherance thereof pursuant to this Section 5.3 hereof except in accordance with Section 5.5(a) hereof.

Section 5.4 Remedies.

(a) If an Indenture Event of Default shall have occurred and be continuing, and the Notes have been declared due and payable and such declaration and its consequences have not been rescinded and annulled, the Co-Issuers agree that the Trustee may after notice to the Noteholders, the Preference Share Paying Agent, the Collateral Manager, the Rating Agencies and the Hedge Counterparties, and shall, upon direction by a Majority of the Controlling Class, to the extent permitted by applicable law, exercise one or more of the following rights, privileges and remedies:

(i) institute Proceedings for the collection of all amounts then payable on the Notes or otherwise payable under this Indenture, whether by declaration or otherwise, enforce any judgment obtained, and collect from the Collateral any Cash adjudged due;

(ii) sell all or a portion of the Collateral or rights of interest therein, at one or more public or private sales called and conducted in any manner permitted by law and in accordance with Section 5.17 hereof;

(iii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture with respect to the Collateral;

(iv) exercise any remedies of a secured party under the UCC and take any other appropriate action to protect and enforce the rights and remedies of the Secured Parties hereunder; and

(v) exercise any other rights and remedies that may be available at law or in equity;

provided that the Trustee may not sell or liquidate the Collateral or institute Proceedings in furtherance thereof pursuant to this Section 5.4 hereof except in accordance with Section 5.5(a) hereof.

The Trustee may, but need not, obtain and rely upon an opinion of an Independent investment banking firm of national reputation as to the feasibility of any action proposed to be taken in accordance with this Section 5.4 hereof and as to the sufficiency of the proceeds and other amounts receivable with respect to the Collateral to make the required payments of principal of and interest on all the Notes to be redeemed, which opinion shall be conclusive evidence as to such feasibility or sufficiency.

(b) If an Indenture Event of Default as described in Section 5.1(e) hereof shall have occurred and be continuing, the Trustee may, and, at the request of the Holders of not less than 25% of the Aggregate Outstanding Amount of the Controlling Class or the Hedge Counterparty shall, institute a Proceeding solely to compel performance of the covenant or agreement or to cure the representation or warranty, the breach of which gave rise to the Indenture Event of Default under such Section, and enforce any equitable decree or order arising from such proceeding; provided that if the Trustee shall receive conflicting or inconsistent requests from two or more groups of Holders of the Notes of the Controlling Class, each representing not less than 25% of the Aggregate Outstanding Amount of the Controlling Class, the Trustee shall follow the instructions of the group representing the higher percentage of interest in the Controlling Class, notwithstanding any other provisions of this Indenture.

(c) Upon any sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, any Noteholder or Noteholders or Preference Shareholder or Preference Shareholders or the Collateral Manager or any of its Affiliates may bid for and

purchase the Collateral or any part thereof and, upon compliance with the terms of sale, may hold, retain, possess or dispose of such property in its or their own absolute right without accountability; and any purchaser at any such Sale may, in paying the purchase Money, turn in any of the Notes in lieu of Cash equal to the amount which shall, upon distribution of the net proceeds of such sale, be payable on the Notes so turned in by such Holder (taking into account the Class of such Notes). Such Notes, in case the amounts so payable thereon shall be less than the amount due thereon, shall be returned to the Holders thereof after proper notation has been made thereon to show partial payment.

Upon any sale, whether made under the power of sale hereby given or by virtue of judicial proceedings, the receipt of Cash by the Trustee, or by the Officer making a sale under judicial proceedings, shall be a sufficient discharge to the purchaser or purchasers at any sale for its or their purchase and such purchaser or purchasers shall not be obliged to see to the application thereof.

Any such sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall bind the Co-Issuers, the Trustee, the Noteholders and the Preference Shareholders, shall operate to divest all right, title and interest whatsoever, either at law or in equity, of each of them in and to the property sold, and shall be a perpetual bar, both at law and in equity, against each of them and their successors and assigns, and against any and all Persons claiming through or under them.

(d) Notwithstanding any other provision of this Indenture, the Trustee may not, prior to the date which is one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all Notes, institute against, or join any other Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Federal or state bankruptcy or similar laws of any jurisdiction. Nothing in this Section 5.4 hereof shall preclude, or be deemed to stop, the Trustee (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer or (B) any involuntary insolvency proceeding filed or commenced by a Person other than the Trustee, or (ii) subject to the limitations contained in this Section 5.4 hereof, from commencing against the Issuer or the Co-Issuer or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding. This provision shall survive termination of this Indenture.

Section 5.5 Preservation of Collateral.

(a) Notwithstanding anything herein to the contrary, if an Indenture Event of Default shall have occurred and be continuing when any Class of Notes is Outstanding, the Trustee shall not terminate any Hedge Agreement (unless the Issuer shall have entered into a replacement Hedge Agreement for a terminated Hedge Agreement pursuant to Section 16.1 hereof) and shall retain the Collateral intact, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Notes in accordance with the Priority of Payments and the provisions of Articles X, XII and XIII unless:

(i) the Trustee determines that the anticipated net proceeds of a sale or liquidation of the Collateral (after deducting the reasonable expenses of such sale or liquidation) would be sufficient to discharge in full the amounts then due and unpaid on the Notes (including the Class A-1B Commitment Fees) for principal and interest (including the Class C Deferred Interest Amount, Class D Deferred Interest Amount, Class E Deferred Interest Amount, Class F Deferred Interest Amount, Class G Deferred Interest Amount, Class H Deferred Interest Amount, Class J Deferred Interest Amount, Defaulted Interest Amount and any interest on any Defaulted Interest Amount, if any), and to pay due and unpaid Administrative Expenses and Trustee Fees, all amounts due to the Hedge Counterparties (including any termination payment and any accrued interest thereon, assuming, for this purpose, that any Hedge Agreement has been terminated by reason of an event of default or termination event thereunder with respect to the Issuer), Cure Advances and interest thereon, all unreimbursed Interest Advances together with Reimbursement Interest, any accrued and unpaid Senior Collateral Management Fees, Deferred Senior Collateral Management Fees and Deferred Senior Collateral Management Fee Interest; or

(ii) the Holders of at least 66 2/3% of the Aggregate Outstanding Amount of each Class of Notes and each Hedge Counterparty (unless no early termination payment (other than Unpaid Amounts) would be owing by the Issuer to such Hedge Counterparty upon the termination thereof by reason of an event of default or termination event under the relevant Hedge Agreement with respect to the Issuer), subject to the provisions hereof, direct the sale and liquidation of the Collateral.

For purposes of clause (ii) of the preceding sentence, if a Hedge Counterparty shall fail to vote to direct the sale and liquidation of the Collateral within three Business Days after written notice from the Issuer or the Trustee requesting a vote pursuant to such clause (ii), such Hedge Counterparty shall not be entitled to participate in the vote requested by such notice. The Trustee shall give written notice of the retention of the Collateral to the Issuer with a copy to the Co-Issuer, the Hedge Counterparties, the Collateral Manager and the Holders of the Notes. So long as such Indenture Event of Default is continuing, any such retention pursuant to this Section may be rescinded at any time when the conditions specified in clause (i) or (ii) exist.

If either of the conditions set forth in clause (i) or clause (ii) above is satisfied, the Trustee will liquidate the Collateral and terminate each Hedge Agreement and, on the sixth Business Day (the “Accelerated Maturity Date”) following the Business Day (which shall be the Determination Date for such Accelerated Maturity Date) on which the Trustee notifies the Issuer, the Collateral Manager, each Hedge Counterparty and each Rating Agency that such liquidation is completed, apply the proceeds of such liquidation in accordance with the Priority of Payments. The Accelerated Maturity Date will be treated as a Distribution Date, and distributions on such date will be made in accordance with the Priority of Payments.

(b) Nothing contained in Section 5.5(a) hereof shall be construed to require the Trustee to preserve the Collateral securing the Notes if prohibited by applicable law.

(c) In determining whether the condition specified in Section 5.5(a)(i) hereof exists, the Trustee shall obtain bid prices with respect to each security contained in the Collateral from two nationally recognized dealers, as specified by the Collateral Manager in writing, which are Independent from each other and the Collateral Manager, at the time making a market in such securities and shall compute the anticipated proceeds of sale or liquidation on the basis of the lower of such bid prices for each such security. For purposes of making the determinations required pursuant to Section 5.5(a)(i) hereof, the Trustee shall apply the standards set forth in Section 9.2(a) hereof. In addition, for the purposes of determining issues relating to the execution of a sale or liquidation of the Pledged Securities and the execution of a sale or other liquidation thereof in connection with a determination whether the condition specified in Section 5.5(a)(i) hereof exists, the Trustee may, but shall not be required to, retain, consult with, and rely on an opinion of an Independent investment banking firm of national reputation.

The Trustee shall deliver to the Noteholders, the Collateral Manager, the Hedge Counterparties and the Co-Issuers a report prepared by such investment bank or accountant stating the results of any determination required pursuant to Section 5.5(a)(i) hereof as soon as reasonably practicable after making such determination. The Trustee shall make the determinations required by Section 5.5(a)(i) hereof within 30 days after an Indenture Event of Default and at the request of a Majority of the Controlling Class at any time during which the Trustee retains the Collateral pursuant to Section 5.5(a)(i) hereof. In the case of each calculation made by the Trustee pursuant to Section 5.5(a)(i) hereof (which may be made in consultation with an investment bank or accountant), the Trustee shall obtain a letter of an Independent certified public accountant confirming the accuracy of the computations of the Trustee and certifying their conformity to the requirements of this Indenture. In determining whether the Holders of the requisite Aggregate Outstanding Amount of any Class of Notes have given any direction or notice or have agreed pursuant to Section 5.5(a) hereof, any Holder of a Note of a Class who is also a Holder of Notes of another Class or any Affiliate of any such Holder shall be counted as a Holder of each such Note for all purposes.

(d) If an Indenture Event of Default shall have occurred and be continuing at a time when no Note is Outstanding, the Trustee shall retain the Collateral securing the Notes intact, collect and cause the collection of the proceeds thereof and make and apply all payments and deposits and maintain all accounts in respect of the Collateral and the Notes in accordance with the Priority of Payments and the provisions of Article X and Article XII unless a Majority of Class J Notes and, if no Class J Notes are Outstanding, a Majority-in-Interest of Preference Shareholders direct the sale and liquidation of the Collateral.

Section 5.6 Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any Proceeding relating thereto, and any such Proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall be applied as set forth in Section 5.7 hereof.

Section 5.7 Application of Cash Collected.

Any Cash collected by the Trustee with respect to the Notes pursuant to this Article V and any Cash that may then be held or thereafter received by the Trustee with respect to the Notes hereunder shall be applied subject to Section 13.1 hereof and in accordance with the provisions of (and subject to the limitations in) Section 11.1 hereof, at the date or dates fixed by the Trustee, provided that (a) subject to clause (b), no such date may be fixed by the Trustee unless the Trustee has given the Hedge Counterparties no less than six Business Days’ prior written notice of such date, which notice shall set forth in reasonable detail the expected applications of Cash on such date and (b) no failure by the Trustee to deliver the notice required pursuant to the foregoing clause (a) will affect the application of Interest Proceeds and Principal Proceeds in accordance with the Priority of Payments on the next succeeding Distribution Date.

Section 5.8 Limitation on Suits.

No Holder of any Note shall have any right to institute any Proceedings, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given to the Trustee written notice of an Indenture Event of Default;

(b) except as otherwise provided in Section 5.9 hereof, the Holders of at least 25% of the then Aggregate Outstanding Amount of the Notes of the Controlling Class shall have made written request to the Trustee to institute Proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c) such Holder or Holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(d) the Trustee for 30 days after its receipt of such notice, request and offer of indemnity has failed to institute any such Proceeding; and

(e) no direction inconsistent with such written request has been given to the Trustee during such 30-day period by a Majority of the Controlling Class;

it being understood and intended that no one or more Holders of Notes shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders of Notes or to obtain or to seek to obtain priority or preference over any other Holders of the Notes or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Notes of the same Class subject to and in accordance with Section 13.1 hereof and the Priority of Payments.

If the Trustee shall receive conflicting or inconsistent requests (each with indemnity provisions) from two or more groups of Holders of the Notes of the Controlling Class, each representing less than a Majority of the Controlling Class, the Trustee shall follow the instructions of the group representing the higher percentage of interest in the Controlling Class, notwithstanding any other provisions of this Indenture.

Section 5.9 Unconditional Rights of Noteholders to Receive Principal and Interest and Class A-1B Commitment Fee.

(a) Notwithstanding any other provision in this Indenture (other than Section 2.6(f)) hereof, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note as such principal and interest (including, in the case of the Class A-1B Notes, the Class A-1B Commitment Fee) become due and payable in accordance with Section 13.1 hereof and the Priority of Payments and, subject to the provisions of Section 5.8 hereof, to institute proceedings for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

(b) If collections in respect of the Collateral are insufficient to make payments due in respect of the Notes, no other assets will be available for payment of the deficiency following realization of the Collateral and application of the proceeds thereof in accordance with Section 13.1 hereof and the Priority of Payments, and the obligations of the Co-Issuers to pay any deficiency shall thereupon be extinguished and shall not thereafter revive.

Section 5.10 Restoration of Rights and Remedies.

If the Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture and such Proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Noteholder, then and in every such case the Co-Issuers, the Trustee and the Noteholder shall, subject to any determination in such Proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Secured Parties shall continue as though no such Proceeding had been instituted.

Section 5.11 Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing by law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 5.12 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Noteholder to exercise any right or remedy accruing upon any Indenture Event of Default shall impair any such right or remedy or constitute a waiver of any such Indenture Event of Default or an acquiescence therein or a waiver of a subsequent Indenture Event of Default. Every right and remedy given by this Article V or by law to the Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Noteholders, as the case may be.

Section 5.13 Control by Controlling Class.

Notwithstanding any other provision of this Indenture (but subject to the proviso in the definition of “Outstanding” in Section 1.1 hereof), a Majority of the Controlling Class shall have the right to direct the Trustee in the conduct of any proceedings for any remedy available to the Trustee for exercising any trust, right, remedy or power conferred on the Trustee; provided that:

(a) such direction shall not conflict with any rule of law or with this Indenture;

(b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; provided that, subject to Section 6.1 hereof, the Trustee need not take any action that it determines might involve it in liability (unless the Trustee has received satisfactory indemnity against such liability as set forth below);

(c) the Trustee shall have been provided with indemnity satisfactory to it; and

(d) any direction to the Trustee to undertake a Sale of the Collateral shall be made only pursuant to, and in accordance with, Sections 5.4 and 5.5 hereof.

Section 5.14 Waiver of Past Defaults.

Prior to the time a judgment or decree for payment of the Cash due has been obtained by the Trustee, as provided in this Article V, a Majority of the Controlling Class, acting together with the Hedge Counterparties, may on behalf of the Holders of all the Notes waive any past Default and its consequences (including rescinding the acceleration of the Notes), except a Default:

(a) in the payment of the principal of any Note or in the payment of interest (including Defaulted Interest and interest on Defaulted Interest) on the Notes; or

(b) in the payment of the Class A-1B Commitment Fee in respect of the Class A-1B Notes; or

(c) in respect of a covenant or provision hereof that under Section 8.2 hereof cannot be modified or amended without the waiver or consent of the Holder of each Outstanding Note affected thereby; or

(d) arising under Section 5.1(f) or 5.1(g) hereof.

In the case of any such waiver, (i) the Co-Issuers, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto, and (ii) the Trustee shall promptly give written notice of any such waiver to each Holder of Notes. The Rating Agencies shall be notified by the Issuer of any such waiver.

Upon any such waiver, such Default shall cease to exist, and any Indenture Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 5.15 Undertaking for Costs.

All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 5.15 hereof shall not apply to any suit instituted by the Trustee or any Noteholder, or group of Noteholders, holding in the aggregate more than 10% in

Aggregate Outstanding Amount of the Controlling Class, or to any suit instituted by any Noteholder for the enforcement of the payment of the principal of or interest, or the Class A-1B Commitment Fee, as applicable, on any Note or any other amount payable hereunder on or after the Stated Maturity expressed in such Note (or, in the case of redemption, on or after the applicable Redemption Date).

Section 5.16 Waiver of Stay or Extension Laws.

The Co-Issuers covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force (including filing a voluntary petition under Chapter 11 of the Bankruptcy Code and by the voluntary commencement of a proceeding or the filing of a petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereafter in effect), which may affect the covenants, the performance of or any remedies under this Indenture; and the Co-Issuers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 5.17 Sale of Collateral.

(a) The power to effect any sale, assignment or termination (a “Sale”) of any portion of the Collateral pursuant to Sections 5.4 and 5.5 hereof shall not be exhausted by any one or more Sales as to any portion of such Collateral remaining unsold, but shall continue unimpaired until the entire Collateral shall have been sold or all amounts secured by the Collateral shall have been paid. The Trustee may upon notice to the Noteholders and the Hedge Counterparties, and shall, upon direction of a Majority of the Controlling Class from time to time postpone any Sale by announcement made at the time and place of such Sale; provided that, if the Sale is rescheduled for a date more than ten Business Days after the date of the determination by an investment bank appointed by the Trustee pursuant to Section 5.5 hereof, such Sale shall not occur unless and until an investment bank has again made the determination required by Section 5.5 hereof. The Trustee hereby expressly waives its rights to any amount fixed by law as compensation for any Sale; provided that the Trustee shall be authorized to deduct the reasonable costs, charges and expenses incurred by it in connection with such Sale from the proceeds thereof notwithstanding the provisions of Section 6.7 hereof.

(b) The Trustee may bid for and acquire any portion of the Collateral in connection with a public Sale thereof, by crediting all or part of the net proceeds of such Sale after deducting the reasonable costs, charges and expenses incurred by the Trustee in connection with such Sale notwithstanding the provisions of Section 6.7 hereof. The Notes need not be produced in order to complete any such Sale, or in order for the net proceeds of such Sale to be credited against amounts owing on the Notes. The Trustee may hold, lease, operate, manage or otherwise deal with any property so acquired in any manner permitted by law in accordance with this Indenture.

(c) If any portion of the Collateral consists of securities not registered under the Securities Act (“Unregistered Securities”), the Trustee shall seek an Opinion of Counsel, or, if no such Opinion of Counsel can be obtained and with the consent of a Majority of the

Controlling Class, seek a no-action position from the United States Securities and Exchange Commission or any other relevant Federal or state regulatory authorities, regarding the legality of a public or private sale of such Unregistered Securities (the costs of which, in each case, shall be reimbursable to the Trustee pursuant to Section 6.8 hereof). In no event will the Trustee be required to register Unregistered Securities under the Securities Act.

(d) The Trustee shall execute and deliver an appropriate instrument of conveyance transferring its interest in any portion of the Collateral in connection with a sale thereof. In addition, the Trustee is hereby irrevocably appointed the agent and attorney-in-fact of the Issuer to transfer and convey its interest in any portion of the Collateral in connection with a sale thereof, and to take all action necessary to effect such sale. No purchaser or transferee at such a sale shall be bound to ascertain the Trustee’s authority, to inquire into the satisfaction of any conditions precedent or see to the application of any Cash.

Section 5.18 Action on the Notes.

The Trustee’s right to seek and recover judgment on the Notes or under this Indenture shall not be affected by the seeking or obtaining of or application for any other relief under or with respect to this Indenture. Neither the lien of this Indenture nor any rights or remedies of the Secured Parties shall be impaired by the recovery of any judgment by the Trustee against the Issuer or by the levy of any execution under such judgment upon any portion of the Collateral or upon any of the assets of the Issuer or the Co-Issuer.

ARTICLE VI

THE TRUSTEE

Section 6.1 Certain Duties and Responsibilities.

(a) Except during the continuance of an Indenture Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of manifest error or Bad Faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; provided, however, that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they substantially conform on their face to the requirements of this Indenture and shall promptly, but in any event within three Business Days in the case of an Officer’s certificate furnished by the Issuer or the Collateral Manager, notify the party delivering the same if such certificate or opinion does not conform. If a corrected form shall not have been delivered to the Trustee within 15 days after such notice from the Trustee, the Trustee shall so notify the Noteholders.

(b) In case an Indenture Event of Default known to the Trustee has occurred and is continuing, the Trustee shall, prior to the receipt of directions, if any, from a Majority of the Controlling Class (or other Noteholders to the extent provided in Article V hereof), exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this subclause (c) shall not be construed to limit the effect of subclause (a) of this Section 6.1 hereof;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it shall be proven that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer or the Co-Issuer or the Collateral Manager in accordance with this Indenture and/or a Majority (or such other percentage as may be required by the terms hereof) of the Controlling Class (or other Class if required or permitted by the terms hereof) relating to the time, method and place of conducting any Proceeding for any remedy available to the Trustee in respect of any Note, or exercising any trust or power conferred upon the Trustee, under this Indenture;

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it (if the amount of such funds or risk or liability does not exceed the amount payable to the Trustee pursuant to Section 11.1(a)(i)(3) and Section 11.1(a)(ii)(1) net of the amounts specified in Section 6.7(a)(i), the Trustee shall be deemed to be reasonably assured of such repayment) unless such risk or liability relates to performance of its ordinary services under this Indenture; and

(v) the Trustee shall not be liable to the Noteholders for any action taken or omitted by it at the direction of the Issuer, the Co-Issuer, the Collateral Manager and/or the Holders of the Notes under the circumstances in which such direction is required or permitted by the terms of this Indenture.

(d) For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Indenture Event of Default described in Section 5.1(d), 5.1(e), 5.1(f), 5.1(g) or 5.1(h) hereof unless a Trust Officer assigned to and working in the Corporate Trust Office has actual knowledge thereof or unless written notice of any event which is in fact such an Indenture Event of Default or such a Default, as the case may be, is received by a Trust Officer at the Corporate Trust Office, and such notice references, as applicable, the Notes generally, the Issuer, the Collateral or this Indenture. For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Indenture Event of Default or such a Default, as the case may be, such reference shall be construed to refer only to such an Indenture Event of Default or such a Default, as the case may be, of which the Trustee is deemed to have notice as described in this Section 6.1(d) hereof.

(e) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VI.

(f) The Trustee shall, upon reasonable prior written notice to the Trustee, permit the Issuer, the Co-Issuer, the Collateral Manager or the Rating Agencies, during the Trustee’s normal business hours at its Corporate Trust Office, to examine all books of account, records, reports and other papers of the Trustee relating to the Notes, to make copies and extracts therefrom (the reasonable out-of-pocket expenses incurred in making any such copies or extracts to be reimbursed to the Trustee by the Collateral Manager, such Hedge Counterparty or such Holder, as the case may be) and to discuss the Trustee’s actions, as such actions relate to the Trustee’s duties with respect to the Notes, with the Trustee’s Officers and employees responsible for carrying out the Trustee’s duties with respect to the Notes.

Section 6.2 Notice of Indenture Event of Default.

Promptly (and in no event later than two Business Days) after the occurrence of any Indenture Event of Default known to the Trustee or after any declaration of acceleration has been made or delivered to the Trustee pursuant to Section 5.2 hereof, the Trustee shall transmit by mail to each Rating Agency (for so long as any Class of Notes is Outstanding), the Collateral Manager, the Irish Paying Agent (for so long as any Offered Notes (other than the Class A-1B Notes) are listed on the Irish Stock Exchange), the Hedge Counterparties, the Preference Share Paying Agent and to all Holders of Notes, as their names and addresses appear on the Note Register, notice of all Indenture Events of Default hereunder known to the Trustee, unless such Indenture Event of Default shall have been cured or waived.

Section 6.3 Certain Rights of Trustee.

Except as otherwise provided in Sections 6.1, 8.1 and 8.2 hereof:

(a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, approval or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Issuer or the Co-Issuer mentioned herein shall be sufficiently evidenced by an Issuer Request or Issuer Order, as the case may be;

(c) whenever in the administration of this Indenture the Trustee shall (i) deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of Bad Faith on its part, rely upon an Officer’s certificate or (ii) be required to determine the value of any Collateral or funds hereunder or the cash flows projected to be received therefrom, the Trustee may, in the absence of Bad Faith on its part, rely on reports of nationally recognized accountants, investment bankers or other Persons qualified to provide the information required to make such determination, including nationally recognized dealers in securities of the type being valued and securities quotation services;

(d) as a condition to the taking or omitting of any action by it hereunder, the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Indenture at the request or direction of any of the Noteholders pursuant to this Indenture, unless such Noteholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be reasonably incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper documents, but the Trustee, in its discretion, may and, upon the written direction of a Majority of the Controlling Class or any Rating Agency shall make such further inquiry or investigation into such facts or matters as it may see fit or as it shall be directed, and, the Trustee shall be entitled, on reasonable prior notice to the Issuer, the Co-Issuer and the Collateral Manager, to examine the books and records of the Co-Issuers relating to the Notes and the Collateral, as applicable, at the premises of the Issuer, the Co-Issuer and the Collateral Manager, personally or by agent or attorney during the Issuer’s, the Co-Issuer’s or the Collateral Manager’s normal business hours; provided that the Trustee shall, and shall cause its agents to, hold in confidence all such information, except (i) to the extent disclosure may be required by law, by any regulatory authority or by the documents delivered pursuant to or in connection with this Indenture and the Notes and (ii) to the extent that the Trustee, in its sole judgment, may determine that such disclosure is consistent with its obligations hereunder;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder (except with respect to its duty to make any Interest Advance under the circumstances specified in Section 10.12) either directly or by or through agents or attorneys; provided that the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed, with due care by it hereunder;

(h) in the absence of Bad Faith, the Trustee shall not be liable for any action it takes or omits to take that it reasonably and prudently believes to be authorized or within its rights or powers hereunder;

(i) the Trustee shall not be responsible for the accuracy of the books or records of, or for any acts or omissions of, the Depository, any Transfer Agent (other than the Trustee itself acting in that capacity), Clearstream, Luxembourg, Euroclear, any Calculation Agent (other than the Trustee itself acting in that capacity) or any Paying Agent (other than the Trustee itself acting in that capacity); and

(j) the Trustee shall not be liable for the actions or omissions of the Collateral Manager; and without limiting the foregoing, the Trustee shall not (except to the extent, if at all, otherwise expressly stated in this Indenture) be under any obligation to monitor, evaluate or verify compliance by the Collateral Manager with the terms hereof or the Collateral Management Agreement, or to verify or independently determine the accuracy of information received by it from the Collateral Manager (or from any selling institution, agent bank, trustee or similar source) with respect to the Collateral Assets;

(k) to the extent any defined term hereunder, or any calculation required to be made or determined by the Trustee hereunder, is dependent upon or defined by reference to generally accepted accounting principles in the United States in effect from time to time (GAAP), the Trustee shall be entitled to request and receive (and rely upon) instruction from the Issuer or the accountants appointed pursuant to Section 10.7 as to the application of GAAP in such connection, in any instance;

(l) the Trustee shall not be liable to the Noteholders for any action taken or omitted by it at the direction of the Issuer, the Co-Issuer, the Collateral Manager and/or the Holders of the Notes under the circumstances in which such direction is required or permitted by the terms of this Indenture.

Section 6.4 Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, other than the Certificate of Authentication thereon, shall be taken as the statements of the Co-Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Indenture (except as may be made with respect to the validity of the Trustee’s obligations hereunder), of the Collateral or the Notes. The Trustee shall not be accountable for the use or application by the Co-Issuers of the Notes or the proceeds thereof or any Cash paid to the Co-Issuers pursuant to the provisions hereof.

Section 6.5 May Hold Notes.

The Trustee, any Paying Agent, the Note Registrar or any other agent of the Co-Issuers, in its individual or any other capacity, may become the owner or pledgee of Notes and, may otherwise deal with the Co-Issuers or any of their Affiliates, with the same rights it would have if it were not Trustee, Paying Agent, Note Registrar or such other agent.

Section 6.6 Cash Held in Trust.

Cash held by the Trustee hereunder shall be held in trust to the extent required herein. The Trustee shall be under no liability for interest on any Cash received by it hereunder except as otherwise agreed upon with the Issuer and except to the extent of income or other gain on investments which are deposits in or certificates of deposit of the Trustee in its commercial capacity and income or other gain actually received by the Trustee on Eligible Investments.

Section 6.7 Compensation and Reimbursement.

(a) The Issuer agrees:

(i) to pay the Trustee on each Distribution Date reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(ii) except as otherwise expressly provided herein, to reimburse the Trustee (subject to any written agreement between the Issuer and the Trustee) in a timely manner upon its request for all reasonable expenses and disbursements and advances (except as otherwise provided herein with respect to Interest Advances) incurred or made by the Trustee in accordance with any provision of this Indenture or in the enforcement of any provision hereof and expenses related to the maintenance and administration of the Collateral (including securities transaction charges and the reasonable compensation and expenses and disbursements of its agents and legal counsel and of any accounting firm or investment banking firm employed by the Trustee pursuant to Section 5.4, 5.5, 6.3, 10.7 or 10.10 hereof, except any such expense or disbursement as may be attributable to its negligence, willful misconduct or Bad Faith but only to the extent any such securities transaction charges have not been waived during a Due Period due to the Trustee’s receipt of a payment from a financial institution with respect to certain Eligible Investments);

(iii) to indemnify the Trustee and its Officers, directors, employees and agents for, and to hold them harmless against, any loss, liability or expense incurred without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties hereunder; and

(iv) to pay the Trustee reasonable additional compensation together with its expenses (including reasonable counsel fees) for any collection action taken pursuant to Section 6.13 hereof.

(b) The Issuer may remit payment for such fees, expenses to the Trustee or, in the absence thereof, the Trustee may from time to time deduct payment of its fees and expenses hereunder from Cash credited to the Payment Account pursuant to Section 11.1 hereof.

(c) The Trustee, in its capacity as Trustee and as Backup Advancing Agent, hereby agrees not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer until at least one year and one day, or if longer the applicable preference period (plus one day) then in effect, after the payment in full of all Notes issued under this Indenture. This provision shall survive termination of this Agreement.

(d) The Trustee agrees that the payment of all amounts to which it is entitled pursuant to sub-sections 6.7(a)(i), (a)(ii), (a)(iii) and (a)(iv) shall be subject to the Priority of Payments, shall be payable only to the extent funds are available in accordance with such Priority of Payments, shall be payable solely from the Collateral and following realization of the Collateral, any such claims of the Trustee against the Issuer, and all obligations of the Issuer, shall be extinguished. The Trustee will have a lien upon the Collateral to secure the payment of such payments to it in accordance with the Priority of Payments; provided that the Trustee shall not institute any proceeding for enforcement of such lien except in connection with an action taken pursuant to Section 5.3 hereof for enforcement of the lien of this Indenture for the benefit of the Noteholders.

The Trustee shall receive amounts pursuant to this Section 6.7 and Sections 11.1(a)(i) and (ii) only to the extent that such payment is made in accordance with the Priority of Payments and the failure to pay such amounts to the Trustee will not, by itself, constitute an Indenture Event of Default. Subject to Section 6.9, the Trustee shall continue to serve as Trustee under this Indenture notwithstanding the fact that the Trustee shall not have received amounts due to it hereunder. No direction by a Majority of the Controlling Class shall affect the right of the Trustee to collect amounts owed to it under this Indenture.

If on any Distribution Date when any amount shall be payable to the Trustee pursuant to this Indenture is not paid because there are insufficient funds available for the payment thereof, all or any portion of such amount not so paid shall be deferred and payable on any later Distribution Date on which a fee shall be payable and sufficient funds are available therefor in accordance with the Priority of Payments.

Section 6.8 Corporate Trustee Required; Eligibility.

There shall at all times be a Trustee hereunder which shall be a corporation or banking association organized and doing business under the laws of the United States or of any State thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least U.S.$250,000,000, subject to supervision or examination by federal or State authority, having a rating of at least “A2” by Moody’s, a long-term rating of at least “BBB” by Fitch and a short-term debt rating of at least “F1” by Fitch and a long-term senior unsecured debt rating of at least “A+” and a short-term debt rating of at least “A-1” by Standard & Poor’s and having an office within the United States. If such corporation or banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 6.8, the combined capital and surplus of such corporation or banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 6.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VI.

Section 6.9 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VI hereof shall become effective until the acceptance of appointment by the successor Trustee under Section 6.11 hereof.

(b) Subject to Section 6.9(a), the Trustee may resign at any time by giving 30 days prior written notice thereof to the Co-Issuers, the Noteholders, the Hedge Counterparties, each Rating Agency, the Collateral Manager and the Preference Share Paying Agent.

(c) Subject to Section 6.9(a) hereof, the Trustee may be removed at any time on 10 days prior written notice (i) by Act of Holders of at least 66 2/3% of the Aggregate Outstanding Amount of Notes of each Class or (ii) when an Indenture Event of Default shall have occurred and be continuing by Act of Holders of at least 66 2/3% of the Aggregate Outstanding Amount of Notes of the Controlling Class, in each case delivered to the Trustee and to the Co-Issuers.

(d) If at any time:

(i) the Trustee shall cease to be eligible under Section 6.8 hereof and shall fail to resign after written request therefor by the Co-Issuers or by any Holder; or

(ii) the Trustee shall become incapable of acting or shall be adjudged as bankrupt or insolvent or a receiver or liquidator of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(iii) the Trustee shall commence a voluntary case under any federal or state banking or bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, conservator, sequestrator or other similar official for the Trustee or for any substantial part of the Trustee’s property, or shall make any assignment for the benefit of its creditors or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as such debts become due or shall take any corporate action in furtherance of any of the foregoing, then, in any such case (subject to Section 6.10(a) hereof), (A) the Co-Issuers, by Issuer Order, may remove the Trustee or (B) subject to Section 5.15 hereof, the Trustee or any Holder may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Trustee for any reason, the Co-Issuers, by Issuer Order, shall promptly appoint a successor Trustee in accordance with Section 6.10; provided that such successor Trustee shall be appointed only upon the written consent of a Majority of each Class and the Initial Hedge Counterparty or, at any time when an Indenture Event of Default shall have occurred and be continuing, by a Majority of the Controlling Class and the Initial Hedge Counterparty. If the Co-Issuers shall fail to appoint a successor Trustee within 60 days after such resignation, removal or incapability or the occurrence of such vacancy, a successor Trustee may be appointed by Act of a Majority of the Controlling Class delivered to the Issuer and the retiring Trustee. The successor Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Trustee and supersede any successor Trustee proposed by the Co-Issuers. If no successor Trustee shall have been so appointed by the Co-Issuers or such Holders and shall have accepted appointment in the manner hereinafter provided, subject to Section 5.15 hereof, any Holder or the resigning or removed Trustee may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Co-Issuers shall give prompt notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first class mail, postage prepaid, to each Rating Agency, the Collateral Manager, each Hedge Counterparty and the Holders as their names and addresses appear in the Note

Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Co-Issuers fail to mail such notice within ten days after acceptance of appointment by the successor Trustee, the successor Trustee shall cause such notice to be given at the expense of the Co-Issuers.

If the Trustee shall resign or be removed, the Trustee shall also resign or be removed as Paying Agent, Calculation Agent, Registrar and any other capacity in which the Trustee is then acting pursuant to this Indenture, the Preference Share Paying Agency Agreement, the Collateral Administration Agreement and the Account Control Agreement.

Section 6.10 Acceptance of Appointment by Successor.

Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Co-Issuers and the retiring Trustee (with copies to each Hedge Counterparty and each Holder of Notes) an instrument accepting such appointment. Upon delivery of the required instruments (subject to the next following paragraph), the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any other act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Trustee, but, on request of the Co-Issuers or a Majority of any Class or the successor Trustee, such retiring Trustee shall, upon payment of its charges, fees, indemnities and expenses then unpaid, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and Cash held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 6.7(d) hereof. Upon request of any such successor Trustee, the Co-Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor shall be qualified and eligible under this Article VI and (a) such successor shall have long-term debt rated within the four (4) highest rating categories by each Rating Agency, and (b) each Rating Agency has confirmed in writing that the employment of such successor would not adversely affect the rating on the Notes.

Section 6.11 Merger, Conversion, Consolidation or Succession to Business of Trustee.

Any corporation or banking association into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or banking association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article VI, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any of the Notes have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 6.12 Co-Trustees and Separate Trustee.

At any time or times, including for the purpose of meeting the legal requirements of any jurisdiction in which any part of the Collateral may at the time be located, the Co-Issuers and the Trustee shall have power to appoint one or more Persons to act as co-trustee, jointly with the Trustee of all or any part of the Collateral, with the power to file such proofs of claim and take such other actions pursuant to Section 5.6 herein and to make such claims and enforce such rights of action on behalf of the Holders of the Notes as such Holders may have the right to do, subject to the other provisions of this Section 6.12 hereof.

The Co-Issuers shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to appoint a co-trustee. If the Co-Issuers do not join in such appointment within 15 days after the receipt by them of a request to do so, the Trustee shall have power to make such appointment.

Should any written instrument from the Co-Issuers be required by any co-trustee so appointed for more fully confirming to such co-trustee such property, title, right or power, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Issuer or the Co-Issuer, as the case may be. The Co-Issuers agree to pay (but only from and to the extent of the Collateral) to the extent funds are available therefor under subclauses (3) and (25) of Section 11.1(a)(i) for any reasonable fees and expenses in connection with such appointment.

Every co-trustee shall, to the extent permitted by law, but to such extent only, be appointed subject to the following terms:

(a) the Notes shall be authenticated and delivered and all rights, powers, duties and obligations hereunder in respect of the custody of securities, Cash and other personal property held by, or required to be deposited or pledged with, the Trustee hereunder, shall be exercised solely by the Trustee;

(b) the rights, powers, duties and obligations hereby conferred or imposed upon the Trustee in respect of any property covered by the appointment of a co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee or by the Trustee and such co-trustee jointly, in the case of the appointment of a co-trustee, as shall be provided in the instrument appointing such co-trustee, except to the extent that under any law of any jurisdiction in which any particular act is to be performed, the Trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by a co-trustee;

(c) the Trustee at any time, by an instrument in writing executed by it, with the concurrence of the Co-Issuers evidenced by an Issuer Order, may accept the resignation of or remove any co-trustee appointed under this Section 6.12 hereof, and in case an Indenture Event of Default has occurred and is continuing, the Trustee shall have the power to accept the resignation of, or remove, any such co-trustee without the concurrence of the Co-Issuers. A successor to any co-trustee so resigned or removed may be appointed in the manner provided in this Section 6.12 hereof;

(d) no co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee or any other co-trustee hereunder;

(e) the Trustee shall not be liable by reason of any act or omission of a co-trustee (other than any Affiliate of the Trustee) appointed in accordance with this Section 6.12 hereof;

(f) any Act of Noteholders delivered to the Trustee shall be deemed to have been delivered to each co-trustee; and

(g) any co-trustee shall make the representations set forth in Section 6.14 hereof.

Section 6.13 Certain Duties Related to Delayed Payment of Proceeds.

In the event that in any month the Trustee shall not have received a Scheduled Distribution, (a) the Trustee shall promptly notify the Issuer and the Collateral Manager in writing and (b) unless within three Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Trustee, or the Issuer, in its absolute discretion (but only to the extent permitted by Section 10.1(a)), shall have made provision for such payment satisfactory to the Trustee in accordance with Section 10.1(a), the Trustee shall request the obligor of such Pledged Security, the trustee under the related Underlying Instrument or paying agent designated by either of them, as the case may be, to make such payment as soon as practicable after such request but in no event later than three Business Days after the date of such request. In the event that such payment is not made within such time period, the Trustee, subject to the provisions of Section 6.1(c)(iv), shall take such action as the Collateral Manager reasonably shall direct in writing. Any such action shall be without prejudice to any right to claim an Indenture Event of Default under this Indenture. In the event that the Issuer or the Collateral Manager requests a release of a Pledged Security in connection with any such action under the Collateral Management Agreement, such release shall be subject to Section 10.8 and Article XII of this Indenture, as the case may be. Notwithstanding any other provision hereof, the Trustee shall deliver to the Issuer or its designee any payment with respect to any Pledged Security received after the Due Date thereof to the extent the Issuer previously made provisions for such payment satisfactory to the Trustee in accordance with this Section 6.13 and such payment shall not be deemed part of the Collateral.

Section 6.14 Representations and Warranties of the Bank.

The Trustee represents and warrants that:

(a) the Trustee is a national banking association with trust powers, duly and validly existing under the laws of the United States, with corporate power and authority to execute, deliver and perform its obligations under this Indenture, and is duly eligible and qualified to act as trustee under this Indenture;

(b) this Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee, enforceable against it in accordance with its terms except (i) as limited by bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, liquidation, receivership, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles, regardless of whether considered in a proceeding in equity or at law, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(c) neither the execution or delivery by the Trustee of this Indenture nor the performance by the Trustee of its obligations under this Indenture requires the consent or approval of, the giving of notice to or the registration or filing with, any governmental authority or agency under any existing law of the United States governing the banking or trust powers of the Trustee;

(d) neither the execution, delivery and performance of this Indenture, nor the consummation of the transactions contemplated by this Indenture, (i) is prohibited by, or requires the Trustee to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, or any judgment, order, writ, injunction or decree that is binding upon the Trustee or any of its properties or assets, (ii) will violate the provisions of the governing documents of the Trustee or (iii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien pursuant to, or require any consent under, any material agreement to which the Trustee is a party or by which it or any of its property is bound, the violation of which would have a material adverse effect on the Trustee or its property; and

(e) there are no proceedings pending or, to the best knowledge of the Trustee, threatened against the Trustee before any Federal, state or other governmental agency, authority, administrator or regulatory body, arbitrator, court or other tribunal, foreign or domestic, which could have a material adverse effect on the Pledged Securities or the performance by the Trustee of its obligations under this Indenture.

Section 6.15 Offers; Requests for Consents.

In the event that the Trustee receives written notice of any Offer, the Trustee shall promptly deliver copies of such notice to the Issuer and the Collateral Manager (and, if an Indenture Event of Default has occurred and is continuing, the Holders of the Notes of the Controlling Class). Subject to Section 7.7 hereof, the Issuer (acting at the direction of the Collateral Manager or, if an Indenture Event of Default has occurred and is continuing and the notice referred to in Section 10.8(c) hereof has been given by a Majority of the Controlling Class) may direct the Trustee to take any of the following actions with respect to a Collateral Asset as to which an Offer has been made: (i) exchange such instrument for other securities or a mixture of securities and other consideration pursuant to such Offer (and in making a determination whether or not to exchange any security, none of the restrictions set forth in Article XII shall be applicable); or (ii) give consent, grant waiver, vote or exercise any or all other rights or remedies with respect to any such Collateral Asset. In the absence of any direction from the Collateral Manager, the Trustee shall have no obligation to take action in respect of any such Offer.

In the event that the Trustee receives written notice of any proposed amendment, consent or waiver under the Underlying Instruments of any Collateral Asset (before or after any default) or in the event any action is required to be taken in respect to an Underlying Instrument, the Trustee shall promptly contact the Issuer and the Collateral Manager. The Collateral Manager may, on behalf of the Issuer, instruct the Trustee pursuant to an Issuer Order to, and the Trustee shall, with respect to which a Collateral Asset as to which a consent or waiver under the Underlying Instruments of such Collateral Asset (before or after any default) has been proposed or with respect to action required to be taken in respect of an Underlying Instrument, give consent, grant a waiver, vote or exercise any or all other rights or remedies with respect to any such Collateral Asset in accordance with such Issuer Order. In the absence of any instruction from the Collateral Manager, the Trustee shall not engage in any vote or take any action with respect to such a Collateral Asset.

Section 6.16 Fiduciary for Noteholders Only; Agent for Other Secured Parties.

With respect to the security interests created hereunder, the pledge of any portion of the Collateral to the Trustee is to the Trustee as representative of the Noteholders and agent for other Secured Parties. In furtherance of the foregoing, the possession by the Trustee of any portion of the Collateral and the endorsement to or registration in the name of the Trustee of any portion of the Collateral (including without limitation as Entitlement Holder of the Custodial Account) are all undertaken by the Trustee in its capacity as representative of the Noteholders and as collateral agent for the other Secured Parties. The Trustee shall not by reason of this Indenture be deemed to be acting as fiduciary for the Collateral Manager or the Hedge Counterparties; provided that the foregoing shall not limit any of the express obligations of the Trustee under this Indenture.

Section 6.17 Withholding.

If any withholding tax is imposed on the Issuer’s payment under the Notes to any Noteholder, such tax shall reduce the amount of such payment otherwise distributable to such Noteholder. The Trustee is hereby authorized and directed to retain from amounts otherwise distributable to any Noteholder sufficient funds for the payment of any tax that is legally owed by the Issuer (but such authorization shall not prevent the Trustee from contesting any such tax in appropriate proceedings and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The amount of any withholding tax imposed with respect to any Noteholder shall be treated as Cash distributed to such Noteholder at the time it is withheld by the Trustee and remitted to the appropriate taxing authority. The Trustee shall determine in its sole discretion whether to withhold tax with respect to a distribution in accordance with this Section 6.17 hereof and Section 2.6 hereof. If any Noteholder wishes to apply for a refund of any such withholding tax, the Trustee shall reasonably cooperate with such Noteholder in making such claim so long as such Noteholder agrees to reimburse the Trustee for any out-of-pocket expenses incurred. Failure of a Holder of a Note to provide the Trustee or any Paying Agent and the Issuer with appropriate tax certificates will result in amounts being withheld from the payment to such Holders. Nothing herein shall impose an obligation on the part of the Trustee to determine the amount of any tax or withholding obligation on the part of the Issuer or in respect of the Collateral Assets. Amounts withheld pursuant to applicable tax laws shall be considered as having been paid by the Issuer as provided in Section 7.1 hereof. In the event that tax must be withheld or deducted from payments of principal or interest, neither the Issuer nor the Co-Issuer shall be obliged to make any additional payments to the Holders of any Notes on account of such withholding or deduction.

ARTICLE VII

COVENANTS

Section 7.1 Payment of Principal and Interest and the Class A-1B Commitment Fee.

The Co-Issuers will duly and punctually pay all principal (including the Class C Deferred Interest Amount, Class D Deferred Interest Amount, Class E Deferred Interest Amount, Class F Deferred Interest Amount, Class G Deferred Interest Amount, Class H Deferred Interest Amount and Class J Deferred Interest Amount), and interest (including Defaulted Interest and interest thereon, if any) (and, in the case of the Class A-1B Notes, the Class A-1B Commitment Fee and any Class A-1B Breakage Costs) in accordance with the terms of the Notes and this Indenture.

Amounts properly withheld under the Code or other applicable law by any Person from a payment to any Noteholder of principal and/or interest shall be considered as having been paid by the Co-Issuers to such Noteholder for all purposes of this Indenture. The Trustee hereby gives notice to each Noteholder that the failure of such Noteholder to provide the Trustee with appropriate tax certifications may result in amounts being withheld under the Code or other applicable law from payments to such Noteholder under this Indenture; (provided that amounts withheld under the Code or other applicable law shall be considered as having been paid by the Co-Issuers as provided above).

Section 7.2 Maintenance of Office or Agency.

The Co-Issuers hereby appoint the Trustee as Paying Agent for the payment of principal of and interest on the Notes. Notes may be surrendered for registration of transfer or exchange at the Corporate Trust Office of the Trustee. The Issuer hereby appoints Custom House Administration and Corporate Services Limited, with an address at 25 Eden Quay, Dublin 1, Ireland, as Irish Paying Agent and as the Issuer’s agent where notices and demands to or upon the Issuer in respect of any Offered Notes (other than the Class A-1B Notes) listed on the Irish Stock Exchange may be served and where such Notes may be surrendered for registration of transfer or exchange. The Issuer hereby appoints McCann Fitzgerald Listing Services Limited, with an address at 2 Harbourmaster Place, International Financial Services Centre, Dublin 1, Ireland, as Irish Listing Agent with respect to the Notes.

The Co-Issuers hereby appoint National Corporate Research, Ltd., with an address at 225 West 34th Street, Suite 910, New York, New York, 10122, as the Co-Issuers’ agent where notices and demands to or upon the Co-Issuers in respect of the Secured Notes or this Indenture may be served.

The Co-Issuers may at any time and from time to time vary or terminate the appointment of any such agent or appoint any additional agents for any or all of such purposes; provided that (A) the Co-Issuers will maintain in the Borough of Manhattan, The City of New York, an office or agency where notices and demands to or upon the Co-Issuers in respect of the Notes and this Indenture may be served and (B) no Paying Agent shall be appointed in a jurisdiction which would subject payments on the Notes to withholding tax as a result of the Paying Agent being located therein. The Co-Issuers shall give prompt written notice to the

Trustee, the Class A-1B Note Agent, each Rating Agency, each Hedge Counterparty and the Noteholders of the appointment or termination of any such agent and of the location and any change in the location of any such office or agency.

If at any time the Co-Issuers shall fail to maintain any such required office or agency in the Borough of Manhattan, The City of New York or shall fail to furnish the Trustee with the address thereof, presentations and surrenders may be made at and notices and demands may be served on the Co-Issuers, and Notes may be presented and surrendered for payment to the Paying Agent at its office (and the Co-Issuers hereby appoint the same as their agent to receive such respective presentations, surrenders, notices and demands).

For so long as any Class of Offered Notes (other than the Class A-1B Notes) is listed on the Irish Stock Exchange and such exchange shall so require, the Co-Issuers shall maintain a listing agent, a paying agent and an agent where notices and demands to or upon the Co-Issuers in respect of any Offered Notes (other than the Class A-1B Notes) listed on the Irish Stock Exchange may be served and where such Notes may be surrendered for registration of transfer or exchange.

Section 7.3 Cash for Payments to be Held in Trust.

All payments of amounts due and payable with respect to any Notes and Preference Shares that are to be made from amounts withdrawn from the Payment Account shall be made on behalf of the Co-Issuers by the Trustee or a Paying Agent with respect to payments on the Notes or to the Preference Share Paying Agent for distribution by the Preference Share Paying Agent in respect of payments on the Preference Shares in accordance with the Preference Share Paying Agency Agreement.

When the Co-Issuers shall have a Paying Agent that is not also the Note Registrar, they shall furnish, or cause the Note Registrar to furnish, no later than the fifth calendar day after each Record Date a list, if necessary, in such form as such Paying Agent may reasonably request, of the names and addresses of the Holders and of the certificate numbers of individual Notes held by each such Holder.

Whenever the Co-Issuers shall have a Paying Agent other than the Trustee, they shall, on or before the Business Day next preceding each Distribution Date or Redemption Date, as the case may be, direct the Trustee to deposit on such Distribution Date or Redemption Date, as the case may be, with such Paying Agent, if necessary, an aggregate sum sufficient to pay the amounts then becoming due (to the extent funds are then available for such purpose in the Payment Account, the Interest Collection Account or the Principal Collection Account, as the case may be), such sum to be held in trust for the benefit of the Persons entitled thereto and (unless such Paying Agent is the Trustee) the Co-Issuers shall promptly notify the Trustee of its action or failure so to act. Any Cash deposited with a Paying Agent (other than the Trustee) in excess of an amount sufficient to pay the amounts then becoming due on the Notes with respect to which such deposit was made shall be paid over by such Paying Agent to the Trustee for application in accordance with Article XI.

The initial Paying Agent shall be as set forth in Section 7.2 hereof. Any additional or successor Paying Agents shall be appointed by Issuer Order with written notice thereof to the Trustee; provided that so long as any Class of Notes is rated by the Rating

Agencies and with respect to any additional or successor Paying Agent for the Notes, either (i) the Paying Agent for the Notes has a rating of not less than “Aa3” (and, if rated “Aa3,” is not on watch for downgrade) and not less than “P-1” (and, if rated “P-1,” is not on watch for downgrade) by Moody’s and a rating of not less than “AA-” by Standard & Poor’s and not less than “A-1+” by Standard & Poor’s or (ii) the Rating Condition with respect to the appointment of such Paying Agent shall have been satisfied. In the event that (i) such successor Paying Agent ceases to have a rating of at least “Aa3” (and, if rated “Aa3,” is not on watch for downgrade) and “P-1” (and is not on watch for downgrade) by Moody’s and a rating of at least “AA-” by Standard & Poor’s and of “A-1+” by Standard & Poor’s or (ii) the Rating Condition with respect to the appointment of such Paying Agent shall not have been satisfied, the Co-Issuers shall promptly remove such Paying Agent and appoint a successor Paying Agent. The Co-Issuers shall not appoint any Paying Agent (other than an initial Paying Agent) that is not, at the time of such appointment, a depository institution or trust company subject to supervision and examination by Federal and/or state and/or national banking authorities. The Co-Issuers shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee (and if the Trustee acts as Paying Agent, it hereby so agrees), subject to the provisions of this Section 7.3 hereof, that such Paying Agent will:

(a) allocate all sums received for payment to the Holders of Notes for which it acts as Paying Agent on each Distribution Date and Redemption Date among such Holders in the proportion specified in the instructions set forth in the applicable Note Valuation Report or Redemption Date Statement or as otherwise provided herein, in each case to the extent permitted by applicable law;

(b) hold all sums held by it for the payment of amounts due with respect to the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(c) if such Paying Agent is not the Trustee, immediately resign as a Paying Agent and forthwith pay to the Trustee all sums held by it in trust for the payment of Notes if at any time it ceases to meet the standards set forth above required to be met by a Paying Agent at the time of its appointment;

(d) if such Paying Agent is not the Trustee, immediately give the Trustee notice of any Default by the Issuer or the Co-Issuer (or any other obligor upon the Notes) in the making of any payment required to be made; and

(e) if such Paying Agent is not the Trustee at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

The Co-Issuers may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Co-Issuers or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Co-Issuers or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such Cash.

Except as otherwise required by applicable law, any Cash deposited with the Trustee or any Paying Agent in trust for the payment of the principal of or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Issuer on Issuer Request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer or the Co-Issuer for payment of such amounts and all liability of the Trustee or such Paying Agent with respect to such trust Cash (but only to the extent of the amounts so paid to the Co-Issuers) shall thereupon cease. The Trustee or such Paying Agent, before being required to make any such release of payment, may, but shall not be required to, adopt and employ, at the expense of the Co-Issuers, any reasonable means of notification of such release of payment, including mailing notice of such release to Holders whose Notes have been called but have not been surrendered for redemption or whose right to or interest in Cash due and payable but not claimed is determinable from the records of any Paying Agent, at the last address of record of each such Holder.

Section 7.4 Existence of Co-Issuers; Compliance with Laws.

The Issuer and the Co-Issuer shall maintain in full force and effect their existence and rights as an exempted company incorporated and registered under the laws of the Cayman Islands and as a corporation incorporated under the laws of the State of Delaware, respectively, and shall obtain and preserve their qualification to do business in each jurisdiction in which such qualifications are or shall be necessary to protect the validity and enforceability of this Indenture, the Notes or any of the Collateral.

The Issuer and the Co-Issuer shall ensure that all corporate or other formalities regarding their respective existences (including holding regular board of directors’ and shareholders’, or other similar, meetings) or registrations are followed. Neither the Issuer nor the Co-Issuer shall take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, (a) the Issuer shall not have any subsidiaries, (b) the Co-Issuer shall not have any subsidiaries, (c) the Issuer and the Co-Issuer shall correct any known misunderstanding concerning the separate legal identities of the Issuer and the Co-Issuer from each other and (d) the Issuer and the Co-Issuer shall not (i) have any employees, (ii) engage in any transaction with any ordinary shareholder that would constitute a conflict of interest or (iii) pay dividends other than in accordance with the terms of this Indenture; provided that the foregoing shall not prohibit the Issuer from entering into the transactions contemplated by the Administration Agreement with the Administrator.

The Issuer and the Co-Issuer shall comply with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees, determinations and awards (including, without limitation, any fiscal and accounting rules and regulations and any foreign or domestic law, rule or regulation), including, in connection with the issuance, offer and sale of the Notes.

Section 7.5 Protection of Collateral.

(a) The Issuer (or, with respect to continuation statements, the Trustee on behalf of the Issuer) shall file any financing statements and any continuation statements, provided that the Issuer shall from time to time at the request of any Secured Party execute and deliver all such supplements and amendments hereto and upon receipt of an Opinion of Counsel, execute all such Financing Statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable or desirable to secure the rights and remedies of the Secured Parties hereunder and to:

(i) Grant more effectively all or any portion of the Collateral;

(ii) maintain, preserve and perfect the lien (and the first priority nature thereof) of this Indenture or to carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any Grant made or to be made by this Indenture (including any and all actions necessary or desirable as a result of changes in law or regulations);

(iv) enforce any of the Pledged Securities or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Trustee and the Holders of the Notes against the claims of all persons and parties; and

(vi) pursuant to Section 11.1(a) hereof, pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Trustee, on behalf of the Issuer, shall be entitled to rely on an Opinion of Counsel given pursuant to Section 7.6 hereof as to the need to file any continuation statements, the dates by which such filings are required to be made and the jurisdiction in which such filings are required to be made.

The Issuer hereby designates the Trustee its agent and attorney-in-fact to execute, if required, and/or file, at the Issuer’s expense, any continuation statement or other instrument delivered to it pursuant to this Section 7.5 hereof, and the Trustee, as agent of the Issuer, agrees to file such continuation statements as are necessary to maintain perfection of the Collateral perfected by the filing of Financing Statements; provided that such appointment shall not impose upon the Trustee, or release or diminish or transfer the Co-Issuers’ obligation under this Section 7.5 hereof, and; provided further, that the Issuer retains ultimate responsibility to maintain the perfection of the Collateral perfected by the filing of Financing Statements and any failure of the Trustee to file continuation statements pursuant to this undertaking shall not result in any liability of the Trustee and the Trustee shall be entitled to indemnification pursuant to Section 6.7(a) hereof with respect to any claim, loss, liability or expense incurred by the Trustee with respect to the filing of such continuation statements. The Trustee agrees that it will from time to time, at the direction of any Secured Party, cause to be filed continuation statements. The Trustee shall be entitled to rely on an Opinion of Counsel as to the need to file any financing statements and continuation statements, the dates by which such filings are required to be made and the jurisdiction in which such filings are required to be made. The Issuer shall otherwise cause the perfection and priority of the security interest in the Collateral and the maintenance of such security interest at all times. Notwithstanding anything to the contrary herein, the right of a Secured Party to provide direction to the Trustee shall not impose upon the Trustee as Secured Party, any obligation to provide any such direction. The Issuer hereby (i) authorizes the Trustee at any time and from time to time to file continuation statements and amendments thereto that describe the Collateral as “all assets of the Issuer,” “all assets of the Issuer other than Excepted Property” or words of similar effect (regardless of whether any particular asset described in such financing statements falls within the Granting Clauses of this Indenture) and that contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any continuation statement or amendment, including whether the Issuer is an organization, the type of organization and any organization identification number issued to the Issuer, and (ii) ratifies such authorization to the extent that the Trustee has filed any such continuation statements, or amendments thereto prior to the date hereof. The Trustee agrees that it will from time to time, at the direction of any Secured Party, execute and cause to be filed, at the expense of the Issuer, continuation statements. The Issuer shall otherwise cause the perfection and priority of the security interest in the Collateral and the maintenance of such security interest at all times. Notwithstanding anything to the contrary herein, the right of a Secured Party to provide direction to the Trustee shall not impose upon the Trustee as Secured Party, any obligation to provide any such direction. The Issuer agrees that a carbon, photographic, photostatic or other reproduction of a Financing Statement is sufficient as a Financing Statement.

(b) The Trustee shall not (i) except in accordance with Section 10.8(a), (b) or (c) hereof, as applicable, or in connection with a payment of Cash expressly permitted by this Indenture (including Section 11.1 hereof), remove any portion of the Collateral that consists of Cash or is evidenced by an Instrument, certificate or other writing (A) from the jurisdiction in which it was held at the date the most recent Opinion of Counsel was delivered pursuant to Section 7.6 hereof (or from the jurisdiction in which it was held as described in the Opinion of Counsel delivered at the Closing Date pursuant to Section 3.1(c) hereof, if no Opinion of Counsel has yet been delivered pursuant to Section 7.6 hereof) or (B) from the possession of the Person who held it on such date or (ii) cause or permit ownership or the pledge of any portion of the Collateral that consists of book-entry securities to be recorded on the books of a Person (A) organized in a different jurisdiction from the jurisdiction in which such ownership or pledge was recorded at such date or (B) other than the Person on whose books such ownership or pledge was recorded at such date, unless the Trustee shall have first received an Opinion of Counsel to the effect that the lien and security interest created by this Indenture with respect to such property will continue to be maintained after giving effect to such action or actions.

(c) The Issuer shall (1) pay or cause to be paid taxes, if any, levied on account of the beneficial ownership by the Issuer of any Pledged Securities that secure the Notes and (2) if required to prevent the withholding or imposition of United States income tax, deliver or cause to be delivered a United States Internal Revenue Service Form W-9 or successor applicable form, to each issuer, counterparty or paying agent with respect to (as applicable) an item included in the Collateral Asset at the time such item included in the Collateral Asset is purchased or entered into and thereafter prior to the expiration or obsolescence of such form.

(d) The Issuer shall enforce all of its material rights and remedies under the Hedge Agreements, the Administration Agreement, the Collateral Administration Agreement, the Collateral Management Agreement and the Preference Share Documents. The Issuer will not enter into any agreement amending, modifying or terminating the Administration Agreement, the Account Control Agreement, the Hedge Agreements, the Collateral Administration Agreement

or the Collateral Management Agreement without (i) 10 days’ prior notice to each Rating Agency, the Collateral Manager and each Hedge Counterparty, (ii) 10 days’ prior notice thereof to the Trustee, which notice shall specify the action proposed to be taken by the Issuer (and the Trustee shall promptly deliver a copy of such notice to each Noteholder, except in the case of amendments and modifications of the type and nature described in Section 8.1 hereof) and (iii) the Rating Condition with respect to such amendment, modification or termination being satisfied.

(e) Without at least 30 days’ prior written notice to the Trustee and the Collateral Manager, the Issuer shall not change its name, or the name under which it does business, from the name shown on the signature pages hereto or re-incorporate, re-form or re-organize itself under the law of a different jurisdiction.

(f) The Issuer shall ensure that particulars of the security interests granted in favor of the Trustee hereunder or in any instrument executed pursuant to Section 7.5(a) hereof are promptly entered on the register of mortgages and charges maintained by the Issuer in accordance with The Companies Law (2004 Revision) of the Cayman Islands.

Section 7.6 Opinions as to Collateral.

On or before October 31, 2011 (but no earlier than June 1, 2011), and every fifth anniversary of October 31 thereafter (for so long as any Notes remain Outstanding), the Issuer shall furnish or cause to be furnished to the Trustee, each Rating Agency and each Hedge Counterparty an Opinion of Counsel stating that, in the opinion of such counsel, as of the date of such opinion, the security interest created by this Indenture with respect to the Collateral remains a valid and perfected security interest and describing the manner in which such security interest shall remain perfected.

Section 7.7 Performance of Obligations.

(a) Each of the Issuer and the Co-Issuer shall not take any action, and will use its best effort not to permit any action to be taken by others, that would release any Person from any such Person’s covenants or obligations under any instrument included in the Collateral Assets, except in the case of enforcement action taken with respect to any Defaulted Security in accordance with the provisions hereof and otherwise required hereby.

(b) The Issuer or the Co-Issuer may, with the prior written consent of a Majority of the Holders of the Notes of the Controlling Class and the Hedge Counterparties (except for agreements entered into as of the Closing Date, which shall not require such prior consent) contract with other Persons, including the Collateral Administrator, the Class A-1B Note Agent, the Collateral Manager and the Bank, for the performance of actions and obligations to be performed by the Issuer or the Co-Issuer hereunder by such Persons. Notwithstanding any such arrangement, the Issuer or the Co-Issuer, as the case may be, shall remain liable for all such actions and obligations. In the event of such contract, the performance of such actions and obligations by such Persons shall be deemed to be performance of such actions and obligations by the Issuer or the Co-Issuer; and the Issuer or Co-Issuer, as the case may be, will punctually perform, and use its commercially reasonable efforts to cause such other Person to perform, all of their obligations and agreements contained in any related agreement.

(c) The Co-Issuers shall treat all acquisitions of Collateral Assets as a “purchase” for tax, accounting and reporting purposes.

Section 7.8 Negative Covenants.

(a) The Issuer will not and, with respect to clauses (iii), (iv), (v), (ix), (x) and (xi), the Co-Issuer will not:

(i) intentionally operate so as to be subject to U.S. Federal income taxes on its net income;

(ii) sell, assign, participate, transfer, exchange or otherwise dispose of, or pledge, mortgage, hypothecate or otherwise encumber (or permit such to occur or suffer such to exist), any part of the Collateral, except as permitted by this Indenture;

(iii) claim any credit on, make any deduction from, or dispute the enforceability of, the payment of the principal, interest or any other amount payable in respect of the Notes (other than amounts required to be paid, deducted or withheld in accordance with any applicable law or regulation of any governmental authority) or, in the case of the Class A-1B Notes, the Class A-1B Commitment Fee or Class A-1B Breakage Costs, if any, or assert any claim against any present or future Noteholder by reason of the payment of any taxes levied or assessed upon any part of the Collateral;

(iv) (A) incur or assume or guarantee any indebtedness, other than the Notes and the Class D Notes and as expressly permitted in this Indenture and the transactions contemplated hereby; (B) issue any additional class of securities; or (C) issue any additional shares other than the Preference Shares;

(v) (A) permit the validity or effectiveness of this Indenture or any Grant hereunder to be impaired, or permit the lien of this Indenture to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Indenture, the Notes or the Collateral Management Agreement, except as may be expressly permitted hereby; (B) permit any lien, charge, adverse claim, security interest, mortgage or other encumbrance (other than the lien of this Indenture) to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof; or (C) take any action that would permit the lien of this Indenture not to constitute a valid first priority security interest in the Collateral, except (with respect to each of subclauses (A), (B) and (C) above) as expressly permitted by this Indenture and the Collateral Management Agreement;

(vi) use any of the proceeds of the Notes issued hereunder (A) to extend “purpose credit” within the meaning given to such term in Regulation U or (B) to purchase or otherwise acquire any Margin Stock;

(vii) permit the aggregate book value of all Margin Stock held by the Issuer on any date to exceed the net worth of the Issuer on such date (excluding any unrealized gains and losses) on such date;

(viii) amend the Collateral Management Agreement except pursuant to Article XV;

(ix) dissolve or liquidate in whole or in part, except as permitted under Section 7.10 hereof;

(x) except for any agreements involving the purchase and sale of Collateral Assets having customary purchase or sale terms and documents with customary loan trading documentation (but not excepting any agreement relating to any Hedge Agreement), enter into any agreements unless such agreements contain “non-petition” and “limited recourse” provisions with respect to the Issuer or amend or waive such provisions;

(xi) without satisfaction of the Rating Condition, amend or waive the “non-petition” or “limited recourse” provisions of this Indenture, the Notes, the Account Control Agreement, the Servicing Agreement, the Hedge Agreements, the Preference Shares (and any Agreement relating thereto), the Collateral Management Agreement, the Administration Agreement or the Collateral Administration Agreement or any other material agreement to which the Issuer is a party;

(xii) commingle its assets with the assets of any other entity;

(xiii) conduct business in any name other than its own;

(xiv) fail to pay its own liabilities out of its own funds;

(xv) fail to maintain an arms-length relationship with its affiliates;

(xvi) fail to use separate stationery, invoices and checks and maintain separate financial statements;

(xvii) fail to maintain books and records separate from any other person or entities; or

(xviii) fail to hold itself out as a separate entity.

(b) Neither the Issuer nor the Trustee shall sell, transfer, exchange or otherwise dispose of Collateral, or enter into or engage in any business with respect to any part of the Collateral except, in each of the foregoing cases, as permitted by this Indenture and the Collateral Management Agreement.

(c) The Co-Issuer will not invest any of its assets in “securities” (as such term is defined in the Investment Company Act), and will keep all of its assets in Cash.

(d) Neither the Issuer nor the Co-Issuer may acquire or form any subsidiary or employ any employees (other than its directors).

(e) For so long as any Notes are Outstanding, the Issuer shall not issue or permit the transfer of any ordinary shares of the Issuer to any Person other than RAIT Preferred Holdings I, LLC or a transferee which is a Special Purpose Purchaser to which the transfer of such shares has satisfied the Rating Condition and the Co-Issuer shall not issue or permit the transfer of any of its limited liability company interests to any Person other than RAIT Preferred Holdings I, LLC or a transferee which is a Special Purpose Purchaser to which the transfer of such shares has satisfied the Rating Condition.

Section 7.9 Statement as to Compliance.

On or before January 31st in each calendar year commencing in 2007, or immediately if there has been an Indenture Event of Default under this Indenture, the Issuer shall deliver to the Trustee, the Preference Share Paying Agent, each Hedge Counterparty, each Noteholder and Preference Shareholder making a written request therefor and each Rating Agency (other than Fitch) an Officer’s certificate stating, as to each signer thereof, that:

(a) a review of the activities of the Issuer and of the Issuer’s performance under this Indenture during the twelve-month period ending on December 31st of the previous year has been made under such Officer’s supervision (or from the Closing Date until December 31, 2006, in the case of the first such certificate) based on reports and other information delivered to such Officer by the Trustee and the Collateral Administrator and a review of the Accountant’s Reports prepared pursuant to Section 10.9 hereof; and

(b) to the best of such Officer’s knowledge, based on such review, the Issuer has fulfilled all of its obligations under this Indenture throughout the period, or, if there has been an Indenture Event of Default, specifying each such Indenture Event of Default known to such Officer and the nature and status thereof, including actions undertaken to remedy the same.

Section 7.10 Co-Issuers may Consolidate, Etc., Only on Certain Terms.

(a) The Issuer shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless permitted by Cayman Islands law and unless:

(i) the Issuer shall be the surviving entity, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the assets of the Issuer are transferred or conveyed shall be an exempted limited liability company organized and existing under the laws of the Cayman Islands or such other jurisdiction outside the United States as may be approved by a Majority of each Class of Notes, a Majority-in-Interest of Preference Shareholders and each Hedge Counterparty, and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the Collateral Manager, the Hedge Counterparties, the Preference Share Paying Agent and each Noteholder, the due and punctual payment of the principal of and interest on all Notes and, in the case of the Class A-1B Notes, the Class A-1B Commitment Fee and the performance of every covenant of this Indenture, the Collateral Management Agreement, the Preference Share Paying Agency Agreement and the Hedge Agreements on the part of the Issuer to be performed or observed, all as provided herein;

(ii) each Hedge Counterparty and each Rating Agency shall have received written notification of such consolidation, merger, transfer or conveyance, each Hedge Counterparty shall have given its prior written consent thereto (such consent not to be unreasonably withheld) and the Rating Condition shall have been satisfied with respect to the consummation of such transaction;

(iii) if the Issuer is not the surviving entity, the Person formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the assets of the Issuer are transferred or conveyed shall have agreed with the Trustee (A) to observe the same legal requirements for the recognition of such formed or surviving entity as a legal entity separate and apart from any of its Affiliates as are applicable to the Issuer with respect to its Affiliates and (B) not to consolidate or merge with or into any other Person or transfer or convey the Collateral or all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(iv) if the Issuer is not the surviving entity, the Person formed by such consolidation or into which the Issuer is merged or to which all or substantially all of the assets of the Issuer are transferred or conveyed shall have delivered to the Trustee and each Rating Agency an Officer’s certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and (if applicable) in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subclause (a)(i) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); that, immediately following the event which causes such Person to become the successor to the Issuer, (A) such Person has good and marketable title, free and clear of any lien, security interest or charge, other than the lien and security interest of this Indenture, to the Collateral; (B) the Trustee continues to have a valid perfected first priority security interest in the Collateral securing all of the Notes; and such other matters as the Trustee or any Noteholder may reasonably require and (C) such Person has received an Opinion of Counsel to the effect that such Person will not be subject to net income tax or be treated as engaged in a trade or business within the United States for U.S. Federal income tax purposes;

(v) immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(vi) the Issuer shall have delivered to the Trustee, the Collateral Manager, each Noteholder, each Hedge Counterparty and the Irish Stock Exchange an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer or conveyance and such supplemental indenture comply with this Section 7.10, that all conditions in this Section 7.10 relating to such transaction have been complied with and that no adverse tax consequences will result therefrom to any Noteholder; and

(vii) the Issuer shall have delivered to the Trustee, each Hedge Counterparty and the Collateral Manager an Opinion of Counsel stating that after giving effect to such transaction, neither of the Co-Issuers will be required to register as an investment company under the Investment Company Act.

(b) The Co-Issuer shall not consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any Person, unless:

(i) the Co-Issuer shall be the surviving corporation, or the Person (if other than the Co-Issuer) formed by such consolidation or into which the Co-Issuer is merged or to which all or substantially all of the assets of the Co-Issuer are transferred or conveyed shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, the due and punctual payment of the principal of and interest on all Notes and, in the case of the Class A-1B Notes, the Class A-1B Commitment Fee and the performance of every covenant of this Indenture on the part of the Co-Issuer to be performed or observed, all as provided herein;

(ii) each Hedge Counterparty and each Rating Agency shall have received written notification from the Co-Issuer of such consolidation, merger, transfer or conveyance, each Hedge Counterparty shall have given its prior written consent thereto (not to be unreasonably withheld) and the Rating Condition shall have been satisfied with respect to the consummation of such transaction;

(iii) if the Co-Issuer is not the surviving corporation, the Person formed by such consolidation or into which the Co-Issuer is merged or to which all or substantially all of the assets of the Co-Issuer are transferred or conveyed shall have agreed with the Trustee (A) to observe the same legal requirements for the recognition of such formed or surviving corporation as a legal entity separate and apart from any of its Affiliates as are applicable to the Co-Issuer with respect to its Affiliates and (B) not to consolidate or merge with or into any other Person or transfer or convey all or substantially all of its assets to any other Person except in accordance with the provisions of this Section 7.10;

(iv) if the Co-Issuer is not the surviving corporation, the Person formed by such consolidation or into which the Co-Issuer is merged or to which all or substantially all of the assets of the Co-Issuer are transferred or conveyed shall have delivered to the Trustee and each Rating Agency an Officer’s certificate and an Opinion of Counsel each stating that such Person is duly organized, validly existing and (if applicable) in good standing in the jurisdiction in which such Person is organized; that such Person has sufficient power and authority to assume the obligations set forth in subclause (b)(i) above and to execute and deliver an indenture supplemental hereto for the purpose of assuming such obligations; that such Person has duly authorized the execution, delivery and performance of an indenture supplemental hereto for the purpose of assuming such obligations and that such supplemental indenture is a valid, legal and binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, reorganization, insolvency, moratorium and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and such other matters as the Trustee, any Hedge Counterparty or any Noteholder may reasonably require;

(v) immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(vi) the Co-Issuer shall have delivered to the Trustee, the Collateral Manager, each Hedge Counterparty and each Noteholder an Officer’s certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Section 7.10 and that all conditions in this Section 7.10 provided for relating to such transaction have been complied with and that no adverse tax consequences will result therefrom to any Noteholder;

(vii) after giving effect to such transaction, neither of the Co-Issuers will be required to register as an investment company under the Investment Company Act; and

(viii) after giving effect to such transaction, the outstanding stock of the Co-Issuer will not be beneficially owned by any Person other than the Issuer.

Section 7.11 Successor Substituted.

Upon any consolidation or merger, or transfer or conveyance of all or substantially all of the assets of the Issuer or the Co-Issuer, in accordance with Section 7.10 hereof, the Person formed by or surviving such consolidation or merger (if other than the Issuer or the Co-Issuer), or, the Person to which such transfer or conveyance is made, shall succeed to, and be substituted for, and may exercise every right and power of, and shall be bound by each obligation or covenant of, the Issuer or the Co-Issuer, as the case may be, under this Indenture with the same effect as if such Person had been named as the Issuer or the Co-Issuer, as the case may be, herein. In the event of any such consolidation, merger, transfer or conveyance, the Person named as the “Issuer” or the “Co-Issuer” in the first paragraph of this Indenture or any successor which shall theretofore have become such in the manner prescribed in this Section 7.11 may be dissolved, wound-up and liquidated at any time thereafter, and such Person thereafter shall be released from its liabilities as obligor and maker on all the Notes and from its obligations under this Indenture.

Section 7.12 No Other Business.

(a) The Issuer shall not engage in any business or activity other than issuing and selling the Notes pursuant to this Indenture and the Preference Shares and its ordinary shares pursuant to the Preference Share Documents and acquiring, holding, pledging and selling, solely for its own account, Collateral Assets and other Collateral described in clauses (a) through (e) of the first sentence of the Granting Clauses and the capital stock of the Co-Issuer, and the Co-Issuer shall not engage in any business or activity other than issuing and selling the Notes pursuant to this Indenture and, with respect to the Issuer and the Co-Issuer, such other activities as are incidental thereto or connected therewith. The Issuer will not, after the Closing Date, amend the Issuer Charter, and the Co-Issuer will not amend its certificate of formation or limited liability company agreement, if such amendment would result in the rating (including any private or confidential rating) of any Class of Notes being reduced or withdrawn. The Co-Issuers shall conduct business solely under their respective names.

Section 7.13 Reaffirmation of Rating; Annual Rating Review.

(a) So long as any Class of Notes remains Outstanding, on or before August 31st in each year commencing in 2007 the Co-Issuers shall obtain and pay for an annual confirmation of the rating of each Class of Notes from each Rating Agency that rated such Class of Notes on the Closing Date.

(b) The Co-Issuers shall promptly notify the Trustee in writing and upon receipt of such notice the Trustee shall promptly notify the Noteholders, each Hedge Counterparty and the Preference Shareholders if at any time the rating of any Class of Notes has been, or is known will be, changed or withdrawn.

Section 7.14 Reporting.

At any time when the Co-Issuers are neither subject to Section 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of a Holder or Beneficial Owner of a Note, the Co-Issuers shall promptly furnish or cause to be furnished Rule 144A Information to such Holder or Beneficial Owner, to a prospective purchaser of such Note designated by such Holder or Beneficial Owner or to the Trustee to be made available to such Holder or Beneficial Owner or a prospective purchaser designated by such Holder or Beneficial Owner, as the case may be, in order to permit compliance by such Holder or Beneficial Owner with Rule 144A under the Securities Act in connection with the resale of such Note by such Holder or Beneficial Owner.

Section 7.15 Calculation Agent.

(a) The Co-Issuers hereby agree that for so long as any of the Notes remain Outstanding the Co-Issuers will at all times cause there to be an agent appointed to calculate LIBOR in respect of each Interest Period in accordance with the terms of Schedule B hereto (the “Calculation Agent”), which agent shall be a financial institution, having a combined capital and surplus of at least U.S.$250,000,000, subject to supervision or examination by Federal or state banking authority, having a rating of at least “Baa1” by Moody’s (and, if rated “Baa1,” not be on watch for possible downgrade by Moody’s) and “BBB+” by Standard & Poor’s and having an office within the United States. The Co-Issuers have initially appointed the Trustee as Calculation Agent for purposes of determining LIBOR for each Interest Period. The Calculation Agent may be removed by the Co-Issuers at any time. If the Calculation Agent is unable or unwilling to act as such, is removed by the Co-Issuers or fails to determine the Note Interest Rate for (or the amount of interest payable to) any Class of Notes for any Interest Period, the Co-Issuers will promptly appoint as a replacement Calculation Agent a leading bank which is engaged in transactions in Dollar deposits in the international Eurodollar market and which does not control or is not controlled by or under common control with the Co-Issuers or any of their Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed. The determination of the Note Interest Rate (and the Interest Distribution Amount) for the Notes for each Interest Period by the Calculation Agent shall (in the absence of manifest error) be final and binding on all parties.

(b) The Calculation Agent shall, as soon as possible after 11:00 a.m. (London time) on each LIBOR Determination Date, but in no event later than 11:00 a.m. (New York time) on the Business Day immediately following each LIBOR Determination Date, calculate the Note Interest Rate for the Notes for the related Interest Period and the amount of interest for the related Interest Period payable in respect of each U.S.$1,000 in principal amount of each Class of Notes (in each case rounded to the nearest cent, with half a cent being rounded upward) on the related Distribution Date and will make available such rates and amounts and the related

Distribution Date to the Co-Issuers, the Collateral Manager, the Trustee, each Hedge Counterparty, each Paying Agent (other than the Preference Share Paying Agent), the Depositary, for so long as any Offered Notes (other than the Class A-1B Notes) are listed on the Irish Stock Exchange, the Irish Stock Exchange and, if applicable, Euroclear and Clearstream, Luxembourg. The Calculation Agent will also specify to the Co-Issuers, each Hedge Counterparty and the Collateral Manager the quotations upon which the Note Interest Rate for each Class of Notes is based, and in any event the Calculation Agent shall notify the Co-Issuers before 7:00 p.m. (London time) on each LIBOR Determination Date that either (i) it has determined or is in the process of determining the Note Interest Rates and applicable amounts of interest for the related Interest Period or (ii) it has not determined and is not in the process of determining the Note Interest Rates and the applicable amounts of interest, together with its reasons therefor. The Calculation Agent also will cause the Note Interest Rate for each Interest Period for each Class of Offered Notes (other than the Class A-1B Notes) listed on the Irish Stock Exchange, the amount of interest payable in respect of each Class of Offered Notes (other than the Class A-1B Notes) listed on the Irish Stock Exchange and each Distribution Date to be delivered to the Irish Paying Agent for delivery to the Company Announcements Office of the Irish Stock Exchange as soon as possible after the Calculation Agent has determined such Note Interest Rates and amounts. For purposes of any calculations referred to in this paragraph (b), all percentages resulting from such calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point.

Section 7.16 Amendment or Termination of Certain Documents.

Prior to entering into any amendment to or termination of the Account Control Agreement, the Collateral Administration Agreement, the Collateral Management Agreement, the Administration Agreement, the Servicing Agreement or any Hedge Agreement, the Issuer shall notify the Rating Agencies of such amendment or termination; provided that (i) any amendment to a Hedge Agreement shall have been consented to by the Hedge Counterparty party thereto, (ii) any such amendment shall have satisfied the Rating Condition and (iii) in the case of any amendment to which consent of a Hedge Counterparty is required under any Hedge Agreement, the consent of such Hedge Counterparty has been obtained. Prior to granting any waiver in respect of any of the foregoing agreements, the Issuer shall provide each Rating Agency, each Hedge Counterparty, the Collateral Manager and the Trustee with written notice thereof and otherwise comply with the requirements of Section 7.5(d) hereof. If the Issuer has knowledge of any material breach of any of the foregoing agreements, then the Issuer will provide notice of such breach to Standard & Poor’s.

Section 7.17 Information Regarding Collateral.

No later than seven Business Days following the first Distribution Date, the Collateral Administrator shall, on behalf of the Issuer, provide Standard & Poor’s (i) any information in electronic form concerning the Collateral that Standard & Poor’s may reasonably request to run the Standard & Poor’s CDO Monitor Test and (ii) the Excel Default Model Input File.

Section 7.18 Listing.

The Issuer will use its commercially reasonable efforts to obtain and maintain the listing of each Class of Offered Notes (other than the Class A-1B Notes) on the Irish Stock Exchange. The listing on the Irish Stock Exchange of the Offered Notes (other than the Class A-1B Notes) is not a condition to issuance of the Notes. If the Offered Notes (other than the Class A-1B Notes) are admitted to the official list of the Irish Stock Exchange, the Issuer may at any time terminate such listing if the Issuer (or the Collateral Manager on behalf of the Issuer) determines that the maintenance of such listing would impose a material burden or expense (in excess of the amount anticipated on the Closing Date) on the Issuer.

Section 7.19 Tax Returns.

The Issuer shall (i) retain a firm of Independent certified public accountants of recognized national reputation (the “Accountants”) to prepare on behalf of (and at the expense of) the Issuer any income tax or information returns that the Issuer may from time to time be required to file under applicable law (each, a “Tax Return”), and to deliver, at least 30 days before any applicable time limit, each Tax Return, properly completed, to the Administrator for signature by an Authorized Officer of the Issuer, (ii) file or deliver such Tax Return within any applicable time limit with any authority or Person as required under applicable law, (iii) should the Issuer not be treated as a Qualified REIT Subsidiary, pursuant to the Code, prepare and deliver an Internal Revenue Service Form 5471, as needed (or any successor or supplement thereto) and any other information required under Sections 6038, 6038B or 6046 of the Code (or successor provisions), on an annual basis in a timely manner to each Preference Shareholder, (iv) should the Issuer not be treated as a Qualified REIT Subsidiary pursuant to the Code, prepare and file any elections, as needed, to preserve the status of the Issuer as a corporation for United States Federal tax purposes due to a change in United States Federal tax laws and (v) should the Issuer not be treated as a Qualified REIT Subsidiary, pursuant to the Code, provide to any Preference Shareholder (A) all information that a U.S. shareholder making a “qualified electing fund” (“QEF”) election (as defined in the Code) with respect to the Issuer (or any Pledged Collateral Asset purchased by the Issuer that is an equity interest in a “PFIC” (as defined in the Code) to the extent such information is made available to the Issuer) is required to obtain for United States Federal income tax purposes and (B) a “PFIC Annual Information Statement” as described in Treasury Regulations § 1.1295-1(g) (or any successor Treasury Regulation or Internal Revenue Service release or notice), including all representations and statements required by such statement, for the Issuer (or any Pledged Collateral Asset purchased by the Issuer that is an equity interest in a “PFIC” (as defined in the Code) to the extent such information is made available to the Issuer) and shall take any other steps necessary to facilitate a QEF election with respect to the Issuer (or such Pledged Collateral Asset to the extent the Issuer is able) by such Preference Shareholder.

Section 7.20 Effective Date Actions.

(a) The Issuer (or the Collateral Manager on behalf of the Issuer) shall cause to be delivered to the Trustee and each Rating Agency on the Effective Date an amended Schedule of Closing Date Collateral Debt Securities listing all Collateral Debt Securities Granted to the Trustee pursuant to Section 7.17 on or before the Effective Date, which schedule shall supersede any prior Schedule of Closing Date Collateral Debt Securities delivered to the Trustee.

(b) Within ten (10) Business Days after the Effective Date, the Issuer (or the Collateral Manager on behalf of the Issuer) shall request each Rating Agency rating a Class of Notes to confirm in writing (a “Rating Confirmation”) the rating it assigned to such Class of Notes on the Closing Date. If, within thirty (30) Business Days after the Effective Date, any rating assigned as of the Closing Date to any Class of Notes has not been confirmed or has been reduced or withdrawn, the Collateral Manager may, on behalf of the Issuer, within ten (10) Business Days, provide to such Rating Agency a proposal (a “Proposal”) with respect to the Collateral Assets. If such Rating Agency does not accept a Proposal, or the Collateral Manager, on behalf of the Issuer, elects not to submit a Proposal, a “Rating Confirmation Failure” shall have occurred. If such Rating Agency accepts the Proposal, a Rating Confirmation Failure shall not be deemed to have occurred unless and until the Collateral Manager fails to meet the conditions set forth in the Proposal in accordance with the time requirements set forth in such Proposal. Within ten (10) Business Days after the conditions set forth in the Proposal have been satisfied, the Issuer will be required to request a Rating Confirmation. If the relevant Rating Agency does not confirm its ratings, a Rating Confirmation Failure shall have occurred. If a Rating Confirmation Failure occurs, first, amounts on deposit in the Uninvested Proceeds Account, second, Interest Proceeds remaining after payment of amounts referred to in clauses (1) through (25) of Section 11.1(a)(i) and third, Principal Proceeds remaining after payment of the amounts referred to in clauses (1) through (24) of Section 11.1(a)(ii) will be used to pay principal of the Notes, in accordance with the Priority of Payments, until each such rating is confirmed or reinstated or such Class has been paid in full (and, in the case of the Class A-1B Notes, the Class A-1B Commitments have been reduced to zero).

(c) The Collateral Manager on behalf of the Issuer shall cause to be delivered to the Trustee, each Hedge Counterparty and each Rating Agency, within six (6) Business Days after the Effective Date, an Accountants’ Report, dated as of the Effective Date, confirming that the Collateral Quality Tests and the Coverage Tests have been satisfied and that the Collateral Assets have an aggregate par amount equal to at least the Minimum Ramp-Up Amount and certifying the procedures applied and such accountants’ associated findings with respect to the Eligibility Criteria and specifying the procedures undertaken by them to review data and computations relating to such information. The Collateral Manager may on any date, prior to the 270th day following the Closing Date or the purchase of Collateral Assets having an aggregate par amount equal to the Minimum Ramp-Up Amount, upon written notice to the Trustee, the Issuer and the Co-Issuer and each Rating Agency (with a copy to each Hedge Counterparty), declare that the Effective Date shall occur on the date specified in such notice; provided that each of the Collateral Quality Tests and the Coverage Tests will be satisfied as of such Effective Date and the Rating Condition has been satisfied. The Issuer (or the Collateral Manager on behalf of the Issuer) shall cause to be delivered to Standard & Poor’s on the Effective Date a Microsoft Excel file that provides all of the inputs required to determine whether the Standard & Poor’s CDO Monitor Test has been satisfied.

Section 7.21 REIT Status.

(a) RAIT Investment Trust intends to operate so that it will qualify as a REIT.

(b) The Issuer is intended to qualify as a Qualified REIT Subsidiary and to be disregarded as separate entity from RAIT Investment Trust.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1 Supplemental Indentures Without Consent of Securityholders.

Without the consent of the Noteholders, the Preference Shareholders or each Hedge Counterparty (except to the extent such consent is required under the applicable Hedge Agreement), the Co-Issuers, when authorized by Board Resolutions, and the Trustee, at any time and from time to time subject to the requirement provided below in this Section 8.1 with respect to the ratings of the Notes and subject to Section 8.3 hereof, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to evidence the succession of another Person to the Issuer or the Co-Issuer and the assumption by any such successor Person of the covenants of the Issuer or the Co-Issuer herein and in the Notes pursuant to Section 7.10 or 7.11 hereof;

(b) to add to the covenants of the Co-Issuers or the Trustee for the benefit of the Holders of all of the Notes or to surrender any right or power herein conferred upon the Co-Issuers;

(c) to convey, transfer, assign, mortgage or pledge any property to the Trustee for the benefit of the Secured Parties;

(d) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Sections 6.9, 6.10 and 6.12 hereof;

(e) to correct or amplify the description of any property at any time subject to the lien of this Indenture, or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of this Indenture (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations) or to subject to the lien of this Indenture any additional property;

(f) to modify the restrictions on and procedures for resales and other transfers of the Notes to reflect any changes in any applicable law or regulation (or the interpretation thereof) or in accordance with the USA PATRIOT Act, the Proceeds of Criminal Conduct Law (as amended) (enacted in the Cayman Islands), The Money Laundering Regulations (as amended) (enacted in the Cayman Islands) and any other similar applicable laws or regulations or to enable the Co-Issuers to rely upon any less restrictive exemption from registration under the Securities Act, the Investment Company Act or other applicable law or to remove restrictions on resale and transfer to the extent not required thereunder;

(g) to correct any inconsistency, defect or ambiguity in this Indenture or correct, modify or supplement any provision which is inconsistent with any Rating Agency methodology or the Offering Circular;

(h) to obtain ratings on one or more Classes of the Notes from any rating agency;

(i) to accommodate the issuance of any Class of Notes or Preference Shares to be held through the facilities of DTC, Euroclear or Clearstream, Luxembourg or otherwise or the listing or the delisting of the Notes or the Preference Shares on any exchange or the issuance of additional Preference Shares;

(j) to make administrative changes as the Co-Issuers deem appropriate and that do not materially and adversely affect the interests of any Noteholder, Preference Shareholder or Hedge Counterparty;

(k) to avoid imposition of tax on the net income of the Issuer or the Co-Issuer or of withholding tax on any payment to the Issuer or the Co-Issuer or avoid the Issuer or the Co-Issuer being required to register as an “investment company” under the Investment Company Act;

(l) to accommodate the issuance of any Class of Notes as Definitive Notes;

(m) to correct any non-material error in any provision of this Indenture upon receipt by the Trustee of written direction from the Issuer describing in reasonable detail such error and the modification necessary to correct such error;

(n) to conform this Indenture to the Offering Circular;

(o) to make any change required in order to permit or maintain a listing on any exchange;

(p) to correct any manifest error in this Indenture;

(q) to amend or otherwise to modify (a) if the Rating Condition with respect to Moody’s is satisfied, the matrix attached as Part I of Schedule C hereto or any reference herein to “Moody’s Rating” or a rating assigned by Moody’s or (b) if the Rating Condition with respect to Standard & Poor’s is satisfied, the matrix attached as Part II of Schedule C hereto or any reference herein to “Standard & Poor’s Rating” or a rating assigned by Standard & Poor’s;

(r) effect a Collateral Quality Test Modification, Coverage Test Modification or Pro Rata Special Amortization Modification as described herein;

(s) to accommodate, modify or amend existing and/or replacement hedge agreements or enter into one or more additional hedge agreements or accommodate, modify, or amend such additional hedge agreements or replacements therefore;

(t) to take any action necessary or advisable to prevent the Issuer, the Noteholders, the Preference Shareholders, the Trustee or any Paying Agents from being subject to withholding or other taxes, fees or assessments or to take any action necessary or advisable to prevent the Issuer (without adverse effect upon the Issuer or holders of Securities) from failing to qualify as a Qualified REIT Subsidiary; provided that such action shall not cause the Noteholders to experience any material change to the timing, character or source of the income from the Notes; or

(u) to enable the Issuer to avoid becoming, or being obligated to register as, an “investment company” under the Investment Company Act.

The Trustee is hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or indemnities under this Indenture or otherwise, except to the extent required by law. So long as any Class of Offered Notes (other than the Class A-1B Notes) is listed on the Irish Stock Exchange, the Trustee will notify the Irish Paying Agent for delivery to the Company Announcements Office of the Irish Stock Exchange prior to any modification to this Indenture that affects any Class of Offered Notes (other than the Class A-1B Notes) that is listed on the Irish Stock Exchange.

Notwithstanding the foregoing, the Trustee shall not enter into any such supplemental indenture (other than pursuant to clause (n), (p) or (u)) if, as a result of such supplemental indenture, the interests of any Class of Notes or the Preference Shareholders would be materially and adversely affected thereby as evidenced to the Trustee by an Officer’s certificate of the Collateral Manager or an Opinion of Counsel provided by or at the expense of the Issuer.

The Trustee shall not enter into any such supplemental indenture if, with respect to such supplemental indenture, (A) the Rating Condition with respect to Standard & Poor’s has not been satisfied, and (B) solely with respect to clauses (g), (q) and (s) above, the Rating Condition with respect to Moody’s has not been satisfied; provided that the Trustee may, with the consent of the Holders of 100% of the Aggregate Outstanding Amount of Notes of each affected Class, enter into any such supplemental indenture notwithstanding that the Rating Condition would not be satisfied with respect to such supplemental indenture; provided that notice of such consent is provided to the Rating Agencies and the Collateral Manager. If any Class of Offered Notes (other than the Class A-1B Notes) is then listed on the Irish Stock Exchange, the Trustee shall, following execution of any supplemental indenture, cause notice of such supplemental indenture to be delivered by the Irish Paying Agent to the Company Announcements Office of the Irish Stock Exchange.

The Trustee shall be entitled to receive and conclusively rely upon an Officer’s certificate of the Issuer (or of the Collateral Manager on its behalf) or an Opinion of Counsel, provided by and at the expense of the Issuer, as to whether the interests of any Class of Notes or the Preference Shareholders would be materially and adversely affected by any such supplemental indenture and whether or not the consent of any Hedge Counterparty is required unless otherwise notified by a Hedge Counterparty. In addition, unless notified (after giving 15 Business Days’ notice of such change to the holders of each Class of Notes, the Preference Shareholders and each Hedge Counterparty) by holders of a majority in Aggregate Outstanding Amount (excluding any Class C Deferred Interest Amount, Class D Deferred Interest Amount, Class E Deferred Interest Amount, Class F Deferred Interest Amount, Class G Deferred Interest Amount, Class H Deferred Interest Amount and Class J Deferred Interest Amount, as the case may be, and excluding any Notes held by the Collateral Manager or its Affiliates) of the Notes of any Class that such Class of Notes will be materially and adversely affected by the proposed supplemental indenture, the interests of such Class will be deemed not to be materially and adversely affected by such proposed supplemental indenture. Such determination shall be conclusive and binding on all present and future Noteholders and Preference Shareholders. The

Issuer shall not enter into any such supplemental indenture without the consent of a Hedge Counterparty if its consent is required under its Hedge Agreement. In addition, the Issuer may not enter into any supplemental indenture without the written consent of the Collateral Manager if such supplemental indenture alters the rights or obligations of the Collateral Manager in any respect or may reasonably be expected to materially and adversely affect the Collateral Manager, and the Collateral Manager will not be bound by any supplemental indenture unless the Collateral Manager shall have given its prior written consent or has not responded within 30 days after the Issuer or the Trustee has provided it with written notice thereof. At the cost of the Co-Issuers, the Trustee shall provide to (i) the Preference Share Paying Agent, the Collateral Manager and the Hedge Counterparties a copy of any proposed supplemental indenture at least 10 days prior to the execution thereof by the Trustee and (ii) to the same parties, the Noteholders, and the Irish Paying Agent a copy of the executed supplemental indenture after its execution. At the cost of the Co-Issuers, the Trustee shall provide to each Rating Agency a copy of any proposed supplemental indenture at least 15 Business Days prior to the execution thereof by the Trustee, and, for so long as any Notes are Outstanding, request that the Rating Condition with respect to Standard & Poor’s and, solely with respect to clauses (q) and (s) above, Moody’s, with respect to such supplemental indenture be satisfied, and, as soon as reasonably practicable after the execution by the Trustee and the Issuer of any such supplemental indenture, provide to each Rating Agency a copy of the executed supplemental indenture.

Notwithstanding anything to the contrary in this Section 8.1 or in Section 8.2 hereof, if any Rating Agency modifies the definitions or calculations relating to (i) the method of calculating any of its respective Collateral Quality Tests (a “Collateral Quality Test Modification”), (ii) any of the Coverage Tests (a “Coverage Test Modification”) or (iii) its requirements for pro rata “special amortizations” (a “Pro Rata Special Amortization Modification”), in either case in order to correspond with published changes in the guidelines, methodology or standards established by such Rating Agency, the Issuer may, but is under no obligation to, incorporate corresponding changes into this Indenture by an amendment hereto without the consent of the holders of the Notes (except as provided below) or the Preference Shares if (i) (A) in the case of a Collateral Quality Test Modification, the Rating Condition is satisfied with respect to the Rating Agency that made such modification or (B) in the case of a Coverage Test Modification or a Pro Rata Special Amortization Modification, the Rating Condition is satisfied with respect to each Rating Agency then rating the Notes and (ii) written notice of such modification is delivered by the Collateral Manager to the Trustee and by the Trustee to the holders of the Notes and Preference Shares (which notice may be included in the next regularly scheduled report to Noteholders). Subject to certain conditions set forth in this Indenture, any such Collateral Quality Test Modification, Coverage Test Modification or Pro Rata Special Amortization Modification, as the case may be, will be effected without execution of a supplemental indenture.

Section 8.2 Supplemental Indentures with Consent of Noteholders.

With the consent of (x) the Holders of not less than a Majority of each Class of Notes materially and adversely affected thereby and a Majority-in-Interest of Preference Shareholders (if materially and adversely affected thereby), and (y) each Hedge Counterparty (to the extent required under the related Hedge Agreement) by Act of said Noteholders or by written consent of the Noteholders and the Preference Shareholders (which consent shall be evidenced by an Officer’s certificate of the Issuer certifying that such consent has been obtained, on which the Trustee is entitled to conclusively rely) delivered to the Trustee and the Co-Issuers), the Trustee and Co-Issuers may, subject to Section 8.3 hereof, enter into one or more indentures supplemental hereto to add any provisions to, or change in any manner or eliminate any of the provisions of, this Indenture or modify in any manner the rights of the Holders of the Notes of such Class, the Preference Shares or the Hedge Counterparties, as the case may be, under this Indenture; provided that notwithstanding anything in this Indenture to the contrary, no such supplemental indenture shall be entered into (other than to conform the provisions of this Indenture to the Offering Circular), without the consent of each Holder of each Outstanding Note of each Class adversely affected thereby, each Preference Shareholder adversely affected thereby (which consent shall be evidenced by an Officer’s certificate of the Issuer certifying that such consent has been obtained) and each Hedge Counterparty (to the extent required pursuant to the terms of the relevant Hedge Agreement) if such supplemental indenture proposes to:

(a) change the Stated Maturity of the principal of or the due date of any installment of interest on any Note or the Class A-1B Commitment Fee, reduce the principal amount thereof or the Note Interest Rate, or the Redemption Price with respect thereto, or change the earliest date on which the Issuer may redeem any Note, change the Priority of Payments to affect the application of proceeds of any Collateral to the payment of principal of or interest on the Notes or distributions on the Preference Shares or change any place where, or the coin or currency in which, any Note or the principal thereof, or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date) or changes the date on which any distribution in respect of the Preference Shares is payable;

(b) reduce the percentage of the Aggregate Outstanding Amount of Holders of Notes of each Class or the percentage of holders of Preference Shares (as applicable) whose consent is required for the authorization of any such supplemental indenture or for any waiver of compliance with certain provisions of this Indenture or certain Defaults hereunder or their consequences provided for in this Indenture or to request that the Trustee preserve the Collateral pledged under this Indenture or rescind the Trustee’s election to preserve the Collateral or to sell or liquidate the Collateral pursuant to this Indenture;

(c) materially impair or materially adversely affect the Collateral except as otherwise expressly permitted in this Indenture;

(d) permit the creation of any lien ranking prior to or on a parity with the lien of this Indenture with respect to any part of the Collateral or terminate such lien on any property at any time subject hereto (other than in connection with the sale or exchange thereof in accordance with, or as otherwise permitted by, this Indenture) or deprive the Holder of any Note of the security afforded by the lien of this Indenture except, in each of the foregoing cases, as otherwise permitted by this Indenture;

(e) modify any of the provisions of this Section 8.2, except to increase any percentage of Aggregate Outstanding Amount of Holders of each Class or the percentage of holders of Preference Shares (as applicable) whose consent is required for any action or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note affected thereby;

(f) modify the definition of the term “Outstanding,” the definition of the term “Indenture Event of Default or Section 11.1 or Section 13.1 hereof;

(g) increase the permitted minimum denominations of any Class of Notes;

(h) modify any of the provisions of this Indenture in such a manner as to affect directly the calculation of the amount of any payment of interest on or principal of any Note or the rights of the Holders of Notes to the benefit of any provisions for the redemption of such Notes contained herein or to adversely affect the rights of the Preference Shareholders to the benefit of any provisions for the redemption of the Preference Shares contained herein;

(i) amend the “non-petition” or “limited recourse” provisions of this Indenture or the Notes; or

(j) reduces the percentage interest of the Aggregate Outstanding Amount of Notes of each Class pursuant to this Indenture.

The Trustee may not enter into any supplemental indenture unless the Rating Condition with respect to Standard & Poor’s shall have been satisfied with respect to such supplemental indenture, or consent from each adversely affected Holder of Notes is obtained.

The Trustee is hereby authorized to join in the execution of any such supplemental indenture and to make any further appropriate agreements and stipulations which may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or indemnities under this Indenture or otherwise, except to the extent required by law.

Not later than 15 Business Days prior to the execution of any proposed supplemental indenture pursuant to this Section 8.2, the Trustee, at the expense of the Co-Issuers, shall mail to the Noteholders, the Preference Share Paying Agent, the Collateral Manager, each Hedge Counterparty, the Irish Paying Agent (if and for so long as any Class of Offered Notes (other than the Class A-1B Notes) is listed on the Irish Stock Exchange) and each Rating Agency a copy of such proposed supplemental indenture (or a description of the substance thereof with a copy of such proposed supplemental indenture to be provided upon request) and shall request that the Rating Condition with respect to Standard & Poor’s with respect to such supplemental indenture be satisfied. If any Class of Notes is then rated by any Rating Agency, the Trustee shall not enter into any such supplemental indenture if, with regard to such supplemental indenture, the Rating Condition with respect to Standard & Poor’s has not been satisfied, unless each Holder of Notes of each Class whose rating will be reduced or withdrawn has, after notice that the proposed supplemental indenture would result in such reduction or withdrawal of the rating of the Class of Notes held by such Holder, consented to such supplemental indenture. Unless notified by a Majority of any Class of Notes or by a Majority-in-Interest of Preference Shareholders that such Class of Notes or the Preference Shares, as the case may be, will be materially and adversely affected by such change or by a Hedge Counterparty that its consent is required under the Hedge Agreement, within ten days following notice by the Trustee to such parties of the proposed supplemental indenture, the Trustee shall be entitled to receive and conclusively rely upon an officer’s certificate of the Issuer (or the Collateral Manager on its behalf) or an opinion of counsel, provided by and at the expense of the Issuer, stating whether or not such Class of Notes or the Preference Shares would be materially and adversely affected by such change (after giving notice of such change to the Holders of the Notes, the Preference Shares and each Hedge Counterparty) and whether or not any Hedge Counterparty’s consent is required under the Hedge Agreement unless otherwise notified by a Hedge Counterparty. Such determination shall be conclusive and binding on all present and future Holders. The Trustee shall not be liable for any such determination made in good faith and in reliance in good faith upon an Opinion of Counsel delivered to the Trustee as described in Section 8.3 hereof.

It shall not be necessary for any Act of Noteholders or any consent of Preference Shareholders under this Section 8.2 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act or consent shall approve the substance thereof.

Promptly after the execution by the Co-Issuers and the Trustee of any supplemental indenture pursuant to this Section 8.2, the Trustee, at the expense of the Co-Issuers, shall mail to the Noteholders, the Preference Share Paying Agent (for forwarding to the Preference Shareholders), the Collateral Manager, each Hedge Counterparty, the Irish Paying Agent (so long as any Offered Notes (other than the Class A-1B Notes) are listed on the Irish Stock Exchange) and each Rating Agency a copy thereof. Any failure of the Trustee to publish or mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 8.3 Execution of Supplemental Indentures.

In executing or accepting the additional trusts created by any supplemental indenture permitted by this Article VIII or the modifications thereby of the trusts created by this Indenture, the Trustee shall receive, and (subject to Sections 6.1 and 6.3 hereof) shall be fully protected in relying in good faith upon an Opinion of Counsel, provided by and at the expense of the Issuer, stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been complied with. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or indemnities under this Indenture or otherwise. The Trustee shall not enter into any supplemental indenture (including a supplemental indenture entered into pursuant to Section 8.1 or 8.2 hereof) that modifies the rights or obligations of the Collateral Manager in any respect or may reasonable be expected to materially and adversely affect the Collateral Manager without the prior written consent of the Collateral Manager, and the Collateral Manager shall not be bound by any amendment to this Indenture which modifies the rights or obligations of the Collateral Manager unless the Collateral Manager shall have consented thereto in writing or has not responded within thirty days after the Issuer or Trustee has provided it with written notice thereof.

Section 8.4 Effect of Supplemental Indentures.

Upon the execution of any supplemental indenture under this Article VIII, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Notes theretofore and thereafter authenticated and delivered hereunder, and every holder of Preference Shares shall be bound thereby.

Section 8.5 Reference in Notes to Supplemental Indentures.

Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article VIII may, and if required by the Trustee shall, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Co-Issuers shall so determine, new Notes, so modified as to conform in the opinion of the Trustee and the Co-Issuers to any such supplemental indenture, may be prepared and executed by the Co-Issuers and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

Section 8.6 Delivery of Supplemental Indenture to Repository.

As promptly as possible following the execution of any supplemental indenture under this Article VIII, the Trustee shall deliver in electronic format a copy of such supplemental indenture to the Repository for posting on the Repository in the manner described in Section 14.3 hereof.

ARTICLE IX

REDEMPTION OF NOTES

Section 9.1 Clean-up Call, Optional Redemption and Tax Redemption.

(a) The Notes may be redeemed at the option of and at the direction of the Collateral Manager, in whole but not in part, on any Distribution Date (the “Clean-up Call Date”), on or after the Distribution Date on which the Aggregate Outstanding Amount of the Notes (excluding any Class C Deferred Interest Amount, Class D Deferred Interest Amount, Class E Deferred Interest Amount, Class F Deferred Interest Amount, Class G Deferred Interest Amount, Class H Deferred Interest Amount and Class J Deferred Interest Amount, as the case may be) has been reduced to 10% of the Aggregate Outstanding Amount of the Notes on the Closing Date, at a price equal to the applicable Redemption Prices (such redemption, a “Clean-up Call”); provided that any payments due and payable upon a termination of each Hedge Agreement will be made on the Clean-up Call Date in accordance with the terms thereof and this Indenture; and provided, further, that the funds available to be used for such Clean-up Call are at least equal to the Total Senior Redemption Amount.

(b) The Notes shall be redeemable (in whole but not in part) on any Distribution Date (such redemption, an “Optional Redemption”) from the Sale Proceeds and all Cash and Eligible Investments maturing on or prior to the scheduled Redemption Date credited to the Interest Collection Account, the Principal Collection Account, the Uninvested Proceeds Account, the Expense Account and the Payment Accounts (other than the Hedge Counterparty Collateral Account) (“Available Redemption Funds”), at the written direction of a Special-Majority-in-Interest of Preference Shareholders, at the applicable Redemption Prices; provided that (i) no such Optional Redemption may be effected prior to the Distribution Date occurring in November 2009 and (ii) the Available Redemption Funds on the relevant Distribution Date are at least equal to the Total Senior Redemption Amount (which, for purposes of an Optional Redemption, does not include the Preference Share Redemption Amount). Upon an Optional Redemption on or prior to the Distribution Date in November 2011 only, the Make Whole Fee will be payable to the Class A-1B Noteholders.

(c) Upon the occurrence of a Tax Event and if the Tax Materiality Condition is satisfied, the Notes shall be redeemable by the Issuer on any Distribution Date (such redemption, a “Tax Redemption”) in whole but not in part at the written direction of (A) at least 66 2/3% of the Aggregate Outstanding Amount of any Affected Class or (B) a Special-Majority-In-Interest of Preference Shareholders from Available Redemption Funds on such Distribution Date at the applicable Redemption Price (exclusive of installments of principal and interest due on or prior to such date, provided that the payment of such amounts have been made or duly provided for to the Holders of the Notes as provided herein); and provided further, that Available Redemption Funds on the relevant Distribution Date are at least equal to the Total Senior Redemption Amount (which, for purposes of a Tax Redemption, does not include the Preference Share Redemption Amount).

(d) In the event of an Optional Redemption, Clean-up Call or Tax Redemption, unless a Majority-In-Interest of Preference Shareholders have requested the Issuer to redeem the Preference Shares on such Distribution Date, the amount of Collateral Assets sold in connection with such Optional Redemption, Clean-up Call or Tax Redemption shall not exceed by any material amount the amount necessary for the Issuer to obtain the Total Senior Redemption Amount. In addition, for the avoidance of doubt no Tax Redemption may be effected unless the Tax Materiality Condition is satisfied.

Section 9.2 Redemption Procedures for Optional Redemption, Clean-up Call or Tax Redemption.

(a) The Notes may not be redeemed pursuant to Section 9.1 hereof unless at least six Business Days before the scheduled Redemption Date, the Issuer shall have furnished to the Trustee and the Hedge Counterparty evidence (which evidence may be in the form of fax or electronic mail indicating firm bids satisfactory to the Trustee or an Officer’s certificate of the Issuer), and certifies to the Trustee that the Issuer (x) has entered into a binding agreement or agreements with, or (y) has obtained firm bids from, (i) one or more entities whose long-term unsecured debt obligations (other than such obligations whose rating is based on the credit of a person other than such institution) have a credit rating (or are guaranteed by an entity with such a credit rating) from each Rating Agency at least equal to the rating of the most senior Class of Notes then Outstanding or whose short-term unsecured debt obligations have a credit rating of “P-1” by Moody’s (and not be on watch for possible downgrade by Moody’s) and at least “A-1” by Standard & Poor’s, (ii) one or more purchasers which otherwise satisfy the Rating Condition or (iii) one or more purchasers (a “Cash Purchaser”) which pay the full purchase price in cash on or prior to such sixth Business Day, to sell, not later than the Business Day immediately preceding the scheduled Redemption Date, all or part of the Collateral Assets at a sale price (including in such price the sale of accrued interest) which, when added to other Available Redemption Funds on the relevant Distribution Date, is at least equal to an amount sufficient to pay (in accordance with the Priority of Payments) the Total Senior Redemption Amount (including the additional amount payable by the Issuer under the Hedge Agreement on a Redemption Date, including termination payments other than Deferred Termination Payments).

Notwithstanding the foregoing paragraph, in connection with any Tax Redemption, Holders of 100% of the Aggregate Outstanding Amount of an Affected Class of Notes may elect to receive less than 100% of the portion of the Total Senior Redemption Amount that would otherwise be payable to Holders of such Affected Class (and the Total Senior Redemption Amount will be reduced accordingly).

In connection with a redemption of the Notes following a Tax Event, on the related Redemption Date, the aggregate Class A-1B Commitments will be reduced to zero.

(b) Installments of principal and interest due on or prior to a Redemption Date shall continue to be payable to the Holders of such Notes as of the relevant Record Dates according to their terms. The election of the Issuer to redeem any Notes pursuant to Section 9.1 hereof shall be evidenced by an Issuer Order directing the Trustee to make the payment to the Paying Agent of the Redemption Price of all of the Notes to be redeemed from funds in the Payment Account in accordance with the Priority of Payments. The Issuer shall deposit, or cause to be deposited, the funds required for an Optional Redemption, Clean-up Call or Tax Redemption pursuant to Section 9.1 hereof in the Payment Account on or before the fifth Business Day prior to the Redemption Date or, if later, upon receipt.

(c) The Issuer shall set the Redemption Date and the applicable Record Date and give notice thereof to the Trustee pursuant to Section 9.3 hereof.

(d) Any amounts applied to the redemption of the Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes, Class H Notes or Class J Notes pursuant to Section 9.1 or Section 9.7 hereof shall be applied to the Class A-1A Notes, Class A-1B Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes, Class H Notes or Class J Notes respectively, in each case, pro rata in accordance with the Aggregate Outstanding Amounts of such Class of Notes on the date of such redemption.

Section 9.3 Notice to Trustee of Auction Call Redemption, Optional Redemption, Clean-up Call or Tax Redemption.

In the event of any redemption pursuant to Section 9.1 or Section 9.7 hereof, the Issuer shall, at least 45 days (but not more than 90 days) prior to the scheduled Redemption Date (unless the Trustee and each Hedge Counterparty shall agree to a shorter notice period), notify the Trustee, the Hedge Counterparty, each Rating Agency (other than Fitch), the Collateral Manager, the Holders of the Notes of the Controlling Class, the Class A-1B Note Agent, the Preference Share Paying Agent and each Paying Agent of such Redemption Date, the applicable Record Date, the principal amount of each Class of Notes to be redeemed on such Redemption Date and the Redemption Price of such Notes in accordance with Section 9.1 or 9.7 hereof; provided that, the Issuer shall provide Fitch with notice at least 10 days prior to such Redemption Date. In addition, for so long as any Class of Offered Notes (other than the Class A-1B Notes) to be redeemed is listed on the Irish Stock Exchange, the Trustee shall cause the notice of redemption pursuant to Section 9.1 or 9.7 hereof of any Class of Offered Notes (other than the Class A-1B Notes) then listed on the Irish Stock Exchange to be delivered to the Irish Paying Agent for delivery to the Company Announcements Office of the Irish Stock Exchange not less than ten Business Days prior to the Redemption Date.

Section 9.4 Notice of Auction Call Redemption, Optional Redemption, Clean-up Call or Tax Redemption or Maturity by the Co-Issuers.

Notice of redemption pursuant to Section 9.1 or Section 9.7 hereof or the Maturity of any Class of Notes shall be given by the Trustee in the manner provided in Section 14.4 hereof not less than 10 Business Days prior to the applicable Redemption Date or Maturity to each Holder of Notes to be redeemed pursuant to Section 9.1 or Section 9.7 hereof or to mature, at such Holder’s address in the Note Register with a copy of such notice to the Class A-1B Note Agent, each Hedge Counterparty and to each Rating Agency. In addition, the Trustee shall, if and for so long as any Class of Offered Notes (other than the Class A-1B Notes) to be redeemed is listed on the Irish Stock Exchange, cause the notice of redemption pursuant to Section 9.1 or Section 9.7 hereof of any Class of Offered Notes (other than the Class A-1B Notes) then listed on the Irish Stock Exchange to be delivered to the Irish Listing Agent for delivery to the Company Announcements Office of the Irish Stock Exchange, not less than 10 Business Days prior to the applicable Record Date.

All notices of redemption shall state:

(i) the applicable Redemption Date;

(ii) the applicable Record Date;

(iii) the Redemption Price;

(iv) the principal amount of each Class of Notes to be redeemed and all Class A-1B Commitments shall terminate and that interest on such principal amount of Notes shall cease to accrue on the date specified in the notice; and

(v) the place or places where such Notes are to be surrendered for payment of the Redemption Price, which shall be the office or agency of the Issuer to be maintained as provided in Section 7.2 hereof.

The notice of redemption with respect to an Optional Redemption, Clean-Up Call or Tax Redemption shall be withdrawn by the Issuer on or prior to the fifth Business Day preceding the scheduled Redemption Date by written notice to the Trustee, each Hedge Counterparty, the Preference Share Paying Agent, the Rating Agencies and the Holders of the Notes if on or prior to the sixth Business Day preceding the scheduled Redemption Date (i) the Issuer has not delivered to the Trustee the certification required to be delivered by the Issuer pursuant to Section 12.1(b)(ii)(x) hereof, (ii) the Independent accountants appointed by the Issuer pursuant to Section 10.9 have not confirmed in writing the calculations made in such certification pursuant to Section 12.1(b)(ii)(y) hereof or (iii) in the case of a Cash Purchaser, such purchaser has not paid the purchase price in full to the Issuer on or prior to the sixth Business Day preceding the scheduled Redemption Date. Notice of redemption with respect to an Auction Call Redemption shall be withdrawn under the circumstances described in Section 9.7(c) hereof. The Trustee shall, if any Class of Offered Notes (other than the Class A-1B Notes) to be redeemed is listed on the Irish Stock Exchange, cause notice of such withdrawal to be delivered by the Irish Paying Agent to the Company Announcements Office of the Irish Stock Exchange not less than three Business Days prior to the scheduled Redemption Date and promptly notify the Irish Stock Exchange of any such withdrawal. During the period when a notice of redemption may be withdrawn, the Issuer shall not terminate any Hedge Agreement and if any Hedge Agreement shall become subject to early termination during such period, the Issuer shall enter into a replacement Hedge Agreement in accordance with Section 16.1 hereof.

At the cost of the Co-Issuers, the Trustee shall give notice of any withdrawal by overnight courier guaranteeing next day delivery, sent not later than the fifth Business Day prior to the scheduled Redemption Date, to each Holder of Notes to be redeemed at such Holder’s address in the Note Register, to each Hedge Counterparty and to each Rating Agency.

Notice of redemption shall be given by the Co-Issuers or, at the Co-Issuers’ request, by the Trustee in the name and at the expense of the Co-Issuers. Failure to give notice of redemption, or any defect therein, to any Holder of any Note selected for redemption shall not impair or affect the validity of the redemption of any other Notes.

Section 9.5 Notes Payable on Redemption Date.

Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and all Class A-1B Commitments shall terminate on such date and from and after the Redemption Date (unless the Issuer shall default in the payment of the Redemption Price and accrued interest, if any) such Notes shall cease to bear interest on the Redemption Date. Upon final payment on a Note to be redeemed, the Holder shall present and surrender such Note at the place specified in the notice of redemption on or prior to such Redemption Date; provided that if there is delivered to the Co-Issuers and the Trustee (i) in the case of a Holder that is not a Qualified Institutional Buyer, such security or indemnity as may be required by them to save each of them harmless and (ii) an undertaking thereafter to surrender such Note, then, in the absence of notice to the Co-Issuers and the Trustee that the applicable Note has been acquired by a bona fide purchaser, such final payment shall be made without presentation or surrender. Installments of interest on Notes of a Class so to be redeemed whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, or one or more predecessor Notes, registered as such at the close of business on the relevant Record Date according to the terms and provisions of Section 2.6(m) hereof.

If any Note called for redemption shall not be paid upon surrender thereof for redemption, the principal thereof shall, until paid, bear interest from the Redemption Date at the applicable Note Interest Rate for each successive Interest Period the Note remains Outstanding.

Section 9.6 Mandatory Redemption.

On any Distribution Date on which any of the Coverage Tests applicable to any Class of Notes is not met on the related Determination Date, the Notes shall be redeemed (a “Mandatory Redemption”), first from Interest Proceeds and then from Principal Proceeds, in each case, in accordance with the Priority of Payments in an amount necessary, and only to the extent necessary, to cause each of the Coverage Tests to be satisfied; provided that, to the extent that the sum of all Class A-1B Commitments is reduced to an amount less than the Minimum Class A-1B Commitment, a portion of the Interest Proceeds and/or Principal Proceeds that are available for distribution shall be deposited into the Unfunded Commitment Reserve Account until the Aggregate Undrawn Amount equals the Minimum Class A-1B Commitment. On any Distribution Date on which a Coverage Test is not satisfied, no Class of Notes will receive any principal payments until after payment of the interest on and principal of each Class of Notes with a prior alphabetical designation (and in the case of the Class A-1B Notes and each Class of Notes subordinate to the Class A Notes, the Class A-1B Commitments have been reduced to zero), in each case to the extent necessary to cause such Coverage Test to be met. Additionally, on any Distribution Date on which a Coverage Test is not satisfied with respect to one or more Classes of Notes, as applicable, no Class of Notes with a subsequent alphabetical designation that is not part of the same Coverage Test will receive any payments of interest until payment of the interest and principal of such Class of Notes with a prior alphabetical designation (and in the case of the Class A-1B Notes and each Class of Notes subordinate to the Class A Notes, the Class A-1B Commitments have been reduced to zero), in each case, to the extent necessary to cause the applicable Coverage Tests to be satisfied. Further, each Hedge Agreement will be terminated in part in accordance with the terms thereof and any payments due and payable on the Hedge Agreement in connection with the termination of the Hedge Agreement shall be made on such Distribution Date in accordance with the terms thereof and this Indenture, including satisfaction of the Rating Condition. Such Principal Proceeds and Interest Proceeds shall be applied to each of the outstanding Classes of Notes in accordance with its relative seniority in accordance with the Priority of Payments. On or promptly after such Mandatory Redemption, the Issuer and the Co-Issuer shall certify or cause to be certified to each of the Rating Agencies and the Trustee whether the Coverage Tests have been met.

Section 9.7 Auction Call Redemption.

(a) In accordance with the procedures set forth in Schedule D hereto (the “Auction Procedures”), the Trustee shall, with the assistance of the Collateral Manager, at the expense of the Issuer, conduct an auction (the “Auction”) of the Collateral Assets if, prior to the Distribution Date occurring in November 2016, the Notes have not been redeemed in full. The Auction shall be conducted on a date no later than (1) ten (10) Business Days prior to the Distribution Date occurring in November 2016, and (2) if the Notes are not redeemed in full on the prior Distribution Date, ten (10) Business Days prior to each Distribution Date thereafter until the Notes have been redeemed in full (each such date, an “Auction Date”). Any of the Preference Shareholders, the Trustee, the Collateral Manager or their respective Affiliates may, but shall not be required to, bid at the Auction. The Trustee shall sell and transfer all the Collateral Assets (which may be divided into up to eight Subpools) to the highest bidder therefor (or to the highest bidder for each Subpool) at the Auction; provided that:

(i) the Auction has been conducted in accordance with the Auction Procedures;

(ii) with respect to Collateral Assets:

(1) the Trustee has received bids for such Collateral Assets from at least two Qualified Bidders identified to the Trustee by the Collateral Manager (including the winning Qualified Bidder) for (x) the purchase of all of such Collateral Assets or (y) the purchase of each Subpool that in the aggregate constitute all of such Collateral Assets; and

(2) the bidder(s) who offered the Highest Auction Price for such Collateral Assets (or the related Subpools) enter(s) into a written agreement with the Issuer (which the Issuer shall execute if the conditions set forth in clauses (i) and (ii)(1), and clause (iii) of this Section 9.7 are satisfied, which execution shall constitute certification by the Issuer that such conditions have been satisfied) that obligates the highest bidder (or the highest bidder for each Subpool) to purchase all such Collateral Assets (or the relevant Subpool) with the closing of such purchase (and full payment in Cash to the Trustee) to occur on or before the sixth Business Day prior to the relevant Distribution Date;

(iii) the Trustee (with the assistance of the Collateral Manager) has determined that (I) the aggregate purchase price (paid in cash) that would be received pursuant to the highest bids obtained with respect to the Collateral Assets pursuant to clause (ii) above plus (II) the balance of all Eligible Investments and Cash in the Accounts (other than in any Hedge Counterparty Collateral Account) would be at least equal to the Total Senior Redemption Amount plus (III) outstanding Interest Advances (together with interest thereon).

(b) If the conditions set forth in clauses (i) through (iii) of Section 9.7(a) have been satisfied, then the Trustee shall sell and transfer the Pledged Collateral Assets (or the related Subpool), without representation, warranty or recourse, to such highest bidder (or the highest bidder for each Subpool, as the case may be), (A) in accordance with and upon completion of the Auction Procedures and (B) on or before the sixth Business Day prior to the relevant Distribution Date. The Trustee shall deposit the net proceeds from the sale of, and the net termination or assignment payments received in respect of, the Collateral Assets, in the Collection Accounts (and pay net termination payments, if any, due to counterparties) and (x) redeem the Notes in whole but not in part at the applicable Redemption Price (exclusive of installments of principal and interest due on or prior to such date, provided payment of which shall have been made or duly provided for, to the Holders of the Notes as provided herein), (y) pay the remaining portion of the Total Senior Redemption Amount in accordance with the Priority of Payments and (z) make a payment to the Preference Share Paying Agent for distribution to the Preference Shareholders subject to the provisions of The Companies Law (2004 Revision) of the Cayman Islands governing the declaration and payment of dividends, in an amount equal to any portion of such purchase price remaining after the application contemplated by the foregoing clauses (x) and (y) (but at least equal to the Preference Share Redemption Date Amount, if any), in each case on the Distribution Date immediately following the relevant Auction Date (such redemption, the “Auction Call Redemption”). Notwithstanding the foregoing, but subject to the satisfaction of the conditions described above, the Collateral Manager, although it may not have been the highest bidder, will have the option to purchase the Collateral Assets (or any subpool) for a purchase price equal to the highest bid therefor. The Trustee shall be under no duty or obligation to monitor compliance with the provisions of The Companies Law (2004 Revision) of the Cayman Islands governing the declaration and payment of dividends, and shall incur no liability with respect to the same.

(c) If (x) any of the conditions set forth in clauses (i) through (ii) of Section 9.7(a) hereof is not met with respect to any Auction, the highest bidder (or the highest bidder for any Subpool, as the case may be) fails to pay the purchase price for any Collateral Asset on or before the sixth Business Day prior to the relevant Distribution Date (and, in the case of a failure by the highest bidder to pay for a Subpool, the Available Redemption Funds are less than the Total Senior Redemption Amount), (i) the Auction Call Redemption shall not occur on the Distribution Date following the relevant Auction Date, (ii) the Trustee shall give written notice of the withdrawal of the redemption notice to the Issuer, the Collateral Manager and the Holders of the Notes on or prior to the fifth Business Day preceding the scheduled Redemption Date, (iii) subject to clause (iv) below, the Trustee shall decline to consummate such sale and shall not solicit any further bids or otherwise negotiate any further sale of Collateral Assets in relation to such Auction, and (iv) unless the Notes are redeemed in full prior to the next succeeding Auction Date, the Trustee shall conduct another Auction on the next succeeding Auction Date. The Issuer shall not terminate or assign a Hedge Agreement until the Issuer has received such purchase price.

Section 9.8 Special Amortization.

If the Collateral Manager notifies the Trustee in writing that it has determined, in its sole discretion, that investments in additional Collateral Assets would either be impractical or not beneficial, the amount of such Principal Proceeds available pursuant to Section 11.1(a)(ii)(26), as determined by the Collateral Manager (the “Special Amortization Amount”) shall be applied to the payment of principal on the Notes on the next succeeding Distribution Date (a “Special Amortization”) in accordance with Section 11.1(a)(ii)(26) hereof.

Payments of principal on the Notes pursuant to Section 11.1(a)(ii)(26) shall be made:

(a) if each of the Standard & Poor’s Special Amortization Pro Rata Condition and the Moody’s Special Amortization Pro Rata Condition is satisfied with respect to the related Distribution Date, pro rata to the respective Classes of the Notes pursuant to Section 11.1(a)(ii)(26)(x) of the Principal Proceeds Waterfall; or

(b) if the criteria for either the Standard & Poor’s Special Amortization Pro Rata Condition or the Moody’s Special Amortization Pro Rata Condition are not satisfied, sequentially to the respective Classes of the Notes pursuant to Section 11.1(a)(ii)(26)(y) of the Principal Proceeds Waterfall.

If the Collateral Manager elects to initiate a Special Amortization, the Collateral Manager shall deliver on or prior to the related Determination Date, to each of the Trustee and each Rating Agency, advance written notice (which may be included in the related Note Valuation Report) (each, a “Special Amortization Notice”) specifying the identity and principal amount of each Class of Notes to be paid pursuant to such Special Amortization and that the Collateral Manager has determined that investments in additional Collateral Assets would either be impractical or not beneficial, and that all other Indenture requirements for such Special Amortization are satisfied.

On each Distribution Date on which a Special Amortization occurs, each related Hedge Agreement will be terminated in part in accordance with the terms and conditions thereof, including compliance with any applicable requirement that the Issuer receive Rating Confirmation from Standard & Poor’s, and any amounts due and payable pursuant to such Hedge Agreement in connection with such termination thereof will be paid on such Distribution Date in accordance with the terms thereof subject to this Indenture.

Any such Special Amortization resulting in a repayment of principal of the Class A-1B Notes also will result in a permanent reduction of the Class A-1B Commitments.

ARTICLE X

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 10.1 Collection of Cash.

(a) Except as otherwise expressly provided herein, the Trustee may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Cash and other property payable to or receivable by the Trustee pursuant to this Indenture, including all payments due on the Pledged Securities, in accordance with the terms and conditions of such Pledged Securities. The Trustee shall segregate and hold all such Cash and property received by it in trust for the Secured Parties and shall apply it as provided in this Indenture.

(b) Each of the parties hereto hereby agrees to cause the Custodian and any other Securities Intermediary that holds any Cash or other property for the Issuer or the Co-Issuer in an Account to agree with the parties hereto that (x) each Account is a Securities Account in respect of which the Trustee is the Entitlement Holder, (y) the Cash, Securities and other property credited to any Account is to be treated as a Financial Asset under Article 8 of the UCC and (z) the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) for that purpose will be the State of New York. In no event may any Financial Asset held in any Account be registered in the name of, payable to the order of, or specially Indorsed to, the Issuer unless such Financial Asset has also been Indorsed in blank or to the Custodian or other Securities Intermediary that holds such Financial Asset in such Account. Each Account shall be held and maintained through an office located in the State of New York or Minnesota.

(c) The Trustee or its Affiliates are permitted to receive additional compensation from Persons other than the Issuer that could be deemed to be in the Trustee’s economic self-interest for (i) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using Affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments.

Section 10.2 Principal Collection Account; Interest Collection Account; Custodial Account; Unfunded Commitment Reserve Account.

(a) The Trustee shall, prior to the Closing Date, cause to be established a segregated Securities Account which shall be designated as the “Interest Collection Account,” which may be a subaccount of the Custodial Account and which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, into which the Trustee shall from time to time, subject to Section 10.8(d) hereof, deposit all Interest Proceeds (except as otherwise provided herein) and any amounts paid to the Issuer by a Hedge Counterparty under any Hedge Agreement (other than amounts received by the Issuer by reason of an event of default or termination event under a Hedge Agreement or other comparable event that are required to be used for the purchase by the Issuer of a replacement Hedge Agreement).

(b) [Reserved].

(c) The Trustee shall, prior to the Closing Date, cause to be established a segregated Securities Account which shall be designated as the “Principal Collection Account,” which may be a subaccount of the Custodial Account and which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties, into which, the Trustee shall from time to time, subject to Section 10.8(d) hereof, deposit all Principal Proceeds. All amounts received by the Issuer and not otherwise required to be remitted to a particular Account, shall be remitted to the Principal Collection Account.

(d) The Issuer may, but under no circumstances shall be required to, deposit or cause to be deposited from time to time such Cash in a Collection Account (in addition to any amount required hereunder to be deposited therein) as it deems, in its sole discretion, to be advisable and by notice to the Trustee may designate that such Cash that is not proceeds of the Collateral is to be treated as Principal Proceeds or Interest Proceeds hereunder at its discretion. All Cash deposited from time to time in a Collection Account pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. The Collection Accounts shall remain at all times with a financial institution having (i) a long-term debt rating of at least “Baa1” by Moody’s (and, if rated “Baa1,” not be on watch for possible downgrade by Moody’s), at least “BBB+” by Standard & Poor’s and Fitch and (ii) a short-term debt rating of at least “F1” by Fitch. The Trustee agrees to give the Issuer prompt notice (with a copy to the Collateral Manager, each Hedge Counterparty, each Rating Agency, the Preference Share Paying Agent and the Holders of the Notes of the Controlling Class) if a Trust Officer of the Trustee receives written notice that either Collection Account or any funds on deposit therein, or otherwise standing to the credit of a Collection Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process.

(e) All Distributions, any deposit required pursuant to Section 10.2(f) hereof and any net proceeds from the sale or disposition of a Collateral Asset received by the Trustee shall be immediately deposited into the Interest Collection Account or the Principal Collection Account, as the case may be. Subject to Sections 10.2(g) and 11.2 hereof, all amounts deposited in the Collection Accounts, together with any securities in which funds included in such property are or will be invested or reinvested during the term of this Indenture, and any income or other gain realized from such investments, shall be held by the Trustee in the Collection Accounts as part of the Collateral subject to disbursement and withdrawal as provided in this Section 10.2. The Trustee shall invest all funds received into the Collection Accounts during a Due Period and amounts received in prior Due Periods and retained in the Collection Accounts in Eligible Investments in accordance with Section 10.2(f) hereof. The Trustee, within one Business Day after receipt of any Distribution or other proceeds which are not Cash, shall so notify the Issuer and the Collateral Manager and the Issuer shall, within five Business Days of receipt of such notice from the Trustee, sell such Distribution or other proceeds for Cash in an arm’s length transaction to a Person which is not an Affiliate of the Issuer and deposit the proceeds thereof in the Interest Collection Account or Principal Collection Account, as the case may be, for investment pursuant to this Section 10.2; provided that the Issuer need not sell such Distributions or other proceeds if it delivers an Officer’s certificate to the Trustee certifying that such Distributions or other proceeds constitute Collateral Assets or Eligible Investments. All such proceeds will be retained in the Collection Accounts unless such proceeds are Interest Proceeds to be used by the Issuer to make scheduled payments due from the Issuer to the Initial Hedge Counterparty under the Initial Hedge Agreement or are used as otherwise permitted under this Indenture.

(f) By Issuer Order executed by an Authorized Officer or the Collateral Manager (which may be in the form of standing instructions), the Issuer shall at all times direct the Trustee to, and upon receipt of such Issuer Order, the Trustee shall, invest and reinvest the funds held in the Accounts (other than the Payment Account and the Custodial Account) in Eligible Investments maturing not later than the earlier of (i) 30 days after the date of such investment or (ii) the Business Day immediately preceding the next Distribution Date or, in the case of the Interest Collection Account and the Principal Collection Account, the next Distribution Date (or, in the absence of such direction, in Eligible Investments so maturing that are described in clause (h) of the definition thereof). All interest and other income from such investments shall be deposited in a Collection Account, any gain realized from such investments shall be credited to such Collection Account, and any loss resulting from such investments shall be charged to such Collection Account. Any gain or loss with respect to an Eligible Investment shall be allocated in such a manner as to increase or decrease, respectively, Principal Proceeds and/or Interest Proceeds in the proportion which the amount of Principal Proceeds and/or Interest Proceeds used to acquire such Eligible Investment bears to the purchase price thereof. The Trustee shall not in any way be held liable by reason of any insufficiency of such Collection Accounts resulting from any loss relating to any such investment, except with respect to defaults on investments in the obligations of the Bank, and in such event only to the extent of the liability of the Bank for such loss.

(g) The Trustee shall transfer to the Payment Account for application pursuant to Section 11.1(a) hereof and in accordance with the calculations contained in the Note Valuation Report prepared by the Issuer pursuant to Section 10.7(b) hereof and all Interest Advances made to or by the Trustee pursuant to Section 10.12, on or prior to the Business Day prior to each Distribution Date, any amounts then held in the Collection Accounts.

(h) The Trustee shall apply amounts credited to the Collection Accounts in accordance with any Redemption Date Statement delivered to the Trustee in connection with the redemption of Notes pursuant to Section 9.1 or 9.7 hereof.

(i) The Trustee shall, prior to the Closing Date, cause the Custodian to establish a segregated Securities Account which shall be designated as the “Custodial Account,” which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties and into which the Trustee shall from time to time deposit Pledged Securities. All Pledged Securities from time to time deposited in, or otherwise standing to the credit of, the Custodial Account pursuant to this Indenture shall be held by the Trustee as part of the Collateral and shall be applied to the purposes herein provided. The Trustee agrees to give the Issuer immediate notice (with a copy to each Hedge Counterparty, each Rating Agency and the Holders of the Notes of the Controlling Class) if a Trust Officer of the Trustee receives written notice that the Custodial Account or any funds on deposit therein, or otherwise standing to the credit of the Custodial Account, shall become subject to any writ, order judgment, warrant of attachment, execution or similar process. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Custodial Account other than in accordance with the Priority of Payments.

(j) [Reserved].

(k) The Trustee shall prior to the Closing Date establish a single, segregated trust account which shall be designated as the “Unfunded Commitment Reserve Account”

which shall be held in trust in the name of the Trustee for the benefit of the Secured Parties, into which Unfunded Commitment Reserve Account the Trustee shall deposit funds for certain additional funding commitments of the Issuer under the Delayed Draw Term Loans included in the Collateral Assets. All amounts in the Unfunded Commitment Reserve Account shall be deposited in overnight funds in Eligible Investments as directed by the Collateral Manager and released to fulfill such commitments. If a Delayed Draw Term Loan is sold or otherwise disposed before the full commitment thereunder has been drawn, or if excess funds remain following the termination of the funding obligation giving rise to the deposit of such funds in the Unfunded Commitment Reserve Account, such Eligible Investments on deposit in the Unfunded Commitment Reserve Account for the purpose of fulfilling such commitment shall be transferred to the Principal Collection Account as Principal Proceeds. The Unfunded Commitment Reserve Account shall remain at all times with the Corporate Trust Office or a financial institution having a long-term debt rating from each Rating Agency at least equal to “A+” or “A2,” as applicable, or a short-term debt rating at least equal to “A-1” or “P-1,” as applicable.

Funds in the Unfunded Commitment Reserve Account shall be available solely to fulfill any additional funding commitments of the Issuer under any Delayed Draw Term Loans included in the Collateral Assets, and only funds in the Unfunded Commitment Reserve Account shall be used for such purpose. Upon the purchase of any Collateral Asset that is a Delayed Draw Term Loan, to the extent that the related Unfunded Collateral Commitment Amount is greater than the Aggregate Undrawn Amount, the Collateral Manager shall direct the Trustee to deposit Principal Proceeds into the Unfunded Commitment Reserve Account in an amount equal to the Issuer’s maximum future funding commitment (or the portion thereof in excess of the Aggregate Undrawn Amount) under the terms of such Delayed Draw Term Loan, and the Principal Proceeds so deposited shall be considered part of the purchase price of such Delayed Draw Term Loan. The Collateral Manager shall not permit, at any time, all amounts then on deposit in the Unfunded Commitment Reserve Account, together with the Aggregate Undrawn Amount to be less than the aggregate amount of all future funding obligations outstanding under the terms of all Delayed Draw Term Loans that constitute Collateral Assets.

The Collateral Manager or applicable CDO Servicer shall direct the Trustee to withdraw funds from the Unfunded Commitment Reserve Account to fund amounts drawn or expected to be drawn under any Delayed Draw Term Loan. Pursuant to an Issuer Order, all or a portion of the funds, as specified in such Issuer Order, on deposit in the Unfunded Commitment Reserve Account at any time in excess of the aggregate principal amount of commitments which may be drawn upon under the Delayed Draw Term Loan shall be transferred by the Trustee to the Collection Account as Principal Proceeds.

Section 10.3 Payment Account.

The Trustee shall, prior to the Closing Date, establish a segregated Securities Account which shall be designated as the “Payment Account,” which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties. Any and all funds at any time on deposit in, or otherwise to the credit of, the Payment Account shall be held in trust by the Trustee for the benefit of the Secured Parties. Except as provided in Sections 11.1 and 11.2 hereof, the only permitted withdrawal from or application of funds on deposit in, or otherwise standing to the credit of, the Payment Account shall be to pay the interest on and the principal of the Notes in accordance with their terms and the provisions of this Indenture and, pursuant to the Note Valuation Report, to pay Administrative Expenses, amounts due to the

Advancing Agent or the Backup Advancing Agent in connection with the reimbursement of Interest Advances and interest thereon and other amounts specified therein, each in accordance with the Priority of Payments. The Trustee agrees to give the Co-Issuers, the Collateral Manager, the Hedge Counterparties and the Holders of the Notes of the Controlling Class immediate notice if a Trust Officer of the Trustee receives written notice that the Payment Account or any funds on deposit therein, or otherwise standing to the credit of the Payment Account, shall become subject to, any writ, order, judgment, warrant of attachment, execution or similar process. The Co-Issuers shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with the Priority of Payments. The Payment Account shall remain at all times with a financial institution having a long-term debt rating of at least “Baa1” by Moody’s (and, if rated “Baa1,” not be on watch for possible downgrade by Moody’s), at least “BBB+” by Standard & Poor’s.

Section 10.4 Expense Account.

(a) The Trustee shall, prior to the Closing Date, cause to be established a segregated Securities Account which shall be designated as the “Expense Account,” which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties. Any and all funds at any time on deposit in, or otherwise to the credit of, the Expense Account shall be held in trust by the Trustee for the benefit of the Secured Parties. On the Closing Date, the Trustee shall deposit into the Expense Account an amount equal to at least U.S.$100,000 from the net proceeds received by the Issuer on such date from the initial issuance of the Notes and the Preference Shares.

(b) After the Closing Date, the Trustee shall transfer to the Expense Account from the Payment Account amounts required to be deposited therein pursuant to Section 11.1(a) hereof and in accordance with the calculations contained in the Note Valuation Report prepared by the Issuer pursuant to Section 10.7(b) hereof. Except as provided in Sections 11.1 and 11.2 hereof, the only permitted withdrawal from or application of funds on deposit in, or otherwise standing to the credit of, the Expense Account shall be to pay (on any day other than a Distribution Date) accrued and unpaid Administrative Expenses of the Co-Issuers. The Issuer shall, by Issuer Order, direct the Trustee to, and, upon receipt of such Issuer Order the Trustee shall, transfer all funds on deposit in the Expense Account, at the time when substantially all of the Issuer’s assets have been sold or otherwise disposed of (as determined by the Collateral Manager), into the Payment Account for application as Interest Proceeds on the immediately succeeding Distribution Date pursuant to Section 11.1(a).

(c) The Trustee agrees to give the Co-Issuers, the Hedge Counterparties, the Holders of the Notes of the Controlling Class and each of the Placement Agents immediate notice if a Trust Officer of the Trustee receives written notice that the Expense Account or any funds on deposit in, or otherwise standing to the credit of, the Expense Account, shall become subject to, any writ, order, judgment, warrant of attachment, execution or similar process. The Expense Account shall remain at all times with a financial institution having a long-term debt rating of at least “Baa1” by Moody’s (and, if rated “Baa1,” not be on watch for possible downgrade by Moody’s), at least “BBB+” by Standard & Poor’s.

(d) The Trustee shall invest all funds received into the Expense Account during a Due Period and amounts received in prior Due Periods and retained in the Expense Account in Eligible Investments in accordance with Section 10.2(f) hereof. All interest and other income from such investments shall be deposited in the Expense Account, any gain realized from such investments shall be credited to the Expense Account, and any loss resulting from such investments shall be charged to the Expense Account. The Trustee shall not in any way be held liable by reason of any insufficiency of such Expense Account from any loss relating to any such investment, except with respect to defaults on investments in the obligations of the Bank or any Affiliate thereof and in such event only to the extent of the liability of the Bank for such loss.

Section 10.5 Uninvested Proceeds Account.

(a) The Trustee shall, prior to the Closing Date, cause to be established a segregated Securities Account which shall be designated as the “Uninvested Proceeds Account,” which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties. On the Closing Date, the Trustee shall deposit in the Uninvested Proceeds Account all Uninvested Proceeds (other than amounts applied to pay the organizational and structuring fees and expenses of the Co-Issuers (including the legal fees and expenses of counsel to the Co-Issuers, the Collateral Manager and each of the Placement Agents), the expenses of offering the Offered Securities and amounts deposited in any other Account on the Closing Date).

(b) The Trustee agrees to give the Co-Issuers, the Hedge Counterparties and the Holders of the Notes of the Controlling Class immediate notice if a Trust Officer of the Trustee receives written notice that the Uninvested Proceeds Account or any funds on deposit therein, or otherwise standing to the credit of the Uninvested Proceeds Account, shall become subject to, any writ, order, judgment, warrant of attachment, execution or similar process. The Uninvested Proceeds Account shall remain at all times with a financial institution having a long-term debt rating of at least “Baa1” by Moody’s (and, if rated “Baa1,” not be on watch for possible downgrade by Moody’s) and at least “BBB+” by Standard & Poor’s.

(c) The Trustee shall invest all funds received into the Uninvested Proceeds Account in Eligible Investments in accordance with Section 10.2(f) hereof. All interest and other income from such investments shall be deposited in the Uninvested Proceeds Account, any gain realized from such investments shall be credited to the Uninvested Proceeds Account, and any loss resulting from such investments shall be charged to the Uninvested Proceeds Account.

Investment earnings on Eligible Investments in the Uninvested Proceeds Account shall be transferred to the Interest Collection Account and treated as Interest Proceeds one Business Day prior to the first Distribution Date. The Trustee shall not in any way be held liable by reason of any insufficiency of such Uninvested Proceeds Account resulting from any loss relating to any such investment, except with respect to defaults on investments in the obligations of the Bank or any Affiliate thereof and in such event only to the extent of the liability of the Bank for such loss.

At least one Business Day prior to the first Distribution Date, the Trustee will transfer all remaining Uninvested Proceeds that are not required to complete purchases of Collateral Assets (or to satisfy the Coverage Tests) to the Payment Account to be treated as Principal Proceeds.

(d) During the Initial Investment Period, amounts on deposit in the Uninvested Proceeds Account may be designated by the Collateral Manager as Special Amortization Amounts to be included as Principal Proceeds under certain circumstances, and applied in accordance with Section 11.1. If the Aggregate Principal Balance of the Collateral Assets (together with the Aggregate Undrawn Amount) exceeds U.S.$1,000,000,000 on the Effective Date, amounts remaining in the Uninvested Proceeds Account at the end of the Initial Investment Period, not to exceed an amount equal to 1% of the Aggregate Principal Balance of the outstanding Collateral Assets and Eligible Investments, may, at the option of the Collateral Manager, be designated as Interest Proceeds. Any such election will be made on a one-time basis and must be made no later than the 20th Business Day after the Effective Date, with any such amounts in the Uninvested Proceeds Account so designated (and any interest or earnings thereon) deposited in the Interest Collection Account, treated as Interest Proceeds and applied in accordance with Section 11.1. Any amounts remaining in the Uninvested Proceeds Account on the 20th Business Day after the Effective Date, to the extent not designated as Interest Proceeds and provided that a Rating Confirmation Failure has not occurred, shall be deposited by the Trustee in the Principal Collection Account and treated as Principal Proceeds and applied in accordance with Section 11.1.

(e) If a Rating Confirmation Failure occurs, all amounts in the Uninvested Proceeds Account will be used on the immediately following Distribution Date to pay principal of the Notes, first, to the payment of principal of the Class A Notes as described in Section 11.1(a)(v), second, to the payment of principal of the Class B Notes, third, to the payment of principal of the Class C Notes, fourth, to the payment of principal of the Class D Notes, fifth, to the payment of principal of the Class E Notes, sixth, to the payment of principal of the Class F Notes, seventh, to the payment of principal of the Class G Notes, eighth, to the payment of principal of the Class H Notes and ninth, to the payment of principal of the Class J Notes, in each case until the ratings assigned on the Closing Date to each Class of Notes have been reinstated or such Class has been paid in full. Any excess amount shall be treated as Principal Proceeds and applied in accordance with the Priority of Payments. If no Rating Confirmation Failure occurs, to the extent the Collateral Manager has not identified such amounts as Interest Proceeds pursuant to Section 10.4(d), the Trustee shall transfer the amounts on deposit in the Uninvested Proceeds Account to the Principal Collection Account, and such amounts will be treated as Principal Proceeds and applied in accordance with the Priority of Payments.

(f) During the Initial Investment Period, the Issuer (or the Collateral Manager on behalf of the Issuer) may by Issuer Order direct the Trustee to, and upon receipt of such Issuer Order the Trustee shall, apply amounts on deposit in the Uninvested Proceeds Account to acquire Collateral Assets selected by the Collateral Manager as permitted under and in accordance with this Indenture and such Issuer Order.

(g) The Collateral Manager may direct the Issuer to withdraw funds from the Uninvested Proceeds Account for deposit into the Unfunded Commitment Reserve Account to fund the Issuer’s commitments under Delayed Draw Term Loans.

(h) To the extent not applied pursuant to this Indenture, the Collateral Manager on behalf of the Issuer may direct the Trustee to, and upon such direction the Trustee shall, invest all funds in the Uninvested Proceeds Account in Eligible Investments designated by the Collateral Manager. All interest and other income from such investments shall be deposited in the Uninvested Proceeds Account, any gain realized from such investments shall be credited to the Uninvested Proceeds Account, and any loss resulting from such investments shall be charged to the Uninvested Proceeds Account. The Trustee shall not in any way be held liable

(except as a result of negligence, willful misconduct or bad faith) by reason of any insufficiency of the Uninvested Proceeds Account resulting from any loss relating to any such investment, except with respect to investments in obligations of the Trustee or any Affiliate thereof. If the Trustee does not receive investment instructions from an Authorized Officer of the Collateral Manager, the Trustee may invest funds received in the Uninvested Proceeds Account in Eligible Investments of the type described in clause (h) of the definition thereto.

Section 10.6 Reports by Trustee.

The Trustee shall make available in a timely fashion to the Collateral Manager, each Rating Agency, each Hedge Counterparty, the Preference Share Paying Agent and the Issuer any information regularly maintained by the Trustee that the Issuer or the Collateral Manager may from time to time request with respect to the Pledged Securities, and each Account, reasonably needed to complete the Note Valuation Report or to provide any other information reasonably available to the Trustee by reason of its acting as Trustee hereunder and required to be provided by Section 10.7 hereof or to permit the Issuer to perform its obligations hereunder. The Trustee shall forward to the Collateral Manager, each Hedge Counterparty and, upon request therefor, make available to any Holder of a Note shown on the Note Register or the Preference Share Paying Agent, copies of notices and other writings received by it from the issuer of any Collateral Asset or from any Clearing Agency with respect to any Collateral Asset advising the holders of such security of any rights that the holders might have with respect thereto (including notices of calls and redemptions of securities) as well as all periodic financial reports received from such issuer and Clearing Agencies with respect to such issuer; provided that the Trustee, the Issuer and the Collateral Manager shall not disclose any unpublished Rating or credit estimate (that the Collateral Manager informs the Trustee is an unpublished Rating or credit estimate) assigned by any Rating Agency with respect to any Collateral Asset (except to the Collateral Manager, the Issuer, the Trustee or the firm of Independent accountants appointed pursuant to Section 10.9 hereof) without the prior written consent of such Rating Agency.

Each of the Co-Issuers and the Trustee acknowledges and agrees that each Monthly Report and Note Valuation Report shall be posted to the Repository for use in the manner described in the section headed “Terms of Use” on the Repository. In connection therewith, the Trustee agrees to deliver or otherwise make available each Monthly Report and Note Valuation Report to the operator of the Repository for posting on the Repository in the manner described in Section 14.3 hereof.

The Trustee shall, so long as any Class of Offered Notes (other than the Class A-1B Notes) is listed on the Irish Stock Exchange, notify the Irish Paying Agent not later than each Distribution Date of the amount of principal payments to be made on the Offered Notes of each Class on such Distribution Date, the amount of any Deferred Interest Amounts with respect to such Notes and the Aggregate Outstanding Amount of the Notes of each Class and as a percentage of the original Aggregate Outstanding Amount of the Notes of such Class after giving effect to the principal payments, if any, on such Distribution Date.

If and for so long as any Class of Offered Notes (other than the Class A-1B Notes) is listed on the Irish Stock Exchange and for so long as any of the rules of such stock exchange so require, the Trustee shall inform the Irish Listing Agent of the Aggregate Outstanding Amount of each Class of Offered Notes (other than the Class A-1B Notes) following each Distribution Date and, if any Class of Offered Notes (other than the Class A-1B

Notes) does not receive scheduled payments of principal or interest on a Distribution Date, the Trustee shall direct the Irish Listing Agent to arrange for such information to be published in the Irish Stock Exchange’s official list.

The Trustee shall promptly give notice to all Noteholders, all Preference Shareholders, any Hedge Counterparty and Standard & Poor’s if the Collateral Manager notifies the Trustee of (i) its resignation or (ii) the occurrence of an event constituting “cause” under the Collateral Management Agreement.

Section 10.7 Accountings.

(a) Monthly. Each month, not later than the Distribution Date, commencing in December, 2006, the Issuer shall compile and make available to each Rating Agency, the Trustee, the Collateral Manager, the Preference Share Paying Agent, each Placement Agent, each Hedge Counterparty and each Transfer Agent, and upon written request therefor and subject to Section 10.7(f) hereof, any Holder of a Note shown on the Note Register and (so long as any Offered Notes (other than the Class A-1B Notes) are listed on the Irish Stock Exchange) the Irish Stock Exchange or its agent, a monthly report (the “Monthly Report”). The Monthly Report shall contain the following information and instructions with respect to the Pledged Securities included in the Collateral, determined as of the Determination Date for such Distribution Date based in part on information received from the Collateral Manager:

(1) the Aggregate Principal Balance of all Collateral Assets, together with a calculation, in reasonable detail, of the sum of (A) the Aggregate Principal Balance of all Collateral Assets (other than Defaulted Securities) plus (B) with respect to each Defaulted Security, the Calculation Amount of such Defaulted Security;

(2) the Balance of all Eligible Investments and Cash in each Account;

(3) the nature, source and amount of any proceeds in the Collection Accounts, including Interest Proceeds, Principal Proceeds and Sale Proceeds, received since the date of determination of the last Monthly Report;

(4) with respect to each Collateral Asset that is part of the Collateral, its Principal Balance, annual interest rate, Stated Maturity, issuer, Moody’s Rating, current Standard & Poor’s Rating, Standard & Poor’s Rating as of the date on which such Collateral Asset was issued (provided that no confidential private credit assessments provided by Moody’s or Standard & Poor’s to the Issuer shall be included in any Monthly Report or otherwise disclosed to any Person other than the Trustee, the Collateral Administrator, the Collateral Manager and the firm of Independent certified public accountants appointed pursuant to Section 10.9 hereof without the prior written consent of Moody’s or Standard & Poor’s, as applicable), CUSIP Number, if any, and designation of its seniority (e.g. senior/subordinate) if such designation is not included in the name of such Collateral Asset;

(5) the identity of each Collateral Asset that was sold or disposed of pursuant to Section 12.1 hereof, indicating whether such Collateral Asset was a Defaulted Security, Credit Improved Security or Credit Risk Security (in each case as reported in writing to the Issuer by the Collateral Manager)), and whether such Collateral Asset was sold pursuant to Section 12.1(a)(i), Section 12.1(a)(ii) or Section 12.1(a)(iii) hereof or Granted to the Trustee since the date of determination of the most recent Monthly Report;

(6) the identity of each Collateral Asset that is a Defaulted Security, its principal amount and the date on which it became a Defaulted Security, and whether the Collateral Manager has determined to sell or retain such Collateral Asset;

(7) the identity of each Collateral Asset which has been upgraded, downgraded or placed on watch for upgrade or downgrade by one or more Rating Agencies;

(8) the Aggregate Principal Balance, separately stated, of (A) all Collateral Assets having a Stated Maturity later than, but no later than five years after, the Stated Maturity of the Notes, (B) all Collateral Assets having a Stated Maturity later than five years after the Stated Maturity of the Notes and (C) the Weighted Average Life of all Collateral Assets;

(9) the Aggregate Principal Balance of (i) all Fixed Rate Assets that are not Deemed Fixed Rate Assets and (ii) all Deemed Fixed Rate Assets;

(10) the Aggregate Principal Balance of (i) all Floating Rate Securities that are not Deemed Floating Rate Securities and (ii) all Deemed Floating Rate Securities;

(11) the Aggregate Principal Balance of all Collateral Assets that provide for periodic payments of interest in Cash less frequently than (i) monthly, or (ii) quarterly;

(12) the Aggregate Principal Balance of all Collateral Assets that are issued by a single issuer and the Moody’s Rating and Standard & Poor’s Rating of each such Collateral Asset;

(13) the identity of and the Aggregate Principal Balance of all Collateral Assets whose Moody’s Rating is determined as set forth in the definition of “Moody’s Rating” and the identity of and the Aggregate Principal Balance of all Collateral Assets whose Standard & Poor’s Rating is determined as provided in the definition of “Standard & Poor’s Rating;”

(14) the Moody’s Rating Factor and a statement as to whether the Moody’s Maximum Tranched Rating Factor Test is satisfied;

(15) the Weighted Average Coupon and a statement as to whether the Minimum Weighted Average Coupon Test is satisfied;

(16) the Weighted Average Spread and a statement as to whether the Minimum Weighted Average Spread Test is satisfied;

(17) the Extended Weighted Average Maturity and a statement as to whether the Moody’s Weighted Average Extended Maturity Test is satisfied;

(18) based upon information supplied by the Collateral Manager, the Average Life of each Collateral Asset, the Weighted Average Life and a statement as to whether the Weighted Average Life Test is satisfied;

(19) calculate the Class A/B Interest Coverage Ratio and indicate whether the Class A/B Interest Coverage Test is met;

(20) calculate the Class C/D/E Interest Coverage Ratio and indicate whether the Class C/D/E Interest Coverage Test is met;

(21) calculate the Class C/D/E Interest Coverage Ratio and indicate whether the Class C/D/E Interest Coverage Test is met;

(22) a calculation in reasonable detail necessary to determine compliance with the Class A/B Overcollateralization Test (if applicable), and a comparison of the Class A/B Overcollateralization Ratio on such date to the Class A/B Overcollateralization Ratio, on the Closing Date;

(23) a calculation in reasonable detail necessary to determine compliance with the Class C/D/E Overcollateralization Test (if applicable), and a comparison of the Class C/D/E Overcollateralization Ratio on such date to the Class C/D/E Overcollateralization Ratio, on the Closing Date;

(24) a calculation in reasonable detail necessary to determine compliance with the Class F/G/H Overcollateralization Test (if applicable), and a comparison of the Class F/G/H Overcollateralization Ratio on such date to the Class F/G/H Overcollateralization Ratio, on the Closing Date;

(25) a calculation in reasonable detail necessary to determine compliance with each Collateral Quality Test (excluding the Standard & Poor’s CDO Monitor Test); provided that no Moody’s Rating Factor derived from a confidential private credit assessment (the confidentiality of which is notified to the Issuer, the Trustee, the Collateral Administrator, the Collateral Manager and such firm specified below) provided by Moody’s to the Issuer shall be included in any Note Valuation Report or otherwise disclosed to any Person other than the Trustee, the Collateral

Administrator, the Collateral Manager and the firm of Independent certified public accountants appointed pursuant to Section 10.9 hereof without the prior written consent of Moody’s;

(26) (a) the Class Break-Even Loss Rate as of the Closing Date, (b) the Class Scenario Default Rate determined in accordance with the Standard & Poor’s CDO Monitor Test and (c) for each Collateral Asset, the Standard & Poor’s Eligible Notching Asset Type pursuant to Schedule F hereto;

(27) a calculation in reasonable detail necessary to determine the estimated remaining average life (on an aggregate basis) of all Collateral Assets and the expected maturity of each Collateral Asset (using reasonable assumptions as set forth in such calculation), as provided by the Collateral Manager;

(28) to the extent not covered by one of the preceding clauses, (A) the Aggregate Principal Balance of each type of Collateral Asset described in each clause of the Eligibility Criteria and (B) the maximum (or, if applicable, the minimum) Aggregate Principal Balance of each type of Collateral Asset described in each clause of such definition which would result in compliance with each such clause;

(29) the Aggregate Principal Balance and name of all Collateral Assets acquired by the Issuer during the applicable Due Period;

(30) the Maximum Class A-1B Commitment and the Aggregate Undrawn Amount;

(31) the amount of all Class A-1B Prepayments and Class A-1B Draws since the date of determination of the last Monthly Report;

(32) confirmation that the Eligibility Criteria is satisfied; and

(33) the next Distribution Date.

In addition, the Issuer shall indicate in each such Monthly Report the respective percentage of the Net Outstanding Portfolio Collateral Balance for each aggregate amount referred to in clauses (8) through (13) and (28) through (30) above.

The Trustee shall make available, via the Trustee’s website, the Monthly Report and the Note Valuation Report to Standard & Poor’s in the Excel Default Model Input File which specifies the data elements and constraints for asset and transactional information that Standard & Poor’s requires for its surveillance and analysis. The Trustee will send notification of such posting of the Monthly Report and the Note Valuation Report on the Trustee’s website to Standard & Poor’s via e-mail to cdo_surveillance@sandp.com.

In addition to the Monthly Report, upon the written request of any Holder of a Note shown on the Note Register, any Hedge Counterparty or any Rating Agency, the Issuer shall deliver to such Holder, such Hedge Counterparty or Rating Agency, as the case may be, a report containing the number and identity of each Collateral Asset held by the Issuer on the last day of the Due Period most recently ended (indicating whether any such Collateral Asset is a Defaulted Security (as reported in writing to the Trustee by the Collateral Manager)).

Upon receipt of each Monthly Report and Note Valuation Report, the Trustee (so long as it is not also acting as the Collateral Administrator) and the Collateral Manager shall compare the information contained therein to the information contained in their respective records with respect to the Collateral and shall, within three Business Days after receipt of such Monthly Report, notify the Issuer and the Collateral Administrator if the information contained in the Monthly Report does not conform to the information maintained by the Trustee or the Collateral Manager, as applicable, with respect to the Collateral. In the event that any discrepancy exists, the Trustee, the Collateral Manager and the Issuer shall attempt to resolve the discrepancy. If such discrepancy cannot be promptly resolved, the Trustee shall within five Business Days cause the Independent accountants appointed by the Issuer pursuant to Section 10.9 hereof to review such Monthly Report or Note Valuation Report and the Trustee’s or the Collateral Manager’s records to determine the cause of such discrepancy. If such review reveals an error in the Monthly Report or Note Valuation Report or the Trustee’s or the Collateral Manager’s records, the Monthly Report or the Note Valuation Report or the Trustee’s or the Collateral Manager’s records shall be revised accordingly and, as so revised, shall be utilized in making all calculations pursuant to this Indenture.

Each Monthly Report shall also contain a statement to the effect that the Issuer thereby informs the Noteholders that it is not unusual for a portfolio to exceed the Eligibility Criteria as principal payments are made on the Pledged Collateral Assets.

(b) Distribution Date Accounting. The Issuer shall render an accounting (“Note Valuation Report”), determined as of each Determination Date, and deliver or make available the Note Valuation Report, to the Collateral Manager, each Rating Agency, the Trustee, the Preference Share Paying Agent, each Placement Agent, each Hedge Counterparty, each Paying Agent and each Transfer Agent and upon written request therefor and subject to Section 10.7(f) hereof, any Holder of a Note shown on the Note Register, and (so long as any Offered Notes (other than the Class A-1B Notes) are listed on the Irish Stock Exchange) the Irish Stock Exchange or its agent, not later than the related Distribution Date. The Note Valuation Report shall contain the following information and may be made available as part of the Monthly Report (in each case determined, unless otherwise specified below, as of the related Determination Date and based in part on information received from the Collateral Manager):

(1) the Aggregate Outstanding Amount of the Notes of each Class and as a percentage of the original Aggregate Outstanding Amount of the Notes of such Class on the first day of the immediately preceding Interest Period and the amount of principal payments to be made on the Notes of each Class on the next Distribution Date, any Deferred Interest Amount, and the Aggregate Outstanding Amount of the Notes of each Class and as a percentage of the original Aggregate Outstanding Amount of the Notes of such Class after giving effect to the principal payments, if any, on the next Distribution Date;

(2) the Interest Distribution Amount payable to the Holders of the Notes for the related Distribution Date;

(3) the Note Interest Rate for each Class of Notes for the Interest Period preceding the next Distribution Date;

(4) the Administrative Expenses on an itemized basis payable on the related Distribution Date;

(5) for the Interest Collection Account:

(A) the Balance on deposit in the Interest Collection Account at the end of the related Due Period;

(B) each of the amounts payable from the Interest Collection Account pursuant to Section 11.1(a)(i) hereof on the related Distribution Date; and

(C) the Balance remaining in the Interest Collection Account immediately after all payments and deposits to be made on such Distribution Date;

(6) for the Principal Collection Account:

(A) the Balance on deposit in the Principal Collection Account at the end of the related Due Period;

(B) each of the amounts payable from the Principal Collection Account pursuant to Section 11.1(a)(ii) hereof on the related Distribution Date; and

(C) the Balance remaining in the Principal Collection Account immediately after all payments and deposits to be made on such Distribution Date;

(7) the Balance on deposit in each Account at the end of the related Due Period;

(8) the Class A-1A/A-1B Pro Rata Allocation as of the related Determination Date;

(9) the amount to be paid to the Preference Share Paying Agent for distribution to the Preference Shareholders on such Distribution Date and the aggregate amount paid to the Preference Share Paying Agent for distribution to the Preference Shareholders on such Distribution Date and all prior Distribution Dates;

(10) the Senior Collateral Management Fee payable on the related Distribution Date;

(11) the notional amount of each Hedge Agreement and the amount payable by the Issuer under the Hedge Agreement on the related Distribution Date;

(12) the amount to be paid to the Advancing Agent or the Backup Advancing Agent, as applicable, as reimbursement of Interest Advances and Reimbursement Interest and calculate the amount of Nonrecoverable Interest Advances to be paid to the Advancing Agent or the Backup Advancing Agent, as applicable; and

(13) the aggregate amount of outstanding Interest Advances.

Each Note Valuation Report shall constitute instructions to the Trustee to withdraw on the related Distribution Date from the Payment Account and pay or transfer amounts set forth in such report in the manner specified, and in accordance with the Priority of Payments established in, Section 11.1(a) hereof.

The Note Valuation Report shall also contain a statement to the effect that the Issuer thereby informs the Noteholders that it is not unusual for the Eligibility Criteria and the Collateral Quality Tests not to be satisfied as principal payments are made on the Pledged Collateral Assets.

In addition to the Note Valuation Report, upon the written request of any Holder of a Note shown on the Note Register, any Hedge Counterparty or any Rating Agency, the Issuer shall deliver to such Holder, Hedge Counterparty or Rating Agency, as the case may be, a report containing the number and identity of each Collateral Asset held by the Issuer on the last day of the Due Period most recently ended (indicating whether any such Collateral Asset is, as reported in writing to the Trustee by the Collateral Manager, a Defaulted Security).

In addition to the foregoing information, each Note Valuation Report shall include a statement (the “3(c)(7) Notice”) to the following effect:

The Investment Company Act of 1940, as amended (the “Investment Company Act”), requires that each Holder of a Note issued by the Co-Issuers (or beneficial interest therein) that is a U.S. Person be (x) a “qualified purchaser” as defined in Section 2(a)(51)(A) of the Investment Company Act and related rules, (y) a “knowledgeable employee” with respect to the Issuer within the meaning of Rule 3c-5 of the Investment Company Act or (z) a company each of whose beneficial owners is such a “qualified purchaser” or “knowledgeable employee” (each, a “Qualified Purchaser”). Under the rules, each of the Co-Issuers or an agent acting on its behalf must have a “reasonable belief” that each holder of its outstanding securities that is a U.S. Person, including transferees, is a Qualified Purchaser or a company each of whose beneficial owners is a Qualified Purchaser. Consequently, each resale of a Note in the United States or to a U.S. Person must be made pursuant to Rule 144A or another exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), solely to a purchaser that is a “qualified institutional buyer” (“Qualified Institutional Buyer”) within the meaning of Rule 144A and a Qualified Purchaser or a company each of whose beneficial owners is a Qualified Purchaser. Each purchaser of a Restricted Note will be deemed to represent at the time of purchase that: (i) the transferee is both (A) a Qualified Institutional Buyer and (B) a Qualified Purchaser; (ii) the transferee is not a dealer described in paragraph (a)(1)(ii) of Rule 144A unless such transferee owns and invests on a discretionary basis at least U.S.$25,000,000 in securities of issuers that are not affiliated persons of the dealer; (iii) the transferee is not a plan referred to in paragraph (a)(1)(i)(D) or (a)(1)(i)(E) of Rule 144A, or a trust fund referred to in paragraph (a)(1)(i)(F) of Rule 144A that holds the assets of such a plan, unless investment decisions with respect to the plan are made solely by the fiduciary, trustee or sponsor of such plan; (iv) the purchaser and each account for which it is purchasing, is required to hold and transfer at least the minimum denominations of the Notes specified in this Indenture; and (v) the purchaser will provide written notice of the foregoing, and of any applicable restrictions on transfer, to any subsequent transferee.

The Co-Issuers direct that the recipient of this notice, and any recipient of a copy of this notice, provide a copy to any person having an interest in the Note with respect to which this Note Valuation Report is delivered, as indicated on the books of The Depository Trust Company or on the books of a participant in The Depository Trust Company or on the books of an indirect participant for which such participant in The Depository Trust Company acts as agent.

Notwithstanding any other restrictions on transfer contained in this Indenture, if either of the Co-Issuers determines that any Beneficial Owner or Holder of (A) a Regulation S Note (or any interest therein) is a U.S. Person or (B) a Restricted Note (or any interest therein) is not both a Qualified Institutional Buyer and a Qualified Purchaser, then either of the Co-Issuers (or the Collateral Manager on its behalf) shall require, by notice to such Beneficial Owner or Holder, as the case may be, that such Beneficial Owner or Holder sell all of its right, title and interest to such Restricted Note (or interest therein) to a Person that (1) in the case of a Regulation S Global Note, is not a U.S. Person or (2) in the case of a Person holding its interest through a Restricted Note, is both (I) a Qualified Institutional Buyer and (II) a Qualified Purchaser, with such sale to be effected within 30 days after notice of such sale requirement is given. If such Beneficial Owner or Holder fails to effect the transfer required within such 30-day period, (a) upon written direction from the Issuer (or the Collateral Manager on its behalf), the Trustee shall, on behalf of and at the expense of the Issuer, and is hereby irrevocably authorized by such Beneficial Owner or Holder, as the case may be, to, cause its interest in such Note to be transferred in a commercially reasonable sale (conducted by an investment bank selected by the Trustee and approved by the Issuer in accordance with Section 9-610(b) of the Uniform Commercial Code as in effect in the State of New York as applied to securities that are sold on a recognized market or that may decline speedily in value) to a Person that certifies to the Trustee and the Co-Issuers, in connection with such transfer, that such Person (X) is not a U.S. Person (in the case of a Person holding its interest through a Regulation S Note) or (Y) is both (1) a Qualified Institutional Buyer and (2) a Qualified Purchaser (in the case of a Person holding its interest through a Restricted Note) and (b) pending such transfer, no further payments will be made in respect of such Note held by such Beneficial Owner or Holder and such Note shall be deemed not to be Outstanding for the purpose of any vote or consent of the Noteholders. As used in this paragraph, the term “U.S. Person” has the meaning given such terms in Regulation S under the Securities Act.

(c) Redemption Date Instructions. Not less than five Business Days after receiving an Issuer Request requesting information regarding a redemption pursuant to Section 9.1 or 9.7 hereof of the Notes of a Class as of a proposed Redemption Date set forth in such Issuer Request, the Trustee shall provide the necessary information (to the extent it is available to the Trustee) to the Issuer, the Collateral Manager, each Hedge Counterparty and the Holders of the Notes of the Controlling Class, and the Issuer shall compute the following information and provide such information in a statement (the “Redemption Date Statement”) delivered to the Trustee:

(i) the Aggregate Outstanding Amount of the Notes of the Class (or Classes) to be redeemed as of such Redemption Date;

(ii) the amount of accrued interest due on such Notes up to, but excluding, such Redemption Date; and

(iii) the amount in the Accounts available for application to the redemption of such Notes.

(d) If the Trustee shall not have received any accounting provided for in this Section 10.7 on the first Business Day after the date on which such accounting is due to the Trustee, the Trustee shall use reasonable efforts to cause such accounting to be made by the applicable Distribution Date or Redemption Date. To the extent the Trustee is required to provide any information or reports pursuant to this Section 10.7 as a result of the failure of the Issuer to provide such information or reports, the Trustee shall be entitled to retain an Independent certified public accountant in connection therewith and the reasonable costs incurred by the Trustee for such Independent certified public accountant shall be reimbursed pursuant to Section 6.8 hereof.

(e) Appointment of Agent. The Issuer may appoint an administrator or other agent to calculate and prepare the information required pursuant to this Section 10.7. Pursuant and subject to the terms of the Collateral Administration Agreement, the Issuer has appointed the Bank as its initial agent for such purposes, and the Bank has accepted such appointment and has agreed to perform such obligations, as provided therein. Notwithstanding any such arrangement, the Issuer shall remain liable for all such actions and obligations and the performance of such actions and obligations by the Bank shall be deemed to be performance of such actions and obligations by the Issuer; and the Issuer will punctually perform, and use its best efforts to cause the Bank to perform, all of its obligations and agreements contained in the Collateral Administration Agreement. The Issuer may, without removing the Bank as Custodian, and pursuant to the terms of the Collateral Administration Agreement, terminate such appointment of the Bank as agent for such purpose, and appoint an administrator or other agent to calculate and prepare the information required pursuant to this Section 10.7(e). The Collateral Administrator shall make Monthly Reports and Note Valuation Reports available via its internet website, initially located at www.cdolink.com. All information made available on the Collateral Administrator’s website shall be restricted and the Collateral Administrator shall only provide access to such reports to those parties entitled thereto pursuant to this Indenture. In connection with providing access to its website, the Collateral Administrator may require registration and the acceptance of a disclaimer. Questions regarding the Collateral Administrator’s website may be directed to the Collateral Administrator’s customer service desk at 301-815-6600. The obligation of the Collateral Administrator to make reports available as described in this paragraph shall satisfy the obligation to deliver such reports under this Section 10.7.

(f) The Issuer shall make available to Noteholders who have provided proper certification in the form of Exhibit E and any other Person entitled to receipt thereof, all Monthly Reports and Note Valuation Reports available at the time required to be made available in accordance with Section 10.7(a) and 10.7(b) hereof, as applicable.

(g) The Trustee shall, upon request by an investor or prospective investor in the Offered Securities, provide to such requesting party a list of the Collateral Assets owned by the Issuer.

Section 10.8 Release of Securities.

(a) Unless the Holders of a Majority of the Controlling Class shall have given notice to the Trustee at a time when an Indenture Event of Default shall have occurred and be continuing that Pledged Securities may not be sold without the consent of a Majority of the Controlling Class (and in any event subject to Article XII), the Issuer shall, in connection with any sale required or permitted pursuant to Section 12.1 hereof, by Issuer Order executed by an Authorized Officer of the Issuer and delivered to the Trustee at least two Business Days prior to the settlement date for any sale of a security certifying that the conditions set forth in Section 12.1 hereof are satisfied, direct the Trustee to release such security from the lien of this Indenture against receipt of payment therefor.

(b) The Issuer shall, if notified that the issuer of the Pledged Security requires delivery of such Pledged Security as a condition to redemption or payment in full, by Issuer Order executed by an Authorized Officer of the Issuer and delivered to the Trustee at least two Business Days prior to the date set for redemption or payment in full of a Pledged Security, certifying that such security is being redeemed or paid in full, direct the Trustee or, at the Trustee’s instructions, the Custodian, to deliver such security, if in physical form, duly endorsed, or, if such security is a Clearing Corporation Security, to cause it to be presented, to the appropriate paying agent therefor on or before the date set for redemption or payment, in each case against receipt of the redemption price or payment in full thereof.

(c) Unless the Holders of a Majority of the Controlling Class shall have given notice to the Trustee at a time when an Indenture Event of Default shall have occurred and be continuing that Pledged Securities may not be sold without the consent of a Majority of the Controlling Class (and in any event subject to Article XII), the Issuer shall, in accordance with Section 6.16 hereof, by Issuer Order executed by an Authorized Officer of the Issuer and delivered to the Trustee at least two Business Days prior to the date set for an exchange or Offer, certifying that a Collateral Asset is subject to an exchange or Offer and setting forth in reasonable detail the procedure for response to such Offer, direct the Trustee or, at the Trustee’s instructions, the Custodian, to deliver such security, if in physical form, duly endorsed, or, if such security is a Clearing Corporation Security, to cause it to be delivered, in accordance with such Issuer Order, in each case against receipt of payment therefor.

(d) The Trustee shall deposit any proceeds received by it from the disposition of a Pledged Security in the Interest Collection Account or the Principal Collection Account, unless simultaneously applied to the purchase of other Collateral Assets or Eligible Investments as permitted under and in accordance with requirements of Article XII and this Article X.

(e) The Trustee shall, upon receipt of an Issuer Order at such time as there are no Notes Outstanding and all obligations of the Co-Issuers hereunder have been satisfied, release the Collateral from the lien of this Indenture.

(f) The Issuer may retain agents to assist the Issuer in preparing any notice or other report required under Section 10.6 hereof.

Section 10.9 Reports by Independent Accountants.

(a) At the Closing Date the Issuer shall appoint a firm of Independent certified public accountants of recognized national reputation for purposes of preparing and delivering the reports or certificates of such accountants required by this Indenture. Upon any resignation by such firm or removal thereof by the Issuer, the Issuer shall (at the direction of the Collateral Manager) propose a replacement firm meeting the criteria set forth in the preceding sentence. The Issuer shall promptly appoint such firm by Issuer Order delivered to the Trustee, the Holders of the Notes of the Controlling Class, each Hedge Counterparty and each Rating Agency. If the Issuer shall fail to appoint a successor to a firm of Independent certified public accountants which has resigned or been removed within 30 days after such resignation or removal, the Issuer shall promptly notify the Trustee and the Holders of the Notes of the Controlling Class of such failure in writing. If the Issuer shall not have appointed a successor within ten days thereafter, the Collateral Manager, on behalf of the Issuer, shall promptly appoint a successor firm of Independent certified public accountants of recognized national reputation. The fees of such Independent certified public accountants and its successor shall be payable by the Issuer as provided in Section 11.1 hereof.

(b) On or before September 1 of each year (commencing with 2007), the Issuer shall cause to be delivered to the Trustee, the Collateral Manager, each Hedge Counterparty, each Rating Agency and the Holders of the Notes of the Controlling Class an Accountants’ Report specifying the procedures applied and their associated findings with respect to the Monthly Reports and Note Valuation Reports prepared in March, June, September and December of the preceding year and any Redemption Date Statements prepared in the preceding year. At least 90 days prior to the Distribution Date in September 2007 (and, if at any time a successor firm of Independent certified public accountants is appointed, to the Distribution Date following the date of such appointment), the Issuer shall deliver to the Trustee an Accountant’s Report specifying in advance the procedures that such firm will apply in making the aforementioned findings throughout the term of its service as accountants to the Issuer. The Trustee shall promptly forward a copy of such Accountant’s Report to each Hedge Counterparty and each Holder of Notes of the Controlling Class, at the address shown on the Note Register.

(c) Any statement delivered to the Trustee pursuant to clause (b) above shall be made available by the Trustee to any Holder of a Note shown on the Note Register, upon written request therefor and to the Preference Share Paying Agent.

Section 10.10 Reports to Rating Agencies, Etc.

In addition to the information and reports specifically required to be provided to the Rating Agencies, the Hedge Counterparties and the Holders of the Notes of each Class pursuant to the terms of this Indenture or the Hedge Agreements (as the case may be), the Issuer shall provide or procure the provision to the Rating Agencies and the Hedge Counterparties of (a) all information or reports delivered to the Trustee or the Noteholders hereunder, (b) such additional information as the Rating Agencies or the Holders of the Notes of the Controlling Class may from time to time reasonably request and such information may be obtained and provided without unreasonable burden or expense, (c) prompt notice of any decision of a Majority of the Controlling Class, to agree to any consent, waiver or amendment to any Underlying Instrument that modifies the cashflows of any Collateral Asset and (d) notice of any waiver given pursuant to Section 5.14 hereof. The Issuer shall promptly notify the Trustee, the

Hedge Counterparties and the Holders of the Notes of the Controlling Class if the rating of any Class of Notes has been, or it is known by the Issuer that such rating will be, changed or withdrawn.

Section 10.11 Tax Matters.

(a) The Issuer and the Co-Issuer shall, and, by accepting a Note, each Holder of Notes agrees to, treat such Notes as indebtedness for U.S. Federal, state and local income tax purposes, to report all income (or loss) in accordance with such characterization and each further agrees not to take any action inconsistent with such treatment, except as otherwise required by any taxing authority under applicable law.

(b) The Issuer agrees not to elect to be treated as other than a Qualified REIT Subsidiary for U.S. Federal tax purposes.

(c) The Co-Issuer shall be treated as a disregarded entity, and agrees not to elect to be treated as a corporation for U.S. Federal tax purposes.

Section 10.12 Interest Advances.

(a) With respect to each Distribution Date for which the sum of (i) Interest Proceeds received during the related Due Period and (ii) funds on deposit in the Interest Collection Account, are insufficient to remit the interest due and payable with respect to the Class A Notes and Class B Notes on the following Distribution Date (the amount of such insufficiency, an “Interest Shortfall”), but subject in all events to a maximum limit of any Distribution Date equal to the lesser of (i) the aggregate of such Interest Shortfalls that would otherwise occur on the Class A Notes and the Class B Notes and (ii) the aggregate of the interest payments not received in respect of Non-Advancing Collateral Assets so long as no Indenture Event of Default is occurring (except an Indenture Event of Default with respect to the non-payment of interest on the Class A Notes or the Class B Notes), the Trustee shall provide the Advancing Agent with written notice of such Interest Shortfall no later than 12:00 noon (New York time) on the Business Day immediately preceding such Distribution Date. The Trustee shall provide the Advancing Agent with notice, prior to any funding of an Interest Advance (as defined below) by the Advancing Agent, of any additional interest remittances received by the Trustee after delivery of such initial notice that reduce such Interest Shortfall. No later than 5:00 p.m. (New York time) on the Business Day immediately preceding the related Distribution Date, the Advancing Agent shall advance the difference between such amounts (each such advance, an “Interest Advance”) by deposit of an amount equal to such Interest Shortfall in the Payment Account, subject to a determination of recoverability by the Advancing Agent as described in Section 10.12(b). Any Interest Advance made by the Advancing Agent with respect to a Distribution Date that is in excess of the actual Interest Shortfall for such Distribution Date shall be refunded to the Advancing Agent by the Trustee on the same Business Day that such Interest Advance was made (or, if such Interest Advance is made prior to final determination by the Trustee of such Interest Shortfall, on the Business Day of such final determination). The Advancing Agent shall provide the Trustee written notice of a determination by the Advancing Agent that a proposed Interest Advance would constitute a Nonrecoverable Advance no later than the close of business on the Business Day immediately preceding the related Distribution Date. If the Advancing Agent does not make any required Interest Advance at or prior to the time at which distributions are to be made pursuant to Section 11.1, the Backup Advancing Agent shall be required to make such Interest Advance, subject to a determination of recoverability by the Backup Advancing Agent as described in Section 10.12(b). The Trustee and the Backup Advancing Agent shall be entitled to conclusively rely on any determination by the Advancing Agent that an Interest Advance, if made, would constitute a Nonrecoverable Advance. Notwithstanding the foregoing, to the extent the Advancing Agent fails to make an Interest Advance it was required to make, the Advancing Agent shall not be entitled to make a recoverability determination affecting the Backup Advancing Agent’s obligation to provide an Interest Advance and any such determination shall not be binding on the Backup Advancing Agent.

Notwithstanding anything herein to the contrary, neither the Advancing Agent nor the Backup Advancing Agent shall be required to make any Interest Advance unless such Person determines, in its sole discretion, exercised in good faith and, in respect of any such determination made by the Advancing Agent, in accordance with the Advancing Standards (as defined below), that such Interest Advance, plus interest expected to accrue thereon at the Reimbursement Rate, will be recoverable from subsequent payments or collections with respect to all Collateral Assets. Such interest on any Interest Advance will be payable to the Advancing Agent or the Trustee, as the case may be, out of default charges collected in respect of the Collateral Assets for the related period or, in connection with the reimbursement of such Interest Advance, out of Interest Proceeds, and to the extent not reimbursed in full by Interest Proceeds, out of Principal Proceeds then on deposit in the Principal Collection Account or any collection account established in favor of the Secured Parties (provided that interest on Nonrecoverable Advances will be payable first from Principal Proceeds, and to the extent not reimbursed in full from Principal Proceeds, from Interest Proceeds then on deposit in the Interest Collection Account). To the extent interest on any outstanding Interest Advance cannot be offset by such default charges, such interest accrued on outstanding Interest Advances made in respect thereof will result in a reduction in amounts payable on the Collateral Assets. In determining whether any proposed Interest Advance will be, or whether any Interest Advance previously made is, a Nonrecoverable Advance, the Advancing Agent or the Backup Advancing Agent, as applicable, will take into account:

(1) amounts that may be realized on each mortgaged property in its “as is” or then current condition and occupancy;

(2) that such Interest Advances, together with interest accruing thereon, may only be recovered from subsequent payments or collections on the Collateral Assets, as allocable thereto from recoveries on the related mortgaged properties pursuant to the related participation agreement, intercreditor agreement or other similar agreement;

(3) that the related senior interests may be required to be fully paid and any advances (and interest thereon) made in respect of such senior interests may be required to be fully reimbursed, prior to any amounts recovered in respect of the mortgaged properties being allocated or otherwise made available to the Collateral Assets;

(4) the possibility and effects of future adverse change with respect to the mortgaged properties, the potential length of time before such Interest Advance may be reimbursed and the resulting degree of uncertainty with respect to such reimbursement; and

(5) the fact that Interest Advances are intended to provide liquidity only and not credit support to the Noteholders.

For purposes of any such determination of whether an Interest Advance constitutes or would constitute a Nonrecoverable Advance, an Interest Advance will be deemed to be nonrecoverable if the Advancing Agent or the Backup Advancing Agent, as applicable, determines that future payments or collections on the Collateral Interests may be insufficient to fully reimburse such Interest Advance, plus interest thereon at the Reimbursement Rate, within a reasonable period of time. Absent bad faith, the determination by the Advancing Agent or the Backup Advancing Agent, as applicable, as to the nonrecoverability of any Interest Advance shall be conclusive and binding on the Noteholders. The Backup Advancing Agent shall be entitled to conclusively rely on any determination by the Advancing Agent that an Interest Advance, if made, would constitute a Nonrecoverable Advance. The Collateral Manager and the Advancing Agent shall provide any information regarding the Collateral reasonably requested by the Trustee in connection with the Trustee’s determination of whether any Interest Advance would be recoverable.

(b) The Advancing Agent and the Backup Advancing Agent will each be entitled to recover any previously unreimbursed Interest Advance made by it (including any Nonrecoverable Advance), together with interest thereon, in accordance the Section 11.1(j).

(c) The Advancing Agent and the Backup Advancing Agent will each be entitled with respect to any Interest Advance made by it (including Nonrecoverable Advances) to interest accrued on the amount of such Interest Advance for so long as it is outstanding at the Reimbursement Rate.

(d) The Advancing Agent’s obligations to make Interest Advances in respect of the Class A Notes and Class B Notes will continue through the date on which the outstanding principal amount of such Notes is paid in full or redeemed.

(e) In no event will the Advancing Agent or the Backup Advancing Agent be required to advance any payments in respect of interest on any Notes other than the Class A Notes and Class B Notes or any payments in respect of principal on any Notes.

(f) In consideration of the performance of its obligations hereunder, the Backup Advancing Agent shall be entitled to receive, at the times set forth herein and subject to the conditions and the priority of distribution provisions hereof, to the extent funds are available therefor, the Backup Advancing Agent Fee. In addition, to the extent that the Backup Advancing Agent makes an Interest Advance on any Distribution Date that the Advancing Agent was required, but failed to make, the Backup Advancing Agent shall be entitled to receive the Advancing Agent Fee (in addition to the Backup Advancing Agent Fee) for such Distribution Date and any future Distribution Dates upon which such Interest Advance remains outstanding.

(g) In consideration of the performance of its obligations hereunder, the Advancing Agent shall be entitled to receive, at the times set forth herein and subject to the conditions and the priority of distribution provisions hereof, to the extent funds are available therefor, the Advancing Agent Fee (except to the extent the Advancing Agent Fee is being paid to the Trustee as described in clause (f), above).

(h) The determination by the Advancing Agent or the Backup Advancing Agent, as applicable, (i) that it has made a Nonrecoverable Advance or (ii) that any proposed Interest Advance, if made, would constitute a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate delivered promptly to the Trustee (or, if applicable, retained thereby) and the Issuer, setting forth the basis for such determination; provided, that failure to give such notice, or any defect therein, shall not impair or affect the validity of, or the Advancing Agent’s or the Backup Advancing Agent’s entitlement to reimbursement with respect to, any Interest Advance.

(i) The Advancing Agent, in such capacity, shall act in the best interests of the Holders of the Class A Notes and the Class B Notes (taking into account the interests of the Holders of the Class A Notes and the Class B Notes collectively), as determined by the Advancing Agent, in its good faith judgment and in accordance with this Indenture and applicable law, and in all cases without regard to: (i) any relationship that the Advancing Agent may have with any obligor under a Collateral Asset or any Affiliate of such obligor, any seller or any other parties to this Indenture; (ii) the ownership of any Note by the Advancing Agent or any of its Affiliates; (iii) the adequacy of the Advancing Agent’s right to receive compensation for its services and reimbursement for its costs hereunder; (iv) the ownership or management of any interests in any mortgage loans, mortgaged properties, mezzanine loans or Collateral Assets by the Advancing Agent; (v) any obligation of the Advancing Agent or any of its Affiliates to cure a breach of a representation or warranty or document defect with respect to, or repurchase or substitute for any Collateral Asset; and (vi) any other debt the Advancing Agent or any of its Affiliates has extended to any obligor under any Collateral Asset or any of its Affiliates (the criteria specified in this Section 10.12(i), collectively referred to as the “Advancing Standards”).

ARTICLE XI

APPLICATION OF CASH

Section 11.1 Disbursements of Cash from Payment Account.

(a) Notwithstanding any other provision in this Indenture, but subject to the other clauses of this Article XI and Section 13.1 hereof, on each Distribution Date and on the Accelerated Maturity Date, the Trustee shall disburse amounts transferred to the Payment Account from the Collection Accounts pursuant to Section 10.2(g) hereof as follows and for application by the Trustee in accordance with the following priorities (the “Priority of Payments”):

(i) On each Distribution Date and on the Accelerated Maturity Date, Interest Proceeds with respect to the related Due Period will be applied in the order of priority (the “Interest Proceeds Waterfall”) set forth below:

(1) to the payment of taxes and filing and registration fees owed by the Co-Issuers, if any;

(2) (a) first, to the extent not previously reimbursed, to the Advancing Agent or the Backup Advancing Agent, the aggregate amount of any Nonrecoverable Advances due and payable to such party, (b) second, to the extent not previously reimbursed, to the Collateral Manager, the aggregate amount of any Nonrecoverable Cure Advance due and payable to the Collateral Manager, (c) third, to the Advancing Agent, the Advancing Agent Fee and any previously due but unpaid Advancing Agent Fee (provided that the Advancing Agent has not failed to make any Interest Advance required to be made in respect of such Distribution Date pursuant to the terms of this Indenture in which case the Advancing Agent Fee will be paid to the Backup Advancing Agent) and to the Backup Advancing Agent, the Backup Advancing Agent Fee and any previously due but unpaid Backup Advancing Agent Fee, (d) fourth, to the Advancing Agent and the Backup Advancing Agent, (i) to the extent due and payable to such party, Reimbursement Interest and (ii) reimbursement of any outstanding Interest Advances not (in the case of this clause (ii)) to exceed the amount that would result in an Interest Shortfall with respect to such Distribution Date and (e) fifth, to the extent due and payable to the Collateral Manager, reimbursement of any outstanding Cure Advance (but only to the extent of the applicable proceeds in respect of the Collateral Asset with respect to which such Cure Advance was made and not to exceed the amount that would result in an Interest Shortfall with respect to such Distribution Date);

(3) (a) first, to the payment to the Trustee of the Trustee Fee and any previously due but unpaid Trustee Fee, (b) second, to the payment to the Administrator of the accrued and unpaid fees under the Administration Agreement; (c) third, to the payment to the Trustee of accrued and unpaid Trustee Expenses (other than amounts payable pursuant to indemnities) under this Indenture (and, if an Indenture Event of Default has occurred and is continuing under this Indenture, payment to the Trustee of accrued and unpaid expenses (including amounts payable pursuant to the indemnity)), (d) fourth, to the payment of Rating Agency Expenses; (e) fifth, to the Trustee of Trustee Expenses constituting indemnities; (f) sixth, to the payment of accrued and unpaid expenses of the Collateral Manager; (g) seventh, to the payment of accrued and unpaid Other Administrative Expenses then due and payable; provided that all payments made pursuant to subclauses (b) through (g) of this clause (3) do not exceed during the applicable Expense Year (including such Distribution Date), U.S.$600,000 in the aggregate; and (h) eighth, if the balance of all Eligible Investments and cash in the Expense Account on the related Determination Date is less than U.S.$100,000, for deposit to the Expense Account of an amount equal to the lesser of (x) the amount by which U.S.$600,000 exceeds the aggregate amount of payments made under subclauses (b) through (g) of this clause (3) during the applicable Expense Year (including such Distribution Date) and (y) such amount as would have caused the balance of all Eligible Investments and cash in the Expense Account immediately after such deposit to equal U.S.$100,000;

(4) to the payment to the Collateral Manager of (a) first, any accrued and unpaid Senior Collateral Management Fee for the Interest Period ending on the current Distribution Date plus any Senior Collateral Management Fee that remains due and unpaid in respect of any prior Distribution Date and any Deferred Senior Collateral Management Fee Interest accrued thereon; (b) second, the deposit of any Current Deferred Senior Collateral Management Fee into the Interest Collection Account for distribution as Interest Proceeds or, at the option of the Collateral Manager, the deposit into the Principal Collection Account for distribution as Principal Proceeds or the deposit into the Interest Reserve Account; and (c) third, the payment of any accrued and unpaid Cumulative Deferred Senior Collateral Management Fee with respect to prior Interest Periods at the election of the Collateral Manager;

(5) to the payment of all amounts scheduled to be paid to any Hedge Counterparty pursuant to the applicable Hedge Agreement, together with any termination payments (and any accrued interest thereon) payable by the Issuer pursuant to the applicable Hedge Agreement, other than any Deferred Termination Payment;

(6) unless required to be paid into a Holder Subaccount, to the payment of the Interest Distribution Amount with respect to the Class A Notes, plus the Class A-1B Commitment Fee as described below under Section 11.1(a)(iii);

(7) to the payment of the Interest Distribution Amount with respect to the Class B Notes;

(8) if either Class A/B Coverage Test is not satisfied on the related Determination Date and if any Class A Note or Class B Note remains Outstanding, to the payment of principal of, first, unless required to be paid into a Holder Subaccount, the Class A Notes as described below under Section 11.1(a)(iv) and, second, the Class B Notes, until each Class A/B Coverage Test is satisfied;

(9) to the payment of the Interest Distribution Amount with respect to the Class C Notes;

(10) to the payment of the Interest Distribution Amount with respect to the Class D Notes;

(11) to the payment of the Interest Distribution Amount with respect to the Class E Notes;

(12) if any Class C/D/E Coverage Test is not satisfied on the related Determination Date and if any Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Note, Class D Note or Class E Note remains Outstanding, to the payment of principal of, first, unless required to be paid into a Holder Subaccount, the Class A Notes as described below under Section 11.1(a)(iv), second, the Class B Notes, third, the Class C Notes, fourth, the Class D Notes and, fifth, the Class E Notes, until each Class C/D/E Coverage Test is satisfied;

(13) to the payment of the Class C Deferred Interest Amount (in reduction of the Aggregate Outstanding Amount of the Class C Notes);

(14) to the payment of the Class D Deferred Interest Amount (in reduction of the Aggregate Outstanding Amount of the Class D Notes);

(15) to the payment of the Class E Deferred Interest Amount (in reduction of the Aggregate Outstanding Amount of the Class E Note);

(16) to the payment of the Interest Distribution Amount with respect to the Class F Notes;

(17) to the payment of the Interest Distribution Amount with respect to the Class G Notes;

(18) to the payment of the Interest Distribution Amount with respect to the Class H Notes;

(19) if either Class F/G/H Coverage Test is not satisfied on the related Determination Date and if any Class A-1 Notes, Class A-2 Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Note, Class G Note or Class H Note remains Outstanding, to the payment of principal of, first, unless required to be paid into a Holder Subaccount, the Class A Notes as described below under Section 11.1(a)(iv), second, the Class B Notes, third, the Class C Notes, fourth, the Class D Notes, fifth, the Class E Notes, sixth, the Class F Notes, seventh, the Class G Notes and, eighth, the Class H Notes, until each Class F/G/H Coverage Test is satisfied;

(20) to the payment of the Class F Deferred Interest Amount (in reduction of the Aggregate Outstanding Amount of the Class F Notes);

(21) to the payment of the Class G Deferred Interest Amount (in reduction of the Aggregate Outstanding Amount of the Class G Notes);

(22) to the payment of the Class H Deferred Interest Amount (in reduction of the Aggregate Outstanding Amount of the Class H Notes);

(23) to the payment of the Interest Distribution Amount with respect to the Class J Notes;

(24) to the payment of the Class J Deferred Interest Amount (in reduction of the Aggregate Outstanding Amount of the Class J Notes);

(25) to the payment of, first, to the Trustee of accrued and unpaid Trustee Expenses and, second, Rating Agency Expenses, third, accrued and unpaid expenses of the Collateral Manager, fourth, accrued and unpaid Other Administrative Expenses, in each case in the priority of and to the extent not paid pursuant to clause (3) above (whether as the result of the limitations on amounts set forth therein or otherwise) and fifth, to the Expense Account, such amount as would have caused the balance of all Eligible Investments and cash in the Expense Account immediately after such deposit to equal U.S.$100,000;

(26) if a Rating Confirmation Failure occurs, on each Distribution Date commencing with the Distribution Date immediately following the Effective Date, to pay principal of the Notes in accordance with the Priority of Payments, in the amounts necessary for each Rating Agency to confirm its respective ratings of the Notes assigned on the Closing Date or until each Class of Notes is paid in full;

(27) to the holders of the Class A-1B Notes, any accrued and unpaid Class A-1B Increased Costs and Class A-1B Breakage Costs and, in the event the Collateral Manager requires any holders of the Class A-1B Notes to transfer or assign its interests in the Class A-1B Notes in accordance with the applicable Class A-1B Note Purchase Agreement as a result of such holder claiming any Class A-1B Increased Costs, to the related holder of such Class A-1B Notes, any reasonable costs incurred by such holder in effecting such transfer or assignment, including any Class A-1B Breakage Costs related thereto;

(28) to the payment, pro rata, of any amounts, including, without limitation, any termination payments (and any accrued interest thereon) payable by the Issuer pursuant to the Hedge Agreements to the extent not paid under clause (5) above; and

(29) to the Preference Share Paying Agent for distribution to the Preference Shareholders as a dividend on the Preference Shares or as a payment on redemption or repurchase of the Preference Shares, in each case, as provided in the Preference Share Documents.

(ii) On each Distribution Date and on the Accelerated Maturity Date, Principal Proceeds, with respect to the related Due Period will be distributed in the order of priority (the “Principal Proceeds Waterfall”) set forth below:

(1) to the payment of the amounts referred to in clauses (1) to (7) of the Interest Proceeds Waterfall in the same order of priority specified therein, but only to the extent not paid in full thereunder;

(2) after the Reinvestment Period (other than on a Redemption Date or during the occurrence and continuation of a Trading Suspension) in the case of Unscheduled Principal Payments and Sale Proceeds of Credit Risk Securities and Credit Improved Securities received during the related Due Period, at the sole discretion of the Collateral Manager and in accordance with the Reinvestment Criteria and subject to the Additional

Reinvestment Conditions, to the acquisition of additional Collateral Assets or to the acquisition of additional Eligible Investments for the purpose of investment in such additional Collateral Assets at a later date;

(3) on or after the last day of the Reinvestment Period or during the occurrence and continuation of a Trading Suspension, to the payment of principal of, first, unless required to be paid into a Holder Subaccount, the Class A Notes, as described below under Section 11.1(a)(iv), until the Class A Notes are paid in full and, second, the Class B Notes until the Class B Notes have been paid in full;

(4) after giving effect to any application of Uninvested Proceeds and Interest Proceeds, if any Coverage Test is not satisfied on the related Determination Date and if any Class A Notes or Class B Notes remain Outstanding, to the payment of principal of, first, the Class A Notes as described below under Section 11.1(a)(iv) and second, the Class B Notes, until each Class A/B Coverage Test is satisfied or each such Class is paid in full;

(5) if no Class A Notes, Class A-2 Notes or Class B Notes are Outstanding, to the payment of the amounts referred to in clause (9) of the Interest Proceeds Waterfall, in the same order of priority set forth therein, but in each case only to the extent not paid in full thereunder;

(6) on or after the last day of the Reinvestment Period or during the occurrence and continuation of a Trading Suspension, to the payment of principal of the Class C Notes (including the Class C Deferred Interest Amount), until the Class C Notes have been paid in full;

(7) after giving effect to any application of Uninvested Proceeds and Interest Proceeds, if either Class C/D/E Coverage Test or either Class F/G/H Coverage Test is not satisfied on the related Determination Date and if any Class C Note remains Outstanding, to the payment of principal of the Class C Notes until each Class C/D/E Coverage Test and each Class F/G/H Coverage Test is satisfied or such Class is paid in full;

(8) if no Class A Notes, Class B Notes or Class C Notes are Outstanding, to the payment of the amounts referred to in clause (10) of the Interest Proceeds Waterfall, in the same order of priority set forth therein, but in each case only to the extent not paid in full thereunder;

(9) on or after the last day of the Reinvestment Period or during the occurrence and continuation of a Trading Suspension, to the payment of principal of the Class D Notes (including the Class D Deferred Interest Amount), until the Class D Notes have been paid in full;

(10) after giving effect to any application of Uninvested Proceeds and Interest Proceeds, if either Class C/D/E Coverage Test or either Class F/G/H Coverage Test is not satisfied on the related Determination Date and if any Class D Note remains Outstanding, to the payment of principal of the Class D Notes until each Class C/D/E Coverage Test and each Class F/G/H Coverage Test is satisfied or such Class is paid in full;

(11) if no Class A Notes, Class B Notes, Class C Notes or Class D Notes are Outstanding, to the payment of the amounts referred to in clause (11) of the Interest Proceeds Waterfall, in the same order of priority set forth therein, but in each case only to the extent not paid in full thereunder;

(12) on or after the last day of the Reinvestment Period or during the occurrence and continuation of a Trading Suspension, to the payment of principal of the Class E Notes (including the Class E Deferred Interest Amount), until the Class E Notes have been paid in full;

(13) after giving effect to any application of Uninvested Proceeds and Interest Proceeds, if either Class C/D/E Coverage Test or either Class F/G/H Coverage Test is not satisfied on the related Determination Date and if any Class E Note remains Outstanding, to the payment of principal of the Class E Notes until each Class C/D/E Coverage Test and each Class F/G/H Coverage Test is satisfied or such Class is paid in full;

(14) if no Class A Notes, Class B Notes, Class C Notes, Class D Notes or Class E Notes are Outstanding, to the payment of the amounts referred to in clause (16) of the Interest Proceeds Waterfall, in the same order of priority set forth therein, but only in each case to the extent not paid in full thereunder;

(15) on or after the last day of the Reinvestment Period or during the occurrence and continuation of a Trading Suspension, to the payment of principal of the Class F Notes (including the Class F Deferred Interest Amount), until the Class F Notes have been paid in full;

(16) after giving effect to any application of Uninvested Proceeds and Interest Proceeds, if either Class F/G/H Coverage Test is not satisfied on the related Determination Date and if any Class F Note remains Outstanding, to the payment of principal of the Class F Notes, until each Class F/G/H Coverage Test is satisfied or such Class is paid in full;

(17) if no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes or Class F Notes are Outstanding, to the payment of the amounts referred to in clause (17) of the Interest Proceeds Waterfall, in the same order of priority set forth therein, but only in each case to the extent not paid in full thereunder;

(18) on or after the last day of the Reinvestment Period or during the occurrence and continuation of a Trading Suspension, to the payment of principal of the Class G Notes (including the Class G Deferred Interest Amount), until the Class G Notes have been paid in full;

(19) after giving effect to any application of Uninvested Proceeds and Interest Proceeds, if either Class F/G/H Coverage Test is not satisfied on the related Determination Date and if any Class G Note remains Outstanding, to the payment of principal of the Class G Notes, until each Class F/G/H Coverage Test is satisfied or such Class is paid in full;

(20) if no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes or Class G Notes are Outstanding, to the payment of the amounts referred to in clause (18) of the Interest Proceeds Waterfall, in the same order of priority set forth therein, but only in each case to the extent not paid in full thereunder;

(21) on or after the last day of the Reinvestment Period or during the occurrence and continuation of a Trading Suspension, to the payment of principal of the Class H Notes (including the Class H Deferred Interest Amount), until the Class H Notes have been paid in full;

(22) after giving effect to any application of Uninvested Proceeds and Interest Proceeds, if either Class F/G/H Coverage Test is not satisfied on the related Determination Date and if any Class H Note remains Outstanding, to the payment of principal of the Class H Notes, until each Class F/G/H Coverage Test is satisfied or such Class is paid in full;

(23) if no Class A Notes, Class B Notes, Class C Notes, Class D Notes, Class E Notes, Class F Notes, Class G Notes or Class H Notes are Outstanding, to the payment of the amounts referred to in clause (23) of the Interest Proceeds Waterfall, in the same order of priority set forth therein, but only in each case to the extent not paid in full thereunder;

(24) on or after the last day of the Reinvestment Period or during the occurrence and continuation of a Trading Suspension, to the payment of principal of the Class J Notes (including any Class J Deferred Interest Amount) until the Class J Notes have been paid in full;

(25) if a Rating Confirmation Failure occurs, on each Distribution Date commencing with the Distribution Date immediately following the Effective Date, to pay principal of the Notes in accordance with the Priority of Payments, in the amounts necessary for each Rating Agency to confirm its respective ratings of the Notes assigned on the Closing Date or until each Class of Notes is paid in full;

(26) prior to the last day of the Reinvestment Period and so long no as Trading Suspension has occurred and is continuing, to the investment in Eligible Investments and reinvestment in Substitute Collateral Assets subject to the Reinvestment Criteria or, if determined by the Collateral Manager, to pay any Special Amortization Amount, to amortize the Class A Notes as described below under Section 11.1(a)(iv), the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes as follows: (x) if each of the Standard & Poor’s Special Amortization Pro Rata Condition and the Moody’s Special Amortization Pro Rata Condition is satisfied with respect to such Distribution Date and each Coverage Test was satisfied as of the related Determination Date, on a pro rata basis without regard to any Deferred Interest Amount (based on the aggregate Outstanding balance of each Class) among all Classes of Notes, or (y) if either the Standard & Poor’s Special Amortization Pro Rata Condition or the Moody’s Special Amortization Pro Rata Condition is not satisfied with respect to such Distribution Date or any of the Coverage Tests were not satisfied as of the related Determination Date, sequentially among all Classes of Notes; provided, however, that amounts representing recoveries in respect of Defaulted Securities will be distributed sequentially in any event;

(27) to the payment of amounts referred to in clause (25) of the Interest Proceeds Waterfall in the same order of priority specified therein, but only to the extent not paid thereunder;

(28) to the payment of amounts referred to in clause (27) of the Interest Proceeds Waterfall in the same order of priority specified therein, but only to the extent not paid thereunder;

(29) to the payment of amounts referred to in clause (28) of the Interest Proceeds Waterfall in the same order of priority specified therein, but only to the extent not paid thereunder; and

(30) to the Preference Share Paying Agent for distribution to the Preference Shareholders as a dividend on the Preference Shares or as a payment on redemption or repurchase of the Preference Shares, in each case, as provided in the Preference Share Documents.

(iii) All distributions in respect of interest on the Class A Notes pursuant to clause (6) of Section 11.1(a)(i) above or clause (1) of Section 11.1(a)(ii) above shall be allocated among the Holders of the Class A Notes as follows:

(1) first, to the pro rata payment of (a) the Interest Distribution Amount with respect to the Class A-1A Notes and (b) the Interest Distribution Amount with respect to the Class A-1B Notes, plus, the Class A-B Commitment Fee; and

(2) second, to the payment of the Interest Distribution Amount with respect to the Class A-2 Notes.

(iv) All distributions in respect of principal of the Class A Notes pursuant to clauses (8), (12) and (19) of Section 11.1(a)(i) above or clauses (3), (4) and (26) of Section 11.1(a)(ii) above shall be allocated among the Holders of the Class A Notes as follows:

(1) first, to the pro rata payment of principal of (a) the Class A-1A Notes and (b) the Class A-1B Notes, based on the Class A-1A/A-1B Pro Rata Allocation; and

(2) second, to the payment of principal of the Class A-2 Notes.

(v) Notwithstanding anything herein to the contrary, in connection with any distributions to the Holders of the Notes prior to the Commitment Termination Time as a result of any Mandatory Redemption, Special Amortization or redemption in connection with a Rating Confirmation Failure, amounts will be allocated to the Class A Notes assuming that the Class A-1B Notes are fully drawn. In each case, the portion of such amounts allocable to the Class A-1B Notes will be distributed as follows: first, pro rata to the Holders of the Class A-1B Notes in reduction of the Aggregate Outstanding Amount of the Class A-1B Notes; second, for deposit into the Unfunded Commitment Reserve Account until the amount on deposit therein is equal to the Unfunded Collateral Commitment Amount; and third, for deposit into the Collection Account as Principal Proceeds. Immediately following any such distribution, the Class A-1B Commitments will be reduced as described herein.

(vi) If either Class A/B Coverage Test is not satisfied on the Determination Date related to the first Distribution Date, Uninvested Proceeds (that are not required to complete purchases of Collateral Assets) will be applied to the payment of principal of, first, unless required to be paid into a Holder Subaccount, the Class A Notes as described above under Section 11.1(a)(iv) and second, the Class B Notes until such Class A/B Coverage Test is satisfied, prior to the application of Interest Proceeds or Principal Proceeds for such purpose.

(vii) If either Class C/D/E Coverage Test is not satisfied on the Determination Date related to the first Distribution Date, Uninvested Proceeds (that are not required to complete purchases of Collateral Assets) will be applied to the payment of principal of, first, unless required to be paid into a Holder Subaccount, the Class A Notes as described above under Section 11.1(a)(iv), second, the Class B Notes, third, the Class C Notes, fourth, the Class D Notes and, fifth, the Class E Notes, until such Class C/D/E Coverage Test is satisfied, prior to the application of Interest Proceeds or Principal Proceeds for such purpose.

(viii) If either Class F/G/H Coverage Test is not satisfied on the Determination Date related to the first Distribution Date, Uninvested Proceeds (that are not required to complete purchases of Collateral Assets) will be applied to the payment of principal of, first, unless required to be paid into a Holder Subaccount, the Class A Notes as described above under Section 11.1(a)(iv), second, the Class B Notes, third, the Class C Notes, fourth, the Class D Notes, fifth, the Class E Notes, sixth, the Class F Notes, seventh, the Class G Notes and, eighth, the Class H Notes, until such Class F/G/H Coverage Test is satisfied, prior to the application of Interest Proceeds or Principal Proceeds for such purpose.

(b) Not later than 12:00 p.m., New York time, on or before the Business Day preceding each Distribution Date, the Issuer shall, pursuant to Section 10.2(g) hereof, remit or cause to be remitted to the Trustee for deposit in the Payment Account an amount of Cash sufficient to pay the amounts described in Section 11.1(a) required to be paid on such Distribution Date.

(c) If, on any Distribution Date, as applicable, the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required by the statements furnished by the Issuer pursuant to Section 10.7(b) hereof, the Trustee shall make the disbursements called for in the order and according to the priority set forth under Section 11.1(a) hereof, subject to Section 13.1 hereof, to the extent funds are available therefor.

(d) Except as otherwise expressly provided in this Section 11.1, if on any Distribution Date the amount available in the Payment Account from amounts received in the related Due Period is insufficient to make the full amount of the disbursements required under any clause of the Interest Proceeds Waterfall or the Principal Proceeds Waterfall to different Persons, the Trustee shall make the disbursements called for by such clause ratably in accordance with the respective amounts of such disbursements in such clause then due and payable to the extent funds are available therefor.

(e) In connection with the application of funds to pay Administrative Expenses of the Issuer, in accordance with clauses (3) and (4) of clause (i) of Section 11.1(a) hereof and sub-clause (1) of clause (ii) of Section 11.1(a) hereof, the Trustee shall remit such funds, to the extent available , as directed by the Issuer pursuant to the related Note Valuation Report (net of amounts payable to the Trustee). All such payments shall be made pursuant to the Priority of Payments.

(f) In connection with the payment to each Hedge Counterparty pursuant to each Hedge Agreement of any amount scheduled to be paid from time to time between Distribution Dates from amounts received with respect to the Collateral Assets, such amounts shall be distributed to each Hedge Counterparty pursuant to the related Hedge Agreement.

(g) Any amounts to be paid to the Preference Share Paying Agent pursuant to clause (29) of the Interest Proceeds Waterfall or clause (30) of the Principal Proceeds Waterfall shall be released from the lien of this Indenture. Notwithstanding the foregoing, on the Redemption Date, the Stated Maturity, the Accelerated Maturity Date or any Post-Acceleration Distribution Date, in the event that after application of Principal Proceeds and the application of Interest Proceeds under clauses (1) through (28) of the Interest Proceeds Waterfall the principal amount of the Notes has not been paid in full, any amount distributable under clause (29) of the Interest Proceeds Waterfall shall be applied first, to pay such principal (in order of seniority) of the Notes prior to making any distribution to the Preference Share Paying Agent.

(h) Upon prior written notice delivered to the Trustee at least one Business Day prior to any Determination Date, the Collateral Manager may, in its sole discretion, elect to defer payment to it of any Senior Collateral Management Fee which would otherwise be payable to it on the immediately following Distribution Date. Any Senior Collateral Management Fee deferred pursuant to this clause (h) will be paid on the next succeeding Distribution Date to the extent funds are available for such purpose in accordance with the Priority of Payments and shall accrue no interest.

(i) If the Notes and the Preference Shares have not been redeemed prior to the Distribution Date immediately preceding the Stated Maturity of the Notes, the Issuer shall make a Sale of all of the Collateral Assets and all Eligible Investments then standing to the credit of the Accounts (other than the Hedge Counterparty Collateral Account) and sell or liquidate all other Collateral, and all net proceeds from such liquidation and all available cash will be applied pursuant to the Priority of Payments on the Stated Maturity of the Notes.

(j) The Advancing Agent and the Backup Advancing Agent shall be entitled to receive the Advancing Agent Fee and the Backup Advancing Agent Fee, respectively, in each case payable in accordance with the Priority of Payments. In addition, the Advancing Agent and the Backup Advancing Agent shall each be entitled on each Distribution Date to reimbursement of any previously unreimbursed Interest Advance made by it, together with interest thereon, from Interest Proceeds, and to the extent not reimbursed in full by Interest Proceeds, from Principal Proceeds, prior to application of collections in accordance with Section 11.1(a); provided that (i) reimbursement of Interest Advances (other than Nonrecoverable Advances) shall not cause an additional Interest Shortfall, (ii) reimbursement of Nonrecoverable Advances, together with interest thereon, will be made first from Interest Proceeds, and to the extent not reimbursed in full from Interest Proceeds, from Principal Proceeds and (iii) reimbursement of Nonrecoverable Advances shall be made regardless of whether such reimbursement causes an additional Interest Shortfall and may be made on any Business Day prior to the related Determination Date or on a Distribution Date. For purposes of the foregoing, an Interest Advance shall be deemed to be a Nonrecoverable Advance if the Advancing Agent or the Backup Advancing Agent, as applicable, determines that future payments or collections on the Collateral Assets could reasonably be expected to be insufficient to fully reimburse such Interest Advance, plus interest thereon. Amounts used for the reimbursement of Interest Advances and interest thereon shall not be included in the Available Redemption Funds for any Distribution Date. Notwithstanding the foregoing, the Advancing Agent or the Backup Advancing Agent, as applicable, may opt, in their sole discretion, to defer the reimbursement for Nonrecoverable Advances to a subsequent Distribution Date or Distribution Dates if such reimbursement would trigger an additional Interest Shortfall. Notwithstanding the foregoing, the Advancing Agent will be permitted (but not obligated) to defer or otherwise structure the timing of recoveries by the Advancing Agent of Nonrecoverable Advances in such manner as the Advancing Agent determines is in the best interest of the holders of the Class A Notes and the Class B Notes, as a collective whole, which may include being reimbursed for Nonrecoverable Advances in installments. In addition, based upon information available at such time, the Advancing Agent or the Backup Advancing Agent, as applicable, shall provide 15 days prior notice to the Collateral Manager, the Trustee and each Rating Agency if an Interest Advance is determined to be a Nonrecoverable Advance and whether or not reimbursement thereof shall be deferred; provided, that the failure to provide such notice shall in no way limit the rights of either the Advancing Agent or the Backup Advancing Agent to reimburse itself for Nonrecoverable Advances on any Distribution Date.

Section 11.2 Trust Accounts.

Each Account shall remain at all times with a financial institution organized and doing business under the laws of the United States or any State thereof, authorized under such laws to exercise corporate trust powers and having (i) a short-term debt rating of at least “F1” by Fitch and (ii) a long-term debt rating of at least “Baa1” by Moody’s (and, if rated “Baa1,” not be on watch for possible downgrade by Moody’s), at least “BBB” by Fitch and at least “BBB+” by Standard & Poor’s and having a combined capital and surplus of at least U.S.$250,000,000 and subject to supervision or examination by Federal or state authority.

All Cash held by, or deposited with, the Trustee in any Account (other than the Custodial Account or any Hedge Counterparty Collateral Account) pursuant to the provisions of this Indenture, and not invested in Collateral Assets or Eligible Investments as herein provided, shall be deposited in one or more accounts, maintained at a financial institution described in the preceding paragraph, to be held in trust for the benefit of the Noteholders. Except with respect to amounts on deposit in the Payment Account, to the extent Cash deposited in an account exceeds amounts insured by the Bank Insurance Fund or Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation, or any agencies succeeding to the insurance functions thereof, and is not fully collateralized by direct obligations of the United States, such excess shall be invested in Eligible Investments (pursuant to and as provided in Sections 10.2, 10.3 and 10.4 hereof).

ARTICLE XII

PURCHASE AND SALE OF COLLATERAL ASSETS; REINVESTMENT

Section 12.1 Sale of Collateral Assets; Reinvestment.

(a) Except as otherwise expressly permitted or required by this Indenture, the Issuer shall not sell or otherwise dispose of any Collateral Asset; provided that subject to satisfaction of any applicable conditions in Section 10.8, so long as (A) no Indenture Event of Default has occurred and is continuing and (B) on or prior to the trade date for such sale the Collateral Manager has certified to the Trustee that each of the conditions applicable to such sale set forth below has been satisfied, the Collateral Manager on behalf of the Issuer acting pursuant to the Collateral Management Agreement may direct the Trustee in writing to sell, and the Trustee shall sell in the manner directed by the Collateral Manager in writing (which writing shall specify whether such security is a Defaulted Security, Credit Risk Security, Credit Improved Security or a Buy/Sell Interest, if applicable, or whether such security is otherwise permitted to be sold pursuant to this Section 12.1(a)):

(i) any Defaulted Security or Buy/Sell Interests at any time;

(ii) a Credit Risk Security or Credit Improved Security, (A) during the Reinvestment Period and so long as no Trading Suspension has occurred and is continuing, if the Collateral Manager has certified to the Trustee that it shall use commercially reasonable efforts to purchase one or more Substitute Collateral Assets having an Aggregate Principal Balance no less than the Sale Proceeds (excluding accrued interest) from such sale, and after giving effect to such sale and to the purchase of Substitute Collateral Assets with the Sale Proceeds thereof, in the reasonable business judgment of the Collateral Manager (which shall not be called into question solely as a result of subsequent events), the Reinvestment Criteria shall be met; provided that, with respect to the reinvestment of Sale Proceeds received in respect of Credit Improved Securities, the Collateral Manager will use commercially reasonable efforts to reinvest such Sale Proceeds in one or more Substitute Collateral Assets having an Aggregate Principal Balance of not less than 100% of the Aggregate Principal Balance of each Collateral Asset being sold and (B) after the Reinvestment Period, at any time;

(iii) if a Collateral Asset that is a Defaulted Security is not sold by the Issuer (at the direction of the Collateral Manager) within three (3) years of such Collateral Asset becoming a Defaulted Security, the Collateral Manager, on behalf of the Issuer, shall use its commercially reasonable efforts to sell such Collateral Asset as soon as commercially practicable thereafter; and

(iv) shall, in the event of an Auction Call Redemption, Optional Redemption, Clean-up Call, Tax Redemption or at the Stated Maturity, direct the Trustee to sell Collateral Assets without regard to the foregoing limitations.

Notwithstanding any provision in this Indenture to the contrary, no disposition of a Collateral Asset will be effected by or on behalf of the Issuer if such disposition would result, or if the Issuer or the Collateral Manager believe that any such disposition would result, in the downgrade of any of the then current ratings assigned by any Rating Agency to any of the Notes.

All Sale Proceeds of any Collateral Assets sold by the Issuer in accordance with this Section 12.1 and not reinvested in Substitute Collateral Assets pursuant to Section 12.2 will be deposited in the Interest Collection Account or the Principal Collection Account, as the case may be, in accordance with Sections 10.2(a) and 10.2(c) hereof and applied on the Distribution Date immediately succeeding the end of the Due Period or (in the case of Sale Proceeds which may, in accordance with the above limitations, be reinvested) the second Distribution Date succeeding the Due Period in which they were received in accordance with the Priority of Payments or as otherwise required by Article IX.

(b) After the Issuer has notified the Trustee of an Optional Redemption, Clean-up Call, Tax Redemption or an Auction Call Redemption in accordance with Section 9.3 hereof, the Issuer shall direct the Trustee in writing to sell, and the Trustee shall (at the direction of the Collateral Manager) sell, any Collateral Asset without regard to the foregoing limitations in Section 12.1(a) hereof; provided that:

(i) in connection with an Auction Call Redemption, Optional Redemption, Clean-up Call or Tax Redemption, the Sale Proceeds therefrom must be used to pay certain expenses and redeem all of the Notes in whole but not in part pursuant to Sections 9.1(a), 9.1(b), 9.1(c) and 9.7(a) hereof, and upon any such sale the Trustee shall release such Collateral Asset pursuant to Section 10.8 hereof;

(ii) in connection with an Optional Redemption, Clean-up Call or Tax Redemption, the Issuer may not direct the Trustee to sell (and the Trustee shall not be required to release) a Collateral Asset pursuant to this Section 12.1(c) hereof unless on or prior to the sixth Business Day preceding the scheduled Redemption Date:

(x)	the Issuer certifies to the Trustee that (1) in its judgment based on calculations included in such certification by the Issuer (which certification shall include the sale prices of the Collateral Assets), the Available Redemption Funds will be sufficient to pay the Total Senior Redemption Amount pursuant to Section 9.2(a) hereof and (2) the sale prices of such Collateral Assets are not (in the sole judgment of the Collateral Manager) below the fair market value of such Collateral Assets; and

(y)	the Independent accountants appointed by the Issuer pursuant to Section 10.9 hereof shall confirm in writing the calculations made in clause (x)(1) above;

(iii) in connection with an Auction Call Redemption, Optional Redemption, Clean-up Call or Tax Redemption, all the Collateral Assets to be sold pursuant to this Section 12.1(c) hereof must be sold in accordance with the requirements set forth in Section 9.2(a) hereof or Section 9.7 hereof, as the case may be.

(c) The Collateral Manager, its Affiliates and any account for which the Collateral Manager or an Affiliate of the Collateral Manager acts as investment adviser (and for which the Collateral Manager or such Affiliate has discretionary authority) shall be entitled to bid on any Collateral Asset to be sold by the Issuer pursuant to this Section 12.1 hereof; provided that bona fide bids have been received with respect to such Collateral Asset from at least two other nationally recognized independent dealers.

Section 12.2 Eligibility Criteria and Reinvestment Criteria.

(a) Subject to the provisions of Section 12.3(c) hereof, during the Reinvestment Period, so long as the Reinvestment Criteria are satisfied, the Collateral Manager may invest Uninvested Proceeds, Unscheduled Principal Payments, Sale Proceeds and other Principal Proceeds in Substitute Collateral Assets subject to the Reinvestment Criteria. After the Reinvestment Period ends, no Collateral Asset may be acquired by the Issuer unless it was the subject of a binding commitment entered into by the Issuer prior to the end of the Reinvestment Period for a trade which has not settled. Immediately after giving effect to (i) each binding commitment to purchase a REIT Debt Security and (ii) each purchase of a Collateral Asset (other than a REIT Debt Security) by the Issuer to invest (a) Uninvested Proceeds in a Collateral Asset, (b) Principal Proceeds during the Reinvestment Period in a Substitute Collateral Asset (and, in each case, after giving effect to any other investments in, or sales of, Collateral Assets that the Issuer has on or prior to such date committed to make) or (c) Unscheduled Principal Payments and Sale Proceeds of Credit Risk Securities and Credit Improved Securities received after the Reinvestment Period for the acquisition of additional Collateral Assets, subject to the Additional Reinvestment Conditions, each of the following criteria (the “Eligibility Criteria”) must, however, as evidenced by an Officer’s certificate of the Issuer or the Collateral Manager, be satisfied with respect to such Collateral Asset except as specified in Section 12.3(c) hereof below:

Jurisdiction of obligor/issuer	(1) the related obligor is incorporated or organized under the laws of the United States or a commonwealth, territory or possession of the United States;

Payment Obligation	(2) each Collateral Asset is secured by, or the payment obligations of which are tied to, collateral located in the United States or a commonwealth, territory or possession of the United States;

Dollar denominated	(3) such security is denominated and payable only in Dollars and may not be converted into a security payable in any other currency

Fixed principal amount	(4) other than any Interest-Only Security, such security requires the payment of a fixed amount of principal in Cash no later than its Stated Maturity or termination date;

Rating

(5)    in the case of Loans, Preferred Equity Securities and REIT Debt Securities, such security has a Moody’s Rating and a Standard & Poor’s Rating (and, unless otherwise agreed by Standard & Poor’s, such Standard & Poor’s Rating does not include the subscript “t”);

No withholding

(6)    the payments on such interest are not subject to withholding tax unless the obligor thereon is required to make “gross-up” payments sufficient to cover any withholding tax imposed at any time on payments made to the Issuer with respect thereto;

Does not subject Issuer to tax on a net income basis

(7)    after a change of the tax status of the Issuer to other than a Qualified REIT Subsidiary, the Issuer will not (i) be treated as engaged in a U.S. trade or business for U.S. Federal income tax purposes or otherwise be subject to tax on a net income basis in any jurisdiction outside the Issuer’s jurisdiction of incorporation as a result of the acquisition (including the manner of acquisition), ownership, enforcement or disposition of such security and (ii) upon disposition of such security, be subject to U.S. Federal income or withholding tax under Section 897 or Section 1445 of the Code and the Treasury Regulations promulgated thereunder on any gain realized on such disposition;

Does not subject Issuer to Investment Company Act restrictions

(8)    the acquisition (including the manner of acquisition), ownership, enforcement and disposition of such security will not cause the Issuer or the pool of Collateral to become an investment company required to be registered under the Investment Company Act;

No Defaulted Securities or Credit Risk Securities	(9) such security is not a Defaulted Security or a Credit Risk Security;

No Margin Stock	(10) such security is not, and any equity security acquired in connection with such security is not, Margin Stock;

Not subject to an Offer or called for redemption

(11)  such security is not the subject of an Offer (other than an Offer to exchange such security for a security that constitutes a Collateral Asset and that such Offer is registered under the Securities Act or such security is issued pursuant to Rule 144A (or another exemption from registration) under the Securities Act, where the replacement security would have terms that are similar to, or more favorable to the Issuer than, the security being exchanged) and has not been called for redemption;

Future Advances

(12)  (i) in the case of any Loan, there does not exist any continuing contractual obligations on the part of any person, other than the Issuer (in the case of any Delayed Draw Term Loan), to provide additional funding to the related borrower in connection with the Loan or any other loan to such borrower that is secured by the same mortgage or deed of trust on the related underlying Mortgaged Property and (ii) except with respect to a Delayed Draw Term Loan, such security is not a security with respect to which the Issuer is required by the Underlying Instruments to make any payment or advance to the obligor thereof;

Specified Type	(13) such security is a Loan, Preferred Equity Security or REIT Debt Security;

REIT Debt Securities

(14)  if such security is a REIT Debt Security, the obligor of such Collateral Asset is incorporated or organized under the laws of the United States or a commonwealth, territory or possession of the United States;

Payment Frequency	(15) such security provides for periodic payments of interest (or, in the case of Preferred Equity Securities, dividends or other distributions) no less frequently than semi annually;

Repayment of Principal	(16) such security provides for the repayment of principal at not less than par upon maturity, redemption or acceleration;

Stated Maturity	(17) at the time the obligation is purchased by the Issuer, (A) if it is a Loan (other than an ARD Loan), or a

Preferred Equity Security, no commercial mortgage loan underlying, securing or constituting such Collateral Asset has a maturity date (including any extension option) (and with respect to Preferred Equity Security, the date (after giving effect to all permissible extensions thereof) by which all distributions on such Preferred Equity Security attributable to the return of capital by its governing documents are required to be made) that is later than ten (10) years prior to the Stated Maturity; (B) if it is a REIT Debt Security, such security (without regard to the maturities of any collateral underlying such REIT Debt Security) does not have a stated maturity or rated final distribution date later than the Stated Maturity; and (C) if it is an ARD Loan, (i) the anticipated repayment date of such ARD Loan is not later than 20 years prior to the Stated Maturity and (ii) the new maturity date is not less than 5 years prior to the Stated Maturity;

Pledge to Trustee	(18) such security is not prohibited under its Underlying Instruments from being purchased by the Issuer and pledged to the Trustee;

No Debtor in Possession Financing	(19) it is not a financing by a debtor in possession in any insolvency proceeding;

Delayed Draw Term Loan

(20)  if such security is a Delayed Draw Term Loan, and the Aggregate Undrawn Amount of the Class A-1B Commitments is less than the aggregate amount of the Issuer’s remaining commitments with respect to such Delayed Draw Term Loan, an amount at least equal to the result obtained by subtracting the Aggregate Undrawn Amount of the Class A-1B Notes from the aggregate amount of the Issuer’s remaining commitments with respect to such Delayed Draw Term Loan from the Aggregate Undrawn Amount of the Class A-1B Commitments is deposited into the Unfunded Commitment Reserve Account on the date such Delayed Draw Term Loan is acquired by the Issuer;

Adviser’s Act	(21) such security’s acquisition will comply with Section 206 of the Investment Advisers Act of 1940, as amended (“Advisers Act”);

Partially Deferred Loans	(22) except with respect to Partially Deferred Loans, such security does not have any outstanding deferred or capitalized interest;

Participations

(23)  if it is a Participation (or a Whole Loan, a Subordinate Whole Loan or a Mezzanine Loan in the form of a senior participation), it is a real estate related participation and (a) it is serviced pursuant to the Servicing Agreement or by another Approved Servicer, (b) the underlying term loan either (i) has been included in a transaction that would be classified as a commercial mortgage-backed conduit security or a commercial mortgage-backed large loan security with an Approved Servicer, or (ii) it is serviced pursuant to a commercial mortgage servicing arrangement, which includes the standard servicing provisions found in commercial mortgage-backed securities transactions and with an Approved Servicer, (c) the requirements set forth in this Indenture regarding the representations and warranties with respect to the underlying term commercial mortgage loan, the underlying Mortgaged Property (as applicable) and the Participation (or a Whole Loan, a Subordinate Whole Loan or a Mezzanine Loan in the form of a senior participation) have been met, (d) either (i) in the case of Excepted Assets only, the related Underlying Instruments contain terms that are commercially reasonable in the commercial loan market, (ii) the related Underlying Instruments contain the basic terms that are generally accepted as market standard in the commercial mortgage-backed securities industry for such underlying instruments (provided that, in the case of any Participation with a principal balance below the lesser of U.S.$35,000,000 or 5% of the Net Outstanding Portfolio Collateral Balance, it is presumed that such basic terms do not include requirements for independent managers or non-consolidation opinions) or (iii) the Rating Condition is satisfied with respect thereto, and (e) with respect to the Closing Date Collateral Assets, legal title to the related underlying mortgage loan is held by one of the following: (A) a bankruptcy-remote, special purpose entity; provided that a securitization trust, an issuer of a collateralized debt obligation or a securitization vehicle will be deemed to be a special purpose entity for the purposes of this clause (A), (B) a Qualified Institutional Buyer whose long-term unsecured debt obligations have a credit rating of at least “A” by Standard and Poor’s, or (C) a trustee for the benefit of the holders of the participation interests;

B Note

(24)  if it is a B Note, (a) such B Note is serviced pursuant to the Servicing Agreement or by another Approved Servicer, (b) the related senior mortgage loan interest either (i) has been included in a transaction that would be classified as a commercial mortgage-backed conduit security or a commercial mortgage-backed large loan security with an Approved Servicer, (ii) is serviced pursuant to a commercial mortgage servicing arrangement, which includes the standard servicing provisions found in commercial mortgage-backed securities transactions and with an Approved Servicer, or (iii) is serviced by an Approved Servicer pursuant to the Servicing Agreement, (c) the requirements set forth in this Indenture regarding the representations and warranties with respect to the underlying term commercial mortgage loan, the underlying Mortgaged Property (as applicable) and the Subordinate Loan Interest have been met and (d) either (i) in the case of Excepted Assets only, the related Underlying Instruments contain terms that are commercially reasonable in the commercial loan market, (ii) the related Underlying Instruments contain the basic terms that are generally accepted as market standard in the commercial mortgage backed securities industry for such underlying instruments (provided that, in the case of any B Note with a principal balance below the lesser of U.S.$35,000,000 or 5% of the Net Outstanding Portfolio Collateral Balance, it is presumed that such basic terms do not include requirements for independent managers or non-consolidation opinions) or (iii) the Rating Condition is satisfied with respect thereto;

Mezzanine Loans

(25)  if it is a Mezzanine Loan, (a) the Mezzanine Loan is serviced pursuant to the Servicing Agreement or by another Approved Servicer, (b) the requirements set forth in this Indenture regarding the representations and warranties with respect to the underlying term loan, the underlying mortgaged property (as applicable) and the mezzanine loan have been met and (c) either (i) in the case of Excepted Assets only, the related Underlying Instruments contain terms that are commercially reasonable in the commercial loan market, (ii) the related Underlying Instruments contain the basic terms that are generally accepted as market standard in the commercial mortgage backed securities industry for such underlying instruments (provided that, in the case of any Mezzanine Loan with a principal balance below the lesser of U.S.$35,000,000 or 5% of the Net Outstanding Portfolio Collateral Balance, it is presumed that such basic terms do not include requirements for independent managers or non-consolidation opinions) or (iii) the Rating Condition is satisfied with respect thereto;

Whole Loans

(26)  if it is a Whole Loan (or a Subordinate Whole Loan), (a) either (i) it is serviced pursuant to the Servicing Agreement or by another Approved Servicer, or (ii) it is serviced pursuant to a commercial mortgage servicing arrangement, which includes the standard servicing provisions found in commercial mortgage-backed securities transactions and with an Approved Servicer, (b) the requirements set forth in this Indenture regarding the representations and warranties with respect to the Loan and the underlying mortgaged property (as applicable) have been met and (c) either (i) in the case of Excepted Assets only, the related Underlying Instruments contain terms that are commercially reasonable in the commercial loan market, (ii) the related Underlying Instruments contain the basic terms that are generally accepted as market standard in the commercial mortgage backed securities industry for such underlying instruments (provided that, in the case of any Whole Loan (or Subordinate Whole Loan) with a principal balance below the lesser of U.S.$35,000,000 or 5% of the Net Outstanding Portfolio Collateral Balance, it is presumed that such basic terms do not include requirements for independent managers or non-consolidation opinions) or (iii) the Rating Condition is satisfied with respect thereto;

Realized Losses

(27)  if it is a Loan, the principal balance of the Loan has not been reduced by a realized loss, expected loss, appraisal event, appraisal reduction or similar item since initial issuance, other than a Loan as to which a workout or other restructuring has occurred but as to which no such reduction has occurred since the completion of such workout or restructuring;

Requirements under Indenture	(28) any requirements regarding opinions with respect to certain purchases of Collateral Assets as provided in this Indenture have been met;

Principal-Only Securities	(29) if it is a Principal-Only Security, the Rating Condition has been satisfied with respect to the acquisition of such Principal-Only Security;

Buy/Sell	(30) if such Collateral Asset has attached “buy/sell” rights in favor of the Issuer, such rights are freely assignable by the Issuer to any of its affiliates;

No Golf Course Interests	(31) such security is not collateralized or backed by interests in any golf courses;

No Nursing Home Interests	(32) such security is not collateralized or backed by interests in any nursing homes;

No Individual Residential Property

(33)  such Collateral Asset is a Loan or security related to (x) commercial or residential real estate or (y) undeveloped real estate intended to be developed into income-producing property; provided that no Loan shall be secured by an individual one-to-four family residential;

No Conversion or Exchanges into an Equity Interest

(34)  except with respect to Preferred Equity Securities, such security is not a security that by the terms of its Underlying Instruments provides for conversion or exchange (whether mandatory or at the option of the issuer or the holder thereof) into an equity interest in the issuer at any time prior to its maturity;

Restricted Securities

(35)  such security is not an equity security (except with respect to Preferred Equity Securities), Principal-Only Security, Step-Up Bond, Step-Down Bond or a market value collateralized debt obligation security; and

No Conversions	(36) such security does not allow for any interest rate or index currency conversions.

Notwithstanding anything to the contrary set forth herein, compliance with the Reinvestment Criteria shall be measured by determining the aggregate effect of all sales of Collateral Assets and purchases of Substitute Collateral Assets on a given date (or, at the election of the Collateral Manager, the aggregate effect of a series of related sales of Collateral Assets and purchases of Substitute Collateral Assets during a period (not to exceed 30 Business Days) as specified by the Collateral Manager) on the Issuer’s level of compliance with the Reinvestment Criteria, rather than considering the effect of each such purchase individually.

All Substitute Collateral Assets will be identified by the Collateral Manager using standards similar to the review performed with respect to the Closing Date Collateral Assets. The Collateral Manager will monitor the impact of the Substitute Collateral Assets on the Coverage Tests and the general credit quality of the pool of Collateral Assets.

(b) Except as provided in Sections 12.3(c) and 12.3(d), during the Reinvestment Period so long as no Trading Suspension has occurred and is continuing, Unscheduled Principal Payments, Sale Proceeds and other Principal Proceeds will be reinvested in Substitute Assets (which shall be, and hereby are, Granted to the Trustee pursuant to the Granting Clause of this Agreement) only if the Collateral Manager has not been removed, or voted to be removed as a result of the occurrence of an act by the Collateral Manager or its affiliates that constitutes fraud or criminal activity in the performance of its obligations under the Collateral Management Agreement and, after giving effect to such reinvestment, the Reinvestment Criteria are satisfied (and in connection with such reinvestment, the Collateral Manager shall be deemed to have certified that the Reinvestment Criteria are so satisfied), as of (i) the date of the irrevocable binding commitment to purchase such Substitute Collateral Assets in the case of the purchase of any REIT Debt Securities and (ii) the date of purchase of such Substitute Collateral Assets in the case of the purchase of any other Specified Type of Collateral Assets:

(i) Within ten (10) Business Days of purchasing each Substitute Collateral Asset (unless the same is already rated), the Collateral Manager shall deliver to each Rating Agency a comprehensive set of asset and underwriting materials in form and substance acceptable to the Rating Agencies (the “Reinvestment Asset Information”) describing such Substitute Collateral Asset. After receiving the Reinvestment Asset Information, a Rating Agency may, in the case of Standard & Poor’s and Moody’s, provide an estimated rating to the Collateral Manager necessary to confirm whether a Moody’s Post-Acquisition Compliance Test or an Standard & Poor’s Post-Acquisition Compliance Test failure has occurred.

(ii) Within 60 days of finding a Moody’s Post-Acquisition Compliance Test failure (a “Moody’s Post-Acquisition Failure”), the Collateral Manager shall use commercially reasonable efforts to come into compliance with the Moody’s Post-Acquisition Compliance Test to the extent that the Collateral Manager believes it is in the best interest of the Noteholders by (i) directing and assisting the Trustee to sell the Substitute Collateral Asset that caused the Moody’s Post-Acquisition Failure, at a price at least equal to the price paid by the Issuer for the Substitute Collateral Asset, plus any fees and expenses attributable to such sale (the Collateral Manager having an option, but not an obligation, to purchase the same at such price), (ii) instructing and assisting the Trustee to sell any other Collateral Assets (provided that the sale price must be at a price at least equal to the price paid by the Issuer for the Collateral Asset, plus any fees and expenses attributable to such sale) and/or (iii) instructing and assisting the Trustee to purchase additional Substitute Collateral Assets (subject to the Reinvestment Criteria) that ultimately would result in satisfaction of the Moody’s Post-Acquisition Compliance Test. Following a Moody’s Post-Acquisition Failure, until such time as the Moody’s Post-Acquisition Compliance Test is satisfied, the Collateral Manager may purchase a Substitute Collateral Asset only if it has a Moody’s Rating; provided, however, if the Moody’s Post- Acquisition Compliance Test is not satisfied within 60 days of a Moody’s Post-Acquisition Failure, each Collateral Asset acquired must have a Moody’s Rating until such time as the Rating Condition with respect to Moody’s has been satisfied. Notwithstanding the foregoing, if the Moody’s Post-Acquisition Compliance Test is not satisfied within 120 days of a finding of a Moody’s Post-Acquisition Failure, each Collateral Asset thereafter acquired must have a Moody’s Rating regardless of whether the Moody’s Post-Acquisition Compliance Test is satisfied. In no circumstances following the failure to meet a Moody’s Post-Acquisition Compliance Test within 120 days of a finding of a Moody’s Post-Acquisition Failure may a Collateral Asset be acquired without a Moody’s Rating.

(iii) Within 60 days of finding an Standard & Poor’s Post-Acquisition Compliance Test failure (a “Standard & Poor’s Post-Acquisition Failure”), the Collateral Manager may (i) direct and assist the Trustee in selling the Substitute Collateral Asset that caused the Standard & Poor’s Post-Acquisition Failure, (ii) instruct and assist the Trustee to sell any other Collateral Assets and/or (iii) instruct and assist the Trustee to purchase additional Substitute Collateral Assets (subject to the Reinvestment Criteria) that ultimately would result in satisfaction of the Standard & Poor’s Post-Acquisition Compliance Test. Until such time as the Standard & Poor’s Post-Acquisition Compliance Test is satisfied, the Collateral Manager may purchase a Substitute Collateral Asset only if it has an Standard & Poor’s Rating. No more than 20% of the Aggregate Collateral Balance as of the end of the Initial Investment Period can be purchased by the Issuer pending satisfaction of any of the Moody’s Post-Acquisition Compliance Test and the Standard & Poor’s Post-Acquisition Compliance Test.

(c) Notwithstanding the foregoing provisions, if an Indenture Event of Default shall have occurred and be continuing, no Collateral Asset may be acquired by the Issuer unless it was the subject of a binding commitment entered into by the Issuer prior to the occurrence of such Indenture Event of Default for a trade which has not settled.

Section 12.3 Conditions Applicable to all Transactions Involving Sale or Grant.

(a) Any transaction effected under Article V, Article IX, Section 10.2 hereof or this Article XII shall be conducted on an arms’ length basis and if effected with the Issuer, the Trustee, the Collateral Manager or any Affiliate of any of the foregoing, shall be effected at fair market value in a secondary market transaction on terms at least as favorable to the Noteholders as would be the case if such Person were not so Affiliated or, on the Closing Date, pursuant to the Credit Agreement. The Trustee shall have no responsibility to oversee compliance with this clause by the other parties.

(b) Upon any Grant pursuant to this Article XII, all of the Issuer’s right, title and interest to the Pledged Security or Securities shall be Granted to the Trustee pursuant to this Indenture, such Pledged Security or Securities shall be registered in the name of the Trustee, and, if applicable, the Trustee shall receive such Pledged Security or Securities. The Trustee shall also receive, not later than the date of delivery of any Collateral Asset delivered after the Closing Date, (i) an Officer’s certificate of the Issuer or the Collateral Manager certifying that, as of the date of such Grant, such Grant complies with the applicable conditions of and is permitted by this Article XII (and setting forth, to the extent appropriate, calculations in reasonable detail necessary to determine such compliance) and (ii) an Officer’s certificate of the Issuer containing the statements set forth in Section 3.2(b) hereof (or, alternatively, the delivery to the Trustee of a trade ticket signed by an Authorized Officer of the Collateral Manager in lieu of the delivery of such Officer’s certificate, which shall be deemed to be the Issuer’s certification as to the matters set forth in section 3.2(b)).

(c) Notwithstanding anything contained in this Article XII to the contrary, but subject to Section 12.3(d) hereof, the Issuer shall have the right to effect any transaction which has been consented to (i) by the Holders of Notes evidencing 100% of the Aggregate

Outstanding Amount of each and every Class of Notes (or if there are no Notes Outstanding, 100% of the Preference Shares) and (ii) each Hedge Counterparty and of which each Rating Agency has been notified.

(d) Notwithstanding anything to the contrary in this Indenture, in no event may the Issuer (i) engage in any business or activity that would cause the Issuer to be treated as a foreign corporation engaged in a U.S. trade or business for U.S. Federal income tax purposes or (ii) if the Issuer fails to qualify as a Qualified REIT Subsidiary, acquire or hold any asset that is an equity interest in an entity that is treated as a partnership engaged in a U.S. trade or business for U.S. Federal income tax purposes or the acquisition or ownership of which otherwise would subject the Issuer to net income tax in any jurisdiction.

(e) Notwithstanding anything to the contrary in this Indenture, if on any Measurement Date, the Class F/G/H Overcollateralization Ratio is less than 105%, the Collateral Manager will not be permitted to direct the Trustee to purchase any additional Collateral Assets or sell any Collateral Assets (a “Trading Suspension”); provided that, with the consent of a majority of the Aggregate Outstanding Amount of the Controlling Class, the Collateral Manager will be permitted to resume sales of Credit Risk Securities and Credit Improved Securities during the continuance of a Trading Suspension subject to the further requirement that no Sale Proceeds therefrom may be reinvested. The foregoing restrictions will no longer apply if (x) the Class F/G/H Overcollateralization Ratio thereafter is equal to or greater than 122.2% or (y) with the consent of the holders of a majority in Aggregate Outstanding Amount of the Controlling Class, the Class F/G/H Overcollateralization Ratio thereafter is equal to or greater than 105%.

ARTICLE XIII

SECURED PARTIES’ RELATIONS

Section 13.1 Subordination.

(a) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Hedge Counterparties, the Preference Shareholders and the Holders of the Notes agree for the benefit of the Hedge Counterparties that the Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (with respect to all amounts payable to the Hedge Counterparties other than Deferred Termination Payments, and for purposes of this Section 13.1(a) hereof, the “Subordinate Interests”) shall be subordinate and junior to the rights of the Hedge Counterparties with respect to payments to be made to the Hedge Counterparties pursuant to the Hedge Agreements (except as provided in Section 11.1(a)(i) hereof with respect to Deferred Termination Payments) to the extent and in the manner set forth in Section 11.1(a) and hereinafter provided. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and Co-Issuer agree, for the benefit of the Hedge Counterparties, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests or until the payment in full to the Hedge Counterparties (other than Deferred Termination Payments) and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(b) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Preference Shareholders and the Holders of the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes agree for the benefit of the Holders of the Class A-1A Notes and A-1B Notes that the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (the “Class A-2 Subordinate Interests”) shall be subordinate and junior to the Class A-1A Notes and the Class A-1B Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) hereof and hereinafter provided. If any Indenture Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Indenture Event of Default specified in Section 5.1(f) or 5.1(g), the Class A-1A Notes and the Class A-1B Notes shall be paid in full before any further payment or distribution is made on account of the Class A-2 Subordinate Interests. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and Co-Issuer agree, for the benefit of the Holders of the Class A-1A Notes and the Class A-1B Notes, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests until the payment in full of the Class A-1A Notes and the Class A-1B Notes and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(c) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Preference Shareholders, the Holders of the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes agree for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes and the Class A-2 Notes that the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (the “Class B Subordinate Interests”) shall be subordinate and junior to the Class A-1A Notes, the Class A-1B Notes and the Class A-2 Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) hereof and hereinafter provided. If any Indenture Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Indenture Event of Default specified in Section 5.1(f) or 5.1(g), the Class A-1A Notes, the Class A-1B Notes and the Class A-2 Notes shall be paid in full before any further payment or distribution is made on account of the Class B Subordinate Interests. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and Co-Issuer agree, for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes and the Class A-2 Notes, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests until the payment in full of the Class A-2 Notes and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(d) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Preference Shareholders, the Holders of the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes agree for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes and the Class B Notes that the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (the “Class C Subordinate Interests”) shall be subordinate and junior to the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes and the Class B Notes to the extent and in the manner set forth in this Indenture including as set forth in Section 11.1(a) hereof and hereinafter provided. If any Indenture Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Indenture Event of Default specified in Section 5.1(f) or 5.1(g), the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes and the Class B Notes shall be paid in full before any further payment or distribution is made on account of the Class C Subordinate Interests. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and Co-Issuer agree, for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes and the Class B Notes, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests until the payment in full of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes and the Class B Notes and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(e) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Preference Shareholders and the Holders of the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes agree for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes that the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (the “Class D Subordinate Interests”) shall be subordinate and junior to the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes to the extent and in the manner set forth in this Indenture, including as set forth in Section 11.1(a) hereof and hereinafter provided. If any Indenture Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Indenture Event of Default specified in Section 5.1(f) or 5.1(g), the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes shall be paid in full before any further payment or distribution is made on account of the Class D Subordinate Interests. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and the Co-Issuer agree, for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests until the payment in full of the Class A-1A Notes, Class A-1B Notes, the Class A-2 Notes, the Class B Notes and the Class C Notes and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(f) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Preference Shareholders and the Holders of the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes agree for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes and the Class D Notes that the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (the “Class E Subordinate Interests”) shall be subordinate and junior to the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes and the Class D Notes to the extent and in the manner set forth in this Indenture, including as set forth in Section 11.1(a) hereof and hereinafter provided. If any Indenture Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Indenture Event of Default specified in Section 5.1(f) or 5.1(g), the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes and the Class D Notes shall be paid in full before any further payment or distribution is made on account of the Class E Subordinate Interests. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and the Co-Issuer agree, for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes and the Class D Notes, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests until the payment in full of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes and the Class D Notes and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(g) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Preference Shareholders and the Holders of the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes agree for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes that the Class F Notes, the Class G Notes, the Class H Notes, the Class J Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (the “Class F Subordinate Interests”) shall be subordinate and junior to the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes to the extent and in the manner set forth in this Indenture, including as set forth in Section 11.1(a) hereof and hereinafter provided. If any Indenture Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Indenture Event of Default specified in Section 5.1(f) or 5.1(g), the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes shall be paid in full before any further payment or distribution is made on account of the Class F Subordinate Interests. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and the Co-Issuer agree, for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests until the payment in full of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes and the Class E Notes and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(h) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Preference Shareholders and the Holders of the Class G Notes, the Class H Notes and the Class J Notes agree for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes that the Class G Notes, the Class H Notes, the Class J Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (the “Class G Subordinate Interests”) shall be subordinate and junior to the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes to the extent and in the manner set forth in this Indenture, including as set forth in Section 11.1(a) hereof and hereinafter provided. If any Indenture Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Indenture Event of Default specified in Section 5.1(f) or 5.1(g), the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes shall be paid in full before any further payment or distribution is made on account of the Class G Subordinate Interests. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and the Co-Issuer agree, for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests until the payment in full of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes and the Class F Notes and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(i) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Preference Shareholders and the Holders of the Class H Notes and the Class J Notes agree for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes that the Class H Notes, the Class J Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (the “Class H Subordinate Interests”) shall be subordinate and junior to the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes to the extent and in the manner set forth in this Indenture, including as set forth in Section 11.1(a) hereof and hereinafter provided. If any Indenture Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Indenture Event of Default specified in Section 5.1(f) or 5.1(g), the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes shall be paid in full before any further payment or distribution is made on account of the Class H Subordinate Interests. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and the Co-Issuer agree, for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests until the payment in full of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the

Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes and the Class G Notes and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(j) Anything in this Indenture or the Notes to the contrary notwithstanding, the Issuer, the Preference Shareholders and the Holders of the Class J Notes agree for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes, that the Class J Notes, the Preference Shares and the Issuer’s rights in and to the Collateral (the “Class J Subordinate Interests”) shall be subordinate and junior to the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes to the extent and in the manner set forth in this Indenture, including as set forth in Section 11.1(a) hereof and hereinafter provided. If any Indenture Event of Default has not been cured or waived and acceleration occurs in accordance with Article V, including as a result of an Indenture Event of Default specified in Section 5.1(f) or 5.1(g), the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes shall be paid in full before any further payment or distribution is made on account of the Class J Subordinate Interests. The Holders of the Notes and the Preference Shareholders evidencing Subordinate Interests and the holders of equity in the Issuer and the Co-Issuer agree, for the benefit of the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes, not to cause or join in the filing of a petition in bankruptcy against the Issuer or the Co-Issuer for failure to pay to them amounts due in respect of such Subordinate Interests until the payment in full of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes and the Class H Notes and not before one year and one day have elapsed since such payment or, if longer, the applicable preference period (plus one day) then in effect, including any period established pursuant to the laws of the Cayman Islands.

(k) In the event that notwithstanding the provisions of this Indenture, any holder of any Subordinate Interests shall have received any payment or distribution in respect of such Subordinate Interests contrary to the provisions of this Indenture, then, unless and until all amounts (other than Deferred Termination Payments) payable to the Hedge Counterparties pursuant to the order specified in Section 11.1(a)(i) and 11.1(a)(ii) or to the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes, as applicable, shall have been paid in full in Cash or, to the extent the Hedge Counterparties or a Majority of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes or the Class J Notes, as applicable, consent, other than in Cash in accordance with this Indenture, such payment or distribution shall be received and held in trust for the benefit of, and shall forthwith be paid over and delivered to, the Trustee, which shall pay and deliver the same to the Hedge Counterparties or to the Holders of Class A-1A Notes, Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes, as applicable, in accordance with this Indenture.

(l) Each holder of Subordinate Interests agrees with the Hedge Counterparties and all Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes, as applicable, that such holder of Subordinate Interests shall not demand, accept, or receive any payment or distribution in respect of such Subordinate Interests in violation of the provisions of this Indenture including this Section 13.1; provided that after all amounts payable to the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes, as applicable, have been paid in full, the Holders of such Subordinate Interests shall be fully subrogated to the rights of the Hedge Counterparties or the Holders of the Class A-1A Notes, the Class A-1B Notes, the Class A-2 Notes, the Class B Notes, the Class C Notes, the Class D Notes, the Class E Notes, the Class F Notes, the Class G Notes, the Class H Notes and the Class J Notes, as applicable. Nothing in this Section 13.1 shall affect the obligation of the Issuer to pay Holders of Subordinate Interests.

Section 13.2 Standard of Conduct.

In exercising any of its or their voting rights, rights to direct and consent or any other rights as a Secured Party under this Indenture, subject to the terms and conditions of this Indenture, including Section 5.9 hereof, a Secured Party or Secured Parties shall not have any obligation or duty to any Person or to consider or take into account the interests of any Person and shall not be liable to any Person for any action taken by it or them or at its or their direction or any failure by it or them to act or to direct that an action be taken, without regard to whether such action or inaction benefits or adversely affects any Secured Party, the Issuer, or any other Person, except for any liability to which such Secured Party may be subject to the extent the same results from such Secured Party’s taking or directing an action, or failing to take or direct an action, in bad faith or in violation of the express terms of this Indenture.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Form of Documents Delivered to Trustee.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Authorized Officer of the Issuer or the Co-Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Authorized Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer of the Issuer or the Co-Issuer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Authorized Officer of the Issuer, the Co-Issuer or any other Person, stating that the information with respect to such factual matters is in the possession of the Issuer, the Co-Issuer or such other Person, unless such Authorized Officer of the Issuer or the Co-Issuer or such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous. Any Opinion of Counsel may also be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Authorized Officer of the Issuer or the Co-Issuer, stating that the information with respect to such matters is in the possession of the Issuer or the Co-Issuer, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Whenever in this Indenture it is provided that the absence of the occurrence and continuation of a Default is a condition precedent to the taking of any action by the Trustee at the request or direction of the Issuer or the Co-Issuer, then notwithstanding that the satisfaction of such condition is a condition precedent to the Co-Issuers’ rights to make such request or direction, the Trustee shall be protected in acting in accordance with such request or direction if it does not have knowledge of the occurrence and continuation of such Default as provided in Section 6.1(d) hereof.

Section 14.2 Acts of Noteholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action or actions embodied therein and evidenced thereby) are herein sometimes referred to as the “Act of Noteholders” signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Co-Issuers, if made in the manner provided in this Section 14.2. Notwithstanding anything to the contrary contained herein, with respect to any Noteholder which has notified the Trustee in writing that pursuant to such Noteholder’s organizational documents or other documents governing such Noteholder’s actions, such Noteholder is not permitted to take any affirmative action approving, rejecting or otherwise acting upon any Issuer request including, but not limited to, a request for the consent of such Noteholder to a proposed amendment or waiver pursuant to this Indenture, the failure by such Noteholder to consent to or reject any such requested action will be deemed a consent by such Noteholder to the requested action.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any manner which the Trustee deems sufficient.

(c) The principal amount and registered numbers of Notes held by any Person, and the date of his holding the same, shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder (and any transferee thereof) of such Note and of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee or the Co-Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e) In connection with any vote, consent or waiver to be made by the Noteholders, the Trustee shall request from the Collateral Manager a list of Collateral Manager Securities.

Section 14.3 Notices, Etc., to Trustee, the Co-Issuers, the Collateral Manager, the Hedge Counterparties and the Rating Agencies.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture to be made upon, given or furnished to, or filed with:

(a) the Trustee or the Preference Share Paying Agent by any Noteholder, by the Issuer or the Co-Issuer or by the Collateral Manager shall be sufficient for every purpose hereunder if in writing and sent by facsimile in legible form and confirmed by overnight courier service guaranteed next day delivery to the Trustee or the Preference Share Paying Agent addressed to it at P.O. Box 98, Columbia, Maryland 21046, Attention: CDO Trust Services – RAIT CRE CDO I, Ltd., with a copy to its Corporate Trust Office or at any other address previously furnished in writing to the Co-Issuers or Noteholder by the Trustee or Preference Share Paying Agent;

(b) the Issuer by the Trustee, by any Noteholder or by the Collateral Manager shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Issuer addressed to it at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, Attention: The Directors, telecopy no. (345) 945-4757, or at any other address previously furnished in writing to the Trustee by the Issuer;

(c) the Co-Issuer by the Trustee, by any Noteholder or by the Collateral Manager shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, to the Co-Issuer addressed to it at c/o Andrew M. Lubin, 110 South Poplar Street, Suite 101, Wilmington, Delaware 19801, Attention: Andrew M. Lubin, or at any other address previously furnished in writing to the Trustee by the Co-Issuer;

(d) the Rating Agencies by the Co-Issuers or the Trustee shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, hand delivered, sent by overnight courier service or by facsimile in legible form, (i) in the case of Moody’s, addressed to Moody’s Investors Service, 99 Church

Street, New York, New York 10007, facsimile no. 212-553-0355, Attention: CMBS Surveillance (e-mail: ); and (ii) in the case of Standard & Poor’s, addressed to Standard & Poor’s, 55 Water Street, New York, New York, 10041, Attention: CDO Surveillance and all Monthly Reports, Note Valuation Reports and Excel Default Model Input Files shall be sent to Standard & Poor’s electronically at cdosurveillance@standardandpoors.com;

(e) any Hedge Counterparty by the Co-Issuers or the Trustee shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, hand delivered or sent by overnight courier service or by facsimile in legible form to such Hedge Counterparty addressed to it at the address specified in the related Hedge Agreement or at any other address previously furnished in writing to the Issuer or the Trustee by such Hedge Counterparty;

(f) the Collateral Manager by the Co-Issuers or by the Trustee or by the Collateral Administrator shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and sent by facsimile in legible form and confirmed by overnight courier service guaranteed next day delivery, or by electronic mail (where expressly provided herein) to the Collateral Manager addressed to it at the address specified in the Collateral Management Agreement or at any other address previously furnished in writing to the Co-Issuers or the Trustee by the Collateral Manager;

(g) the Preference Share Paying Agent by the Trustee in writing sent by telecopy confirmed by overnight courier guaranteed next day delivery;

(h) Cohen & Company Securities, LLC by the Co-Issuers, by the Trustee, by the Collateral Manager or by UBS Investment Bank shall be sufficient for every purpose hereunder if in writing and sent by facsimile in legible form and confirmed by overnight courier service guaranteed next day delivery to Cohen & Company Securities, LLC addressed to it at 135 East 57th Street, 21st Floor, New York, NY 10022, fax number: (646) 673-8100, Attention: Lars Norell, with a copy to any other address previously furnished in writing to the Co-Issuers or Noteholder by Cohen & Company Securities, LLC;

(i) UBS Investment Bank by the Co-Issuers, by the Trustee, by the Collateral Manager or by Cohen & Company Securities, LLC shall be sufficient for every purpose hereunder if in writing and sent by facsimile in legible form and confirmed by overnight courier service guaranteed next day delivery to UBS Investment Bank addressed to it at 1285 Avenue of the Americas, 11th Floor, New York, New York 10019, Attention: Global Structured Finance CDO Group, with a copy to any other address previously furnished in writing to the Co-Issuers or Noteholder by UBS Investment Bank;

(j) the Irish Stock Exchange shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first–class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, addressed to Irish Stock Exchange Limited, 28 Anglesea Street, Dublin 2, Ireland, telecopy no. +353 1 677 6045, or at any other address furnished in writing to the Trustee, the Collateral Manager and the Issuer by the Irish Stock Exchange; provided that the delivery of any report or notice required to be provided by the Issuer or the Trustee to the Irish Stock Exchange may be satisfied by the delivery of such items to the Irish Paying Agent;

(k) the Paying Agent in Ireland shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first–class postage prepaid, hand delivered, sent by overnight courier service or by telecopy in legible form, addressed to Custom House Administration and Corporate Services Limited, 25 Eden Quay, Dublin 1 Ireland, fax number: 353 1 8290010, or at any other address furnished in writing to the Trustee, the Collateral Manager and the Issuer by the Paying Agent in Ireland; or

(l) to the Repository pursuant to this Indenture shall be delivered to the Repository by electronic mail as a pdf (portable document format) file to the following address (or such other address as may be provided in writing from time to time by the operator of the Repository to the Trustee): CDO Library, c/o The Bond Market Association, 360 Madison Avenue (18th Floor), New York, NY 10017; Electronic mail address: admin@cdolibrary.com; provided that the Issuer shall be identified by its full legal name in the electronic mail message that accompanies the delivery of any document and shall apply the following procedures in converting the document to a pdf file:

(i) the pdf file shall be made from the original document by printing directly from the application in which the document was created (Microsoft Word, Quark Xpress, etc.) or by using Adobe Acrobat Distiller; and

(ii) the pdf file shall not be made from scanned pages, except for documents not originating with the Trustee;

provided that any report required to be made available to the operator of the Repository by the Issuer, shall be made available by the Issuer by providing the operator of the Repository with access to a website containing such report in a format that permits the user to download the document as a pdf file.

Delivery of any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents made as provided above will be deemed effective: (i) if in writing and delivered in person or by overnight courier service, on the date it is delivered; (ii) if sent by facsimile transmission, on the date that transmission is received by the recipient in legible form (as evidenced by the sender’s written confirmation of delivery); and (iii) if sent by mail, on the date that mail is delivered or its delivery is attempted; in each case, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

Section 14.4 Notices and Reports to Noteholders; Waiver.

Except as otherwise expressly provided herein, where this Indenture provides for a report to Holders or for a notice to Holders of Notes of any event,

(a) such notice shall be sufficiently given to all Holders of Notes if in writing and mailed, first-class postage prepaid, to each Holder of a Note affected by such event, at the address of such Holder as it appears in the Note Register, not earlier than the earliest date and not later than the latest date, prescribed for the giving of such report or notice;

(b) such report shall be available each month to Noteholders who have provided proper certification in the form attached herein as Exhibit E via an internet website to be provided to such Noteholder; and

(c) such report or notice shall be in the English language.

Such reports and notices will be deemed to have been given on the date of such mailing. The Trustee shall have the right to change the method by which such reports are distributed in order to make such distribution more convenient and/or more accessible to the Noteholders, and in such event the Trustee shall provide timely notification thereof (in any event not less than 30 days) to all Noteholders.

The Trustee will deliver to the Holder of any Note shown on the Note Register any readily available information or notice requested to be so delivered, at the expense of the Issuer. In addition, for so long as any Class of Offered Notes (other than the Class A-1B Notes) is listed on the Irish Stock Exchange and so long as the rules of such exchange so require, notices to the Holders of such Offered Notes shall also be given by delivery to the Irish Paying Agent for delivery to the Company Announcements Office of the Irish Stock Exchange.

A copy of any notice or report delivered or made available to any Holder of Notes hereunder shall be delivered or made available by the Trustee to each of the Placement Agents.

Neither the failure to mail any notice, nor any defect in any notice so mailed, to any particular Holder of a Note shall affect the sufficiency of such notice with respect to other Holders of Notes.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In the event that, by reason of the suspension of the regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture, then any manner of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Section 14.5 Effect of Headings and Table of Contents.

The Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 14.6 Successors and Assigns.

All covenants and agreements in this Indenture by the Co-Issuers shall bind their respective successors and assigns, whether so expressed or not.

Section 14.7 Liability of Co-Issuers.

Notwithstanding any other terms of this Indenture, the Notes or any other agreement entered into between, inter alia, the Co-Issuers or otherwise, neither of the Co-Issuers shall have any liability whatsoever to the other Co-Issuer under this Indenture, the Notes, any such agreement or otherwise and, without prejudice to the generality of the foregoing, neither of the Co-Issuers shall be entitled to take any steps to enforce, or bring any action or proceeding, in respect of this Indenture, the Notes, any such agreement or otherwise against the Co-Issuer. In particular, neither of the Co-Issuers shall be entitled to petition or take any other steps for the winding up or bankruptcy of the other Co-Issuer or shall have any claim in respect of any assets of the other Co-Issuer.

Section 14.8 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.9 Benefits of Indenture.

The Collateral Manager, each Hedge Counterparty to the extent provided in the related Hedge Agreement and each Preference Shareholder shall be third party beneficiaries of each agreement or obligation in this Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Noteholders, the Collateral Manager, each Preference Shareholder, the Placement Agents (in respect of Section 2.6(p) hereof) and the Hedge Counterparties, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 14.10 Governing Law.

THIS INDENTURE AND EACH NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS INDENTURE AND EACH NOTE AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO THIS INDENTURE AND EACH NOTE SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 14.11 Submission to Jurisdiction.

The Co-Issuers and the Trustee hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes or this Indenture, and the Co-Issuers and Trustee hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Co-Issuers and the Trustee hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Co-Issuers irrevocably consent to the service of any and all process in any action or proceeding by the mailing (by registered or certified mail or by overnight courier service) or delivery of copies of such process to it at the office of the Co-Issuers’ agent in New York set forth in Section 7.2 hereof. The Co-Issuers agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 14.12 Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 14.13 Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Indenture by, among other things, the mutual waivers and certifications in this paragraph.

Section 14.14 Judgment Currency.

This is an international financing transaction in which the specification of Dollars (the “Specified Currency”), and the specification of the place of payment, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to payments of or on the Notes. The payment obligations of the Co-Issuers under this Indenture and the Notes shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder or the Notes in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Trustee could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of the Co-Issuers in respect of any such sum due from the Co-Issuers hereunder shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Trustee of any sum adjudged to be due hereunder or the Notes in the Second Currency the Trustee may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Co-Issuers hereby, as a separate obligation and notwithstanding any such judgment (but subject to the Priority of Payments as if such separate obligation in respect of each Class of Notes constituted additional principal owing in respect of such Class of Notes), agree to indemnify the Trustee and each Noteholder against, and to pay the Trustee or such Noteholder, as the case may be, on demand in the Specified Currency, any difference between the sum originally due to the Trustee or such Noteholder, as the case may be, in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

Section 14.15 Confidential Treatment of Documents.

Except as otherwise provided in this Indenture or as required by law or as required to maintain the listing of the Offered Notes (other than the Class A-1B Notes) on the Irish Stock Exchange and as required by Rule 144A, this Indenture and the Hedge Agreements shall be treated by the parties hereto as confidential. The Trustee shall provide a copy of this Indenture to any holder of a beneficial interest in any Note upon written request therefor certifying that it is such a holder and to any Person which any such Holder or either of the Placement Agents certifies to the Trustee is a transferee of such beneficial interest.

Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, or information obtained by the Trustee from sources other than the parties hereto, (ii) disclosure of any and all information (A) if required to do so by any applicable law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respect of the Trustee’s business or that of its Affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Trustee or any Affiliate or an Officer, director, employer or shareholder thereof is subject or (D) to any Affiliate, Independent or internal auditor, agent, employee or attorney of the Trustee having a need to know the same; provided that the Trustee has advised such recipient of the confidential nature of the information being disclosed, or (iii) any other disclosure authorized by the Issuer or its Affiliates.

Notwithstanding anything herein to the contrary, subject to the provisions of Section 15.5 hereof, the parties, and each employee, representative or other agent of any such party, may disclose to any and all persons or entities, without limitation of any kind, the U.S. Federal income tax treatment and tax structure of the offering of the Notes and the Preference Shares and all materials of any kind, including opinions and other tax analysis, that are provided to the parties relating to such tax treatment and tax structure; provided that such authorization to disclose such tax treatment and tax structure shall not permit disclosure of information identifying the Issuer, the Co-Issuer, the Collateral Manager or any other party hereto, the offering of the Notes and Preference Shares (except to the extent such information is relevant to such tax structure or tax treatment).

ARTICLE XV

ASSIGNMENT OF AGREEMENTS, ETC.

Section 15.1 Assignment.

The Issuer, in furtherance of the covenants of this Indenture and as security for the Notes and amounts payable to the Noteholders hereunder and the performance and observance of the provisions hereof, hereby assigns, transfers, conveys and sets over to the Trustee, for the benefit of the Secured Parties, all of the Issuer’s estate, right, title and interest in, to and under the Collateral Administration Agreement, the Collateral Management Agreement, the Servicing Agreement and each Hedge Agreement (but none of its obligations), including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Issuer is or may be entitled to do thereunder; provided that the Trustee hereby grants the Issuer a license to exercise all of the Issuer’s rights pursuant to the Collateral Management Agreement without notice to or the consent of the Trustee (except as otherwise expressly required by this Indenture, including as set forth in Section 15.4 hereof), which license shall be and is hereby deemed to be automatically revoked (A) upon the occurrence of an Indenture Event of Default hereunder until such time, if any, as such Indenture Event of Default is cured or waived, (B) the occurrence of the resignation, removal or termination of the Collateral Manager under the Collateral Management Agreement or (C) upon a default in the performance, or breach, of any material covenant, representation, warranty or other agreement of the Collateral Manager under the Collateral Management Agreement or in any certificate or writing delivered pursuant thereto or the existence of any circumstance or the occurrence of any event constituting “cause” (as defined in the Collateral Management Agreement) if Holders of at least 25% of the Aggregate Outstanding Amount of the Notes of any Class give notice of such default or breach to the Trustee and the Collateral Manager and such default or breach (if remediable) continues for a period of 30 days after receipt of such notice. For the avoidance of doubt, in no event shall the Trustee be obligated to perform the duties or obligations of the Collateral Manager by virtue of the assignment hereunder or otherwise.

Section 15.2 No Impairment.

The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Issuer under the provisions of the Collateral Administration Agreement, the Collateral Management Agreement and the Hedge Agreements.

Section 15.3 Termination, Etc.

Upon the redemption and cancellation of the Notes and the payment of all other Secured Obligations and the release of the Collateral from the lien of this Indenture, this assignment and all rights herein assigned to the Trustee for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Trustee in, to and under the Collateral Administration Agreement, the Collateral Management Agreement and the Hedge Agreements shall revert to the Issuer and no further instrument or act shall be necessary to evidence such termination and reversion.

Section 15.4 Issuer Agreements, Etc.

The Issuer represents that it has not executed any other assignment of the Collateral Administration Agreement, the Servicing Agreement, the Collateral Management Agreement or any Hedge Agreement. The Issuer agrees that this assignment is irrevocable, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Issuer will, from time to time upon the request of the Trustee, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Trustee may reasonably specify. The Issuer hereby agrees, and hereby undertakes to obtain the agreement and consent of the Collateral Manager in the Collateral Management Agreement to the following:

(a) the Collateral Manager shall consent to the provisions of this assignment and shall agree to perform any provisions of this Indenture expressly applicable to the Collateral Manager;

(b) the Collateral Manager shall acknowledge that the Issuer is assigning all of its right, title and interest in, to and under the Collateral Management Agreement to the Trustee for the benefit of the Secured Parties, and the Collateral Manager shall agree that all of the representations, covenants and agreements made by the Collateral Manager in the Collateral Management Agreement are also for the benefit of the Trustee and the other Secured Parties;

(c) the Collateral Manager shall deliver to the Trustee duplicate original copies of all notices, statements, communications and instruments delivered or required to be delivered to the Issuer pursuant to the Collateral Management Agreement;

(d) after the Closing Date, neither the Issuer nor the Collateral Manager will enter into any agreement amending, modifying or waiving any provision of the Collateral Management Agreement (other than an amendment or modification of the type permitted to be made under Section 8.1 hereof) or selecting or consenting to a successor Collateral Manager, (i) without 10 days’ prior written notice to each Rating Agency and each Hedge Counterparty, and, in the case of my amendment to which consent of a Hedge Counterparty is required under any Hedge Agreement, without the consent of such Hedge Counterparty, (ii) without 10 days’ prior written notice thereof to the Trustee, which notice shall specify the action proposed to be taken by the Issuer (and the Trustee shall promptly deliver a copy of such notice to each Noteholder and the Preference Share Paying Agent (for delivery to the Preference Shareholders)), (iii) with respect to any amendment or modification of the Collateral Management Agreement, without satisfaction of the Rating Condition with respect to Standard & Poor’s, and with respect to any termination or selection of or consent to a successor Collateral Manager, without satisfaction of the Rating Condition and (iv) in the case of the selection of or consent to a successor Collateral Manager, if Holders of a Majority of the Aggregate Outstanding Amount of each Class of Notes shall, by notice to the Issuer and the Trustee within 30 days after the date of the related notice to the Trustee given as provided in clause (ii) above, object to such successor Collateral Manager;

(e) the Collateral Management Agreement will provide for termination of the Collateral Manager for “cause” (as defined therein) upon 20 days prior written notice given to the Collateral Manager by the Issuer or the Trustee, at the direction of the Holders of at least 66 2/3 of the Aggregate Outstanding Amount of the Notes of the Controlling Class (excluding, in each such calculation, any Collateral Manager Securities), provided that the Trustee shall not be responsible for determining or verifying whether any such “cause” exists;

(f) except as otherwise set forth herein and therein, the Collateral Manager shall continue to serve as Collateral Manager under the Collateral Management Agreement notwithstanding that the Collateral Manager shall not have received amounts due it under the Collateral Management Agreement because sufficient funds were not then available hereunder to pay such amounts; and the Collateral Manager shall agree not to institute against, or join any Person in instituting against, the Issuer or the Co-Issuer any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under any bankruptcy, insolvency, reorganization or similar laws until at least one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all Notes issued under this Indenture; provided that nothing in this clause shall preclude, or be deemed to estop, the Collateral Manager from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (x) any case or proceeding voluntarily filed or commenced by the Issuer or the Co-Issuer, as the case may be, or (y) any involuntary insolvency proceeding filed or commenced against the Issuer or the Co-Issuer, as the case may be, by a Person other than the Collateral Manager; and

(g) the Collateral Manager shall irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Agreement, and the Collateral Manager hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court, the Collateral Manager hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, the Collateral Manager irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to the Collateral Manager at the address specified in Section 14.3 hereof, the Collateral Manager agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 15.5 Consent to Posting of Documents on Repository.

(a) The Issuer and the Co-Issuer hereby consent to (a) the posting of the Offering Circular, this Indenture and the confirmations to the Initial Hedge Agreement and the Monthly Reports and Note Valuation Reports to be delivered pursuant hereto and any amendments or other modifications to any such documents and agreements on the Repository for use in the manner provided in the Repository; and (b) the display of its name on the Repository in connection therewith.

(b) Notwithstanding anything herein to the contrary, none of the Issuer, the Co-Issuer, the Trustee, the Collateral Administrator or the Collateral Manager makes any representation or warranty to The Bond Market Association (or any successor thereto) or any Affiliate thereof or any Person having or obtaining access to the information maintained in the Repository or to any of such Person’s Affiliates regarding the accuracy or completeness of any information, document, report or other communication transmitted to the Repository, and no Person having or obtaining access to the information maintained in the Repository shall have any rights under this Indenture or any other transaction document, or otherwise by reason of the transmission of any such information, document, report or other communication to the Repository.

ARTICLE XVI

HEDGE AGREEMENT; COLLATERAL ASSETS PURCHASE AGREEMENTS;

REPRESENTATIONS AND WARRANTIES RELATED TO SUBSEQUENT COLLATERAL ASSETS

Section 16.1 Hedge Agreement.

(a) On the Closing Date and on each subsequent date on which the Issuer enters into a Hedge Agreement, (i) each Hedge Counterparty entering into a Hedge Agreement on such date (or any Affiliate of such Hedge Counterparty that shall have absolutely and unconditionally guaranteed (with such form of guarantee satisfying Standard & Poor’s then-current published criteria with respect to guarantees)) shall satisfy the Hedge Counterparty Ratings Requirement and (ii) the Issuer shall assign each such Hedge Agreement to the Trustee pursuant to this Indenture and the relevant Hedge Counterparty shall consent to such assignment. The Issuer shall not enter into any hedge agreement if the entry into, performance by the Issuer of its obligation thereunder or termination thereof, would subject the Issuer to tax on a net income basis in any jurisdiction outside the Issuer’s jurisdiction of incorporation or if the payments thereunder are subject to withholding tax.

(b) The Trustee shall, on behalf of the Issuer and in accordance with the Note Valuation Report, pay amounts due to each Hedge Counterparty under the relevant Hedge Agreement on any Distribution Date in accordance with Section 11.1 hereof. The obligations of the Issuer under the Hedge Agreements shall be limited recourse obligations payable solely from the Collateral pursuant to Section 11.1 hereof.

(c) In respect of the Initial Hedge Counterparty, the Initial Hedge Agreement shall provide that:

(i) if a Collateralization Event occurs (which event shall be a “termination event” where the Hedge Counterparty will be the “affected party” each as defined in the ISDA Master Agreement), the Issuer may terminate such Hedge Agreement unless the Hedge Counterparty, within the time period specified in the Hedge Agreement and solely at the expense of the Hedge Counterparty, has (A) entered into an agreement in the form of an ISDA Credit Support Annex (which, if it is not entered into on the Closing Date, must satisfy the Rating Condition) and provided sufficient collateral as required under the Hedge Agreement, (B) assigned its rights and obligations in and under the Hedge Agreement to another Hedge Counterparty that satisfies the Hedge Counterparty Ratings Requirement and the Rating Condition, (C) obtained an absolute and unconditional guarantee of the obligations of the Hedge Counterparty under the Hedge Agreement from a guarantor that satisfies the Hedge Counterparty Ratings Requirement, which guarantee must satisfy the Rating Condition (unless such guarantee satisfies Standard & Poor’s then-current criteria with respect to guarantees, in which event satisfaction of the Rating Condition with respect to Standard & Poor’s will not be required) or (D) taken such other steps as each Rating Agency that has downgraded the Hedge Rating Determining Party in respect of the Hedge Counterparty may require to cause the obligations of the Hedge Counterparty under the Hedge Agreement to be treated by such Rating Agency as if such obligations were owed by a counterparty satisfying the Hedge Counterparty Ratings Requirement; and

(ii) if a Ratings Event occurs (which event shall be a “termination event” where the Hedge Counterparty will be the “affected party”), the Issuer may terminate such Hedge Agreement unless the Hedge Counterparty, within the time period specified in the Hedge Agreement, and solely at the expense of the Hedge Counterparty, has (i) assigned its rights and obligations in and under the Hedge Agreement to another Hedge Counterparty that has ratings at least equal to the Hedge Counterparty Ratings Requirement in accordance with the terms of the Hedge Agreement or (ii) entered into any other agreement with or arrangement for the benefit of the Issuer and the Trustee that is reasonably satisfactory to the Collateral Manager on behalf of the Issuer, that satisfies the Rating Condition. If the Hedge Counterparty is unable to assign its rights and obligations or enter into such agreement or arrangement within the time period specified in the Hedge Agreement, it will be required, with the consent of the Issuer, to take the actions in accordance with the preceding paragraph while such Hedge Counterparty continues to use its best efforts to effectuate such assignment (and taken such other action required under the Hedge Agreement).

(d) The Trustee shall, prior to the Closing Date, cause to be established one or more Securities Accounts, each of which shall be designated a “Hedge Counterparty Collateral Account,” which shall be held in the name of the Trustee as Entitlement Holder in trust for the benefit of the Secured Parties. The Trustee shall deposit all collateral received from a Hedge Counterparty under a Hedge Agreement in the related Hedge Counterparty Collateral Account. Any and all funds at any time on deposit in, or otherwise standing to the credit of, a Hedge Counterparty Collateral Account shall be held in trust by the Trustee for the benefit of the Secured Parties and shall be invested in Eligible Investments as directed by the Hedge Counterparty, if the applicable collateral documentation or Hedge Agreement provides that the Hedge Counterparty shall direct such investments, or by the Collateral Manager on behalf of the Issuer. The Trustee shall not be held liable in any way by reason of any insufficiency of such Hedge Counterparty Collateral Account resulting from any loss relating to any such investment, except with respect to defaults on investments in the obligations of the Bank or any Affiliate thereof. Each Hedge Counterparty Collateral Account shall remain at all times with a financial institution organized and doing business under the laws of the United States or any State thereof, authorized under such laws to exercise corporate trust powers, subject to supervision or examination by Federal or state authority and having a long-term debt rating of at least “Baa1” by Moody’s (and, if rated “Baa1,” not be on watch for possible downgrade by Moody’s) and at least “BBB+” by Standard & Poor’s and a combined capital and surplus in excess of U.S.$250,000,000. The only permitted withdrawal from or application of funds on deposit in, or otherwise standing to the credit of, a Hedge Counterparty Collateral Account shall be (i) for application to obligations of the related Hedge Counterparty to the Issuer under the relevant Hedge Agreement that are not paid when due (whether when scheduled or upon early termination) or (ii) to return collateral to the relevant Hedge Counterparty when and as required by the relevant Hedge Agreement.

(e) Upon the default by the Hedge Counterparty thereto in the payment when due of its obligations to the Issuer under the relevant Hedge Agreement, the Issuer shall forthwith provide telephonic notice (promptly confirmed in writing) thereof to the Trustee and, if applicable, any guarantor of such Hedge Counterparty’s obligations under such Hedge Agreement. Upon its receipt of such notice (or, if earlier, when the Trustee becomes aware of such default) the Trustee shall make a demand on such Hedge Counterparty, or any guarantor, if applicable, demanding payment forthwith pursuant to the terms thereof. The Trustee shall give notice to the Collateral Manager, the Noteholders and each Rating Agency upon the continuance of the failure by such Hedge Counterparty to perform its obligations for two Business Days following a demand made by the Trustee on such Hedge Counterparty.

(f) If at any time a Hedge Agreement becomes subject to early termination due to the occurrence of an “event of default” or a “termination event” as to which the Hedge Counterparty party thereto is the sole “defaulting party” or the sole “affected party” (as each such term is defined in the relevant Hedge Agreement), the Issuer and the Trustee shall take such actions (following the expiration of any applicable grace period) to enforce the rights of the Issuer and the Trustee thereunder as may be permitted by the terms of such Hedge Agreement and consistent with the terms hereof, and shall apply the proceeds of any such actions (including the proceeds of the liquidation of any collateral pledged by such Hedge Counterparty) to enter into a replacement Hedge Agreement that is a Form Approved Hedge Agreement or a replacement Hedge Agreement on such other terms satisfying the Rating Condition, and with a Hedge Counterparty with respect to which the Rating Condition shall have been satisfied. In determining the amount payable under the terminated Hedge Agreement, the Issuer will seek quotations from reference market-makers that satisfy the Hedge Counterparty Ratings Requirement. In addition, the Issuer will use its best efforts to cause the termination of a Hedge Agreement to become effective simultaneously with the entry into a replacement Hedge Agreement described as aforesaid.

(g) In the event that amounts are applied to the redemption of Notes on any Distribution Date in accordance with the Priority of Payments by reason of a failure to satisfy any Coverage Test, then, subject to the satisfaction of the Rating Condition, each Hedge Agreement (other than a Deemed Fixed/Floating Rate Hedge Agreement or a basis swap) will be subject to partial termination by the Hedge Counterparty on such Distribution Date with respect to a portion of the notional amount thereof. In addition, the Issuer may, subject to satisfaction of the Rating Condition and consent of the Hedge Counterparty (if required by the Hedge Agreement), designate an “early termination date” in respect of the Hedge Agreement in whole or in part upon 10 Business Days’ prior notice to such Hedge Counterparty for a termination payment in respect of such terminated Hedge Agreement (or portion thereof) determined by such Hedge Counterparty in accordance with the Hedge Agreement. If any amount is payable by the Issuer to the Hedge Counterparty in connection with the occurrence of any such partial termination or notional amount reduction of a Hedge Agreement, such amount, together with interest on such amount for the period from and including the date of termination to but excluding the date of payment at a rate per annum equal to the interest rate specified in the Hedge Agreement, shall be payable on such Distribution Date to the extent funds are available for such purpose in accordance with the Priority of Payments, and any amount not so paid on such Distribution Date shall be payable on the first Distribution Date on which such amount may be paid in accordance with the Priority of Payments.

Amounts payable upon any such termination or reduction of a Hedge Agreement are expected to be based upon standard replacement transaction valuation methodology set forth in the Master Agreement.

(h) Each Hedge Agreement shall provide that any amount payable to the Hedge Counterparty thereunder shall be subject to the Priority of Payments.

(i) The Issuer shall, at the direction of the Collateral Manager, enter into additional Hedge Agreements after the Closing Date, provided that (i) such Hedge Agreement (unless such Hedge Agreement is a Form Approved Hedge Agreement) satisfies the Rating Condition as a condition to the Issuer becoming a party thereto (ii) if required in the Hedge Agreement, the Issuer obtains the prior written consent of the Initial Hedge Counterparty and (iii) if the Principal Balance of all Fixed Rate Assets owned by the Issuer are greater than or equal to 90% of the Net Outstanding Portfolio Collateral Balance, the Issuer may not enter into any additional Hedge Agreement without the consent of the Controlling Class. The Issuer shall enter into a Hedge Agreement only if the Issuer, after consultation with tax counsel, believes at the time that it enters into the Hedge Agreement that the payments thereunder will not be subject to withholding tax in any jurisdiction and the entry and performance by the Issuer of its obligations thereunder will not subject the Issuer to tax on a net income basis in any jurisdiction. Each Hedge Agreement shall include a provision that provides that it cannot be amended without satisfaction of the Rating Condition as to Standard & Poor’s.

(j) Except as otherwise provided in this paragraph, no Deemed Fixed Rate Hedge Agreement or Deemed Floating Rate Hedge Agreement shall be subject to early termination by the Issuer without satisfying the Rating Condition other than by reason of (A) an event of default or termination event relating to the Issuer or the relevant Hedge Counterparty specified in Section 5 of the ISDA Master Agreement relating to such Hedge Agreement or in Part 1 of the Schedule thereto (provided that the Issuer, or the Collateral Manager on behalf of the Issuer, notifies Standard & Poor’s and Moody’s of such termination) or (B) an event or condition analogous to any event or condition that would permit the Issuer under Section 12.1 of this Indenture to sell or otherwise dispose of the Floating Rate Security or Fixed Rate Asset, as applicable, that is the subject of such Deemed Fixed Rate Hedge Agreement or Deemed Floating Rate Hedge Agreement if such Floating Rate Security or Fixed Rate Asset, as applicable, were a Pledged Collateral Asset, provided that, (a) following such termination (taking into account any reinvestment of the Sale Proceeds from the underlying asset), the Issuer satisfies the Collateral Quality Tests, each Coverage Test and the Standard & Poor’s CDO Monitor Test, (b) any termination payment payable to a Hedge Counterparty in connection with such a termination shall be payable, first, from the portion of the Sale Proceeds from the sale of the Related Security (if the Related Security was sold in connection with such termination) which consists of accrued interest on such security, second, from Interest Proceeds and third, from Principal Proceeds, and (c) the Issuer (or the Collateral Manager on behalf of the Issuer) notifies Standard & Poor’s and Moody’s of such termination. Each Deemed Fixed/Floating Rate Hedge Agreement, will be subject to the satisfaction of the Rating Condition (unless it is a Form Approved Hedge Agreement) and to the following conditions: (a) the initial notional balance of each Deemed Fixed/Floating Rate Hedge Agreement shall be equal to the initial scheduled principal amount of the Related Security; (b) each Deemed Fixed/Floating Rate Hedge Agreement will amortize according to the same expected schedule as, and terminate on the expected maturity date of, the Related Security; (c) the payment dates of the Deemed Fixed/Floating Rate Hedge Agreement must match either the payment dates of the Related Security or the payment dates of the Notes; (d) if the Related Security is sold by the Issuer, the Deemed Fixed/Floating Rate Hedge Agreement must be terminated and the amount due or received in connection with such termination will be subtracted from or added to the Principal Proceeds received in connection with such sale; (e) (i) if the Related Security is not a Defaulted Security and such Related Security is called or prepaid, the Deemed Fixed/Floating Rate Hedge Agreement must be terminated and any amount received in connection with such termination will be considered

Principal Proceeds and any amount payable in connection with such termination will be paid first from any call, redemption and prepayment premiums received from such Related Security and second from Principal Proceeds received from such Related Security and (ii) if the Related Security is a Defaulted Security, the Deemed Fixed/Floating Rate Hedge Agreement must be terminated and any amount received in connection with such termination will be considered Principal Proceeds and any amount payable in connection with such termination will be paid from Interest Proceeds in accordance with the Priority of Payments; and (f) each Deemed Fixed/Floating Rate Hedge Agreement will contain appropriate limited recourse and non-petition provisions equivalent to those contained in this Indenture and will require termination if the Related Security becomes a Defaulted Security; and (g) if the Deemed Fixed/Floating Rate Hedge Agreement, is terminated by reason of an event of default or termination event relating to the Issuer or the relevant Hedge Counterparty specified in Section 5 of the ISDA Master Agreement relating to such Hedge Agreement or in the Schedule thereto, any termination payment due to the Hedge Counterparty shall be payable, first, from Interest Proceeds of the Related Security, second, from Principal Proceeds of the Related Security and, third, in accordance with the Priority of Payments.

(k) Each Hedge Agreement will provide that, following a declaration of acceleration of the Notes pursuant to Section 5.2, the Issuer shall not terminate any Hedge Agreement in effect immediately prior to a declaration of acceleration unless the liquidation of the Collateral has begun and such declaration is no longer capable of being rescinded or annulled.

(l) Unless a Deemed Floating Rate Hedge Agreement is in the form of a Form-Approved Hedge Agreement, the Rating Condition is required to be satisfied prior to the Issuer’s execution of such Deemed Floating Hedge Agreement. The Issuer may not enter into additional or replacement Hedge Agreements after the Closing Date without (i) satisfaction of the Rating Condition (unless such Hedge Agreement is in the form of a Form Approved Hedge Agreement), and (ii) except as otherwise provided in the Initial Hedge Agreement, the consent of the initial Hedge Counterparty.

(m) Notwithstanding any provision to the contrary that may be contained in this Article XVI, Hedge Agreements (including the Initial Hedge Agreement) will be permitted to be entered into by the Issuer solely for the purpose of managing interest rate and other risks in connection with the Issuer’s issuance of, and payments on, the Notes.

Section 16.2 Cure Rights.

(a) If the Issuer, as holder of a Loan, has the right pursuant to the related Underlying Instruments to cure an event of default on such Loan, the Collateral Manager may, in accordance with the Collateral Manager Servicing Standard advance from its own funds with respect to the Loan as a reimbursable Cure Advance, all such amounts as are necessary to effect the timely cure of such event of default pursuant to the terms of the related Underlying Instruments; provided that (i) such advances may only be made (A) to the extent that the Collateral Manager reasonably believes that such cash advances can be repaid from future payments on the related underlying commercial mortgage loan and in accordance with the Collateral Manager Servicing Standard (subject to the applicable provisions of the Servicing Agreement) and (B) if the Collateral Manager receives written instruction from the Majority-in –Interest of the Preference Shareholders with respect thereto, and (ii) the particular advance would not, if made, constitute a Nonrecoverable Cure Advance. The determination by the Collateral Manager that it has made a Nonrecoverable Cure Advance or that any proposed Cure Advance, if made, would constitute a Nonrecoverable Cure Advance shall be made by the Collateral Manager in its reasonable good faith judgment in accordance with the Collateral Manager Servicing Standard and shall be evidenced by an Officer’s Certificate delivered promptly to the Trustee, setting forth the basis for such determination, accompanied by an appraisal, if available, or an independent broker’s opinion of the value of the underlying commercial mortgage loan and any information that the Collateral Manager may have obtained and that supports such determination. The Collateral Manager will be entitled to reimbursement from any subsequent payments or recoveries on each Collateral Asset in respect of which it makes a Cure Advance in accordance with the Priority of Payments if such reimbursement would not cause an Interest Shortfall; provided that, if at any time the Collateral Manager (subject to the applicable provisions of the Servicing Agreement) shall determine in its sole discretion, exercised in good faith and in accordance with the Collateral Manager Servicing Standard (subject to the applicable provisions of the Servicing Agreement), that a Cure Advance previously made is a Nonrecoverable Cure Advance, the Collateral Manager shall be entitled to reimbursements for such Nonrecoverable Cure Advance from subsequent payments or collections with respect to the Collateral on any Business Day during any Interest Period prior to the related Determination Date (or on a Distribution Date prior to any payment of interest on or principal of the Notes in accordance with the Priority of Payments). Notwithstanding the foregoing, the Collateral Manager will be permitted (but not obligated) to defer or otherwise structure the timing of recovery of any Nonrecoverable Cure Advance in such manner as the Collateral Manager determines (subject to the applicable provisions of the Servicing Agreement) is in the best interest of the Noteholders as a collective whole, which may include being reimbursed for such Nonrecoverable Cure Advance in installments; provided that the Collateral Manager will not be permitted to defer recovery of any Nonrecoverable Cure Advance (or any portion thereof) on any Distribution Date to the extent that there are amounts available to be distributed to the Preference Share Paying Agent for deposit into the Preference Share Distribution Account on such Distribution Date for distribution to the holders of the Preference Shares in accordance with the Priority of Payments without regard to such deferral. For the avoidance of doubt, the Collateral Manager may terminate any such deferment at any time.

(b) On the Business Day preceding each Determination Date, the Collateral Manager may request by Officer’s Certificate delivered to the Trustee, reimbursement for any (x) Cure Advance or (y) Nonrecoverable Cure Advance, from any amounts received with respect to the related Collateral Asset or the Collateral, respectively. No later than the Distribution Date related to the Determination Date for which the Collateral Manager has delivered an Officer’s Certificate requesting reimbursement of a Cure Advance or a Nonrecoverable Cure Advance, the Trustee shall transfer to the Collateral Manager, by wire transfer to an account identified to the Trustee in writing, the amount of such Cure Advance or Nonrecoverable Cure Advance, as applicable.

(c) Notwithstanding anything to the contrary set forth herein, the Collateral Manager shall not be required to make any Cure Advance that it determines in its reasonable, good faith judgment would constitute a Nonrecoverable Cure Advance as determined pursuant to Section 16.2(a).

Section 16.3 Collateral Assets Purchase Agreements.

Following the Closing Date, unless a Collateral Assets Purchase Agreement is necessary to comply with the provisions of this Indenture, the Issuer may acquire Collateral Assets in accordance with customary settlement procedures in the relevant markets. In any event, the Issuer shall obtain from any seller of a Loan, all Underlying Instruments with respect to each Collateral Asset and all Underlying Instruments related to any related Senior Tranche that govern, directly or indirectly, the rights and obligations of the owner of the Collateral Asset with respect to the Loan and the Collateral Asset and any certificate evidencing the Collateral Asset.

Section 16.4 Representations and Warranties Related to Subsequent Collateral Assets.

(a) If the Collateral Asset is a Subsequent Collateral Asset, upon the acquisition of such Subsequent Collateral Asset by the Issuer, the related seller , if any, or the obligor, if the subsequent Collateral Asset is a loan funded by the Issuer, has made or assigned to the Issuer the following:

(i)(A) representations and warranties in form and substance substantially similar to the representations and warranties set forth as Schedule H with respect to the underlying Mortgaged Property (except with respect to Mezzanine Loans) and (B) representations and warranties regarding good title, no liens, no modifications, no defaults and valid assignment with respect to the Loan itself;

(ii) in the case of a B Note, the representations and warranties in form and substance substantially similar to the representations and warranties set forth as Schedule I with respect to such B Note;

(iii) in the case of a Participation, the representations and warranties in form and substance substantially similar to the representations and warranties set forth as Schedule J with respect to such Participation;

(iv) in the case of a Mezzanine Loan, the representations and warranties in form and substance substantially similar to the representations and warranties set forth as Schedule K with respect to such Mezzanine Loan;

(v) in the case of a REIT Debt Security, a Rake Bond, a Single Asset Mortgage Security and a Single Borrower Mortgage Security, the representations and warranties in form and substance substantially similar to the representations and warranties set forth as Schedule L with respect to such REIT Debt Securities, Rake Bonds, Single Asset Mortgage Securities and Single Borrower Mortgage Securities; and

(ix) in the case of a Preferred Equity Security, the representations and warranties in form and substance substantially similar to the representations and warranties set forth as Schedule M with respect to such Preferred Equity Security.

(b) The representations and warranties in Section 16.4(a) with respect to the acquisition of a Subsequent Collateral Asset may be subject to any modification, exception limitation or qualification that the Collateral Manager determines to be acceptable in accordance with the Collateral Manager Servicing Standard; provided that the Collateral Manager will provide each Rating Agency with a report attached to each Monthly Report identifying each such modification, exception, limitation or qualification received with respect to the acquisition of any Subsequent Collateral Asset during the period covered by the Monthly Report, which report may contain explanations by the Collateral Manager as to its determinations.

(c) The Issuer shall obtain a covenant from the Person making any representation or warranty to the Issuer pursuant to Section 16.4(a) or (b) that such Person shall repurchase the related Collateral Asset if any such representation or warranty is breached (but only after the expiration of any permitted cure periods and failure to cure such breach). The purchase price for any Collateral Asset repurchased (the “Repurchase Price”) shall be a price equal to the sum of the following (in each case, without duplication) as of the date of such repurchase: (i) the outstanding principal amount thereof, plus (ii) accrued and unpaid interest on such Collateral Asset, plus (iii) any unreimbursed advances, plus (iv) accrued and unpaid interest on advances on the Collateral Asset, plus (v) any reasonable costs and expenses (including, but not limited to, the cost of any enforcement action, incurred by the Issuer or the Trustee in connection with any such purchase by a seller).

ARTICLE XVII

THE CLASS A-1B NOTES

Section 17.1 Draws on the Class A-1B Notes and Class A-1B Commitments.

(a) Pursuant to the Class A-1B Note Purchase Agreement and subject to compliance with the conditions set forth therein and herein, the Issuer (or the Collateral Manager on behalf of the Issuer) may request, and the Holders of the Class A-1B Notes (or any Liquidity Provider with respect to such Holders) shall be obligated to make, advances under the Class A-1B Notes (each such advance, a “Class A-1B Draw”) (a) prior to the Commitment Termination Time, to acquire additional Collateral Assets, (b) during the Reinvestment Period (and so long as no Trading Suspension has occurred and is continuing), to acquire Substitute Collateral Assets (and, to the extent necessary, after the Reinvestment Period to acquire Substitute Collateral Assets pursuant to binding commitments by the Issuer to purchase such Substitute Collateral Assets made during the Reinvestment Period) and (c) at any time, to fund or provide for funding of Unfunded Collateral Commitment Amounts due (or to be set aside therefor in the Unfunded Commitment Reserve Account) under Delayed Draw Term Loans (such applications described in clauses (a) through (c), the “Class A-1B Note Permitted Uses”), until, in each case, the earlier of (x) the date on which the Class A-1B Commitments have been reduced to zero and (y) the Commitment Termination Time (the date of such Class A-1B Draw, the “Class A-1B Draw Date.” Subject to limited exceptions set forth in this Indenture and the related Class A-1B Note Purchase Agreement, the minimum aggregate principal amount of any Class A-1B Draw in respect of the Class A-1B Notes will be at least U.S.$1,000,000 and integral multiples of U.S.$100,000 in excess thereof (or the remaining available amount of the Class A-1B Commitment if such remaining amount is less than U.S.$1,000,000).

(b) Draws may be made from time to time in accordance with the Class A-1B Note Purchase Agreement. The Issuer shall duly and punctually perform each of its obligations under the Class A-1B Note Purchase Agreement. The Issuer is not required to borrow any amount under the Class A-1B Notes on the Closing Date or at any other time unless the applicable servicer or the Collateral Manager, as applicable, has determined that an Unfunded Collateral Commitment Amount is required under the related Underlying Instruments related to a Delayed Draw Term Loan included in the Collateral Assets and the amounts on deposit in the Unfunded Commitment Reserve Account, if any, are insufficient to make such Unfunded Collateral Commitment Amount. The Issuer must at all times maintain sufficient amounts on deposit in the Unfunded Commitment Reserve Account such that the Aggregate Undrawn Amount of the Class A-1B Commitments, in addition to all amounts standing to the credit of the Unfunded Commitment Reserve Account, is at least equal to the aggregate of all Unfunded Collateral Commitment Amounts at such time.

(c) On the Mandatory Class A-1B Draw Date, the Issuer (or the Collateral Manager on its behalf) will make a Class A-1B Draw in an amount equal to the excess, if any, of the aggregate of all Unfunded Collateral Commitment Amounts over the amount on deposit in the Unfunded Commitment Reserve Account, in each case, as of such date. The Trustee shall (at the direction of the Collateral Manager and on behalf of the Issuer) deposit the proceeds of such Class A–1B Draw into the Unfunded Commitment Reserve Account. Immediately following such draw, the Class A-1B Commitments shall terminate.

(d) To the extent that a Class A-1B Draw (or a portion thereof) is being made to fund Unfunded Collateral Commitment Amounts relating to Delayed Draw Term Loans, the Trustee shall (at the direction of the Collateral Manager) upon receipt of the proceeds of any Class A-1B Draw, deposit such proceeds into the Unfunded Commitment Reserve Account where such amounts shall be applied in accordance with Section 10.2.

(e) The total of all Class A-1B Commitments for all Holders of Class A-1B Notes shall not exceed the Maximum Class A-1B Commitment. Notwithstanding the foregoing, to the extent the Aggregate Outstanding Amount of the Class A Notes is reduced in connection with a Mandatory Redemption, a Special Amortization or a redemption in connection with a Rating Confirmation Failure, the Class A-1B Commitments will be reduced so that, after giving effect to such reduction, the ratio (expressed as a percentage) of the Maximum Class A-1B Commitment to the Aggregate Outstanding Amount of the Class A-1 Notes is equal to the Class A-1B Proportion (and the Class A-1B Commitment related to each Class A-1B Note will be reduced on a pro rata basis). In connection with any Mandatory Redemption, to the extent that the Class A-1B Commitments are reduced to an amount less than the Minimum Class A-1B Commitment, a portion of the Interest Proceeds and/or Principal Proceeds that are available for distribution shall be deposited into the Delayed Funding Obligations Account until the Aggregate Undrawn Amount equals the Minimum Class A-1B Commitment.

(f) Subject to compliance with the borrowing conditions described below, prior to the Commitment Termination Time amounts may be borrowed, repaid and re-borrowed through Class A-1B Draws to (x) fund Unfunded Collateral Commitment Amounts relating to Delayed Draw Term Loans included in the Collateral Assets and (y) acquire Collateral Assets. After the occurrence of an Indenture Event of Default but prior to acceleration of the Notes, Class A-1B Draws shall be applied only to fund Unfunded Collateral Commitment Amounts relating to Delayed Draw Term Loans included in the Collateral Assets and may not be used to acquire Collateral Assets. Any amounts borrowed under the Class A-1B Notes to fund Unfunded Collateral Commitment Amounts relating to Delayed Draw Term Loans will be deposited into the Unfunded Commitment Reserve Account.

Section 17.2 Class A-1B Interest and Class A-1B Commitment Fee.

(a) The Class A-1B Notes will bear interest on the drawn amount at a floating rate per annum equal to LIBOR (determined as described herein) plus 0.33%. (computed on the basis of a 360 day year and the actual number of days elapsed).

(b) The Class A-1B Commitment Fee will accrue on the Aggregate Undrawn Amount of each Class A-1B Commitment for each Interest Period at a rate per annum equal to 0.23%. The Class A-1B Commitment Fee will be payable in arrears on each Distribution Date and will rank pari passu with the payment of interest on the Class A-1B Notes. Interest at the Class A-1B Note Interest Rate will accrue at a rate per annum equal to 0.23% (computed on the basis of a 360-day year and the actual number of days elapsed) on any portion of the Class A-1B Commitment Fee that is not paid when due.

Section 17.3 Prepayment of Class A-1B Notes.

(a) Prior to the Commitment Termination Time, the Class A-1B Notes may be prepaid (in whole or in part), subject to the Class A-1B Prepayment Conditions set forth below, on any Distribution Date in accordance with the Priority of Payments and on any other Business Day at the option of the Issuer upon the written direction of the Collateral Manager, without payment of premium prior to any payments on any other Class of Notes, from Principal Proceeds to the extent such Principal Proceeds are not applied towards reinvestment in Substitute Collateral Assets, but subject to (a) the payment by the Issuer of Class A-1B Breakage Costs, if any, and any accrued and unpaid interest on such Class A-1B Breakage Costs to the extent provided in a Class A-1B Note Purchase Agreement and (b) the Trustee’s receipt of a written certification from the Issuer that any applicable conditions therein have been satisfied, provided that no Class A-1B Notes may be so prepaid unless the following conditions (the “Class A-1B Prepayment Conditions”) are satisfied:

(i) no Class A-1B Prepayment will be allowed if the related Class A-1B Draw occurred less than 90 days prior to the related Class A-1B Prepayment Date;

(ii) each Common Prepayment/Class A-1B Draw is satisfied on and as of such Class A-1B Prepayment Date (both before and after giving effect to such Class A-1B Prepayment), as determined by the Collateral Manager;

(iii) the Issuer has delivered a written notice of Class A-1B Prepayment to the Class A-1B Note Agent not less than one Business Day before the proposed Class A-1B Prepayment Date and such notice contains an instruction to the Trustee to segregate and hold the amount of such Class A-1B Prepayment in trust for the Holders of the Class A-1B Notes;

(iv) no Class A-1B Prepayment will be allowed if (1) the resulting Class A-1B Breakage Costs plus (2) all other Class A-1B Breakage Costs incurred in the same Due Period plus (3) the interest and Class A-1B Commitment Fee owing on the Class A-1B Notes for such Due Period exceeds an amount equal to the applicable Note Interest Rate on the Class A-1B Notes multiplied by the Aggregate Outstanding Amount of the Class A-1B Notes assuming that all of the Class A-1B Notes are fully funded; and

(v) unless such Class A-1B Prepayment is made on a Distribution Date and with at least 3 Business Days’ prior notice, no Class A-1B Prepayment will be allowed if there are any unpaid Class A-1B Breakage Costs or any interest on such accrued and unpaid Class A-1B Breakage Costs outstanding as of the immediately preceding Distribution Date.

(b) Any Class A-1B Prepayment made on a Distribution Date will be subject to the Priority of Payments and the Holders of Class A-1B Notes will not be entitled to Class A-1B Breakage Costs in connection with such a Class A-1B Prepayment so long as the Issuer has given to such Holders at least three (3) Business Days prior written notice of the amount of such Class A-1B Prepayment. If a Class A-1B Prepayment occurs on a date other than a Distribution Date, interest at the applicable Note Interest Rate on the principal amount of the Class A-1B Notes subject to such Class A-1B Prepayment and Class A-1B Breakage Costs incurred in connection with such Class A-1B Prepayment shall be payable from Interest Proceeds on deposit in the Collection Account on the related Class A-1B Prepayment Date, and if the amount of funds available in the Collection Account is insufficient to pay all amounts payable in connection with such Class A-1B Prepayment (including, without limitation, Class A-1B Breakage Costs), then the Issuer shall not make such Class A-1B Prepayment. The aggregate principal amount of any Class A-1B Prepayment will be at least U.S.$1,000,000 and integral multiples of U.S.$100,000 in excess thereof (unless the outstanding Class A-1B Commitments are less than U.S.$1,000,000, in which case the minimum payment shall be equal to such outstanding Class A-1B Commitments) and any Class A-1B Prepayment will be made by the Issuer pro rata according to the aggregate outstanding principal amount of the Class A-1B Notes.

(c) After the Mandatory Class A-1B Draw Date, principal will be payable to the Class A-1B Notes pro rata with the Class A-1A Notes based on the Class A-1A/A-1B Pro Rata Allocation.

(d) Prior to the Commitment Termination Time, the Aggregate Undrawn Amount must be an amount at least equal to the Minimum Class A-1B Commitment.

(e) The Class A-1B Commitments will terminate on the Commitment Termination Time.

(f) On any Business Day prior to the Commitment Termination Time, the Issuer may (at the direction of the Collateral Manager, acting pursuant to the Collateral Management Agreement) request, and the holders of the Class A-1B Notes if so requested shall advance, Class A-1B Draws; provided that the Aggregate Outstanding Amount of the Class A-1B Notes (assuming that the full amount requested is advanced) will not exceed the Maximum Class A-1B Commitment and each other applicable condition to such Class A-1B Draw as described above and as set forth in the Class A-1B Note Purchase Agreement is satisfied.

The Class A-1B Notes also will be subject to prepayment in connection with any Special Amortization.

Section 17.4 Class A-1B Draw Conditions.

On any Business Day on or after the Closing Date, the Issuer may execute Class A-1B Draws (at the direction of the Collateral Manager) under the Class A-1B Notes; provided that the following conditions (the “Class A-1B Draw Conditions”) are satisfied:

(a) during the period prior to the first Distribution Date, the Issuer may not request more than two separate Class A-1B Draws in any calendar week;

(b) the proceeds of such Class A-1B Draw will be applied to a Class A-1B Note Permitted Use;

(c) in no event may the Aggregate Outstanding Amount of the Class A-1B Notes at any time exceed the aggregate amount of Class A-1B Commitments;

(d) the Reinvestment Criteria are satisfied on and as of such Class A-1B Draw Date (both before and after giving effect to such Class A-1B Draw);

(e) each Common Prepayment/Class A-1B Draw Condition is satisfied on and as of such Class A-1B Draw Date (both before and after giving effect to such Class A-1B Draw); and

(f) the Co-Issuers have delivered a Class A-1B Draw request to the Class A-1B Note Agent (with a copy to each Holder of Class A-1B Notes) not less than five Business Days before the proposed Class A-1B Draw Date.

Notwithstanding the failure of the Class A-1B Draw Conditions set forth in clauses (a), (d) or (e) above be satisfied, the Holders of Class A-1B Notes will be obligated to fund Class A-1B Draws requested by the Issuer to fund Unfunded Collateral Commitment Amounts under Delayed Draw Term Loans, subject only to certain limited exceptions in a Class A-1B Note Purchase Agreement related to the bankruptcy or insolvency of the Issuer or either the Issuer or the pool of Collateral becoming required to be registered as an “investment company” under the Investment Company Act; provided that the Issuer must first apply amounts standing to the credit of the Unfunded Commitment Reserve Account to fund Unfunded Collateral Commitment Amounts under such circumstances.

Section 17.5 Rating Criteria and Holders of the Class A-1B Notes.

In accordance with the applicable provisions of the Class A-1B Note Purchase Agreement, at the time of its purchase of a Class A-1B Note and prior to the Commitment Termination Time, each Holder of Class A-1B Notes or the related Liquidity Provider will be required to satisfy the Rating Criteria. If any Holder of Class A-1B Notes at any time (i) fails to satisfy the Rating Criteria prior to the Commitment Termination Time and fails to deposit the requisite amount into a Holder Subaccount or (ii) defaults in its obligation to fund any portion of any Class A-1B Draw, then, that Holder shall promptly (but in no event later than five (5) Business Days after such Holder or relevant Liquidity Provider, as applicable, receives notice or otherwise becomes aware thereof) notify the Issuer, the Rating Agencies, the Collateral Manager, the Class A-1B Note Agent and Trustee thereof and shall satisfy certain transfer or guaranty requirements acceptable to the Rating Agencies. If such Noteholder is unable to do so, such Noteholder will be required to deposit with the Trustee an amount equal to the full amount of such Noteholder’s unfunded Class A-1B Commitment. For the avoidance of doubt, the Holder being replaced will bear all administrative and similar costs of effecting such a transfer.

From and after the date on which a Holder of Class A-1B Notes deposits cash into a Holder Subaccount and until the earliest to occur of:

(a) the assignment by such Holder of all of its rights and obligations under the Class A-1B Notes and a Class A-1B Note Purchase Agreement;

(b) the delivery by such Holder to the Issuer, the Class A-1B Note Agent, the Trustee and each Rating Agency of a certification in writing that such Holder satisfies the Rating Criteria, together with such supporting evidence as shall be reasonably satisfactory to the Trustee and the Issuer;

(c) the Stated Maturity; and

(d) the date on which the Class A-1B Commitments have been reduced to zero,

(i) the obligation of such Holder or related Liquidity Provider to fund any Class A-1B Draw will be satisfied by the Collateral Manager withdrawing funds from such Holder Subaccount, (ii) all payments of principal with respect to such Class A-1B Draws will be made by depositing the related funds into such Holder Subaccount and (iii) the Collateral Manager will have full authority to withdraw from such Holder Subaccount at the time of, and in connection with, any such Class A-1B Draw or any payment described in the foregoing clauses of this paragraph and to deposit funds into such Holder Subaccount, all with prior or contemporaneous notice to the Class A-1B Note Agent and in accordance with the terms of and for the purposes set forth in the related Class A-1B Note Purchase Agreement and herein.

The Trustee shall invest any amounts on deposit in any Holder Subaccount in Class A-1B Eligible Investments maturing on the day following the date of acquisition thereof at the written direction of the related Holder (which may be in the form of standing instructions). In the absence of such instructions, such funds will remain uninvested. Investment earnings received during each Due Period in respect of such Eligible Investments in a Holder Subaccount will be paid directly to the applicable Holder on the related Distribution Date. If at any time the amount on deposit in such Holder Subaccount is greater than the Aggregate Undrawn Amount of such Holder’s Class A-1B Commitments, any such excess amount shall be released to the Holder.

Section 17.6 Class A-1B Holder Collateral Account

(a) The Trustee shall, prior to the Closing Date, establish a single, segregated trust account which shall be designated as the “Class A-1B Holder Collateral Account,” which shall be held in trust for the benefit of the Holders of the Class A-1B Notes (and, to the extent of amounts applied in accordance with the Class A-1B Note Purchase Agreement for such purpose, for the benefit of the Holders of the Notes) and each Liquidity Provider and over which the Trustee shall have exclusive control and the sole right of withdrawal. Any and all funds at any time on deposit in, or otherwise to the credit of, the Class A-1B Holder Collateral Account shall be held in trust by the Trustee for the benefit of the Holders of the Class A-1B Notes. If at any time any Holder of a Class A-1B Note shall be required to deposit funds into the Class A-1B Holder Collateral Account pursuant to the terms of the Class A-1B Note Purchase Agreement, then (i) the Collateral Manager shall direct the Trustee to and the Trustee shall create a segregated subaccount of the Class A-1B Holder Collateral Account for such Class A-1B Holder (each, a “Holder Subaccount”) and (ii) the Holder shall deposit all required funds into such Holder Subaccount. All payments of principal of the Class A-1B Notes otherwise payable to such Holder shall be deposited in such Holder Subaccount to the extent provided in the Class A-1B Note Purchase Agreement. The only permitted withdrawal from or application of funds credited to a Holder Subaccount shall, notwithstanding the occurrence of any Indenture Event of Default, be to satisfy such Holder’s obligations under the Class A-1B Note Purchase Agreement, as specified in this Section 17.6 and to return such amounts to such Holder in accordance with Section 17.6(c).

(b) The deposit of funds into a Holder Subaccount pursuant to this Section 17.6 by any Holder of a Class A-1B Note shall not constitute a Class A-1B Draw by the Issuer and shall not constitute a Class A-1B Draw or a utilization of the Class A-1B Commitment of such Holder, and the funds so deposited shall not constitute principal outstanding under such Class A-1B Note. However, from and after the establishment of a Holder Subaccount with respect to any Holder of Class A-1B Notes until otherwise provided below, (i) the obligation of such Holder to advance funds under its Class A-1B Notes as part of any Class A-1B Draw under this Indenture and the Class A-1B Note Purchase Agreement shall be satisfied by the Collateral Manager withdrawing funds from such Holder Subaccount in the amount of such Holder’s share of such Class A-1B Draw (determined in accordance with the Class A-1B Note Purchase Agreement), and (ii) all payments of principal with respect to advances made by such Holder under its Class A-1B Notes (whether or not originally funded from such Holder Subaccount) (and, in the case of any defaulting Holder, all payments of interest thereon) shall be satisfied by the Collateral Manager depositing or causing the deposit of the related funds into such Holder Subaccount in the amount of such Holder’s share of such Class A-1B Draw (determined in accordance with the Class A-1B Note Purchase Agreement), with notice of such deposit to the Class A-1B Note Agent. The Collateral Manager shall have full power and authority to withdraw funds (with notice of any such withdrawal to the Class A-1B Note Agent) from each such Holder Subaccount at the time of, and in connection with, the making of any such Class A-1B Draw and to deposit funds (with notice of any such deposit to the Class A-1B Note Agent) into each such Holder Subaccount, all in accordance with the terms of and for the purposes set forth in this Indenture and the related Class A-1B Note Purchase Agreement.

(c) If at any time the amount of funds on deposit in the Holder Subaccount relating to any Holder of Class A-1B Notes, net of any reinvestment earnings in respect of Class A-1B Eligible Investments, exceeds the Aggregate Undrawn Amount of the Class A-1B Commitment of such Holder (whether due to a reduction in the Class A-1B Commitment or otherwise), then the Collateral Manager on behalf of the Issuer shall instruct the Trustee to remit to such Holder a specified portion of such funds then held in the related Holder Subaccount in an amount equal to such excess.

(d) If at any time a Holder of Class A-1B Notes is no longer required to deposit or maintain funds in the Class A-1B Holder Collateral Account pursuant to the terms of its Class A-1B Note Purchase Agreement to which such Holder is a party, then the Collateral

Manager shall notify the Trustee of such fact and direct the Trustee to remit all funds (including, for the avoidance of doubt, reinvestment earnings in respect of Class A-1B Eligible Investments) then held in the relevant Holder Subaccount (after giving effect to any Class A-1B Draw in respect of such Class A-1B Notes to be made on such date) to such Holder (with notice thereof to the Class A-1B Note Agent), and thereafter all payments of principal and interest with respect to advances made by such Holder shall be paid directly to such Holder in accordance with the terms of this Indenture and the Class A-1B Note Purchase Agreement.

(e) The Trustee agrees to give the Issuer, the Collateral Manager and the related Holder immediate notice if it becomes aware that the Class A-1B Holder Collateral Account, any Holder Subaccount or any funds on deposit therein, or otherwise to the credit of the Class A-1B Holder Collateral Account or any Holder Subaccount, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. Except to the extent specifically set forth herein, the Issuer shall not have any legal, equitable or beneficial interest in the Class A-1B Holder Collateral Account. The Class A-1B Holder Collateral Account shall remain at all times with the Corporate Trust Office of a financial institution having a long term debt rating by each Rating Agency at least equal to “A” or “A2,” as applicable, and a short term debt rating at least equal to “A-1” or “P-1,” as applicable.

(f) For so long as any amounts are on deposit in a Holder Subaccount, the Trustee shall, at the written direction of the related Holder of Class A-1B Notes (which may be in the form of standing instructions), invest and reinvest such funds in investments which satisfy the definition of the term “Eligible Investments” but which mature not later than the day following the date of acquisition thereof (collectively, “Class A-1B Eligible Investments”). Investment earnings received during each Due Period in respect of Class A-1B Eligible Investments in the Holder Subaccount of a Holder of Class A-1B Notes will (so long as such Holder is not a defaulting Holder) be paid to such Holder on the related Distribution Date. In the absence of such instructions, such funds will remain uninvested.

Section 17.7 Governing Instrument.

(a) Notwithstanding anything to the contrary herein, in the event of any inconsistency between any Class A-1B Note Purchase Agreement and the provision of this Indenture, this Indenture will govern.

ARTICLE XVIII

ADVANCING AGENT

Section 18.1 Liability of the Advancing Agent.

The Advancing Agent shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Advancing Agent. The Advancing Agent shall promptly provide notice to the Issuer, the Co-Issuer, the Collateral Manager, each Hedge Counterparty and the Trustee of (i) any voluntary or involuntary proceeding or petition seeking winding up, liquidation, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law now or hereinafter in effect, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Advancing Agent or for a substantial part of its assets and (iii) any general assignment made by the Advancing Agent for the benefit of its creditors. Upon the failure of any Class A/B Coverage Test, the Advancing Agent will provide to the Trustee such information reasonable necessary to determine whether an Interest Advance would be a Nonrecoverable Advance related to the Collateral Assets as may be reasonably requested by the Trustee.

Section 18.2 Merger or Consolidation of the Advancing Agent.

(a) The Advancing Agent will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction in which it was formed, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Indenture to perform its duties under this Indenture.

(b) Any Person into which the Advancing Agent may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Advancing Agent shall be a party, or any Person succeeding to the business of the Advancing Agent shall be the successor of the Advancing Agent, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding (it being understood and agreed by the parties hereto that the consummation of any such transaction by the Advancing Agent shall have no effect on the Trustee’s obligations under Section 10.12, which obligations shall continue pursuant to the terms of Section 10.12).

Section 18.3 Limitation on Liability of the Advancing Agent and Others.

None of the Advancing Agent or any of its affiliates, directors, officers, employees or agents shall be under any liability for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture, or for errors in judgment; provided, however, that this provision shall not protect the Advancing Agent against liability to the Issuer or Noteholders for any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder. The Advancing Agent and any director, officer, employee or agent of the Advancing Agent may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Advancing Agent and any director, officer, employee or agent of the Advancing Agent shall be indemnified by the Issuer pursuant to the priorities set forth in Section 11.1(a) and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Indenture or the Notes, other than any loss, liability or expense (i) specifically required to be borne by the Advancing Agent pursuant to the terms hereof or otherwise incidental to the performance of obligations and duties hereunder (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Indenture); or (ii) incurred by reason of any breach of a representation, warranty or covenant made herein, any misfeasance, bad faith or negligence by the Advancing Agent in the performance of or negligent disregard of, obligations or duties hereunder or any violation of any state or federal securities law.

Section 18.4 Representations and Warranties of the Advancing Agent.

The Advancing Agent represents and warrants that:

(a) the Advancing Agent (i) has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware, (ii) has full power and authority to own the Advancing Agent’s assets and to transact the business in which it is currently engaged, and (iii) is duly qualified and in good standing under the laws of each jurisdiction where the Advancing Agent’s ownership or lease of property or the conduct of the Advancing Agent’s business requires, or the performance of this Indenture would require, such qualification, except for failures to be so qualified that would not in the aggregate have a material adverse effect on the business, operations, assets or financial condition of the Advancing Agent or the ability of the Advancing Agent to perform its obligations under, or on the validity or enforceability of, the provisions of this Indenture applicable to the Advancing Agent;

(b) the Advancing Agent has full power and authority to execute, deliver and perform this Indenture; this Indenture has been duly authorized, executed and delivered by the Advancing Agent and constitutes a legal, valid and binding agreement of the Advancing Agent, enforceable against it in accordance with the terms hereof, except that the enforceability hereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(c) neither the execution and delivery of this Indenture nor the performance by the Advancing Agent of its duties hereunder conflicts with or will violate or result in a breach or violation of any of the terms or provisions of, or constitutes a default under: (i) the Certificate of Formation and limited liability company agreement of the Advancing Agent, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation, condition, covenant or instrument to which the Advancing Agent is a party or is bound, (iii) any law, decree, order, rule or regulation applicable to the Advancing Agent of any court or regulatory, administrative or governmental agency, body or authority or arbitrator having jurisdiction over the Advancing Agent or its properties, and which would have, in the case of any of (i), (ii) or (iii) of this subsection (c), either individually or in the aggregate, a material adverse effect on the business, operations, assets or financial condition of the Advancing Agent or the ability of the Advancing Agent to perform its obligations under this Indenture;

(d) no litigation is pending or, to the best of the Advancing Agent’s knowledge, threatened, against the Advancing Agent that would materially and adversely affect the execution, delivery or enforceability of this Indenture or the ability of the Advancing Agent to perform any of its obligations under this Indenture in accordance with the terms hereof; and

(e) no consent, approval, authorization or order of or declaration or filing with any government, governmental instrumentality or court or other person is required for the performance by the Advancing Agent of its duties hereunder, except such as have been duly made or obtained.

Section 18.5 Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Advancing Agent and no appointment of a successor Advancing Agent pursuant to this Article 18 shall become effective until the acceptance of appointment by the successor Advancing Agent under Section 18.6.

(b) The Advancing Agent may resign at any time by giving written notice thereof to the Issuer, the Co-Issuer, the Trustee, the Collateral Manager, each Hedge Counterparty, the Noteholders and each Rating Agency.

(c) The Advancing Agent may be removed at any time by Act of a Special-Majority-in-Interest of Preference Shareholders upon written notice delivered to the Trustee and to the Issuer and the Co-Issuer.

(d) If the Advancing Agent fails to make an Interest Advance required by this Indenture with respect to a Distribution Date, the Trustee, in its capacity as Back-Up Advancing Agent, shall be required to make such Interest Advance and shall be entitled to receive, in consideration thereof, the Advancing Agent Fee in accordance with the Priority of Payments.

(e) In addition, if the Advancing Agent shall have failed, to make an Interest Advance required by this Indenture, which failure, in each case, is not cured by the remittance of the amount of such Interest Advance by the Advancing Agent to the Trustee within five (5) days of such failure, such Advancing Agent shall be deemed to have automatically (and without the need for any act on the part of any Person) resigned as an advancing agent hereunder and the Trustee shall automatically (and without the need for any act on the part of any Person) assume the capacity of the successor Advancing Agent hereunder. Thereafter, the Trustee shall be entitled to receive, in consideration of becoming the successor Advancing Agent, the Advancing Agent Fee (for so long as the Trustee acts as successor Advancing Agent) in addition to the Backup Advancing Agent Fee in accordance with the Priority of Payments.

(f) If the Advancing Agent shall resign or be removed, upon receiving such notice of resignation or removal, the Issuer and the Co-Issuer shall promptly appoint a successor advancing agent by written instrument, in duplicate, executed by an Authorized Officer of the Issuer and an Authorized Officer of the Co-Issuer, one copy of which shall be delivered to the Advancing Agent so resigning and one copy to the successor Advancing Agent, together with a copy to each Noteholder, the Trustee, each Hedge Counterparty and the Collateral Manager; provided that such successor Advancing Agent shall be appointed only subject to satisfaction of the Rating Condition and upon the written consent of a Majority-in-Interest of Preference Shareholders. If no successor Advancing Agent shall have been appointed and an instrument of acceptance by a successor Advancing Agent shall not have been delivered to the Advancing Agent within thirty (30) days after the giving of such notice of resignation, the resigning Advancing Agent, the Trustee or any Preference Shareholder, on behalf of himself and all others similarly situated, may petition any court of competent jurisdiction for the appointment of a successor Advancing Agent.

(g) The Issuer and the Co-Issuer shall give prompt notice of each resignation and each removal of the Advancing Agent and each appointment of a successor Advancing Agent by mailing written notice of such event by first class mail, postage prepaid, to each Rating Agency, each Hedge Counterparty and to the Holders of the Notes as their names and addresses appear in the Note Register.

(h) No resignation or removal of the Advancing Agent and no appointment of a Successor Advancing Agent shall become effective until the acceptance of appointment by the Successor Advancing Agent.

Section 18.6 Acceptance of Appointment by Successor Advancing Agent.

(a) Every successor Advancing Agent appointed hereunder shall execute, acknowledge and deliver to the Issuer, the Co-Issuer, each Hedge Counterparty, the Collateral Manager, the Trustee and the retiring Advancing Agent an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Advancing Agent shall become effective and such successor Advancing Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Advancing Agent.

(b) No appointment of a successor Advancing Agent shall become effective unless each Rating Agency has confirmed in writing that the employment of such successor would not adversely affect the rating on the Notes.

IN WITNESS WHEREOF, we have set our hands as of the date first above written.

Executed as a Deed by

RAIT CRE CDO I, LTD., as Issuer

By:		Witness:
	Name:	Name:
	Title:	Occupation:
Address:

RAIT CRE CDO I, LLC, as Co-Issuer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
solely as Trustee, Paying Agent, Calculation Agent, Transfer Agent, Custodian, Backup Advancing Agent and Note Registrar and not in its individual capacity

By:
Name:
Title:

RAIT PARTNERSHIP, L.P., as Advancing Agent

By:
Name:
Title:

SCHEDULE A

SCHEDULE OF COLLATERAL ASSETS

Sched. A-1

SCHEDULE B

LIBOR FORMULA

1.	“LIBOR” for purposes of calculating the Note Interest Rate for each Class of Notes will be determined by the Calculation Agent in accordance with the following provisions:

(a) On each LIBOR Determination Date, LIBOR for any Interest Period shall equal the offered rate, as determined by the Calculation Agent, for Dollar deposits in Europe of the Designated Maturity that appears on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates), as reported by Bloomberg Financial Markets Commodities News, as of 11:00 a.m. (London time) on the applicable LIBOR Determination Date. “LIBOR Determination Date” means, with respect to any Interest Period, the second London Banking Day prior to the first day of such Interest Period or, for purposes of determining LIBOR in respect of the Class A-1B Notes, the date on which a Class A-1B Draw request is delivered to the Class A-1B Note Agent pursuant to the Class A-1B Note Purchase Agreement.

(b) If, on any LIBOR Determination Date, such rate does not appear on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates), as reported by Bloomberg Financial Markets Commodities News, the Calculation Agent shall determine the arithmetic mean of the offered quotations of the Reference Banks to prime banks in the London interbank market for Dollar deposits of one month (or as set forth below in clause (c)) (except that in the case where such Interest Period shall commence on a day that is not a LIBOR Business Day, for the relevant term commencing on the next following LIBOR Business Day), by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such LIBOR Determination Date made by the Calculation Agent to the Reference Banks. If, on any LIBOR Determination Date, at least two of the Reference Banks provide such quotations, LIBOR shall equal the arithmetic mean of such quotations. If, on any LIBOR Determination Date, fewer than two Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in New York City selected by the Calculation Agent are quoting on the relevant LIBOR Determination Date for Dollar deposits for the term of such Interest Period (except that in the case where such Interest Period shall commence on a day that is not a LIBOR Business Day, for the relevant term commencing on the next following LIBOR Business Day), to the principal London offices of leading banks in the London interbank market.

(c) In respect of any Interest Period having a Designated Maturity other than one month LIBOR shall be determined through the use of straight-line interpolation by reference to two rates calculated in accordance with clauses (a) and (b) above, one of which shall be determined as if the maturity of the Dollar deposits referred to therein were the period of time for which rates are available next shorter than the Interest Period and the other of which shall be determined as if such maturity were the period of time for which rates are available next longer than the Interest Period; provided that, if an Interest

Sched. B-1

Period is less than or equal to seven days, then LIBOR shall be determined by reference to a rate calculated in accordance with clauses (a) and (b) above as if the maturity of the Dollar deposits referred to therein were a period of time equal to seven days.

(d) If the Calculation Agent is required but is unable to determine a rate in accordance with either procedure described in clauses (a) or (b) above, LIBOR with respect to such Interest Period shall be the arithmetic mean of the offered quotations of the Reference Dealers as of 11:00 a.m. (New York time) on the first day of such Interest Period for negotiable U.S. Dollar certificates of deposit of major U.S. money market banks having a remaining maturity closest to the Designated Maturity.

(e) If the Calculation Agent is required but is unable to determine a rate in accordance with any of the procedures described in clauses (a), (b) or (d) above, LIBOR with respect to such Interest Period will be calculated on the last day of such Interest Period and shall be the arithmetic mean of the Base Rate for each day during such Interest Period.

(f) For purposes of clauses (a), (c), (d) and (e) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point. For the purposes of clause (b) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one thirty-second of a percentage point.

2.	“LIBOR” for purposes of calculating the Weighted Average Spread with respect to Collateral Assets paying interest at a floating rate not expressed as a stated spread above LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(a) LIBOR for any interest period of a Pledged Collateral Asset shall equal the offered rate, as determined by the Calculation Agent, for Dollar deposits of a term of one month that appears on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates), as reported by Bloomberg Financial Markets Commodities News, as of 11:00 a.m. (London time) on the applicable date of determination.

(b) If, on any date of determination, such rate does not appear on Telerate Page 3750 (or such other page as may replace such Telerate Page 3750 for the purpose of displaying comparable rates), as reported by Bloomberg Financial Markets Commodities News, the Calculation Agent shall determine the arithmetic mean of the offered quotations of the Reference Banks to prime banks in the London interbank market for Dollar deposits of one month, by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such date of determination made by the Calculation Agent to the Reference Banks. If, on any date of determination, at least two of the Reference Banks provide such quotations, LIBOR shall equal such arithmetic mean. If, on any date of determination, fewer than two Reference Banks provide such quotations, LIBOR shall be deemed to be the arithmetic mean of the offered quotations that leading banks in New York City selected by the Calculation Agent are quoting on the relevant date of determination for Dollar deposits for the term of one month, to the principal London offices of leading banks in the London interbank market.

Sched. B-2

(c) If the Calculation Agent is required but is unable to determine a rate in accordance with either procedure described in clauses (a) or (b) above, LIBOR with respect to such interest period shall be the arithmetic mean of the offered quotations of the Reference Dealers as of 11:00 a.m. (New York time) on the date of determination for negotiable U.S. Dollar certificates of deposit of major U.S. money market banks having a remaining maturity closest to the Designated Maturity; provided that, in the case of the Class A-1B Notes for any Interest Period having a term other than one month, LIBOR shall be determined as set forth herein and the applicable Class A-1B Note Purchase Agreement.

For purposes of clauses (a) and (c) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point. For the purposes of clause (b) above, all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one thirty-second of a percentage point.

As used in both paragraphs 1 and 2 above:

“Base Rate” means a fluctuating rate of interest determined by the Calculation Agent as being the rate of interest most recently announced by the Base Rate Reference Bank at its primary office as its base rate, prime rate, reference rate or similar rate for Dollar loans. Changes in the Base Rate will take effect simultaneously with each change in the underlying rate.

“Base Rate Reference Bank” means JPMorgan Chase Bank, National Association, or if such bank ceases to exist or is not quoting a base rate, prime rate, reference rate or similar rate for Dollar loans, such other major money center commercial bank in New York City as is selected by the Calculation Agent.

“Designated Maturity” means with respect to each Class of Notes, (i) for the first Interest Period, the number of calendar days from, and including the Closing Date to, but excluding, the first Distribution Date, (ii) for each Interest Period after the first Interest Period (other than the Interest Period ending on the Stated Maturity one month and (iii) for the Interest Period ending on the Stated Maturity, the number of calendar days from, and including, the first day of such Interest Period to, but excluding, the final Distribution Date.

“LIBOR Business Day” means a day on which commercial banks and foreign exchange markets settle payments in Dollars in New York and London.

“London Banking Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Reference Banks” mean four major banks in the London interbank market, selected by the Calculation Agent.

“Reference Dealers” means three major dealers in the secondary market for Dollar certificates of deposit, selected by the Calculation Agent.

Sched. B-3

The determination of the Note Interest Rate for each Class of Notes by the Calculation Agent shall (in the absence of manifest error) be final and binding upon all parties.

Sched. B-4

SCHEDULE C

RECOVERY RATE MATRICES

Part I

Moody’s Recovery Rate Matrix

(see definition of “Applicable Recovery Rate”)

With respect to B-Notes and other Junior Participations, the Recovery Rate is as follows:

	Rating of a Tranche at Issuance
Tranche as % of capital structure at issuance[1]	Aaa	Aa	A	Baa	Ba	B	Below B
greater than 70%	85%	80%	65%	55%	45%	30%	0%
greater than 10% and less than or equal to 70%	75%	70%	55%	45%	35%	25%	0%
greater than 5% and less than or equal to 10%	65%	55%	45%	35%	25%	15%	0%
greater than 2% and less than or equal to 5%	55%	45%	35%	30%	20%	10%	0%
less than or equal to 2%	45%	35%	25%	20%	10%	5%	0%

With respect to Mezzanine Loans and Preferred Equity Securities, the Recovery Rate is as follows:

	Rating of a Tranche at Issuance
Tranche as % of capital structure at issuance[3]	Aaa	Aa	A	Baa	Ba	B	Below B
greater than 70%	80%	75%	60%	50%	40%	25%	0%
greater than 10% and less than or equal to 70%	70%	65%	50%	40%	30%	20%	0%
greater than 5% and less than or equal to 10%	60%	50%	40%	30%	20%	10%	0%
greater than 2% and less than or equal to 5%	50%	40%	30%	25%	15%	5%	0%
less than or equal to 2%	40%	30%	20%	15%	5%	0%	0%

The Moody’s Recovery Rate for Whole Loans, Whole Loan Participations and Subordinate Whole Loans is assumed as follows:

Property Type	Recovery Rate
Industrial, Multifamily and Anchor Retail Properties:	60%
Office and Unanchored Retail Properties:	55%
Hospitality and Healthcare Properties:	45%
All other Property Types Properties:	40%

Sched. C-1

1. For purposes of calculating the percentage of capital structure at issuance with respect to a B-Note or other junior participation interest, such amount shall be a percentage equal to a fraction, the numerator of which is the aggregate principal balance of (a) such B-note or other junior participation interest and (b) any interest which is pari passu with such B-note or other participation interest and secured by the same commercial mortgage, and the denominator of which is the total funded principal balance secured by the mortgaged property.

2. For purposes of calculating the percentage of capital structure at issuance with respect to a mezzanine loan or preferred equity interest, such amount shall be a percentage equal to a fraction, the numerator of which is the aggregate principal balance of (a) such mezzanine loan or preferred equity interest and (b) any interest that is pari passu with such mezzanine loan or preferred equity interest and secured by an interest in an entity related to the same commercial property, and the denominator of which is the total funded principal balance of any debt or preferred equity interest related to the same commercial property.

3. For purposes of calculating the percentage of capital structure at issuance with respect to a second mortgage, such amount shall be a percentage equal to a fraction, the numerator of which is the aggregate principal balance of (a) such second mortgage and (b) any interest which is pari passu with such second mortgage and secured by the same property, and the denominator of which is the total funded principal balance secured by the mortgaged property.

4. The Moody’s Recovery Rate for REIT unsecured debt securities is 40% (other than for mortgage and healthcare related REIT debt securities, for which it is 10%).

Sched. C-2

PART II

STANDARD & POOR’S RECOVERY RATE MATRIX

A. If the Collateral Asset is a REIT Debt Security, the recovery rate for senior debt will be 40% and, for subordinated debt, assigned by Standard & Poor’s upon the acquisition of such security by the Issuer.

B. If the Collateral Asset is a Whole Loan, the recovery rate will be 50%. If the Participation is a senior Participation, senior B note or Rake Bond at the level of the underlying commercial mortgage loan or Subordinate Whole Loan, the recovery rate will be 35%; all other Participations, B Notes, Single Asset Mortgage Securities or Single Borrower Mortgage Securities will have a recovery rate of 30%. If the Collateral Asset is a Mezzanine Loan or Preferred Equity Security, the recovery rate will be 25%.

Sched. C-1

SCHEDULE D

AUCTION PROCEDURES

The following sets forth the auction procedures (the “Auction Procedures”) to be followed in connection with a sale effected pursuant to Section 9.7 of the Indenture (the “Indenture”) dated as of the Closing Date, among RAIT CRE CEO I, Ltd., RAIT CRE CDO I, LLC and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Indenture.

(1)	Pre-Auction Process

1.	The Trustee will initiate the Auction Procedures at least 24 Business Days prior to each Auction Date by:

(i)	with the assistance of the Collateral Manager, preparing a list containing the names of the issuer and guarantor (if any), the par amount and the CUSIP number (if any) with respect to each Pledged Collateral Asset and such other information as shall be notified to the Trustee by the Collateral Manager;

(ii)	notifying the Collateral Manager to prepare a list of the constituents of each Subpool as described in subparagraph (b) below, which shall be based upon the Collateral Manager’s good faith determination of the composition of Subpools that will maximize Sale Proceeds; provided that the maximum number of Subpools shall be eight; and

(iii)	sending the lists prepared pursuant to clauses (i) and (ii) above to the Qualified Bidders identified on the then-current Qualified Bidder List (the “Listed Bidders”) and requesting bids on the Auction Date.

2.

The general solicitation package which the Trustee shall deliver to the Listed Bidders will include: (i) a form of a purchase agreement provided to the Trustee by the Collateral Manager (which shall, among other things, provide that (A) upon satisfaction of all conditions precedent therein, the purchaser is irrevocably obligated to purchase, and the Issuer is irrevocably obligated to sell, the Collateral Assets (or relevant Subpool, as the case may be) on the date and on the terms and conditions set forth therein and (B) if the Subpools are to be sold to more than one bidder, the consummation of the purchase of each Subpool must occur simultaneously and the closing of each purchase is conditional on the closing of each of the other purchases); (ii) the minimum aggregate purchase price (which shall be the Total Senior Redemption Amount); (iii) a formal bidsheet (which shall permit the relevant bidder to bid for all of the Collateral Assets, any Subpool or separately for each of the Subpools) provided to the Trustee by the Collateral Manager including a representation from the bidder that it is eligible to purchase all of the Collateral Assets; (iv) a detailed timetable prepared by the Collateral Manager; and (v) copies of all transfer documents provided to the Trustee by the Collateral Manager

Sched. D-1

(including transfer certificates and subscription agreements which a bidder must execute pursuant to the Underlying Instruments and a list of the requirements which the bidder must satisfy under the Underlying Instruments (i.e., Qualified Institutional Buyer, Qualified Purchaser, etc.)).

3.	The Trustee shall send solicitation packages to all Listed Bidders at least 15 Business Days before the Auction Date. No later than 10 Business Days before the Auction Date, Listed Bidders may submit written due diligence questions relating to the legal documentation and other information contained in the general solicitation package (including comments on the draft purchase agreement to be used in connection with the Auction (the “Auction Purchase Agreement”)) to the Collateral Manager. The Collateral Manager shall be solely responsible for (i) responding to all relevant questions and/or comments submitted to it in accordance with the foregoing and (ii) distributing the questions, answers and revised final Auction Purchase Agreement to all Listed Bidders at least five Business Days prior to the Auction Date.

(2)	Auction Process

1.	The Trustee will be allowed to bid in the Auction if it deems appropriate, but will not be required to do so.

2.	On the Auction Date, all bids will be due by facsimile to the offices of the Trustee by 11:00 a.m. New York City time, with the winning bidder to be notified by 2:00 p.m. New York City time. All bids from Listed Bidders will be due on the bid sheet contained in the solicitation package. Each bid shall be for the purchase and delivery to one purchaser of (i) all (but not less than all) of the Collateral Assets or (ii) all (but not less than all) of the Collateral Assets that constitute the components of one or more Subpools.

3.	If the Trustee receives fewer than two bids from Listed Bidders to purchase all of the Collateral Assets or to purchase each Subpool, the Trustee shall decline to consummate the sale.

4.	Subject to clause (c), the Collateral Manager shall select as the winning bidder the bid or bids that result in the Highest Auction Price (in excess of the minimum purchase price) from one or more Listed Bidders.

5.

Upon notification to the winning bidder(s), the winning bidder (or, if the Highest Auction Price requires the sale of Subpools to more than one bidder, each winning bidder) will be required to deliver to the Trustee a signed counterpart of the Auction Purchase Agreement and a good faith deposit equal to one percent (1%) of the Aggregate Principal Balance will be required to be wired to the Trustee no later than 4:00 p.m. New York City time on the Auction Date. If the Highest Auction Price requires the sale of Subpools to more than one bidder, each winning bidder shall contribute to the good faith deposit an amount equal to one percent (1%) of the Aggregate Principal Balance of the Subpool or Subpools to which its bid relates. Such deposit will not be invested. This deposit will be credited to the purchase price but will not be refundable. The Trustee will establish a separate account for the acceptance of the good faith deposit, until such time as the

Sched. D-2

winning bidder (or, if the Highest Auction Price requires the sale of Subpools to more than one bidder, each winning bidder) pays the full purchase price in cash, at which time all monies will be transferred into the Collection Accounts, such payment in full of the purchase price to be made by the winning bidder(s) on or prior to the sixth Business Day following the relevant Auction Date. If such good faith deposit or payment in full of the purchase price is not made when due (or, if the Subpools are to be sold to more than one bidder, if any bidder fails to make its contribution to the good faith deposit or make payment of the purchase price when due), the Trustee shall decline to consummate the sale of each Subpool and shall give notice (in accordance with Section 9.4 of the Indenture) that the Auction Call Redemption will not occur.

6.	Without the consent of the Noteholders, the Preference Shareholders or any Hedge Counterparty, the Issuer, when authorized by Board Resolutions, and the Trustee may change the foregoing procedures for implementing an Auction Call Redemption (but without changing the Redemption Price or the earliest date on which such a redemption may occur), including deadlines, at the direction of the Collateral Manager.

Sched. D-3

SCHEDULE E

STANDARD AND POOR’S NON ELIGIBLE NOTCHING ASSET TYPES

The following asset classes are not eligible to be notched.

Credit estimates must be performed.

This schedule may be modified or adjusted at any time, so please verify applicability.

Asset Type

(A)	Non U.S. Structured Finance Securities

(B)	Guaranteed Securities

(C)	CDOs of Structured Finance and Real Estate

(D)	CBOs of CDOs

(E)	CLOs of Distressed Debt

(F)	Mutual Fund Fee Securities

(G)	Catastrophe Bonds

(H)	First Loss Tranches of any public securitization

(I)	Synthetics

(J)	Synthetic CBOs

(K)	Combination Securities

(L)	Re-REMICs

(M)	Market value collateralized debt obligations

(N)	Net Interest Margin Securities (NIMs)

(O)	Any asset not listed on Schedule C.

Sched. E-1

SCHEDULE F

STANDARD AND POOR’S ELIGIBLE NOTCHING ASSET TYPES

Asset classes are eligible for notching if they are not first loss tranches or combination securities. If the security is rated by two agencies, notch down as shown below based on the lowest rating. If rated only by one agency, then notch down what is shown below plus one more notch. This schedule may be modified or adjusted at any time, so please verify applicability.

	Issued prior to 8/1/01 Current rating is:		Issued after 8/1/01 Current rating is:
	Inv. Grade	Non Inv. Grade	Inv. Grade	Non Inv. Grade

1. CONSUMER ABS	-1	-2	-2	-3
Automobile Loan Receivable Securities
Automobile Lease Receivable Securities
Credit Card Securities
Healthcare Securities
Student Loan Securities

2. COMMERCIAL ABS	-1	-2	-2	-3
Cargo Securities
Equipment Leasing Securities
Aircraft Leasing Securities
Small Business Loan Securities
Restaurant and Food Services Securities
Tobacco Litigation Securities

3. Non-RE-REMIC RMBS	-1	-2	-2	-3
Manufactured Housing Loan Securities

4. Non-RE-REMIC CMBS	-1	-2	-2	-3
CMBS - Conduit
CMBS - Credit Tenant Lease
CMBS - Large Loan
CMBS - Single Borrower
CMBS - Single Property

Sch. F-1

5. REITs	-1	-2	-2	-3
REIT - Multifamily & Mobile Home Park
REIT - Retail
REIT - Hospitality
REIT - Office
REIT - Industrial
REIT - Healthcare
REIT - Warehouse
REIT - Self Storage
REIT - Mixed Use
6. SPECIALTY STRUCTURED	-3	-4	-3	-4
Stadium Financings
Project Finance
Future flows
7. RESIDENTIAL MORTGAGES	-1	-2	-2	-3
Residential “A”
Residential “B/C”
Home equity loans
8. REAL ESTATE OPERATING COMPANIES	-1	-2	-2	-3

Sch. F-2

SCHEDULE G

LIST OF AUTHORIZED OFFICERS OF THE COLLATERAL MANAGER

Sched. G-1

SCHEDULE H

REPRESENTATIONS AND WARRANTIES RE:

COLLATERAL ASSETS CONSISTING OF WHOLE LOANS (INCLUDING SUBORDINATE WHOLE LOANS)1, 2

With respect to each Whole Loan, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on the Exception Schedule, that:

1.	Accuracy of Information. The information pertaining to each Mortgage Loan set forth in Schedule 2 was true and correct in all material respects as of the Closing Date.

2.	Compliance with Law. As of the date of its origination, such Mortgage Loan complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan.

3.	Title of Assets. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good and marketable title to, and was the sole owner of, each Mortgage Loan, and the Seller is transferring such Mortgage Loan free and clear of any and all liens, pledges, charges, security interests or any other ownership interests of any nature encumbering such Mortgage Loan. Upon consummation of the transactions contemplated by the Collateral Assets Purchase Agreement, the Seller will have validly and effectively conveyed to the Issuer all legal and beneficial interest in and to such Mortgage Loan and the related Mortgage and Assignment of Leases (other than those rights to servicing and related compensation as reflected in the Collateral File), free and clear of any pledge, lien or security interest. Such conveyance constitutes the legal, valid and binding assignment from the Seller except that an enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.	Full Disbursement of Proceeds. Except for escrows established at the origination of the Mortgage Loan and maintained by the related servicer, the proceeds of such Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder. With respect to each Mortgage Loan, any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any funds

[1]	All references to “Mortgage Loan” in this Schedule 1(a) means a Whole Loan that constitutes a Collateral Asset.

[2]

As used herein, all references to “knowledge” refers to the actual knowledge of the employees of the Seller that were involved in the origination, acquisition, servicing and management of the assets being transferred under this Agreement.

Sched. H-1

escrowed for such purpose that were to have been complied with on or before the Closing Date have been complied with, or any such funds so escrowed have not been released without the consent of the Seller.

5.	Enforceability of Documents. In the case of each Mortgage Loan, each related Underlying Note, Mortgage, Assignment of Leases (if a document separate from the Mortgage) and other agreement executed by the related Underlying Obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Underlying Obligor (subject to any non-recourse provisions therein and any state anti-deficiency, one action or market value limit deficiency legislation), enforceable in accordance with its terms, and the Mortgage Loan documents contain customary and enforceable provisions for comparable mortgaged properties similarly situated such as to render the rights and remedies of the holder thereof adequate for the practical realization against the Underlying Mortgage Property of the benefits of the security, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium, redemption, liquidation or similar law affecting the right of creditors and the application of principles of equity. except (i) that certain provisions contained in such Mortgage Loan documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Mortgage Loan documents invalid as a whole and such Mortgage Loan documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the rights and benefits customarily afforded institutional mortgage lenders and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The related Underlying Note and Mortgage contain no provision limiting the right or ability of the Seller to assign, transfer and convey the related Mortgage Loan to any other Person. With respect to any Underlying Mortgage Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases.

6.	Absence of Defenses. In the case of each Mortgage Loan as of the date of its origination, there was no valid offset, defense, counterclaim, abatement or right to rescission with respect to any of the related Underlying Notes, Mortgage(s) or other agreements executed in connection therewith, and, to the Seller’s knowledge, as of the Closing Date, there is no valid offset, defense, counterclaim or right to rescission with respect to such Underlying Note, Mortgage(s) or other agreements, except in each case, with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges, and the Seller has no knowledge of such rights, defenses or counterclaims having been asserted.

7.	Absence of Fraud. In the origination (or acquisition, if the Mortgage Loan was not originated by the Seller or any of its affiliates) and servicing of the Mortgage Loan, neither Seller nor, to Seller’s knowledge, any prior holder of the Mortgage Loan, if applicable, participated in any fraud or intentional material misrepresentation with respect to the Mortgage Loan.

Sched. H-2

8.	Mortgage Lien. In the case of each Mortgage Loan, each related Mortgage is a valid and enforceable first lien on the related Underlying Mortgage Property subject only to the exceptions set forth in paragraph (5) above and the following title exceptions (each such title exception, a “Title Exception,” and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Underlying Mortgage Property or the security intended to be provided by such Mortgage or with the Underlying Obligor’s ability to pay its obligations under the Mortgage Loan when they become due or materially and adversely affects the value of the Underlying Mortgage Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (12) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Underlying Mortgage Property or the security intended to be provided by such Mortgage or with the Underlying Obligor’s ability to pay its obligations under the Mortgage Loan when they become due or materially and adversely affects the value of the Underlying Mortgage Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the current use of the Underlying Mortgage Property or the security intended to be provided by such Mortgage or with the Underlying Obligor’s ability to pay its obligations under the Mortgage Loan when they become due or materially and adversely affects the value of the Underlying Mortgage Property, (e) the right of tenants (whether under ground leases, space leases or operating leases) at the Underlying Mortgage Property as tenants only pursuant to their respective leases, and (f) if such Mortgage Loan is a Crossed Loan, the lien of the Mortgage for such other Mortgage Loan. Except with respect to Crossed Loans and as provided below, there are no mortgage loans that are secured by a mortgage on the related Underlying Mortgage Property that are senior or pari passu to the Mortgage securing any Mortgage Loan. The related assignment of such Mortgage executed and delivered in favor of the related holder of the Underlying Note is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Mortgage. The related assignment of any Assignment of Leases not included in a Mortgage has been executed and delivered in favor of the holder of the related Underlying Note, and is in recordable form and constitutes a legal, valid and binding assignment, sufficient to convey to the assignee named therein all of the assignor’s right, title and interest in, to and under such Assignment of Leases. In the case of an Underlying Mortgage Property operated as a hotel or an assisted living facility, the Underlying Obligor’s personal property includes all personal property that a prudent mortgage lender making a similar mortgage loan would deem reasonably necessary to operate the related Underlying Mortgage Property as it is currently being operated.

Sched. H-3

9.	UCC Financing Statements. In the case of each Mortgage Loan, UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places necessary to perfect a valid security interest in all items of personal property securing the Mortgage Loan located on the Underlying Mortgage Property that are owned by the Underlying Obligor and either (i) are reasonably necessary to operate the Underlying Mortgage Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related Mortgage Loan) material to the value of the Underlying Mortgage Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Mortgage Loan or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, and the Mortgages, security agreements, chattel mortgages or equivalent documents related to and delivered in connection with the related Mortgage Loan establish and create a valid and enforceable lien and priority security interest on such items of personalty except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.	Taxes. In the case of each Mortgage Loan, all real estate taxes and governmental assessments, or installments thereof, which would be a lien on the Underlying Mortgage Property and that prior to the Closing Date have become delinquent in respect of each related Underlying Mortgage Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

11.

Engineering Assessments. In the case of each Mortgage Loan, one or more engineering assessments were performed and prepared by an independent engineering consultant firm, which visited the related Underlying Mortgage Property not more than 12 months prior to the origination date of the related Mortgage Loan, and, except as set forth in an engineering report prepared in connection with such assessment, the related Underlying Mortgage Property is, to the Seller’s knowledge, relying solely on the review of such engineering assessment(s), in good repair, free and clear of any damage that would materially and adversely affect its value as security for such Mortgage Loan. If an engineering report revealed any such damage or deficiencies, material deferred maintenance or other similar conditions as described in the preceding sentence either (1) an escrow of funds equal to at least 125% of the amount estimated to effect the necessary repairs, or such other amount as a prudent commercial mortgage lender would deem appropriate under the circumstances was required or a letter of credit in such amount was obtained or (2) such repairs and maintenance have been completed. As of the date of origination of such Mortgage Loan, there was no proceeding pending, and

Sched. H-4

subsequent to such date, the Seller has not received notice of any pending or threatening proceeding for the condemnation of all or any material portion of the Underlying Mortgage Property securing any Mortgage Loan.

12.	Title Insurance. The lien of each Mortgage Loan is insured by an ALTA lender’s title insurance policy or a comparable form of lender’s title insurance policy (or if such policy has not yet been issued, such insurance may be evidenced by a letter, escrow instructions, a “marked up” pro forma or specimen policy or title commitment, in either case, marked as binding and countersigned by the title insurer or its authorized agent at the closing of the related Mortgage Loan) as adopted in the applicable jurisdiction (the “Title Insurance Policy”), which to the Seller’s knowledge, was issued by a title insurance company qualified to do business in the jurisdiction where the applicable Underlying Mortgage Property is located to the extent required, insuring that the related Mortgage is a valid first lien in the original principal amount of the related Mortgage Loan on the Underlying Obligor’s fee simple interest (or, if applicable, leasehold interest) in the portion of the Underlying Mortgage Property comprised of real estate, subject only to the Title Exceptions. Such Title Insurance Policy was issued in connection with the origination of the related Mortgage Loan. No claims have been made by or on behalf of Seller under such Title Insurance Policy. Such Title Insurance Policy is in full force and effect, provides that the originator of the related Mortgage Loan, its successors or assigns is the sole named insured, and all premiums thereon have been paid. The Seller has not done, by act or omission, and the Seller has no knowledge of, anything that would impair the coverage under such Title Insurance Policy. Immediately following the transfer and assignment of the related Mortgage Loan to the Issuer (including endorsement and delivery of the related Underlying Note to the Issuer and recording of the related Assignment of Mortgage in favor of Issuer in the applicable real estate records), such Title Insurance Policy will inure to the benefit of the Issuer without the consent of or notice to the title insurer. Such Title Insurance Policy contains no material exclusions for, or affirmatively insures against any losses arising from (other than in jurisdictions in which affirmative insurance is unavailable) (a) failure to have access to a public road, (b) material encroachments of any part of the building thereon over easements or (c) failure of the land shown on the survey to be the same as the property legally described in the Mortgage.

13.

Hazard Insurance. In the case of each Mortgage Loan, each Underlying Mortgage Property was covered by (1) insurance in such amounts and covering such risks as were customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Underlying Mortgage Property in the jurisdiction in which such Underlying Mortgage Property is located, including requirements for fire and extended perils, in an amount (subject to a customary deductible) at least equal to the lesser of (i) the replacement cost of improvements located on such Mortgaged Property, with no deduction for depreciation, or (ii) the initial principal balance of the Mortgage Loan, and in any event, the amount necessary to prevent operation of any co-insurance provisions; (2) business interruption or rental loss insurance in an amount at least equal to 12 months of operations of the related Underlying Mortgage Property; and (3) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in

Sched. H-5

or about the related Underlying Mortgage Property in an amount customarily required by prudent commercial mortgage lenders, but not less than $1 million. An architectural or engineering consultant has performed an analysis of each of the Underlying Mortgage Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Underlying Mortgage Property in the event of an earthquake. In such instance, the PML was based on a 475 year lookback with a 10% probability of exceedance in a 50 year period. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Underlying Mortgage Property was obtained by an insurer rated at least “A-:V” (or the equivalent) by A.M. Best Company or “BBB” (or the equivalent) from Standard & Poor’s or “Baa3” (or the equivalent) from Moody’s. Such insurance as is required by the Mortgage or related Mortgage Loan documents and was in full force and effect with respect to each related Underlying Mortgage Property at origination and to the knowledge of the Seller, all insurance coverage required under each Mortgage, is in full force and effect with respect to each related Underlying Mortgage Property; and no notice of termination or cancellation with respect to any such insurance policy has been received by the Seller; and except for certain amounts not greater than amounts which would be considered prudent by a commercial mortgage lender with respect to a similar mortgage loan and which are set forth in the related Mortgage, any insurance proceeds in respect of a casualty loss will be applied either to (1) the repair or restoration of the related Underlying Mortgage Property with mortgagee or a third party custodian acceptable to the mortgagee having the right to hold and disburse the proceeds as the repair or restoration progresses, other than with respect to amounts that are customarily acceptable to commercial and multifamily mortgage lending institutions, or (2) the reduction of the outstanding principal balance of the Mortgage Loan and accrued interest thereon. To the Seller’s knowledge, the insurer with respect to each policy is qualified to write insurance in the relevant jurisdiction to the extent required. The insurance policies contain a standard mortgagee clause naming the originator of the related Mortgage Loan, its successors and assigns as loss payees in the case of property insurance policies and additional insureds in the case of liability insurance policies and provide that they are not terminable and may not be reduced without 30 days prior written notice to the mortgagee (or, with respect to non-payment of premiums, 10 days prior written notice to the mortgagee) or such lesser period as prescribed by applicable law. Each Mortgage requires that the Underlying Obligor maintain insurance as described above or permits the mortgagee to require insurance as described above, and, either expressly or through general provisions regarding the Underlying Obligor’s obligation to reimburse the mortgagee for costs, permits the mortgagee to purchase such insurance at the Underlying Obligor’s expense if the Underlying Obligor fails to do so. Additionally, for any Mortgage Loan having an unpaid principal balance equal to or greater than $[•], the insurer has a claims paying ability rating from Standard & Poor’s or Fitch of not less than “A” (or the equivalent) or A.M. Best Company of not less than “A-:V” (or the equivalent).

14.

Absence of Default. In the case of each Mortgage Loan: (A) other than payments due but not yet 30 days or more delinquent, there is no monetary default, breach, violation or event of acceleration existing under the related Underlying Note or the related Mortgage

Sched. H-6

or other security agreement, and to the Seller’s knowledge no non-monetary default has occurred and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration under the related Mortgage or the related Underlying Note; provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by the Seller in any other paragraph of this Schedule 1(a), and (B) neither the Seller nor any servicer on its behalf has waived any material default, breach, violation or event of acceleration under such Mortgage or Underlying Note, except for a written waiver contained in the related Collateral File being delivered to the Issuer or its designee, and no such waiver has been granted since the date upon which the due diligence file related to the applicable Mortgage Loan was delivered to Wells Fargo Bank, National Association, and pursuant to the terms of the related Mortgage or the related Underlying Note and other documents in the related Collateral File no Person or party other than the holder (or any servicer or other party acting on behalf of such holder) of such Underlying Note may declare any event of default or accelerate the related indebtedness under either of such Mortgage or Underlying Note.

15.	Absence of Delinquencies. As of the Closing Date, each Mortgage Loan is not, and in the prior 12 months (or since the date of origination if such Mortgage Loan has been originated within the past 12 months), has not been 30 days or more past due in respect of any scheduled payment.

16.	Interest Rate. In the case of each Mortgage Loan that provides that the rate at which interest accrues thereon increases after the anticipated repayment date, the mortgage rate (exclusive of any default interest, late charges or prepayment premiums) of such Mortgage Loan is either (a) a fixed rate or (b) a floating rate based on a fixed percentage above LIBOR.

17.	Absence of Other Secured Obligations. In the case of each Mortgage Loan, each related Mortgage does not provide for or permit, without the prior written consent of the holder of the Underlying Note, each related Underlying Mortgage Property to secure any other promissory note or obligation except as expressly described in such Mortgage.

18.	Environmental Conditions. With respect to the Underlying Mortgage Properties securing the Mortgage Loans that were the subject of an environmental site assessment after the first day of the month that is 18 months prior to the Closing Date, one or more environmental site assessments or updates thereof (meeting American Society for Testing and Materials (“ASTM”) standards) were performed by an environmental consulting firm independent of the Seller and the Seller’s affiliates with respect to each related Underlying Mortgage Property during the 18-months preceding the Closing Date, and the Seller, having made no independent inquiry other than to review the report(s) prepared in connection with the assessment(s) referenced herein, has no knowledge and has received no notice of any material adverse environmental condition or circumstance affecting such Underlying Mortgage Property that was not disclosed in such report(s).

Sched. H-7

With respect to the Underlying Mortgage Properties securing the Mortgage Loans that were not the subject of an environmental site assessment after the first day of the month that is 18 months prior to the Closing Date, there are no material adverse environmental condition or circumstance affecting such Underlying Mortgage Property that was not disclosed in such report(s).

If any such environmental report identified any Recognized Environmental Condition (“REC”), as that term is defined in the Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process Designation: E 1527-00, as recommended by the ASTM, with respect to the related Underlying Mortgage Property and the same have not been subsequently addressed in all material respects, then either (i) an escrow of 100% or more of the amount identified as necessary by the environmental consulting firm to address the REC is held by the Seller for purposes of effecting same (and the borrower has covenanted in the Mortgage Loan documents to perform such work), (ii) the related borrower or other responsible party having financial resources reasonably estimated to be adequate to address the REC is required to take such actions or is liable for the failure to take such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority or any environmental law or regulation, (iii) the borrower has provided an environmental insurance policy, (iv) an operations and maintenance plan has been or will be implemented or (v) such conditions or circumstances were investigated further and based upon such additional investigation, a qualified environmental consultant recommended no further investigation or remediation. All environmental assessments or updates that were in the possession of the Seller and that relate to an Underlying Mortgage Property insured by an environmental insurance policy have been delivered to or disclosed to the environmental insurance carrier or insurance broker issuing such policy prior to the issuance of such policy. The Mortgage Loan documents require the borrower to comply with all applicable environmental laws and each Underlying Obligor has agreed to indemnify the mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Underlying Obligor to abide by such laws or has provided environmental insurance.

19.	Absence of Bankruptcy Debtors. As of the date of origination of each Mortgage Loan, no Underlying Obligor was a debtor in any state or federal bankruptcy or insolvency proceeding and to the Seller’s knowledge, no Underlying Obligor is a debtor in any state or federal bankruptcy or insolvency proceedings.

20.	Whole Loans. Each Mortgage Loan is a Whole Loan (except for the existence of a Collateral Asset that is a B Note or Participation) and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Underlying Mortgage Property or provide for negative amortization. The Seller holds no preferred equity interest other than as disclosed in writing and consented to by the Issuer prior to the sale of such Mortgage Loan.

Sched. H-8

21.	“Due-on-Sale” Clauses and Similar Restrictions. In the case of each Mortgage Loan, the Mortgage Loan documents contain a “due on sale” clause, which provides for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan if, without the prior written consent of the holder of the Mortgage, either the related Underlying Mortgage Property, or any equity interest in the related Underlying Obligor, is directly or indirectly transferred, sold or pledged, other than by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, transfers of less than a controlling interest (as such term is defined in the related Mortgage Loan documents) in the Underlying Obligor, issuance of non-controlling new equity interests, transfers to an affiliate meeting the requirements of the Mortgage Loan, transfers among existing members, partners or shareholders in the Underlying Obligor, transfers among affiliated Underlying Obligors with respect to Crossed Loans or multi-property Mortgage Loans, transfers by reason of any mezzanine debt permitted under the Mortgage Loan documents or in existence at the time the Mortgage Loan was originated, or transfers of a similar nature to the foregoing meeting the requirements of the Mortgage Loan (such as pledges of ownership interests that do not result in a change of control).

22.	Absence of Waivers and Modifications. In the case of each Mortgage Loan, except as set forth in the related Collateral File, the terms of the related Underlying Note, related Mortgage(s) or other security documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such Mortgage.

23.	Inspections. In the case of each Mortgage Loan, each related Underlying Mortgage Property was inspected by or on behalf of the related originator or an affiliate during the 12 month period prior to the related origination date.

24.	Property Release. In the case of each Mortgage Loan, since origination, no material portion of the related Underlying Mortgage Property has been released from the lien of the related Mortgage, in any manner which materially and adversely affects the value of the Mortgage Loan or materially interferes with the security intended to be provided by such Mortgage. The terms of the related Mortgage do not provide for release of any material portion of the Underlying Mortgage Property from the lien of the Mortgage except (a) in consideration of payment therefor of not less than 125% of the related allocated loan amount of the release price applicable to such Underlying Mortgage Property set forth in the Mortgage Loan documents, (b) upon payment in full of such Mortgage Loan, (c) upon defeasance permitted under the terms of such Mortgage Loan by means of substituting for the Underlying Mortgage Property (or, in the case of a Mortgage Loan secured by multiple Underlying Mortgage Properties, one or more of such Underlying Mortgage Properties) non-callable obligations of the United States of America, sufficient to pay the Mortgage Loan in accordance with its terms, (d) upon substitution of a replacement property with respect to such Mortgage Loan, (e) where release is conditional upon the satisfaction of certain underwriting and legal requirements which would be acceptable to a reasonably prudent commercial mortgage lender and the payment of a release price that represents at least 125% of the appraised value applicable to such Underlying Mortgage Property set forth in the Mortgage Loan documents or (f) releases of unimproved out-parcels or other portions of the Underlying Mortgage Property which will not have a material adverse effect on the underwritten value of the security for the Mortgage Loan and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan.

Sched. H-9

25.	Zoning Compliance. In the case of each Mortgage Loan, to the Seller’s knowledge, as of the date of origination of such Mortgage Loan, based on an opinion of counsel, an endorsement to the related title policy, a zoning letter or a zoning report, and, to the Seller’s knowledge, as of the Closing Date, there are no violations of any applicable zoning ordinances, building codes and land laws applicable to the Underlying Mortgage Property, the improvements thereon or the use and occupancy thereof which would have a material adverse effect on the value, operation or net operating income of the Underlying Mortgage Property which are not covered by title insurance. Any non-conformity with zoning laws constitutes a legal non-conforming use or structure which, in the event of casualty or destruction up to a specified portion of the Underlying Mortgage Property, may be restored or repaired to the full extent of the use or structure at the time of such casualty, or for which law and ordinance insurance coverage has been obtained in amounts customarily required by prudent commercial mortgage lenders, or such non-conformity does not materially and adversely affect the use, operation or value of the Underlying Mortgage Property. The Mortgage Loan documents require the Underlying Mortgage Property to comply with all applicable laws and ordinances.

26.	Absence of Encroachments. In the case of each Mortgage Loan, to the Seller’s knowledge based on surveys and/or the title policy referred to herein obtained in connection with the origination of each Mortgage Loan, none of the material improvements which were included for the purposes of determining the appraised value of the related Underlying Mortgage Property at the time of the origination of the Mortgage Loan lies outside of the boundaries and building restriction lines of such property (except Underlying Mortgage Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the Underlying Mortgage Property or related Underlying Obligor’s use and operation of such Underlying Mortgage Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Underlying Mortgage Property to any material and adverse extent (unless affirmatively covered by title insurance).

27.	Single Purpose Entities. In the case of any Mortgage Loan in excess of $[•], the related Underlying Obligor has covenanted in its respective organizational documents and/or the underlying Mortgage Loan documents to own no significant asset other than the related Underlying Mortgage Properties, as applicable, and assets incidental to its respective ownership and operation of such Underlying Mortgage Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.

28.	Absence of Other Fundings. In the case of each Mortgage Loan, no advance of funds has been made other than pursuant to the Mortgage Loan documents, directly or indirectly, by the Seller to the Underlying Obligor and, to the Seller’s knowledge, no funds have been received from any Person other than the Underlying Obligor, for or on account of payments due on the Underlying Note or the Mortgage.

Sched. H-10

29.	Absence of Litigation. In the case of each Mortgage Loan as of the date of origination and, to the Seller’s knowledge, as of the Closing Date, there was no pending action, suit or proceeding, or governmental investigation, against the related Underlying Obligor or the Underlying Mortgage Property the adverse outcome of which could reasonably be expected to materially and adversely affect such Underlying Obligor’s ability to pay principal, interest or any other amounts due under such Mortgage Loan or the security intended to be provided by the Mortgage Loan documents or the current use of any Underlying Mortgage Property.

30.	Trustees Under Deeds of Trust. In the case of each Mortgage Loan, as of the date of origination, and, to the Seller’s knowledge, as of the Closing Date, if the related Mortgage is a deed of trust, (i) a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law and (ii) no fees or expenses are payable to such trustee by the Seller, the Issuer or any transferee thereof except in connection with a trustee’s sale after default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for the related Mortgage Loan.

31.	Usury. The Mortgage Loan and the interest (exclusive of any default interest, late charges or prepayment premiums) contracted for on such Mortgage Loan complied as of the date of origination with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

32.	Crossed Loans. Except for B Notes, pari passu participation interests and subordinate participation interests, in the case of each Mortgage Loan, the related Underlying Note is not secured by any collateral that secures a Mortgage Loan that will not be held by the Issuer after giving effect to the transfer to the Issuer and each Crossed Loan is cross-collateralized only with other Mortgage Loans sold pursuant to this Agreement.

33.	Flood Insurance. In the case of each Mortgage Loan, the improvements located on the Underlying Mortgage Property are either not located in a federally designated special flood hazard area or, if so located, the Underlying Obligor is required to maintain or the mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount no less than the lesser of (i) the original principal balance of the Mortgage Loan, (ii) the value of such improvements on the related Underlying Mortgage Property located in such flood hazard area or (iii) the maximum allowed under the related federal flood insurance program.

34.	Escrow Deposits. All escrow deposits and payments required pursuant to the Mortgage Loan as of the Closing Date required to be deposited with the Seller in accordance with the Mortgage Loan documents have been so deposited and are in the possession, or under the control, of the Seller or its agent.

35.

Licenses and Permits. In the case of each Mortgage Loan, to the Seller’s knowledge, based on the due diligence customarily performed in the acquisition of comparable mortgage loans by prudent commercial and multifamily mortgage lending institutions

Sched. H-11

with respect to the related geographic area and properties comparable to the related Underlying Mortgage Property, as of the date of origination (or acquisition, as the case may be) of the Mortgage Loan, the related Underlying Obligor and the related lessee, franchisor or operator was in possession of all material licenses, permits and authorizations then required for use of the related Underlying Mortgage Property by the related Underlying Obligor, and, as of the Closing Date, the Seller has no knowledge that the related Underlying Obligor, the related lessee, franchisor or operator was not in possession of such licenses, permits and authorizations. The Mortgage Loan documents require the borrower to maintain all such licenses, permits, authorizations and franchises.

36.	Origination Practices. The acquisition, servicing and collection practices (and to Seller’s knowledge, the origination practices employed by the originator) used by the Seller with respect to the Mortgage Loan have been in all material respects legal and have met customary industry standards for servicing of loans similar to such Mortgage Loan.

37.	Fee Simple Interest. In the case of each Mortgage Loan, except for Underlying Obligors under Mortgage Loans the Underlying Mortgage Property with respect to which includes a Ground Lease, the related Underlying Obligor (or its affiliate) has title in the fee simple interest in each related Underlying Mortgage Property.

38.	Recourse Carveouts. The Mortgage Loan documents provide that the related Underlying Obligor and an additional guarantor who is a natural person (or an entity with assets other than an interest in the Underlying Obligor) accepts responsibility for fraud and/or other intentional material misrepresentation and environmental indemnity. Furthermore, the Mortgage Loan documents for each Mortgage Loan provide that the related Underlying Obligor and an additional guarantor, who is a natural person (or an entity with assets other than an interest in the Underlying Obligor), shall be liable to the lender for losses incurred due to the misapplication or misappropriation of rents collected in advance or received by the related Underlying Obligor after the occurrence of an event of default and not paid to the mortgagee or applied to the Underlying Mortgage Property in the ordinary course of business, misapplication or conversion by the Underlying Obligor of insurance proceeds or condemnation awards or breach of the environmental covenants in the related Mortgage Loan documents.

39.	Security Interest in Leases. In the case of each Mortgage Loan, subject to the exceptions set forth in paragraph (5) of this Schedule 1(a) and upon possession of the Underlying Mortgage Property as required under applicable state law, the Assignment of Leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Mortgage Loan establishes and creates a valid, subsisting and enforceable lien and security interest in the related Underlying Obligor’s interest in all leases, subleases, licenses and other such agreements.

40.	Qualification To Do Business. To the extent required under applicable law as of the date of origination and necessary for the enforceability or collectability of the Mortgage Loan by the Issuer, the originator of such Mortgage Loan was authorized to do business in the jurisdiction in which the related Underlying Mortgage Property is located at all times when it originated and held the Mortgage Loan.

Sched. H-12

41.	Absence of Required Capital Contribution. Neither the Seller nor any affiliate thereof has any obligation to make any capital contributions to the Underlying Obligor under the Mortgage Loan.

42.	Absence of Other Liens. None of the Mortgage Loans permits the related Underlying Mortgage Property to be encumbered by any mortgage lien junior to or of equal priority with, or superior to, the lien of the related Mortgage. To the Seller’s knowledge, except for cases involving other Mortgage Loans, none of the Underlying Mortgage Properties securing the Mortgage Loans is encumbered by any mortgage liens junior to or of equal priority with the liens of the related Mortgage. As of the date of origination, each Underlying Mortgage Property securing a Mortgage Loan (exclusive of any related personal property) was free and clear of any and all mechanics’ and materialmen’s liens that were prior or equal to the lien of the related Mortgage and that were not bonded or escrowed for or covered by title insurance. As of the Closing Date: (i) each Underlying Mortgage Property securing a Mortgage Loan (exclusive of any related personal property) is free and clear of any and all mechanics’ and materialmen’s liens that are prior or equal to the lien of the related Mortgage and that are not bonded or escrowed for or covered by title insurance, and (ii) to the Seller’s knowledge, no rights are outstanding that under law could give rise to any such lien that would be prior or equal to the lien of the related Mortgage and that is not bonded or escrowed for or covered by title insurance.

43.	Appraisal Standards. In the case of each Mortgage Loan, (a) an appraisal of the related Underlying Mortgage Property was conducted in connection with the origination of such Mortgage Loan, and (b) such appraisal satisfied either (i) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (ii) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such Mortgage Loan was originated.

44.	Separate Tax Parcels. In the case of each Mortgage Loan, each related Underlying Mortgage Property constitutes one or more complete separate tax lots (or the related Underlying Obligor has covenanted to obtain separate tax lots and a Person has indemnified the mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

45.	Third Party Origination. To Seller’s knowledge, no Underlying Obligor or guarantor originated a Mortgage Loan.

46.	Operating Statements. Each Mortgage Loan requires the Underlying Obligor upon request to provide the owner or holder of the Mortgage with (i) quarterly (except for some Mortgage Loans with an original principal balance less than $[•]) and (ii) annual operating statements (or a balance sheet and statement of income and expenses, rent rolls (if there is more than one tenant) and related information).

47.	Access to Utilities. In the case of each Mortgage Loan, the related Underlying Obligor represents in the Mortgage Loan documents that the Underlying Mortgage Property is served by public utilities, water and sewer (or septic facilities) and otherwise appropriate for the use in which the Underlying Mortgage Property is currently being utilized.

Sched. H-13

48.	An environmental report, a property condition report or an engineering report was prepared that included an assessment for lead based paint (“LBP”) (in the case of a multifamily property built prior to 1978), asbestos containing materials (“ACM”) (in the case of any property built prior to 1985) and radon gas (“RG”) (in the case of a multifamily property) at such Underlying Mortgage Property and (ii) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting such Underlying Mortgage Property, then (A) the related borrower was required to remediate such condition or circumstance prior to the closing of the subject Mortgage Loan, or (B) the related borrower was required to provide additional security reasonably estimated to be adequate to cure such condition or circumstance, or (C) such report did not recommend any action requiring the expenditure of any material funds and the related Mortgage Loan documents require the related borrower to establish an operations and maintenance plan with respect to such condition or circumstance after the closing of such Mortgage Loan; and rights under such policy inure to the benefit of the Issuer.

49.	Ground Leases. In the case of each Mortgage Loan, such Mortgage Loan is secured by the fee interest in the related Underlying Mortgage Property other than Mortgage Loans that are secured in whole or in part by the interest of the related Underlying Obligor as a lessee under a ground lease of an Underlying Mortgage Property (a “Ground Lease”) (the term Ground Lease shall mean such ground lease, all written amendments and modifications, and any related estoppels or agreements from the ground lessor and, in the event the Underlying Obligor’s interest is a ground subleasehold, shall also include not only such ground sublease but also the related ground lease) but not by the related fee interest in such Underlying Mortgage Property (the “Fee Interest”) and, with respect to each such Ground Lease:

(a) Such Ground Lease or a memorandum thereof has been or will be duly recorded; such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the Closing Date, and does not restrict the use of the related Underlying Mortgage Property by such lessee, its successors or assigns, in a manner that would materially adversely affect the security provided by the related Mortgage; and there has been no material change in the terms of such Ground Lease since its recordation, with the exception of written instruments which are a part of the related Collateral File;

(b) Such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage, other than the related Fee Interest and Title Exceptions;

(c) The Underlying Obligor’s interest in such Ground Lease is assignable to the mortgagee and its successors and assigns upon notice to, but without the consent of, the lessor thereunder (or, if such consent is required, it has been obtained prior to the

Sched. H-14

Closing Date) and, in the event that it is so assigned, is further assignable by the mortgagee and its successors and assigns upon notice to, but without the need to obtain the consent of, such lessor (or, if such consent is required, it has been obtained prior to the Closing Date);

(d) As of the Closing Date such Ground Lease is in full force and effect, and the Seller has not received notice (nor is the Seller otherwise aware) that any default has occurred under such Ground Lease as of the Closing Date, and there exists no condition that, but for the passage of time or the giving of notice, or both, would result in an event of default under the terms of such Ground Lease;

(e) The Seller or its agent has provided the lessor under the Ground Lease with notice of its lien, and such Ground Lease requires the lessor to give notice of any default by the lessee to the mortgagee, and such Ground Lease further provides that no notice of termination or cancellation given under such Ground Lease is effective against such mortgagee unless a copy has been delivered to such mortgagee in the manner described in such Ground Lease;

(f) The mortgagee under such Mortgage Loan is permitted a reasonable opportunity to cure any default under such Ground Lease (including where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease), which is curable after the receipt of written notice of any such default, before the lessor thereunder may terminate such Ground Lease, and all of the rights of the Underlying Obligor under such Ground Lease and the related Mortgage (insofar as it relates to the Ground Lease) may be exercised by or on behalf of the mortgagee;

(g) Such Ground Lease has a current term (including one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by the Seller, its successors or assigns) which extends not less than 20 years beyond the maturity date of the Mortgage Loan;

(h) Such Ground Lease requires the lessor to enter into a new lease with the mortgagee under such Mortgage Loan upon termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding;

(i) Under the terms of such Ground Lease and the related Mortgage (including any estoppel or consent letter received from the lessor), taken together, any related insurance proceeds or condemnation award will be applied either (i) to the repair or restoration of all or part of the related Underlying Mortgage Property, with the mortgagee under such Mortgage Loan or a trustee appointed or approved by it having the right to hold and disburse such proceeds as the repair or restoration progresses (except in such cases where a provision entitling another party to hold and disburse such proceeds would not be viewed as commercially unreasonable by a prudent commercial mortgage lender), or (ii) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon;

Sched. H-15

(j) Such Ground Lease does not impose any restrictions on subletting which would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(k) Such Ground Lease may not be amended or modified without the prior consent of the mortgagee under such Mortgage Loan and any such action without such consent is not binding on such mortgagee, its successors or assigns; and

(l) Such Ground Lease, or an estoppel letter or other agreement, requires the lessor to enter into a new lease in the event of a termination of the Ground Lease by reason of a default by the mortgagor under the Ground Lease, including, rejection of the ground lease in a bankruptcy proceeding.

50.	Collateral File. The Seller has delivered to the Issuer or its designee an accurate and complete Collateral File and as of the Closing Date, none of the Mortgage Loan documents, intercreditor arrangements, or any of the terms thereof have been modified, amended, supplemented, terminated, or waived, and the Seller has not received notice of any such modification, amendment, supplement, termination or waiver.

51.	Environmental Collateral Protection Policy. If any Mortgage Property constituting real property is covered by a secured creditor policy, environmental collateral protection policy, collateral impairment and risk liability policy or other similar policy, in each case with respect to environmental conditions affecting such real property, then:

the Seller:

(a) has disclosed, or is aware that there has been disclosed, in the application for such policy or otherwise to the insurer under such policy the “pollution conditions” (as defined in such policy) identified in any environmental reports related to such encumbered Property which are in the Seller’s possession or are otherwise known to the Seller; or

(b) has delivered or caused to be delivered to the insurer or its agent under such policy copies of all environmental reports in the Seller’s possession related to such Mortgage Property;

in each case, with respect to (i) or (ii), to the extent required by such policy or to the extent the failure to make any such disclosure or deliver any such report would materially and adversely affect the borrower’s ability to recover under such policy;

(1) all premiums for such insurance have been paid;

(2) such insurance is in full force and effect; and

(3) such insurance has a term of at least 5 years beyond the maturity date of such Mortgage Loan.

Sched. H-16

52.	Health Care Properties. With respect to each Mortgage Loan secured by a Health Care Property:

(a) Compliance with laws. Each facility operator or manager, each borrower, and each senior housing, nursing, or skilled nursing facility is in compliance with all applicable federal, state, and local laws, regulations (including any government payment program requirements and disclosure of ownership and related information requirements), quality and safety standards, accepted professional standards, and principles that apply to professionals providing services in such facilities, accreditation standards, and requirements of the applicable state department of health and all other federal, state, or local governmental authorities including, without limitation, those requirements relating to the facility’s physical structure and environment, licensing, quality, and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities, and services and fee splitting. For as long as the rated securities are outstanding, each facility that is owned, leased, or operated by a borrower or an operator or manager shall be operated in compliance with such laws and requirements;

(b) Licenses. All governmental licenses, permits, regulatory agreements, or other approvals or agreements necessary or desirable for the use and operation of each facility as intended are held by the applicable borrower, operator, or manager in the name of the borrower and are in full force and effect, including, without limitation, approved provider status in any approved provider payment program and a valid certificate of need or similar certificate, license, or approval issued by the applicable state department of health (or any subdivision thereof) or the state licensing agency, as applicable, for the requisite number of beds (collectively, the “licenses”). As long as the rated securities remain outstanding, each borrower shall operate its facility or cause its facility to be operated in a manner such that the licenses shall remain in full force and effect;

(c) Ownership of licenses. The licenses, including without limitation, the certificate of need (i) may not be, and have not been, transferred to any location other than the facility; (ii) have not been pledged as collateral security for any other loan or indebtedness; and (iii) are held free from restrictions or known conflicts that would materially impair the use or operation of the facility as intended; and are not provisional, probationary or restricted in any way;

(d) Effectiveness of and amendments to licenses and bed capacity. So long as the rated securities remain outstanding, no borrower, operator, or manager shall (i) rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor, or scope of the licenses, or applicable provider payment program participation, for any facility; (ii) amend or otherwise change any facility’s authorized bed capacity and/or the number of beds approved by the applicable state department of health or other applicable state licensing agency; or (iii) replace or transfer all or any part of any facility’s beds to another site or location;

Sched. H-17

(e) Medicare/Medicaid compliance. Each senior housing facility is in compliance with all requirements for participation in Medicaid, including without limitation, the Medicare and Medicaid Patient and Program Protection Act of 1987, and each nursing or skilled nursing facility is in compliance with all requirements for participation in Medicare and Medicaid. Each facility is in conformance in all material respects with all insurance, reimbursement, and cost reporting requirements, and has a current provider agreement that is in full force and effect under Medicare and Medicaid, as applicable;

(f) Third-party payors. There is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting any borrower, operator, manager, or facility of any participation or provider agreement with any third-party payor, including Medicare, Medicaid, Blue Cross and/or Blue Shield, and any other private commercial insurance managed care and employee assistance program (such programs, the “Third-Party Payor Programs”) to which any borrower, operator or manager presently is subject. All Medicare, Medicaid, and private insurance cost reports and financial reports submitted by each borrower, operator or manager are and will be materially accurate and complete and have not been and will not be misleading in any material respects. No cost reports for any facility remain “open” or unsettled, except as otherwise disclosed;

(g) Governmental proceedings and notices. No borrower, operator, manager, or facility is currently the subject of any proceeding by a governmental agency, and no notice of any violation has been received from a governmental agency that would, directly or indirectly, or with the passage of time, have a material adverse impact on any borrower’s ability to accept and/or retain patients or result in the imposition of a fine, a sanction, a lower rate certification, or a lower reimbursement rate for services rendered to eligible patients; modify, limit or annul, or result in the transfer, suspension, revocation, or imposition of probationary use of any borrower’s licenses; or affect any borrower’s continued participation in Medicare, Medicaid, or Third-Party Payor Programs, as applicable, or any successor programs thereto, at current rate certifications;

(h) Physical plant standards. Each facility and the use thereof complies in all material respects with all applicable local, state, and federal building codes, fire codes, health care, nursing facility, and other similar regulatory requirements and no waivers of such physical plant standards exist at any of the facilities;

(i) Past violations of senior housing facilities. No senior housing facility has received a statement of charges or deficiencies and no penalty enforcement actions been undertaken against any such facility, its operator, manager, or borrower, or against any officer, director, or stockholder thereof, by any governmental agency during the last three calendar years, and there have been no violations over the past three years that have threatened any such facility’s operators, manager’s, or borrower’s certification for participation in any Third-Party Payor Programs;

(j) Past violations of nursing and skilled nursing facilities. No nursing or skilled nursing facility has been cited with a “G” level deficiency or higher. No statement of charges or deficiencies has been made and no penalty enforcement action has been undertaken against any such facility, its operator, manager, or borrower, or

Sched. H-18

against any officer, director, or stockholder thereof, by any governmental agency during the last survey cycle. Furthermore, no nursing or skilled nursing facility has been the subject of a “double G” determination for the last three years;

(k) Audits. There are no current, pending, or outstanding Medicare, Medicaid, or Third-Party Payor Programs reimbursements audits or appeals pending at any of the facilities, and there are no years that are subject to audits;

(l) Recoupment. There are no current or pending Medicare, Medicaid, or Third-Party Payor Programs recoupment efforts at any of the facilities. None of the borrower are participants in any federal program whereby any governmental agency may have the right to recover the funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act;

(m) Pledge of receivables. No borrower has pledged its receivables as collateral security for any other loan or indebtedness;

(n) Patient care agreements. There are no patient or resident care agreements with patients or residents or with any other persons that deviate in any material adverse respect from the standard form customarily used at the facilities;

(o) Patient records. All patient or resident records at each facility, including patient or resident trust fund accounts, are true and correct in all material respects;

(p) Management and operating agreements. Any existing agreement relating to the management or operation of any facility with respect to any facility is in full force and effect and is not in default by any party thereto. In the event any management or operating agreement is terminated or in the event of foreclosure or other acquisition of a facility by the trustee for the benefit of the holders of the rated securities, the applicable borrow, the trustee, any subsequent operator, manager, or any subsequent purchaser need not obtain a certificate of need prior to applying for and receiving a license to operate such facility or prior to receiving Medicare or Medicaid payments, as applicable; and

(q) Payment procedures. No facility, operator, manager, or borrower shall, other than in the normal course of business, change the terms of any of the Third-Party Payor Programs or its normal billing payment or reimbursement policies and procedures with respect thereto, including without limitation, the amount and timing of finance charges, fees and write-offs.

Sched. H-19

SCHEDULE I

[REPRESENTATIONS AND WARRANTIES RE:

COLLATERAL ASSETS CONSISTING OF B NOTES3

With respect to each B Note, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on the Exception Schedule, that:

1.	Accuracy of Information. The information pertaining to each B Note set forth in Schedule 2 was true and correct in all material respects as of the Closing Date.

2.	Compliance with Law. On the date of its origination, the B Note complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination, funding and servicing of the B Note and the B Note complied with, or is exempt from, applicable state or federal laws, regulations or other requirements pertaining to usury.

3.	Title to Asset; No Consents Required. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good title to, and was the sole owner of, the B Note, the Seller is transferring the B Note free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the B Note, and the transfer of the B Note complies with all requirements and no consents, approvals or authorizations are necessary under any related B Note documents and/or intercreditor agreements to transfer the B Note to the Issuer or any such consent which is required has been obtained.

4.	Absence of Fraud. In the origination (or acquisition, if the B Note was not originated by the Seller or any of its affiliates) and servicing of the B Note, neither the Seller nor, to the Seller’s knowledge, any prior holder of the B Note participated in any fraud or intentional material misrepresentation with respect to the B Note. To the Seller’s knowledge, no Underlying Obligor or guarantor originated the B Note.

5.	Secured by a First Lien. The B Note is performing and is secured by a first lien on the Underlying Mortgage Property, subject to the permitted title exceptions set forth in paragraph (8) of Schedule 1(a) and the Title Exceptions.

6.	Delivery of Documents. The Seller has delivered to Issuer or its designee the original promissory note, certificate or other similar indicia of ownership of such B Note, however denominated, together with an original assignment thereof, executed by the Seller in blank (or such other name as designated by the Issuer).

[3]

As used herein, all references to “knowledge” refers to the actual knowledge of the employees of the Seller that were involved in the origination, acquisition, servicing and management of the assets being transferred under this Agreement.

Sched. I-1

7.	Absence of Defaults re: Other Interests. To the knowledge of the Seller, no default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or senior to the interests of the holder of such B Note in respect of the related Underlying Mortgage Property and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien or other interest.

8.	Absence of Defaults. There is no monetary event of default and, to the knowledge of the Seller, no material non-monetary event of default existing under the B Note or any B Note document and the Seller has no knowledge of any substantial and material event or circumstance with respect to which the expiration of an applicable default grace period is imminent that would result in a monetary or non-monetary event of default under the B Note or the B Note documents; the Seller has not waived any of the foregoing and to Seller’s knowledge no waiver of any of the foregoing exists and no person other than the holder of the B Note, the holder of the A Note or Servicers acting on their respective behalf may declare any of the foregoing.

9.	Absence of Liabilities. The Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such B Note is or may become obligated.

10.	Absence of Bankruptcy Debtors. To the knowledge of the Seller, as of the Closing Date, no issuer of such B Note was a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

11.	Absence of Amendments and Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement, the related B Note documents or any other document, agreement or instrument executed in connection with the B Note has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the B Note has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither the related B Note issuer nor any other party to the B Note documents has been released from any material obligation thereunder.

12.	Collateral File. The Seller has delivered to the Issuer or its designee an accurate and complete Collateral File.

13.	Representations and Warranties with respect to Related Whole Loan. With respect to each B Note, (i) if the related A Note is not an asset of a securitization rated by Standard & Poor’s, the representations and warranties set forth on Schedule 1(a), other than those contained in paragraphs (3) and (20) of Schedule 1(a), are true and correct with respect to the related Whole Loan as to which such B Note evidences a portion thereof or (ii) if the related A Note is an asset of a securitization rated by Standard & Poor’s, there is no existence of any event or occurrence from and after the date of acquisition of the B Note by the Seller to the Closing Date that would cause any of the representations and warranties relating to such B Note or the underlying Whole Loan or Underlying Mortgage Property set forth in the mortgage loan purchase and sale agreement executed in connection with such securitization, to be incorrect in any material respect as of the date hereof.

Sched. I-2

SCHEDULE J

[REPRESENTATIONS AND WARRANTIES RE:

COLLATERAL ASSETS CONSISTING OF PARTICIPATIONS4

With respect to each participation interest in a mortgage loan or a mezzanine loan (for purposes of this Schedule 1(c), a “Participation”), the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on the Exception Schedule, that:

1.	Accuracy of Information. The information pertaining to each Participation set forth in Schedule 2 was true and correct in all material respects as of the Closing Date.

2.	Compliance with Law. On the date of its origination (or acquisition if the Participation was not originated by the Seller or any of its affiliates), the Participation complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination, funding and servicing of the Participation and the Participation complied with, or is exempt from, applicable state or federal laws, regulations or other requirements pertaining to usury.

3.	Title to Asset; No Consents Required. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good title to, and was the sole owner of, the Participation, the Seller is transferring the Participation free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Participation, and the transfer of the Participation complies with all requirements and no consents, approvals or authorizations are necessary under any related Participation documents and/or intercreditor agreements to transfer the Participation to the Issuer or any such consent which is required has been obtained.

4.	Absence of Fraud. In the origination (or acquisition if the Participation was not originated by the Seller or any of its affiliates) and servicing of the Participation, the Seller did not participate in any fraud or intentional material misrepresentation with respect to the Participation. To the Seller’s knowledge, no Underlying Obligor or guarantor originated the Participation.

5.	Secured by a First Lien. The Participation relates to a promissory note that is secured by a first lien on the Underlying Mortgage Property.

6.	Delivery of Documents. If such Participation is certificated, Seller has delivered to Issuer or its designee the original certificate, however denominated, together with an original assignment thereof, executed by the Seller in blank.

[4]

As used herein, all references to “knowledge” refers to the actual knowledge of the employees of the Seller that were involved in the origination, acquisition, servicing and management of the assets being transferred under this Agreement.

Sched. J-1

7.	Absence of Defaults re: Other Interests. To the knowledge of the Seller, no default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or senior to the interests of the holder of such Participation in respect of the related Underlying Mortgage Property, and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien or other interest that is senior to the interests of the holder of such Participation.

8.	Absence of Defaults. There is no monetary event of default and, to the knowledge of the Seller, no material non-monetary event of default existing under the Participation or any Participation document and the Seller has no knowledge of any substantial and material event or circumstance with respect to which the expiration of an applicable default grace period is imminent that would result in a monetary or non-monetary event of default under the Participation or the Participation documents; the Seller has not waived any of the foregoing and to the Seller’s knowledge, no waiver of any of the foregoing exists; and no person other than the holder of the Participation may declare any of the foregoing.

9.	Absence of Liabilities. The Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation is or may become obligated.

10.	Absence of Bankruptcy Debtors. To the actual knowledge of the Seller, as of the Closing Date, no issuer of such Participation was a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

11.	Absence of Amendments or Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement, to the Seller’s knowledge, the related Participation documents or any other document, agreement or instrument executed in connection with the Participation has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the Participation has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither the related Participation issuer nor to the Seller’s knowledge, any other party to the Participation documents has been released from any material obligation thereunder.

12.	Collateral File. The Seller has delivered to the Issuer or its designee an accurate and complete Collateral File.

13.

Representations and Warranties with respect to Related Whole Loan. With respect to each Participation that is an interest in a Mortgage Loan, (i) if the related Senior Tranche is not an asset of a securitization rated by Standard & Poor’s, the representations and warranties set forth in Schedule 1(a), other than the representations and warranties contained in paragraphs (3) and (20) of Schedule 1(a), are true and correct with respect to the related Whole Loan, as to which such Participation represents an interest therein, or (ii) if the related Senior Tranche is an asset of a securitization rated by Standard & Poor’s, there is no existence of any event or occurrence from and after the date of acquisition of the Participation by the Seller to the Closing Date that would cause any of

Sched. J-2

the representations and warranties relating to such Participation or the underlying Whole Loan or Underlying Mortgage Property set forth in the mortgage loan purchase and sale agreement executed in connection with such securitization, to be incorrect in any material respect as of the date hereof.

14.	Representations and Warranties with respect to Related Mezzanine Loan. With respect to each Participation that is an interest in a Mezzanine Loan, the representations and warranties set forth in Schedule 1(d), other than the representations and warranties contained in paragraphs (2), (5), (7), (12), (17), (26), (34) and (35) are true and correct with respect to the related Mezzanine Loan as to which such Participation represents an interest therein.]

Sched. J-3

SCHEDULE K

REPRESENTATIONS AND WARRANTIES RE:

COLLATERAL ASSETS CONSISTING OF MEZZANINE LOANS5

1.	Accuracy of Information. The information pertaining to each Mezzanine Loan set forth in Schedule 2 was true and correct in all material respects as of the Closing Date.

2.	Compliance with Law. On the date of its origination, the Mezzanine Loan complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination, funding and servicing of the Mezzanine Loan, and the Mezzanine Loan complied with, or is exempt from, applicable state or federal laws, regulations or other requirements pertaining to usury.

3.	Absence of Amendments or Waivers. Except as set forth in the related Collateral File, (a) no provision of the related intercreditor agreement, the related Mezzanine Loan documents or any other document, agreement or instrument executed in connection with the Mezzanine Loan has been waived, modified, altered, satisfied, canceled, subordinated or rescinded, and no related collateral for the Mezzanine Loan has been released from the lien of the related documents in any manner that materially interferes with the security intended to be provided by such documents, and (b) neither related mezzanine borrower nor any other party to the Mezzanine Loan documents has been released from any material obligation thereunder.

4.	Enforceability of Documents. The notes executed by the related mezzanine borrower in connection with the related Mezzanine Loan and the pledge of the ownership interests securing the related Mezzanine Loan are the legal, valid and binding obligations of the related mezzanine borrower and the Seller, as applicable (subject to any non-recourse provisions therein and any state anti-deficiency, one action, or market value limit deficiency legislation), enforceable in accordance with its terms, except (i) that certain provisions contained in such Mezzanine Loan documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Mezzanine Loan documents invalid as a whole and such Mezzanine Loan documents taken as a whole are enforceable to the extent necessary and customary for the practical realization of the rights and benefits customarily afforded institutional mortgage lenders and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

[5]

As used herein, all references to “knowledge” refers to the actual knowledge of the employees of the Seller that were involved in the origination, acquisition, servicing and management of the assets being transferred under this Agreement.

Sched. K-1

5.	Title to Asset. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good title to, and was the sole owner of, the Mezzanine Loan, the Seller is transferring the Mezzanine Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Mezzanine Loan, and the transfer of the Mezzanine Loan complies with all requirements in, and no consents, approvals or authorizations are necessary under, any related Mezzanine Loan documents and/or intercreditor agreements to transfer the Mezzanine Loan to the Issuer or any such consent which is required has been obtained.

6.	Absence of Defenses. As of the date of its origination, there was no right of offset, diminution or rescission or valid defense or counterclaim with respect to the mezzanine note or the Mezzanine Loan documents and, to the Seller’s knowledge, as of the date such Mezzanine Loan is acquired by the Issuer, there is no right of offset, diminution or rescission or valid defense or counterclaim with respect to such mezzanine note or Mezzanine Loan documents.

7.	Valid Assignment. The assignment of the Mezzanine Loan and the agreements executed in connection therewith in favor of the Issuer has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding assignment of such Mezzanine Loan to the Issuer, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Mezzanine Loan and the agreements executed in connection therewith are freely assignable with five days’ notice to any person or entity that is a transferee considered qualified under common industry standards.

8.	Security Interest. The pledge of the collateral for the Mezzanine Loan creates a legal, valid and enforceable first priority perfected security interest in such collateral, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity.

9.	Escrows and Deposits. All escrow deposits and payments required pursuant to the Mezzanine Loan documents are in the possession, or under the control, of the related servicer of the assets, and to the knowledge of the Seller there are no deficiencies in connection therewith.

10.	Power and Authority to Sell. The Seller has full right, power and the authority to sell, assign and transfer the Mezzanine Loan.

11.	Documents in Full Force and Effect. The Mezzanine Loan documents are in full force and effect.

12.

Absence of Fraud. In the origination (or acquisition, if the Mezzanine Loan was not originated by the Seller or any of its affiliates) and servicing of the Mezzanine Loan, neither the Seller nor, to the Seller’s knowledge, any prior holder of the Mezzanine Loan

Sched. K-2

participated in any fraud or intentional material misrepresentation with respect to the Mezzanine Loan. To the Seller’s knowledge, no underlying obligor or guarantor originated the Mezzanine Loan.

13.	Full Disbursement of Proceeds. The proceeds of the Mezzanine Loan have been fully disbursed and there is no requirement for future advances thereunder.

14.	Source of Payments. The Seller has not (nor to the Seller’s knowledge, has any prior holder of the Mezzanine Loan) advanced funds or induced, solicited or knowingly received funds from a party other than the mezzanine borrower (or any manager or agent of mezzanine borrower) for the payment of any amounts due in connection with the Mezzanine Loan.

15.	No Contingent Interest. The Mezzanine Loan does not have a shared appreciation feature or other contingent interest features.

16.	Absence of Negative Amortization. The Mezzanine Loan does not have a negative amortization or deferred interest feature.

17.	Outstanding Principal Amount. The total balance of each Mezzanine Loan is set forth on Schedule 2 hereto, and no party other than the Seller holds an interest in the related Mezzanine Loan.

18.	Absence of Defaults. There is no monetary event of default and, to the knowledge of the Seller, no material non-monetary event of default existing under the Mezzanine Loan or any Mezzanine Loan document and the Seller has no knowledge of any substantial and material event or circumstance with respect to which the expiration of an applicable default grace period is imminent that would result in a monetary or non-monetary event of default under the Mezzanine Loan or the Mezzanine Loan documents; the Seller has not waived any of the foregoing and to the Seller’s knowledge, no waiver of any of the foregoing exists; and no person other than the holder of the Mezzanine Loan may declare any of the foregoing.

19.	Absence of Delinquencies. The Mezzanine Loan is not, as of the Closing Date, nor has it been since origination, delinquent for 30 or more days.

20.	Security for Mezzanine Loan. The Mezzanine Loan is secured solely by the collateral described in the Mezzanine Loan documents (including, without limitation, the related pledge agreements for such Mezzanine Loan).

21.	Absence of Bankruptcy Debtors. To the knowledge of the Seller, as of the Closing Date, no mezzanine borrower was a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

22.

Pledged Equity. The Mezzanine Loan is secured by a pledge of 100% of the direct or indirect equity interests in the related Underlying Property Owner. The Underlying Property Owner has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to

Sched. K-3

own its assets and to transact the business in which it is now engaged and the sole purpose of the Underlying Property Owner under its organizational documents is to own, finance, sell or otherwise manage the related Underlying Mortgage Property and to engage in any and all activities related or incidental thereto.

23.	UCC 9 Policies. If the Seller’s security interest in the Mezzanine Loan is covered by a UCC 9 insurance policy, with respect to the “UCC 9” policy relating to the Mezzanine Loan: (i) such policy is assignable by the Seller to the Issuer, (ii) such policy is in full force and effect, (iii) all premiums thereon have been paid, (iv) no claims have been made by or on behalf of the Seller thereunder, and (v) no claims have been paid thereunder.

24.	Cross-Defaults. An event of default under the related Mortgage Loan will constitute an event of default with respect to the related Mezzanine Loan.

25.	Payment Procedure. If a cash management agreement is in place with respect to the Mortgage Loan and Mezzanine Loan, except following the occurrence and during the occurrence of a Mortgage Loan event of default, any funds remaining in the related lockbox account for the Mortgage Loan after payment of all amounts due under the Mortgage Loan documents and for approved operating expenses are required during a sweep period to be distributed to the holder of the Mezzanine Loan and distributed by the holder or the servicer of the Mortgage Loan, to the holder of the Mezzanine Loan in accordance with the Mezzanine Loan documents.

26.	Conditions to Transfer Mezzanine Loan. Pursuant to the terms of the Mezzanine Loan documents, the Seller satisfied any transfer conditions or requirements (or such conditions or requirements were validly waived by any requisite parties) in the Mezzanine Loan documents with respect to the transfer of the Mezzanine Loan to the Issuer.

27.	Insurance Proceeds. The Mezzanine Loan documents require that all insurance policies procured by the Mortgage Loan borrower with respect to the property under the related Mortgage Loan documents name the mezzanine lender and their respective successors and assigns as the insured or additional insured, as their respective interests may appear.

28.	Notice of Defaults. Pursuant to the terms of the Mezzanine Loan documents and intercreditor agreements, the related senior lender is required to provide written notice of defaults under a Mortgage Loan to the holder of the related Mezzanine Loan prior to any enforcement actions by the related senior lender.

29.	Cure Rights. Pursuant to the terms of the related intercreditor agreements, if any, the holder of the related Mortgage Loan is not permitted to exercise any rights it may have under the related Mortgage Loan documents or applicable law with respect to a foreclosure or other realization upon the collateral for the related Mortgage Loan without providing prior notice and opportunity to cure to the related holder of the Mezzanine Loan (subject to the rights of any subordinate mezzanine lenders).

Sched. K-4

30.	Purchase Option. Pursuant to the terms of the related intercreditor agreement, if any, the holder of the related Mezzanine Loan has the right to purchase the related Mortgage Loan upon certain Mortgage Loan events of default and/or acceleration.

31.	Property Insurance. The property securing the related Mortgage Loan is required, pursuant to the related Mortgage Loan documents, to be insured by a fire and extended perils insurance policy providing coverage against loss or damage included within the classification of “all risk of physical loss” or the equivalent thereof and, to the extent required as of the date of origination of the related Mezzanine Loan consistent with prudent commercial mortgage lending practices against other risks insured against by persons operating like properties in the locality of the such property; in an amount not less than the lesser of the principal balance of the related Mezzanine Loan and the replacement cost of such property, and not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to such property; in addition, the improvements of such property are either (A) not located in a flood hazard area (as defined by the Federal Insurance Administration) or earthquake zone, or (B) covered by flood hazard or earthquake hazard insurance, as applicable. The related Mortgage Loan documents require that each such fire and extended perils, flood hazard and earthquake hazard insurance policy is required to contain a standard mortgagee clause which names the holder of the Mortgage Loan and its successors and assigns as an additional insured and the Mezzanine Loan documents requires prior notice to the holder of the related Mezzanine Loan of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured, and the related Mezzanine Loan documents provide that casualty insurance proceeds will be applied either to the restoration or repair of such property or, subject to the terms of the Mortgage Loan documents, to the reduction of the principal amount of the Mezzanine Loan.

32.	Licenses and Permits. To the knowledge of the Seller, based on due diligence customarily performed by the Seller and reasonable prudent commercial mortgage and mezzanine lenders in the origination of comparable loans, all material licenses, permits and authorizations then required for use of the property securing the related Mortgage Loan had been obtained and were valid and in full force and effect as of the origination date of the related Mezzanine Loan, except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value of such Mezzanine Loan.

33.	Absence of Litigation. To the Seller’s knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the mezzanine borrower or the collateral for the Mezzanine Loan, an adverse outcome of which would materially and adversely affect the mezzanine borrower’s performance under the Mezzanine Loan documents or the collateral for the Mezzanine Loan.

34.	Collateral File. The Seller has delivered to the Issuer or its designee accurate and complete copies of all of the related Mortgage Loan documents and intercreditor arrangements; and as of the Closing Date, none of the Mortgage Loan documents, intercreditor arrangements, or any of the terms thereof have been modified, amended, supplemented, terminated, or waived, and the Seller has not received notice of any such modification, amendment, supplement, termination or waiver.

Sched. K-5

35.	Record Ownership. Upon the transfer to the Issuer, the Issuer will be the owner of the Mezzanine Loan and the related intercreditor agreements sufficient to ensure the Issuer has all rights to receive principal and interest payments with respect to the Mezzanine Loan accrued after the Closing Date.

36.	Taxes. All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any Underlying Mortgage Property and that prior to the Closing Date have become delinquent in respect of such Underlying Mortgage Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established by the holder of the Mezzanine Loan or the holder of the Underlying Note. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taking authority.

37.	Zoning Compliance. To the Seller’s knowledge, as of the date of origination of such Mezzanine Loan, and as of the Closing Date, there are no violations of any applicable zoning ordinances, building codes and land laws applicable to the Underlying Mortgage Property, the improvements thereon or the use and occupancy thereof which would have a material adverse effect on the value, operation or net operating income of the Underlying Mortgage Property which are not covered by title insurance and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which, in the event of casualty or destruction up to a specified portion of the Underlying Mortgage Property, may be restored or repaired to the full extent of the use or structure at the time of such casualty, or for which law and ordinance insurance coverage has been obtained in amounts customarily required by prudent commercial mortgage lenders, or such non-conformity does not materially and adversely affect the use, operation or value of the Underlying Mortgage Property.

38.	Absence of Encroachments. To the Seller’s knowledge based on surveys and/or the title policy referred to herein obtained in connection with the origination of the related Mortgage Loan, none of the material improvements which were included for the purposes of determining the appraised value of the related Underlying Mortgage Property at the time of the origination of the Mortgage Loan lies outside of the boundaries and building restriction lines of such property (except Underlying Mortgage Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the Underlying Mortgage Property or related Underlying Obligor’s use and operation of such Underlying Mortgage Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Underlying Mortgage Property to any material and adverse extent (unless affirmatively covered by title insurance).

Sched. K-6

39.	Environmental Conditions. One or more environmental site assessments or updates thereof (meeting American Society for Testing and Materials (“ASTM”) standards) were performed by an environmental consulting firm independent of the Seller and the Seller’s affiliates with respect to each related Underlying Mortgage Property during the 10 months preceding the origination of the related Mortgage Loan, and the Seller, having made no independent inquiry other than to review the report(s) prepared in connection with the assessment(s) referenced herein, has no actual knowledge and has received no notice of any material adverse environmental condition or circumstance affecting such Underlying Mortgage Property that was not disclosed in such report(s). If any such environmental report identified any Recognized Environmental Condition (“REC”), as that term is defined in the Standard Practice from Environmental Site Assessments: Phase I Environmental Site Assessment Process Designation: E 1527-00, as recommended by the ASTM, with respect to the related Underlying Mortgage Property and the same have not been subsequently addressed in all material respects, then, to the Seller’s knowledge, any such remaining REC has been addressed by (i) an escrow of 100% or more of the amount identified as necessary by the environmental consulting firm to address such REC, (ii) a responsible party having financial resources reasonably estimated to be adequate to address the REC is required to take such actions or is liable for the failure to take such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority or any environmental law regulation, (iii) an environmental insurance policy, (iv) an operations and maintenance plan or (v) a qualified environmental consultant having recommended no further investigation or remediation after further investigation.

40.	No Material Default. There exists no material default, event of default, breach, violation or event of acceleration (and, to the Seller’s actual knowledge, no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the related Mortgage Loan, in any such case to the extent the same materially and adversely affects the value of the related Mortgage Loan and the related Underlying Mortgage Property; provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by the Seller in this Schedule 1(d).

Sched. K-7

SCHEDULE L

[REPRESENTATIONS AND WARRANTIES RE:

COLLATERAL ASSETS CONSISTING OF REIT DEBT SECURITIES, RAKE BONDS,

SINGLE ASSET MORTGAGE SECURITIES AND SINGLE BORROWER MORTGAGE

SECURITIES (EACH, A “SECURITY”)6

With respect to each Security, the Seller hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, except as set forth on the Exception Schedule, that:

1.	Accuracy of Information. All information contained in the related Collateral File (or as otherwise provided to Issuer) in respect of such Security is accurate and complete in all material respects.

2.	Title to Asset. Immediately prior to the sale, transfer and assignment to Issuer, (i) the Seller had good and marketable title to, and was the sole owner and holder of, such Security, (ii) the Seller full right, power and authority to transfer, and is transferring, such Security free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Security, and (iii) no consent, approval or authorization of any Person is required for any such transfer or assignment by the holder of such Security.

3.	Valid Assignment. Upon consummation of the purchase contemplated to occur in respect of such Security on the Closing Date, the Seller will have validly and effectively conveyed to Issuer all legal and beneficial interest in and to such Security free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature.

4.	Form of Security. With respect to any Security that is a certificated security, such Security is a certificated security in registered form, or is in uncertificated form and held through the facilities of (a) The Depository Trust Company in New York, New York, or (b) such other clearing organization or book-entry system as is designated in writing by the Issuer.

5.	Transfer Documents. With respect to any Security that is a certificated security, the Seller has delivered to Issuer or its designee such certificated security, along with any and all certificates, assignments, bond powers executed in blank, necessary to transfer such certificated security under the issuing documents of such Security.

[6]

As used herein, all references to “knowledge” refers to the actual knowledge of the employees of the Seller that were involved in the origination, acquisition, servicing and management of the assets being transferred under this Agreement.

Sched. L-1

6.	Absence of Adverse Events. Based on the most recently available trustee report, (i) no interest shortfalls have occurred and no realized losses have been applied to any Security and (ii) the Seller is not aware of any circumstances that could have a material adverse effect on such Security.]

Sched. L-2

SCHEDULE M

REPRESENTATIONS AND WARRANTIES RE:

COLLATERAL ASSETS CONSISTING OF PREFERRED EQUITY SECURITIES7

1.	Compliance with Law. On the date of its issuance, the Preferred Equity Security complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the issuance and funding of the Preferred Equity Security.

2.	Absence of Amendments or Waivers. Except as set forth in the related Collateral File, (a) no provision of the related Preferred Equity Documentation or any other document, agreement or instrument executed in connection with the Preferred Equity Security and which benefits the Seller as holder of the Preferred Equity Security has been waived, modified, altered, satisfied, canceled, subordinated or rescinded and (b) neither the related issuer of the Preferred Equity Security nor any other party to the Preferred Equity Documentation has been released from any material obligation thereunder and which benefits the Seller as holder of the Preferred Equity Security.

3.	Enforceability of Documents. The documents executed by the related Preferred Equity Vehicle in connection with the related Preferred Equity Security for the benefit of the holder of the Preferred Equity Security, including any certificates evidencing or constituting such Preferred Equity Security are the legal, valid and binding obligations of the related issuer of Preferred Equity Security and the Seller, as applicable (subject to any nonrecourse provisions therein and any state anti-deficiency legislation), enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.	Title to Asset. Immediately prior to the sale, transfer and assignment to the Issuer, the Seller had good title to, and was the sole owner of, the Preferred Equity Security, the Seller is transferring the Preferred Equity Security free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Preferred Equity Security, and the transfer of the Preferred Equity Security complies with all requirements and no consents, approvals or authorizations are necessary under any related Preferred Equity Security documents and/or intercreditor agreements to transfer the Preferred Equity Security to the Issuer or any such consent which is required has been obtained.

5.	Absence of Defenses. As of the date of its origination, there was no right of offset, diminution or rescission or valid defense or counterclaim with respect to the Preferred Equity Security or the Preferred Equity Documentation which benefit the holder of the

[7]

As used herein, all references to “knowledge” refers to the actual knowledge of the employees of the Seller that were involved in the origination, acquisition, servicing and management of the assets being transferred under this Agreement.

Sched. M-1

Preferred Equity Security and, to the Seller’s knowledge, as of the date such Preferred Equity Security is acquired by the Issuer, there is no right of offset, diminution or rescission or valid defense or counterclaim with respect to such Preferred Equity Security or such Preferred Equity Documentation.

6.	Valid Assignment. The assignment of the Preferred Equity Documentation in favor of the Issuer has been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding assignment of such Preferred Equity Security to the Issuer, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Preferred Equity Documentation contains customary provisions restricting transfers to qualified institutional lenders.

7.	Power and Authority to Sell. The Seller has full right, power and the authority to sell, assign and transfer the Preferred Equity Security.

8.	Documents in Full Force and Effect. The Preferred Equity Documentation that benefits the holder of the Preferred Equity Security are in full force and effect.

9.	Outstanding Amount. The unreturned capital with respect to each Preferred Equity Security is set forth on Schedule 3 hereto, and no party other than the Seller holds an interest in the related Preferred Equity Security. The total original principal amount of the Mortgage Loans related to such Preferred Equity Security as of the Closing Date is set forth on Schedule 3 hereto.

10.	Absence of Default. There is no monetary event of default under the terms of the Preferred Equity Security, and the Seller has no knowledge of any substantial and material event or circumstance with respect to which the expiration of an applicable default grace period is imminent that would result in a monetary or non-monetary event of default with respect to the Preferred Equity Documentation which benefits the holder of the Preferred Equity Security; the Seller has not waived any of the foregoing and to the Seller’s knowledge, no waiver of any of the foregoing exists.

11.	Absence of Bankruptcy Debtors. To the knowledge of the Seller, as of the Closing Date, no issuer of Preferred Equity Security was a debtor in any outstanding proceeding pursuant to the federal bankruptcy code.

12.	Equity Interests in an Owner of Underlying Mortgage Property. The Preferred Equity Security has been issued by, and represents an equity interest in, a direct or indirect owner of an Underlying Mortgage Property or an entity that controls same. The Underlying Property Owner has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the Underlying Property Owner under its organizational documents is to own, finance, sell or otherwise manage the related Underlying Mortgage Property and to engage in any all activities related or incidental thereto. The Underlying Property Owner has good and marketable title to the Underlying Mortgage Property.

Sched. M-2

13.	Payment Procedure. Except following the occurrence and during the occurrence of a Mortgage Loan event of default, any funds remaining in the related lockbox account for the Mortgage Loan after payment of all amounts due under any related Mortgage Loan documents are required to be distributed to the holder of the Preferred Equity Security and distributed by the holder or the servicer of the Mortgage Loan, to the holder of the Preferred Equity Security in accordance with the Preferred Equity Documentation.

14.	Conditions to Transfer Preferred Equity Security. Pursuant to the terms of the Preferred Equity Documentation, the Seller satisfied any transfer conditions or requirements (or such conditions or requirements were validly waived by any requisite parties) in the Preferred Equity Security Documentation with respect to the transfer of the Preferred Equity Security to the Issuer.

15.	Notice of Defaults. Pursuant to the terms of the Preferred Equity Documentation and intercreditor agreements, the related senior borrower is required to provide written notice of defaults under the Mortgage Loan to the holder of the related Preferred Equity Security at the same time such notices are delivered by the related senior lender to the related senior borrower.

16.	Cure Rights. Pursuant to the terms of the related intercreditor agreements, the holder of the related Mortgage Loan is not permitted to exercise any rights it may have under the related Mortgage Loan documents or applicable law with respect to a foreclosure or other realization upon the collateral for the related Mortgage Loan without providing prior notice and opportunity to cure the related senior borrower.

17.	Insurance Proceeds. The Preferred Equity Documentation requires that all insurance policies procured by the Underlying Property Owner with respect to the Underlying Mortgage Property name the holder of the Preferred Equity Security, the related Preferred Equity Vehicle and their respective successors and assigns as the insured or additional insured, as their respective interests may appear and such insurance policies will inure to the benefit of the Issuer.

18.

Property Insurance. The property securing the related Mortgage Loan is required, pursuant to the related Mortgage Loan documents, to be insured by a fire and extended perils insurance policy providing coverage against loss or damage included within the classification of “all risk of physical loss” or the equivalent thereof and, to the extent required as of the date of origination of the related Preferred Equity Security consistent with prudent commercial mortgage lending practices against other risks insured against by persons operating like properties in the locality of the such property; in an amount not less than the lesser of the principal balance of the related Mortgage Loan and the replacement cost of such property, and not less than the amount necessary to avoid the operation of any co-insurance provisions with respect to such property; in addition, the improvements of such property are either (A) not located in a flood hazard area (as defined by the Federal Insurance Administration) or earthquake zone, or (B) is covered

Sched. M-3

by flood hazard or earthquake hazard insurance, as applicable. The related Mortgage Loan documents require that each such fire and extended perils, flood hazard and earthquake hazard insurance policy is required to contain a standard mortgagee clause which names the holder of the Mortgage Loan and its successors and assigns as an additional insured and the Preferred Equity Documentation requires prior notice to the holder of the related Preferred Equity Security of termination or cancellation, and no such notice has been received, including any notice of nonpayment of premiums, that has not been cured, and the related Preferred Equity Documentation provides that casualty insurance proceeds will be applied either to the restoration or repair of such property or, subject to the terms of the Mortgage Loan Documents, to the redemption of the Preferred Equity Security.

19.	Licenses and Permits. To the actual knowledge of the Seller, all material licenses, permits and authorizations then required for use of the property securing the related Mortgage Loan had been obtained and were valid and in full force and effect as of the origination date of the related Preferred Equity Security, except for such licenses, permits and authorizations the failure of which to obtain would not materially adversely affect the value of such Preferred Equity Security.

20.	Absence of Litigation. To the Seller’s actual knowledge, there is no pending action, suit or proceeding, arbitration or governmental investigation against the issuer of Preferred Equity Security, an adverse outcome of which would materially and adversely affect the issuer of Preferred Equity Security’s performance under the Preferred Equity Documentation.

21.	Mortgage Loan File. The Seller has delivered to the Issuer accurate and complete copies of all of the related Mortgage Loan documents and intercreditor arrangements; and, to the Seller’s knowledge, as of the Closing Date, none of the Mortgage Loan documents, or any of the terms thereof have been modified, amended, supplemented, terminated, or waived, and the Seller has not received notice of any such modification, amendment, supplement, termination or waiver.

22.	Record Ownership. Upon the transfer to the Issuer, the Issuer will be the owner of the Preferred Equity Security, as an owner of the Preferred Equity Security sufficient to ensure the Issuer has all rights to receive dividends, distributions and redemption amounts with respect to the Preferred Equity Security.

23.	Taxes. All real estate taxes and governmental assessments, or installments thereof, which would be a lien on any Underlying Mortgage Property and that prior to the origination date have become delinquent in respect of such Underlying Mortgage Property have been paid, or to the Seller’s knowledge, an escrow of funds with the holder of the related Mortgage Loan in an amount sufficient to cover such payments has been established by the holder of the Preferred Equity Security or the holder of the Underlying Note. For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taking authority.

Sched. M-4

24.	Zoning Compliance. To the Seller’s knowledge, as of the date of origination of such Preferred Equity Security, there are no violations of any applicable zoning ordinances, building codes and land laws applicable to the Underlying Mortgage Property, the improvements thereon or the use and occupancy thereof which would have a material adverse effect on the value, operation or net operating income of the Underlying Mortgage Property which are not covered by title insurance. Any non-conformity with zoning laws constitutes a legal non-conforming use or structure which, in the event of casualty or destruction up to a specified portion of the Underlying Mortgage Property, may be restored or repaired to the full extent of the use or structure at the time of such casualty, or for which law and ordinance insurance coverage has been obtained in amounts customarily required by prudent commercial mortgage lenders, or such non-conformity does not materially and adversely affect the use, operation or value of the Underlying Mortgage Property.

25.	Absence of Encroachments. To the Seller’s actual knowledge based on surveys and/or the title policy referred to herein obtained in connection with the origination of each Preferred Equity Security, none of the material improvements which were included for the purposes of determining the appraised value of the related Underlying Mortgage Property at the time of the origination of the Preferred Equity Security lies outside of the boundaries and building restriction lines of such property (except Underlying Properties which are legal non-conforming uses), to an extent which would have a material adverse affect on the value of the Underlying Mortgage Property or related Underlying Obligor’s use and operation of such Underlying Mortgage Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Underlying Mortgage Property to any material and adverse extent (unless affirmatively covered by title insurance).

26.

Environmental Conditions. One or more environmental site assessments or updates thereof (meeting American Society for Testing and Materials (ASTM) standards) were performed by an environmental consulting firm independent of the Seller and the Seller’s affiliates with respect to each related Underlying Mortgage Property during the 12-months preceding the origination of the related Preferred Equity Security, and the Seller, having made no independent inquiry other than to review the report(s) prepared in connection with the assessment(s) referenced herein, has no actual knowledge and has received no notice of any material adverse environmental condition or circumstance affecting such Underlying Mortgage Property that was not disclosed in such report(s). If any such environmental report identified any Recognized Environmental Condition (“REC”), as that term is defined in the Standard Practice from Environmental Site Assessments: Phase I Environmental Site Assessment Process Designation: E 1527-00, as recommended by the American Society for Testing and Materials (ASTM), with respect to the related Underlying Mortgage Property and the same have not been subsequently addressed in all material respects, then any such remaining REC has been addressed by (i) an escrow of 100% or more of the amount identified as necessary by the environmental consulting firm to address such REC, (ii) a responsible party having

Sched. M-5

financial resources reasonably estimated to be adequate to address the REC is required to take such actions or is liable for the failure to take such actions, if any, with respect to such circumstances or conditions as have been required by the applicable governmental regulatory authority or any environmental law regulation, (iii) an environmental insurance policy, (iv) an operations and maintenance plan or (v) a qualified environmental consultant having recommended no further investigation or remediation after further investigation.

27.	Buy/Sell Provisions. Either (A) the Preferred Equity Documentation does not contain any “buy/sell” or similar provisions (a “Buy/Sell Arrangement”) which would obligate the purchaser of the Preferred Equity Security to purchase the equity interests of the common equityholders (or any other party having an interest in the Preferred Equity Vehicle), or require that the holder of the Preferred Equity Security sell its Preferred Equity Security to the common equityholders (or any other party having an interest in the Preferred Equity Vehicle); or (B) if the Preferred Equity Documentation contains a Buy/Sell Arrangement, the price at which the holder of the Preferred Equity Security is required to sell its interest in the Preferred Equity Security is at least equal to the total redemption amount of the Preferred Equity Security, together with any unpaid distributions thereon as of the date of such purchase. Other than any such Buy/Sell Arrangement, no other person has the option to purchase the Preferred Equity Security.

28.	No Conversion. No portion of the Preferred Equity Security may be converted into common equity or any other interest in the Preferred Equity Vehicle without the prior written consent of the holder of the Preferred Equity Security.

29.	Early Redemption. Pursuant to terms of the related Preferred Equity Documentation and the related senior loan documents and/or the related mezzanine loan documents, any prepayment of the related senior loan and/or mezzanine loan requires a mandatory redemption of the related Preferred Equity Security.

30.	No Capital Calls; Nondiscretionary Distributions. There is no requirement for the holder of the Preferred Equity Security to make any capital calls to the Preferred Equity Vehicle or other future monetary advances or contributions in respect to the Preferred Equity Security; no proceeds of the Preferred Equity Security have been applied in redemption of the Preferred Equity Security, or as distributions to the holder of the Preferred Equity Security, nor have any proceeds of the Preferred Equity Security been paid to any taxing authority on behalf of the Preferred Equity Vehicle. The Preferred Equity Documentation provides for regular, periodic distributions to be made in respect of the Preferred Equity Security and to the fullest extent permitted by law, such distributions do not require the consent or approval of the board of directors (or the equivalent) of the Preferred Equity Vehicle, or the common equityholders.

Sched. M-6

SCHEDULE N

SCHEDULE OF EXCEPTED ASSETS

1.	Centerpoint and Arrowhead Apartments in Glendale/Tucson, AZ;

2.	The Sevilla Apartments in Palm Desert, CA;

3.	1501 Yamato Road in Boca Raton, FL; and

4.	Loan to sponsors affiliated with USLR, including a restructuring of the USLR Portfolio.

Sched. N-1

SCHEDULE O

EXCEPTION SCHEDULE TO WHOLE LOAN REPRESENTATIONS AND WARRANTIES

ASSET	EXPLANATION OF EXCEPTION
4200 Industrial Blvd.	Rep 29: Litigation existed against Guarantors as of the closing of the loan, but such litigation will not have a material adverse effect on the loan or the underlying property.
Azalea Apartments

Rep 4: $500,000 additional advance, which was not reserved, to be funded if/when all capital improvements are made and certain standards satisfied.

Rep 35: No future covenant to maintain permits and licenses exists; only a representation as of closing that all permits and licenses had been obtained.

Carter Oak	Rep 11, 18 & 25: Lender is former owner and did not obtain engineering, environmental or zoning reports in anticipation of loan.
CVI - Mississippi Portfolio

Rep 4: Additional advance requirement exists.

Rep 29: CVI has been named in a suit filed in April, 2006. The damages sought are $138,135. Such litigation will not have a material adverse effect on the loan or the underlying property.

CVI - Regency Meadows Apartments

Rep 4: Advance requirement exists for construction.

Rep 29: CVI has been named in a suit filed in April, 2006. The damages sought are $138,135. Such litigation will not have a material adverse effect on the loan or the underlying property.

Rep 47: No representation was made with regard to Access to Utilities.

CVI - Silversmith Creek Apartments	Rep 29: CVI has been named in a suit filed in April, 2006. The damages sought are $138,135. Such litigation will not have a material adverse effect on the loan or the underlying property.
Downingtown-100 E Lancaster Avenue	Rep 3: A future advance clause exists. Rep 47: No specific representation regarding access to utilities.
Inlet Square Mall

Rep 3: $11,765,000 participation was sold in September 2006.

Rep 4: Funding for capital improvements, leasing commissions and expansion.

Rep 49(e): Ground Lease does not provide that no notice of termination or cancellation is effective against mortgagee unless a copy of such notice is delivered to mortgagee.

Rep 49(f): mortgagee not expressly permitted to exercise rights of underlying Obligor under such Ground Lease and the Mortgage.

Rep 49(h) and 49(l): Ground lessor is not required to enter into a new lease in the event of default by ground lessee or termination of ground lease.

Rep 49(i): The Ground Lease does not contain such a provision. These exceptions related to the ground lease, taken as a whole, do not have a material adverse effect on the loan or the underlying property.

North Tucson Business Center	Rep 4: Future funding requirements
Palisades Shopping Center-Tranche A	Rep 4: Future Advance requirement for TI/LC and Capital Improvements.
Pennsview	Rep 38: The second sentence of this representation is not accurate – no such requirement exists. Rep 42: Subordinate liens are permitted; a second mortgage does exist.
Remington Apartments	Rep 47: No specific representation regarding access to utilities.

Sched. O-1

ASSET	EXPLANATION OF EXCEPTION
River Chase Apartments

Rep 4: An advance for Capital Improvements was not advanced at closing.

Rep 29: CVI has been named in a suit filed in April, 2006. The damages sought are $138,135. Such litigation will not have a material adverse effect on the loan or the underlying property.

Summerwinds & Harbour Island Club	Rep 3: $13,235,000 pari passu participation was sold in September 2006.
Tri State Plaza	Rep 4: The Loan has an advance feature.
Union Medical Campus	Rep 52: The subject Property consists of three medical buildings, but no additional representations, warranties or covenants pertaining to the medical-use aspect of the Property were obtained in connection to the Loan.
USLR Portfolio	Rep 32: In addition to the first mortgage liens, lender holds additional collateral on the loan in the form of second mortgages on certain additional parcels in New Jersey and Pennsylvania.
Winghaven Medical Office

Rep 3: $10,000,000 pari passu participation was sold in September 2006.

Rep 4: $1,100,000 not advanced to Borrower at Closing.

Rep 52: The subject Property consists of two medical office buildings, but no additional representations, warranties or covenants pertaining to the medical-use aspect of the Property were obtained in connection to the Loan.

Sched. O-2

EXCEPTION SCHEDULE

TO

PARTICIPATION REPRESENTATIONS AND WARRANTIES

MORTGAGE LOAN	EXPLANATION OF EXCEPTION
None

Sched. O-3

EXCEPTION SCHEDULE

TO

MEZZANINE LOAN REPRESENTATIONS AND WARRANTIES

MORTGAGE LOAN	EXPLANATION OF EXCEPTION
Rutherford Plaza	Rep 15: After repayment of the loan, RAIT has an interest in a portion of the appreciation of the Property. Rep 27: The Loan Documents do not require that RAIT be named as an additional insured.
Foxcroft Apartments	Rep 16: Interest accrues at 14%, but pay rate is 12% through maturity.
San Antonio - Landera Apts

Rep 15: After repayment of the loan, RAIT has an interest in a portion of the appreciation of the underlying property.

Rep 16: Payments under the Note may be deferred and accrue, to the extent limited by cash flow from the underlying property.

San Antonio - Woods of Elm Creek

Rep 15: After repayment of the loan, RAIT has an interest in a portion of the appreciation of the underlying property.

Rep 16: Payments under the Note may be deferred and accrue, to the extent limited by cash flow from the underlying property.

Retreat at Fossil Creek	Rep 37: The Property has insufficient parking (15 spaces short). This will not, however, have a material adverse effect on the loan or on the value or use of the of the underlying Property.
Rogers Plaza Town Center	Rep 28, 29 & 30 – There is no Intercreditor Agreement
Lake at Northpoint

Rep 15: After repayment of the loan, RAIT has an interest in a portion of the appreciation of the underlying property.

Rep 16: Payments under the Note may be deferred and accrue, to the extent limited by cash flow from the underlying property.

San Antonio - Lodge Apts

Rep 15: After repayment of the loan, RAIT has an interest in a portion of the appreciation of the underlying property.

Rep 16: Payments under the Note may be deferred and accrue, to the extent limited by cash flow from the underlying property.

Lembi	Rep 28, 29 & 30: RAIT is owns a junior participation interest in 50% of the Mezz Loan and is not a party to the Intercreditor Agreement
Monte Verde Apartments

Rep 15: the 12% interest rate can be reduced to 11% if the DSCR is at least 1.10:1.00

Rep 16: through 2006, only 9% pay rate with all outstanding and unpaid interest accruing interests until prepayment or maturity.

Coles Crossing

Rep 13: $2,000,000 additional advance required

Rep 15: After repayment of the loan, RAIT has an interest in a portion of the appreciation of the underlying property.

Rep 16: Payments under the Note may be deferred and accrue, to the extent limited by cash flow from the underlying property.

Aurora Medical Office - Mezz	Rep 16: Payments under the Note may be deferred and accrue, to the extent limited by cash flow from the underlying property.
1930 Chestnut St.	Rep 22: Pledge is of a 70% of the ownership of, including a controlling interest in, the underlying Property Owner. (Additional collateral was also pledged.)
San Antonio - Fountainhead Apts

Rep 15: After repayment of the loan, RAIT has an interest in a portion of the appreciation of the underlying property.

Rep 16: Payments under the Note may be deferred and accrue, to the extent limited by cash flow from the underlying property.

Rep 23: No UCC9 obtained

Edge at Avenue North	Rep 13: Future funding requirement of $5,000,000
Tower at Galleria & Erieview II

Rep 15: After repayment of the loan, RAIT has an interest in a portion of the appreciation of the underlying property.

Rep 16: Payments under the Note may be deferred and accrue, to the extent limited by cash flow from the underlying property.

Sched. O-4

EXCEPTION SCHEDULE

TO

PREFERRED EQUITY REPRESENTATIONS AND WARRANTIES

MORTGAGE LOAN	EXPLANATION OF EXCEPTION
North Park	Rep 35: A repayment of the senior loan does not require a mandatory redemption of the Preferred Equity; the Preferred Equity must be redeemed upon the stated Redemption Date or upon the sale of the Property.
Towne Square	Rep 35: A repayment of the senior loan does not require a mandatory redemption of the Preferred Equity; the Preferred Equity must be redeemed upon the stated Redemption Date or upon the sale of the Property.
Wawautosa

Rep 23: The Mortgage Loan documents were done on Fannie Mae forms. As such, there are no requirements that insurance proceeds name the holder of the Preferred Equity as additional insured.

Rep 35: A repayment of the senior loan does not require a mandatory redemption of the Preferred Equity; the Preferred Equity must be redeemed upon the stated Redemption Date or upon the sale of the Property.

401 Michigan	Rep 35: A repayment of the senior loan does not require a mandatory redemption of the Preferred Equity; the Preferred Equity must be redeemed upon the stated Redemption Date or upon the sale of the Property.

Sched. O-5